Filed with the Securities and Exchange Commission on November 30, 1999
                                                    Registration No. 333-_______
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 ---------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                                STERICYCLE, INC.
             (exact name of registrant as specified in its charter)

                                 --------------

             Delaware                         4953               36-3640402
(State or Other Jurisdiction of  (Primary Standard Industrial (I.R.S. Employer
Incorporation or Organization)   Classification Code Number) Identification No.)

                                 ---------------

                                 Co-Registrants
                                  See Next Page

                                 ---------------

                             28161 North Keith Drive
                           Lake Forest, Illinois 60045
                                 (847) 367-5910
   (Address, including Zip Code, and Telephone Number, including Area Code, of
                    Registrant's Principal Executive Offices)

                                 ---------------


          Mark C. Miller                            With a copy to:
President and Chief Executive Officer           Thomas J. Murphy, Esq.
        Stericycle, Inc.                       McDermott, Will & Emery
     28161 North Keith Drive                    227 West Monroe Street
   Lake Forest, Illinois 60045                 Chicago, Illinois 60606
         (847) 367-5910                            (312) 984-2069

            (Name, Address, including Zip Code, and Telephone Number,
              including Area Code, of Agent for Service of Process)

                                 ---------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective date of this Registration Statement.
         If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ___________________
         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________________

                                             CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
                                           Amount         Proposed Maximum      Proposed Maximum        Amount of
Title of Each Class of Securities to        to be        Offering Price Per    Aggregate Offering    Registration Fee
            be Registered                Registered           Note(1)                 Price
---------------------------------------------------------------------------------------------------------------------
12 3/8 % Series B Senior
Subordinated Notes due
2009....................................$125,000,000            100%              $125,000,000           $34,750
---------------------------------------------------------------------------------------------------------------------
Guarantees of 12 3/8% Series B
Senior Subordinated Notes due
2009...............................................                                                      None(2)
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
(1)      Estimated solely for purposes of computing the registration fee pursuant to Rule 457(f).
(2)      Pursuant to Rule 457(n), no separate filing fee is required for the guarantees.

                                 ---------------

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such
Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                 Co-Registrants

Exact Name of Co-Registrant
as Specified in its Charter         State or Other Jurisdiction of      Primary Standard Industrial        I.R.S. Employer
                                    Incorporation or Organization       Classification Code Number         Identification No.
-------------------------------     --------------------------------    -------------------------------    --------------------
Stericycle of Arkansas, Inc.        Arkansas                            4953                                   36-3678162
Stericycle of Washington,
   Inc.                             Washington                          4953                                   91-1609302
SWD Acquisition Corp.               Delaware                            4953                                       --
Environmental Control
   Co., Inc.                        New York                            4953                                   11-2865803
Waste Systems, Inc.                 Delaware                            4953                                   74-2538495
Med-Tech Environmental,
   Inc.                             Delaware                            4953                                   04-3378047
Med-Tech Environmental
   (MA), Inc.                       Delaware                            4953                                   75-2360164
Ionization Research Co.,
   Inc.                             Delaware                            4953                                   77-0386813
BFI Medical Waste, Inc.             Delaware                            4953                                   76-0608258
Browning-Ferris
   Industries of Connecticut,
   Inc.                             Delaware                            4953                                   06-1119690


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[LEGEND]
The information in this prospectus is not complete and may be changed. We may not sell or offer these securities until the time the registration statement filed with the SEC becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities any state where the offer or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 30, 1999
--------------------------------------------------------------------------------
PROSPECTUS
[LOGO OF STERICYCLE, INC.]

                                  $125,000,000
                                OFFER TO EXCHANGE

       ALL OUTSTANDING 12 3/8% SERIES A SENIOR SUBORDINATED NOTES DUE 2009
             FOR 12 3/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2009
                                       OF
                                STERICYCLE, INC.

                  This Exchange Offer will Expire at 5:00 P.M.,
                       New York City Time, on ___________,
                             _____________ __, 2000

================================================================================

Material Terms of the Exchange Offer:

o This exchange offer is not subject to any condition other than that it must not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.
o All outstanding series A notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of series B notes which are registered under the Securities Act of 1933.
o You may withdraw tendered outstanding series A notes at any time prior to the expiration of this exchange offer.
o This exchange of notes will not be a taxable event for U.S. federal income tax purposes.
o    We will not receive any proceeds from the exchange offer.
o You may tender outstanding notes only in denominations of $1,000 and multiples of $1,000.

The Series B Notes:

o The terms of the new series of notes are substantially identical to the outstanding notes, except for transfer restrictions and registration rights relating to the outstanding notes.
o There is no existing market for the series B notes, and we do not intend to apply for their listing on any securities exchange.

PLEASE CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS.

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved of the notes or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------


                   The date of this prospectus is December __, 1999.

                                TABLE OF CONTENTS

                                                                            Page

Summary......................................................................  1
Risk Factors.................................................................  9
Special Note Regarding Forward-Looking Statements............................ 20
The Exchange Offer........................................................... 21
The BFI Acquisition.......................................................... 29
Capitalization............................................................... 30
Unaudited Pro Forma Condensed Combined Financial Statements of
   Stericycle and the BFI Medical Waste Business............................. 31
Selected Consolidated Financial and Other Data............................... 40
Management's Discussion and Analysis of Financial Condition and Results
   of Operations............................................................. 42
Business..................................................................... 52
Management................................................................... 70
Executive Compensation....................................................... 73
Principal Stockholders....................................................... 77
Certain Transactions......................................................... 80
Description of Other Indebtedness............................................ 81
Description of Notes......................................................... 84
Description of Capital Stock.................................................127
Federal Income Tax Considerations............................................130
Plan of Distribution.........................................................134
Legal Matters................................................................134
Independent Public Accountants...............................................134
Index to Financial Statements................................................F-1



                              AVAILABLE INFORMATION

         We are subject to the informational requirements of the Exchange Act, and in accordance therewith we file reports, proxy and information statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy and information statements and other information at:

         o the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, DC 20549, and

         o        the regional offices of the SEC located at:

                  o 500 West Madison Street, Room 1400, Chicago, Illinois 60606, and

                  o        7 World Trade Center, 13th Floor, New York, New York
                           10048.

         You also can obtain copies of these materials from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, DC 20549 at prescribed rates. You can obtain electronic filings made through the Electronic Data Gathering, Analysis and Retrieval System at the SEC's web site, http://www.sec.gov.

In addition, you can inspect material filed by us at the offices of the Nasdaq Stock Market, Reports Section, at 1735 K Street, Washington, D.C. 20006, on which shares of our common stock are traded.

                                     SUMMARY

         The following is a summary of the more detailed information appearing elsewhere in this prospectus. You should read this entire prospectus carefully, including the "Risk Factors" and the financial statements and related notes.

         Unless the context otherwise requires, the statements of operations and other data provided on a "pro forma combined basis" assume that for each period presented the acquisition of the medical waste businesses of Browning-Ferris Industries, Inc. and Allied Waste Industries, Inc. and each acquisition we completed during that period was completed at the beginning of the period. Balance sheet information provided on a "pro forma combined basis" assumes those same events occurred at the date of the balance sheet.

                               THE EXCHANGE OFFER

Securities Offered......................    Up to $125,000,000 principal amount
                                            of 12 3/8% Series B Senior
                                            Subordinated Notes due 2009.

The Exchange Offer......................    We are offering the series B notes
                                            in exchange for a like principal
                                            amount of our series A notes. You
                                            may exchange series A notes only in
                                            integral multiples of $1,000. We are
                                            issuing the series B notes to
                                            satisfy our obligations under the
                                            terms of the registration rights
                                            agreement among us, our subsidiary
                                            guarantors and Donaldson, Lufkin &
                                            Jenrette Securities Corporation,
                                            Bear, Stearns & Co., Inc, Credit
                                            Suisse First Boston Corporation and
                                            Warburg Dillon Read LLC, who were
                                            the initial purchasers of the series
                                            A notes.

Tenders; Expiration Date;
  Withdrawal............................    This exchange offer will expire at
                                            5:00 p.m., New York City time, on
                                            ___________, ___________ __, 2000,
                                            or any later date and time to which
                                            it is extended. You may withdraw
                                            your tender of series A notes
                                            pursuant to this exchange offer at
                                            any time prior to its expiration. In
                                            the event we terminate this exchange
                                            offer and do not accept for exchange
                                            any series A notes, we will promptly
                                            return tendered series A notes to
                                            their holders.

Accrued Interest on the Notes...........    The series B notes will bear
                                            interest from and including the date
                                            of issuance of the series A notes.
                                            Accordingly, if you receive series B
                                            notes in exchange for series A
                                            notes, you will forego accrued but
                                            unpaid interest on your exchanged
                                            series A notes for the period from
                                            and including the date of issuance
                                            of your series A notes to the date
                                            of exchange, but you will be
                                            entitled to interest under the
                                            series B notes.

Conditions to the Exchange
  Offer.................................    This exchange offer is subject to
                                            customary conditions, any or all of
                                            which may be waived by us. We
                                            currently expect that each of the
                                            conditions will be satisfied and
                                            that no waivers will be necessary.

Procedures for Tendering
  Series A Notes........................    If you wish to tender your series A
                                            notes in this exchange offer, you
                                            must complete and sign the letter of
                                            transmittal, in accordance with the
                                            instructions, and submit the letter
                                            of transmittal to the exchange
                                            agent.

Guaranteed Delivery
  Procedures............................    If you wish to tender your series A
                                            notes and your series A notes are
                                            not immediately available or you
                                            cannot deliver your series A notes
                                            and letter of transmittal and any
                                            other documents required by the
                                            letter of transmittal to the
                                            exchange agent prior to the
                                            expiration of this exchange offer,
                                            you must tender your series A notes
                                            according to the guaranteed delivery
                                            procedures set forth in "The
                                            Exchange Offer--Guaranteed Delivery
                                            Procedures."

Acceptance of Series A
  Notes and Delivery of
  Series B Notes........................    We will accept for exchange any and
                                            all series A notes that are properly
                                            tendered in this exchange offer
                                            prior to 5:00 P.M., New York City
                                            time, on ____________, ___________
                                            __, 2000.

Material Federal Income
  Tax Considerations....................    The exchange of series A notes for
                                            series B notes will not constitute a
                                            taxable event for federal income tax
                                            purposes.

Rights of Dissenting Holders............    As a holder of series A notes you do
                                            not have any appraisal or
                                            dissenters' rights under the
                                            Delaware General Corporation Law in
                                            connection with this exchange offer.

Exchange Agent..........................    State Street Bank and Trust Company.

Use of Proceeds.........................    We will receive no cash proceeds
                                            from exchanges made pursuant to this
                                            exchange offer. We used the cash
                                            proceeds from the sale of the series
                                            A notes to fund the acquisition of
                                            the medical waste businesses of
                                            Browning-Ferris Industries, Inc. and
                                            Allied Waste Industries, Inc., which
                                            we refer to as the "BFI
                                            acquisition."

CONSEQUENCES OF EXCHANGING SERIES A NOTES PURSUANT TO THE EXCHANGE OFFER

         Based on interpretive letters issued by the staff of the Securities and Exchange Commission to other parties in unrelated transactions, we believe that you may offer, sell or otherwise transfer your series B notes, as long as:

         o you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;

         o you acquired your series B notes in the ordinary course of your business; and

         o you have no arrangement with any person to participate in a distribution of the series B notes.

         If you fail to satisfy any of these conditions and you transfer any series B notes without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for, or indemnify you against, any liability you may incur.

         Each broker-dealer that receives series B notes for its own account in exchange for series A notes must acknowledge that it will deliver a prospectus in connection with any resale of the series B notes. See "Plan of Distribution." In addition, to comply with the securities laws of some jurisdictions, a broker-dealer may not offer or sell series B notes unless they have been registered or qualified for sale in that jurisdiction or an exemption from registration or qualification is available and the conditions to the exemption have been met.

         We have agreed, under the registration rights agreement, subject to specified limitations, to register or qualify the series B notes for offer or sale under the securities or blue sky laws of the jurisdictions in which any holder of series A or series B notes reasonably requests in writing. If you do not exchange your series A notes for series B notes pursuant to this exchange offer, your series A notes will continue to be subject to the restrictions on transfer contained in the legend set forth on your series A notes. In general, you may not offer or sell series A notes unless they are registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "The Exchange Offer--Purposes of the Exchange Offer" and "--Resales of Notes."


                           TERMS OF THE SERIES B NOTES

Issuer..................................    Stericycle, Inc.

Securities Offered......................    $125.0 million in principal amount
                                            of 12 3/8% Series B Senior
                                            Subordinated Notes due 2009.

Maturity Date...........................    November 15, 2009.

nterest................................     Annual rate--12 3/8%. Payment
                                            frequency--in cash every six months
                                            on November 15 and May 15. First
                                            payment--May 15, 2000.

Guarantors..............................    Each of our wholly owned domestic
                                            subsidiaries will initially be a
                                            guarantor. Non-guarantor
                                            subsidiaries accounted for
                                            approximately 9.9% of our pro forma
                                            combined revenues for the twelve
                                            months ended June 30, 1999. If we
                                            cannot make payments on the series B
                                            notes when they are due, the
                                            subsidiary guarantors must make them
                                            instead.

Ranking.................................    The series B notes and the
                                            subsidiary guarantees are senior
                                            subordinated debts. They rank behind
                                            all of our and our subsidiary
                                            guarantors' current and future
                                            indebtedness except indebtedness
                                            that expressly provides that it is
                                            not senior to the series B notes and
                                            the subsidiary guarantees.

                                            As of September 30, 1999, the series
                                            B notes would have been subordinated
                                            to, on a pro forma basis,
                                            approximately $235.9 million of
                                            outstanding senior debt and would
                                            have ranked effectively junior to
                                            $22.5 million of other liabilities,
                                            including trade payables, of
                                            non-guarantor subsidiaries.

Optional Redemption.....................    We may redeem some or all of the
                                            series B notes at any time at the
                                            redemption prices listed in the
                                            section "Description of Notes" under
                                            the heading "Optional Redemption."
                                            Before November 15, 2002, we may
                                            redeem up to 35% of the series B
                                            notes with the proceeds of certain
                                            offerings of our equity at the
                                            prices listed in the section
                                            "Description of Notes" under the
                                            heading "Optional Redemption."

Mandatory Offer to
  Repurchase............................    If we sell specific assets or
                                            experience specific kinds of changes
                                            of control, we must offer to
                                            repurchase the series B notes at the
                                            prices listed in the section
                                            "Description of Notes" under the
                                            heading "Repurchase at the Option of
                                            Holders."

Covenants...............................    The indenture covering the series B
                                            notes contains covenants that, among
                                            other things, restrict our ability
                                            and the ability of our restricted
                                            subsidiaries to:

                                            o       borrow money;

                                            o       pay dividends on stock or
                                                    purchase stock;

                                            o       make investments;

                                            o       allow the imposition of
                                                    dividend restrictions on
                                                    subsidiaries;

                                            o       use assets as security in
                                                    other transactions;

                                            o       sell specific assets or
                                                    merge with or into other
                                                    companies; and

                                            o       create specified liens.

                                            For more details, see the section
                                            "Description of Notes" under the
                                            heading "Certain Covenants."

Absence of a Public Market
  for the Notes.........................    No active public market for the
                                            series B notes is currently
                                            anticipated. We currently do not
                                            intend to apply for the listing of
                                            the series B notes on any securities
                                            exchange, although we expect the
                                            series B notes to be eligible for
                                            trading in PORTAL. Firms making a
                                            market in these notes may cease
                                            their market-making at any time.
                                            Accordingly, we can give no
                                            assurance as to the liquidity or the
                                            trading market for the series B
                                            notes.

                                   THE COMPANY

         We are the largest regulated medical waste management company in North America, serving over 235,000 customers. We operate the only fully integrated, national medical waste management network and have an estimated 22% share of the regulated medical waste market in the United States. We use this network to provide the industry's broadest service offering, including medical waste collection, transportation, treatment, recycling, and disposal to unrelated parties, together with related consulting, training and education services and products. Our treatment technologies include our proprietary, environmentally friendly and efficient electro-thermal deactivation system, as well as traditional methods such as autoclaving and incineration. On a pro forma combined basis, for the year ended December 31, 1998 and for the nine months ended September 30, 1999, we generated revenues of $290.3 million and $229.4 million, respectively.

         On November 12, 1999, we completed the BFI acquisition whereby we purchased from Allied Waste Industries, Inc. the medical waste business of BFI and the medical waste operations of Allied. The purchase price for these operations was $410.5 million in cash, subject to post-closing adjustment.

         An independent study estimated the size of the regulated medical waste market in the United States in 1999 to be approximately $1.4 billion. We believe the worldwide market for regulated medical waste services is approximately $3.0 billion. Including ancillary services such as training, education, product sales and consulting services, we believe the worldwide market is in excess of $10.0 billion. Industry sources estimate the current annual growth rate of the regulated medical waste industry in the United States to be 7-10%, driven by a number of factors, including:

         o cost reduction pressures in the health care industry that are expected to increasingly lead hospitals to outsource their medical waste management needs;

         o the continued expansion of small account customers, due to the continued growth of the alternate site health care market;

         o the increasing average age of the United States population, resulting in people requiring more medical attention, which increases the generation of medical waste;

         o broader awareness of and compliance with an increasingly complex environmental and safety regulatory environment; and

         o increased costs of operating medical waste incinerators and the anticipated closures of a significant number of on-site treatment facilities, thereby increasing the demand for off-site treatment services, as a result of Clean Air Act regulations adopted in 1997.

         Our principal executive offices are located at 28161 North Keith Drive, Lake Forest, Illinois 60045. Our telephone number is (847) 367-5910.

                           PRICE RANGE OF COMMON STOCK

         The following table shows for the periods indicated the high and low closing sales prices of our common stock as reported on the Nasdaq Stock Market.

                  Fiscal Year Ended                  High            Low
                  -----------------                  ----            ---

                  December 31, 1997
                      First Quarter..................$11.125          $8
                      Second Quarter.................  9.25            7.25
                      Third Quarter.................. 10.25            7.625
                      Fourth Quarter................. 14.625           9.125
                  December 31, 1998
                      First Quarter.................. 16.50           12.25
                      Second Quarter................. 17.25           11.125
                      Third Quarter.................. 19.75           13.50
                      Fourth Quarter................. 21              13.625
                  December 31, 1999
                      First Quarter.................. 17.9375         11.75
                      Second Quarter................. 15.0625          9.875
                      Third Quarter.................. 16.0625         12.375

         Our common stock is traded on the Nasdaq Stock Market under the symbol "SRCL." On November 26, 1999, the closing price for our common stock was $17 1/4 per share, and there were approximately 14.7 million shares of our common stock outstanding, resulting in a market capitalization of approximately $ 253.6 million.

                                  RISK FACTORS

         See the section entitled "Risk Factors" beginning on page 9 for a discussion of certain factors you should consider carefully before deciding to invest in the series B notes.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

         Below are summary unaudited pro forma financial data for Stericycle and the BFI medical waste business presented on a combined basis. The information in the following table is qualified by reference to, and should be read in conjunction with the sections "Unaudited Pro Forma Condensed Combined Financial Statements of Stericycle and the BFI Medical Waste Business," "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Stericycle's consolidated financial statements and the financial statements of the BFI medical waste business and, in each case, the related notes thereto, included elsewhere in this prospectus.

         The summary unaudited pro forma financial data set forth below have been derived from the unaudited pro forma financial data included elsewhere in this prospectus and give effect to the following:

         (i) the BFI acquisition;

         (ii) the offering of the series A notes;

         (iii) $225 million of borrowings under our credit facility with various financial institutions, DLJ Capital Funding, Inc., as syndication agent for the financial institutions, lead arranger and sole book running manager, Bank of America, N.A., as administrative agent for the financial institutions, and Bankers Trust Company, as documentation agent for the financial institutions (See "Description of Other Indebtedness -- Credit Facility");

         (iv) $75.0 million of gross proceeds from the sale by us on November 12, 1999 of our convertible preferred stock to investment funds associated with Bain Capital, Inc. and with Madison Dearborn Partners, Inc., which represents approximately 22.6% of our outstanding common stock on an as-if converted basis (See "Description of Capital Stock -- Convertible Preferred Stock");

         (v) the application of the net proceeds received from (ii), (iii) and
         (iv) above; and

         (vi) the costs and expenses associated with (i)-(iv) above.

         The unaudited pro forma statements of operations data, other data and related ratio information, give effect to these transactions as if each had occurred as of the beginning of the period presented and the pro forma balance sheet data give effect to these transactions as if each had occurred on September 30, 1999. The unaudited pro forma statements of operations data also include our acquisition of Waste Systems, Inc., the majority owner of 3CI Complete Compliance Corporation, which closed in October 1998, the acquisition of Med-Tech Environmental Limited and related transactions, which closed in December 1998, and the acquisition of Medical Disposal Services, which closed in April 1999, as if each had occurred as of the beginning of the period presented. The unaudited pro forma financial data do not purport to represent what our financial position and results of operations would have been if the transactions listed above and the other acquisitions had actually occurred as of the dates indicated and are not intended to project our financial position or results of operations for any future period.

THE COMBINED COMPANIES--UNAUDITED PRO FORMA DATA

                                                                   NINE MONTHS
                                               YEAR ENDED              ENDED
                                              DECEMBER 31          SEPTEMBER 30,
                                                 1998(1)               1999(2)
                                                 -------                -------
                                                 (IN THOUSANDS, EXCEPT RATIOS)
STATEMENTS OF OPERATIONS DATA:
Revenues..................................... $   290,275           $    229,438
Cost of revenues.............................     190,355                146,124
                                              -----------           ------------
Gross profit.................................      99,920                 83,314
Selling, general and administrative
  expenses...................................      40,719                 30,454
Special charges..............................         435                    189
                                              -----------           ------------
Operating income.............................      58,766                 52,671
Net income applicable to common
  shareholders...............................      11,740                 15,147
OTHER DATA:
Ratio of earnings to fixed charges(3)........        1.5x                   1.8x

                                                     AS OF SEPTEMBER 30, 1999
                                                     ------------------------
                                                  ACTUAL               PRO FORMA
                                                  ------               ---------
                                                         (IN THOUSANDS)

BALANCE SHEET DATA:
Cash and cash equivalents.....................$    16,017        $        12,348
Working capital...............................     28,192                 18,679
Total assets..................................    128,728                555,434
Long-term debt, including current portion.....      5,778                360,910
Convertible Preferred Stock...................         --                 70,275
Common shareholders' equity...................    111,812                110,012

(1) The BFI medical waste business component of the combined companies' statement of operations is for the year ended September 30, 1998.

(2) The BFI medical waste business component of the combined companies' statement of operations is for the nine months ended June 30, 1999.

(3) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include pro forma income (loss) before income taxes and fixed charges and "fixed charges" include pro forma interest expense, amortization of deferred financing fees and costs, and a portion of rent expense that is representative of the interest factor in these rentals.

                                  RISK FACTORS

         Before you invest in the series B notes, you should consider carefully the following factors, in addition to the other information contained in this prospectus.

SUBSTANTIAL LEVERAGE--OUR SUBSTANTIAL INDEBTEDNESS MAY HAVE A NEGATIVE IMPACT ON OUR BUSINESS AND FINANCIAL CONDITION, WHICH COULD PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

         We have now and, after this exchange offer, will continue to have a substantial amount of indebtedness. This leverage could have adverse consequences both for us and for you. It could, for example:

         o make it more difficult for us to satisfy our obligations under the notes and our other financial obligations;

         o        make us more vulnerable to unfavorable economic conditions;

         o make it more difficult for us to pursue the purchase of other medical waste management businesses;

         o limit our ability to obtain necessary financing for working capital, for the purchase of machinery, equipment and other major assets, and for other general corporate requirements;

         o require us to dedicate or reserve a large portion of our cash flow from operations to payments on our indebtedness, which would prevent us from using it for other purposes;

         o limit our ability to plan for and react to changes in our business; and

         o place us at a competitive disadvantage compared to competitors that have less debt.

         Assuming that we had completed the offering of the series A notes, the BFI acquisition, the issuance of our convertible preferred stock and the borrowing of funds for the BFI acquisition under our credit agreement at January 1, 1998 our pro forma ratio of earning to fixed charges for the year ended December 31, 1998 would have been 1.5.

ADDITIONAL BORROWINGS AVAILABLE--DESPITE CURRENT INDEBTEDNESS LEVELS, WE AND OUR SUBSIDIARIES MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT THAT WOULD BE SENIOR TO THE SERIES B NOTES, WHICH COULD EXACERBATE THE RISKS DESCRIBED ABOVE.

         The terms of the indenture do not fully prohibit us or our subsidiaries from incurring substantial additional indebtedness in the future. Our credit facility permits additional borrowings of up to $50 million, all of which would be senior to the notes and the subsidiary guarantees. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify. See "Capitalization," "Selected Consolidated Financial and Other Data" and "Description of Other Indebtedness--Credit Facility."

COVENANT RESTRICTIONS--COVENANT RESTRICTIONS IN OUR CREDIT FACILITY AND THE INDENTURE MAY LIMIT OUR ABILITY TO OPERATE OUR BUSINESS.

         Our credit facility and the indenture contain covenants that restrict our ability to make distributions or other payments to our investors and creditors unless certain financial tests or other criteria are satisfied. We must also comply with financial ratios and tests. In some cases our subsidiaries are subject to similar restrictions which may restrict their ability to make distributions to us. If we do not comply with these or other covenants and restrictions contained in our credit facility or the indenture, we could default under those agreements and the debt, together with accrued interest, could then be declared immediately due and payable. Our ability to comply with these provisions of our credit facility and the indenture may be affected by changes in economic or business conditions or other events beyond our control.

         Our credit facility contains additional affirmative and negative covenants, which could affect our ability to operate our business, including limitations on our ability to incur additional indebtedness and to make acquisitions and capital expenditures. The indenture for the series B notes restricts, among other things, our ability to incur additional debt, sell assets, create liens or other encumbrances, make certain payments and dividends or merge or consolidate, all of which could affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. A failure to comply with these covenants and restrictions could result in an event of default under either our credit facility or the indenture which could lead to an acceleration of debt under other debt instruments that may contain cross-acceleration or cross-default provisions.

SUBORDINATION--YOUR RIGHT TO RECEIVE PAYMENTS ON THE SERIES B NOTES WILL BE JUNIOR TO OUR CREDIT FACILITY AND POSSIBLY ALL OF OUR FUTURE BORROWINGS.

         The series B notes and the subsidiary guarantees rank junior to all of our and our subsidiary guarantors' existing indebtedness and all of our and their future borrowings, except any future indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the notes and the subsidiary guarantees. In addition, a substantial portion of our and our subsidiary guarantors' existing indebtedness is secured by substantially all of our and their assets. As a result, upon any distribution to our creditors or the creditors of the subsidiary guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of our senior debt and of the senior debt of our subsidiary guarantors will be entitled to be paid in full in cash before any payment may be made on the notes or the subsidiary guarantees. In addition, all payments on the series B notes and the subsidiary guarantees will be blocked if we default on the payment of our senior debt and may be blocked for up to 179 of 360 consecutive days if a non-payment default occurs on our senior debt. If we had completed this exchange on September 30, 1999, the series B notes would have been junior or effectively junior to approximately $258.4 million of our and our subsidiary guarantors' senior indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries.

         In the event of a bankruptcy, liquidation, reorganization or similar proceeding relating to us or our subsidiary guarantors, holders of the series B notes will participate with all other holders of our subordinated indebtedness and that of the subsidiary guarantors in the assets remaining after we and the subsidiary guarantors have paid all of our and their senior debt, respectively. However, because the indenture requires that amounts otherwise payable to holders of the series B notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in any proceeding. In any of these cases, we and our subsidiary guarantors may not have sufficient funds to pay all of our creditors and the holders of the notes may receive less, ratably, than the holders of senior debt.

ABILITY TO SERVICE DEBT--WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR INDEBTEDNESS, INCLUDING THE SERIES B NOTES, AND OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS, SOME OF WHICH ARE BEYOND OUR CONTROL.

         Our ability to make payments on our indebtedness, including the series B notes, as well as to fund our operations and future growth, will depend on our ability to generate cash. Our success in doing so will depend on the results of our operations, which in turn depend on many factors, including those described in this "Risk Factors" section and elsewhere in this prospectus. Our ability to generate adequate cash is also subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control.

         Based on our current level of operations and anticipated cost savings and operating improvements, we believe that our cash flow from operations, available cash and available borrowings under our credit facility will be sufficient to meet our future liquidity needs, including potential acquisitions.

         We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the series B notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facility and the series B notes, on commercially reasonable terms or at all.

SECURED INDEBTEDNESS--OUR ASSETS ARE ENCUMBERED TO SECURE OUR CREDIT FACILITY.

         The series B notes will not be secured by any of our assets. Our obligations under our credit facility, however, are secured by a first priority pledge of and security interest in the stock of all our present and future domestic subsidiaries, other than the publicly held stock of 3CI Complete Compliance Corporation and other subsidiaries which are designated as unrestricted subsidiaries, and by a first priority pledge of 65% of the stock of all our present and future first-tier foreign subsidiaries, and substantially all of our assets and the assets of our domestic subsidiaries. If we were to become insolvent or liquidated, or if payment under our credit facility were accelerated, the lenders under the credit facility would be entitled to exercise the remedies available to a secured lender under applicable law. Accordingly, all secured lenders would be effectively senior to the holders of series B notes in right of payment to the extent of the assets securing the indebtedness owed to the secured lenders.

NOT ALL SUBSIDIARIES ARE GUARANTORS--YOUR RIGHT TO RECEIVE PAYMENTS ON THE SERIES B NOTES COULD BE ADVERSELY AFFECTED IF ANY OF OUR NON-GUARANTOR SUBSIDIARIES DECLARE BANKRUPTCY, LIQUIDATE, OR REORGANIZE.

         Some but not all of our subsidiaries will guarantee the series B notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

         Assuming we had completed this exchange on September 30, 1999, the series B notes would have been effectively junior to $22.5 million of indebtedness and other liabilities (including trade payables) of these non-guarantor subsidiaries. The non-guarantor subsidiaries generated 9.9% of our pro forma revenues for the twelve-month period ended June 30, 1999 and held 4.9% of our pro forma combined assets as of September 30, 1999.

BFI ACQUISITION--WE MAY NOT SUCCESSFULLY INTEGRATE THE BFI ACQUISITION.

         The BFI acquisition greatly increases our size and geographical scope of operations. We have completed 42 previous acquisitions, however, none of our prior acquisitions were as large as the BFI acquisition.

         The table below sets forth differences between our business before the BFI acquisition and our business after the BFI acquisition.

                                                        BEFORE         AFTER
                                                        ------         -----
                                                       (IN THOUSANDS, EXCEPT
                                                          STATES AND SITES)

Total assets as of September 30, 1999.................$  128,728    $ 555,434
Annual revenues for year ending December 31, 1998.....$   66,681    $ 290,275(1)
Customers.............................................        85          235
Number of states doing business in....................        40           46
Treatment sites.......................................        11           35(2)

(1) Revenues for the BFI medical waste business included in this total are actually revenues for the fiscal year ended September 30, 1998.

(2) Adjusted for three duplicative facilities which have been or are being closed.

         This increase in our size and geographic scope of operations is expected to present our management with new and unique challenges. Our management resources may be stretched to the point where our business, financial condition and results of operations could be adversely affected.

RISKS OF ACHIEVEMENT OF COST SAVINGS--WE MAY NOT ACHIEVE ANTICIPATED COST SAVINGS AND OTHER BENEFITS FROM THE BFI ACQUISITION AND OUR OTHER RECENT AND FUTURE ACQUISITIONS.

         Our integration plan for the BFI acquisition contemplates certain cost savings, including the elimination of duplicative personnel and facilities. The potential cost savings are based on analyses completed by members of our management. These analyses necessarily involve assumptions as to future events, including general business and industry conditions, costs to operate our business and competitive factors, many of which are beyond our control and may not materialize. While we believe these analyses and their underlying assumptions to be reasonable, they are inherently estimates which are difficult to predict and are necessarily speculative in nature. We cannot assure you that unforeseen factors will not offset the estimated cost savings or other components of our integration plan in whole or in part. As a result, our actual cost savings may vary considerably, or be considerably delayed, compared to the estimates in this prospectus. We also cannot assure you that we will realize any cost savings or other benefits from our recent acquisitions other than those already realized, or that we will realize any cost savings or other benefits from other future acquisitions.

RISKS RELATED TO UNAUDITED PRO FORMA FINANCIAL DATA--INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PRO FORMA FINANCIAL DATA PRESENTED HEREIN.

         The unaudited pro forma financial information set forth in this prospectus is based on a number of assumptions and estimates related to, among other things, the cost of running the BFI medical waste business. See "--Risks of Achievement of Cost Savings." The historical financial data of the BFI medical waste business presented in this prospectus are of limited relevance in understanding what our results of operations, financial position or cash flows would have been for the historical periods presented had the BFI acquisition been completed at the beginning of those periods. In particular, the actual historical selling, general and administrative expenses for the BFI medical waste business cannot be determined with precision from BFI's accounting records. Only that portion of the selling, general and administrative expenses directly attributable to the BFI medical waste business is reflected in the historical financial statements and other BFI medical waste business financial data included in this prospectus. No portion of the selling, general and administrative expenses associated with the employees and operations of BFI that were employed in multiple segments of BFI's overall business have been included in the historical results of the BFI medical waste business. Our management believes that selling, general and administrative expenses for the BFI medical waste business should properly include a portion of these indirect expenses. We have made supplemental disclosures to the pro forma combined financial information presented in this prospectus to present information that includes our management's estimate of the indirect selling, general and administrative expenses of the BFI medical waste business. See Note 5 of Notes to Pro Forma Condensed Combined Statements of Operations. The actual selling, general and administrative expenses incurred in the future could be materially different than those presented herein and, accordingly, you should not place undue reliance on the unaudited pro forma and adjusted pro forma combined selling, general and administrative expense information presented herein.

ENVIRONMENTAL AND OTHER LIABILITIES--WE WILL ALWAYS FACE THE RISK OF LIABILITY, AND INSURANCE MAY NOT ALWAYS BE AVAILABLE OR SUFFICIENT.

         Our industry presents risks of liability under:

         o        statutes and regulations;

         o        contracts; and

         o        tort law.

         If we fail to comply with any duty imposed by laws or contracts, liability for environmental contamination, personal injury, or property damage might result. We maintain pollution liability and general liability insurance which we believe is adequate to protect our business and employees. If a claim is made against us for which we are uninsured, or for which we do not have enough insurance, it could have a material adverse effect on our business, financial condition and results of operations.

         The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (CERCLA), and similar state laws, impose strict liability on current and former owners and operators of facilities which have released hazardous substances into the environment, as well as the businesses that generate and transport the hazardous substances that come to be located at those facilities. Responsible parties may be liable for substantial investigation and clean-up costs and damage to the environment even if they operated their businesses properly and complied with applicable laws and regulations. Liability under CERCLA may be joint and several. Accordingly, if we were found to be a business with responsibility related to a particular CERCLA site--even if we were not the party responsible for the release of the hazardous substance--we could be required to pay the entire cost of the investigation and clean-up, even though other parties might also be liable. We might not be able to identify who the other responsible parties might be, and we might not be able to compel them to contribute to these expenses or they might be insolvent or unable to afford to contribute. Our pollution liability insurance excludes liabilities under CERCLA. Thus, if we do incur liability under CERCLA and if we cannot identify other parties responsible under the law who we can compel to contribute to our expenses and who are financially able to do so, it could have a material adverse effect on our business, financial condition and results of operations. See "Business--Potential Liability and Insurance."

         We may also be susceptible to negative publicity if we are identified as the source of potential environmental contamination. If an accident occurred with one of our transportation trucks, with the potential risk of even minor medical waste environmental contamination, the resulting media coverage could have a material adverse effect on our business, financial condition and results of operations.

GOVERNMENT REGULATION--WE ARE SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION WITH WHICH IT IS FREQUENTLY DIFFICULT, TIME-CONSUMING AND EXPENSIVE TO COMPLY.

         The medical waste industry is subject to extensive federal, state, local and foreign laws and regulations. These regulations pertain to the:

         o        collection,              o     documentation,
         o        transportation,          o     reporting,
         o        packaging,               o     treatment, and
         o        labeling,                o     disposal
         o        handling,

of regulated medical waste. Our business requires us to obtain many permits, authorizations, approvals, certificates, consent orders, or other types of governmental permission from every jurisdiction where we operate. In some states, we are required to obtain governmental approval of our pricing. We believe that we currently have all the permits that the applicable regulations require and that we are complying in all material respects with all applicable laws and regulations.

         State and local regulations change often and new ones are frequently enacted. This could require us to obtain new permits or to change the way we operate. It is possible that we would not be able to obtain newly-required permits. It is also possible that the cost of complying with new or changed regulations could have a material adverse effect on our business, financial condition and results of operations. See "Business--Governmental Regulation."

         A permit may be revoked by the government if we do not comply with the conditions of the permit or with the regulations pursuant to which the permit was issued or with any other regulation. Inspections by regulatory agencies, as well as complaints filed or anonymously sponsored by our competitors or others alleging that we are not complying with regulations, could result in proceedings to modify, suspend or revoke a permit. If successful, this type of proceeding could have a material adverse effect on our business, financial condition and results of operations. Some permits must be renewed periodically, and it is possible that a particular permit might not be renewed or that unfavorable conditions would be placed on its renewal. The failure to obtain a renewal or the imposition of new permit conditions could have a material adverse effect on our business, financial condition and results of operations. See "Business--Governmental Regulation."

         The permits that our business or operations require, especially the permits that we need to build and operate treatment and transfer facilities and to transport medical waste, are difficult and time-consuming to obtain. They may also contain conditions or restrictions which limit our ability to operate efficiently, and they may not be issued as quickly as we need to operate efficiently. If we cannot obtain the permits we need when we need them, or if they contain unfavorable conditions, it could have a material adverse effect on our business, financial condition and results of operations.

         Applications for operating and transportation permits are frequently opposed by elected officials, local residents, or citizen groups. It is possible that public opposition could force us to delay or withdraw applications and abandon our plans to expand into or locate our operations at a particular location. Even after a permit is issued, opponents may initiate administrative proceedings or litigation to force the applicable regulatory agency to place new conditions on the permit, or even to revoke it.

         We own a treatment technology called electro-thermal-deactivation (ETD) that is an alternative to incineration (burning) and autoclaving (pressurized steam heating) for the treatment of regulated medical waste. ETD has not been approved in all states for the treatment of medical waste. We have received permits or legislative approval to use ETD in 15 states and we have filed for permits in other states. We cannot be sure, however, that ETD will be approved in other jurisdictions where we might want to install it. Our ETD process involves grinding medical waste within a containment room, which may result in the aerosolization of pathogens. While we believe that our containment and other safety systems fully protect our employees through multiple protective measures, equipment failure or human error possibly could result in exposure of our employees to pathogens that may be present in medical waste.

         In addition to ETD, we currently employ incineration, autoclaving, chemclaving (steam heating with disinfectant chemicals) and microwaving for the treatment of regulated medical waste. Incineration is subject to more stringent regulation than ETD and may expose us to unfavorable regulations. See "Business--Treatment Technologies" and "--Governmental Regulation."

         If we expand into other countries, we will be subject to regulation by foreign governments. These regulations may include pricing tariffs (taxes), controls over the location and operation of facilities, and permit requirements similar to, or more stringent than, those imposed by federal, state and local governments in the United States. See "Business--Governmental Regulation."

ENVIRONMENTAL REGULATION--THE VIGOR OF GOVERNMENTAL ENFORCEMENT OF ENVIRONMENTAL REGULATIONS HAS AN UNCERTAIN EFFECT ON OUR BUSINESS.

         We believe that the government's strict enforcement of laws and regulations relating to medical waste collection and treatment has been good for our business. These laws and regulations increased the demand for our services. We also believe that laws and regulations that made it more difficult or expensive to use technologies that compete with our ETD process, such as incineration, have previously given us a competitive advantage. This advantage has diminished, however, and is likely to be further reduced because we have increased our use of autoclaving and incineration, mainly as a result of purchasing companies, including the BFI medical waste business, that use these processes. We estimate that during 1998, prior to the BFI acquisition, we used incineration or autoclaving at our own facilities or those of other parties for approximately 49% of the regulated medical waste that we treated. This percentage has increased as a result of the BFI acquisition and is likely to further increase as we acquire other companies in the future which use incineration and autoclaving. See "Business--Treatment Technologies."

         Changes in governmental regulation of medical waste, such as:

         o        encouraging the use of landfills;

         o        removing obstacles to the use of incineration and autoclaving;
                  or

         o reducing manpower and money used to enforce environmental regulations favorable to our operations could have a material adverse effect on our business, financial condition and results of operations.

         We cannot predict the type or size of the effect that any government action or inaction will have on our business.

GOVERNMENTAL ENFORCEMENT PROCEEDINGS--WE MAY BE SUBJECT TO FINES AND PENALTIES FOR VIOLATIONS OF REGULATIONS.

         From time to time we are subject to governmental proceedings to enforce regulations. We have had to pay fines and penalties and to undertake remedial work at our facilities. We may be subject to similar proceedings in the future. Government enforcement actions also may be initiated against us for the purpose of revoking or modifying our permits. It is possible that these proceedings could have a material adverse effect on our business, financial condition and results of operations.

         In April 1997, a worker at our Morton, Washington treatment facility was diagnosed with active tuberculosis. Testing revealed two additional cases of active tuberculosis and 15 additional workers who tested positive for exposure to tuberculosis. Officials of the Washington Departments of Health and of Labor and Industries have concluded that the workers were probably exposed to tuberculosis bacteria from the medical waste being processed at the Morton facility. We believe that the actual source of exposure has not been determined. However, we have complied with the recommendations of all regulatory authorities to outfit the facility's workers with personal protective equipment. In addition, we have complied with governmental recommendations to modify equipment at the Morton facility. We are also taking these actions, as applicable, at our other treatment facilities. The safety measures being taken include those recommended by the National Institute for Occupational Safety and Health in a report issued in December 1998.

         While future claims are possible, to date we have not been subject to any court proceedings by the affected employees as a result of the Morton incident, which the Washington Department of Labor and Industries has determined is covered by the state workers' compensation program. Incidents like the one in Morton could result in adverse publicity and could cause governments to:

         o        require us to adopt additional safety measures;

         o        impose fines or other penalties on us; or

         o modify or revoke our permits, or deny our future applications for permits.

         These incidents could also lead to lawsuits by the employees involved. Costs associated with conducting or settling these proceedings, the amount of an adverse judgment, or the negative publicity and loss of customers, could have a material adverse effect on our business, financial condition and results of operations. See "Business--Governmental Regulation" and "--Legal and Other Proceedings."

ACQUISITIONS--OUR GROWTH DEPENDS IN PART ON OUR ACQUIRING OTHER MEDICAL WASTE BUSINESSES OR OTHER RELATED SERVICE BUSINESSES, WHICH WE MAY BE UNABLE TO DO.

         Our growth strategy is based in part on our ability to acquire other medical waste businesses. We do not know whether in the future we will be able to:

         o        identify suitable businesses to buy;

         o complete the purchase of those businesses on terms acceptable to us;

         o improve the operations of the businesses that we buy and successfully integrate their operations into our own; or

         o avoid or overcome any concerns expressed by regulators, including antitrust concerns.

         We compete with other potential buyers for the acquisition of other medical waste companies. This competition may result in fewer opportunities to purchase companies that are for sale. It may also result in higher purchase prices for the businesses that we want to purchase.

         In addition, we also cannot be sure that we will: have enough money; be able to borrow enough money on reasonable terms; be able to issue stock or debt instruments (like promissory notes) as consideration for the purchase; or be able to raise enough money by issuing stock or through other financing methods to complete the purchases of the businesses that we want to buy.

          We also do not know whether our growth strategy will continue to be effective following the BFI acquisition. As a result of the BFI acquisition, our business is significantly larger, and the BFI acquisition and other acquisitions may not have the desired benefits that we have expected in the past. Our increased size as a result of the BFI acquisition also means that state and federal government regulators, such as antitrust regulators, will be examining our acquisitions more closely. They may object to some purchases or place conditions on them that would limit their benefit to us.

COMPETITION--OUR ABILITY TO GROW MAY BE LIMITED BY COMPETITION.

         The medical waste industry is very competitive. This has required us in the past to discount our prices, especially to large account customers, and competition may require us to discount our prices in the future. Substantial price reductions could have a material adverse effect on our business, financial condition and results of operations.

         We face important competition from a large number of small, local competitors. Because companies can enter the collection and transport aspects of the medical waste industry with very little money or technical know-how, there are a large number of regional and local companies in the industry. We face competition from these businesses and that competition may exist in each location into which we try to expand in the future. Our competitors could take actions that would hurt our growth strategy, including the support of regulations which could delay or prevent us from obtaining or keeping permits. They might also give financial support to citizens' groups that oppose our plans to locate a treatment or transfer facility at a particular location. See "Business--Competition."

Y2K PROBLEMS--COMPUTER PROBLEMS RELATED TO THE YEAR 2000 COULD ADVERSELY AFFECT OUR BUSINESS.

         We are highly dependent on our computer software programs and operating systems in operating our business. For example, we use our computers to assist in the scheduling and routing of the trucks which pick up waste from our customers and deliver it to transfer stations and treatment facilities. We also depend on the proper functioning of the computer systems of other parties, particularly those parties whose ability to pay us on a timely basis depends on their computers working correctly.

         The failure of any of these systems to correctly interpret calendar year 2000 could cause business interruptions or shutdowns, financial losses, regulatory actions, harm to our reputation, and legal liability, any one of which could have a material adverse effect on our business, financial condition and results of operations.

         We have established plans and conducted tests of our critical hardware and financial and administrative software, which have verified that our internal systems are Year 2000 compliant. We are also communicating with customers, suppliers, financial institutions and others with which we do business to coordinate Year 2000 conversion. However, given the complexity of Year 2000 issues and the uncertainty surrounding the responses of other parties to these issues, we cannot assure you that we will be effective in eliminating all Year 2000 problems relating to our business. For more information on our Year 2000 program, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issues."

PROPRIETARY INFORMATION--OUR ETD PROCESS AND OTHER ASPECTS OF OUR BUSINESS DEPEND ON PATENTS AND PROPRIETARY INFORMATION.

         We own nine United States patents relating to the ETD treatment process and other aspects of processing medical waste. We have filed or have been assigned patent applications in several foreign countries and have received patents in five of them. We also own one United States patent for our reusable container, for which we have the registered trademark "Steri-Tub(R)."

         We believe that our patents are important to our prospects for success. However, we cannot be sure that our patent applications will issue as patents or that any issued patents will give us a competitive advantage. It is also possible that our patents could be successfully challenged or circumvented by competitors or other parties. In addition, we cannot be sure that our treatment processes do not infringe patents or other proprietary rights of other parties.

         We may need to sue any company that is infringing our patents, and we may need to defend against claims of patent infringement brought by other companies. Any litigation could be very costly and demand a great deal of our management's time and attention. We also could be required to participate in proceedings before the United States Patent and Trademark Office to determine the priority of inventions or the validity of patents, which also could involve a substantial expense and significant management time and attention. An unfavorable judgment or decision in any lawsuit or proceeding could:

         o        result in substantial monetary liability, or

         o prevent us from continuing to use our waste treatment processes or equipment.

         If we are prevented from using our processes or equipment, we could attempt to negotiate a license from the party owning the patent, or we could attempt to redesign our processes to avoid infringement. If we did suffer a large monetary liability, or if we could not negotiate a license on reasonable terms or redesign our processes to avoid infringement, it could have a material adverse effect on our business, financial condition and results of operations. See "Business--Patents and Proprietary Rights."

         In addition to filing for patent protection where appropriate, we try to protect our proprietary information through confidentiality agreements with our employees, consultants and other people who must use our information. We cannot be sure that these agreements will be complied with or that we can enforce them effectively. Our proprietary information could become known to competitors in other ways, and competitors might develop the same information themselves. See "Business--Patents and Proprietary Rights."

         We own federal registrations of:

         o the trademarks "Steri-Fuel(R)," "Steri-Plastic(R)," "Steri-Tub(R)," and "Steri-Cement(R);"

         o        the service mark "Stericycle(R);" and

         o the service mark consisting of the nine green disks that Stericycle uses in association with its name and services in the United States (it appears on the cover of this prospectus).

We cannot be sure that our trademarks or service marks will not infringe on the rights of other parties. If we had to change any trademark, service mark or trade name, we might lose the goodwill associated with it. A change could also be very expensive and could have a material adverse effect on our business, financial condition and results of operations.
See "Business--Patents and Proprietary Rights."

         Our competitors and others are continuously trying to develop new and better medical waste treatment and disposal technologies. These technologies may operate more cheaply, handle more waste, produce fewer waste by-products or pollutants, or have other advantages over our processes. If our competitors successfully introduce these technologies, we could be placed at a competitive disadvantage. New treatment and disposal technologies could also render our processes obsolete. It might not be possible to replace or improve our equipment and processes to compete effectively with new technologies, and even if it is possible it could be extremely expensive.

KEY MANAGEMENT--WE DEPEND HEAVILY ON OUR SENIOR EXECUTIVES.

         We depend on a small number of senior executives. Our future success will depend upon, among other things, our ability to keep these executives and to hire other highly qualified employees at all levels. We compete with other potential employers for employees, and we may not be successful in hiring and keeping the executives and other employees that we need. We do not have written employment agreements with our President and Chief Executive Officer and our four other most highly compensated officers, and officers and other key employees may leave us with little or no prior notice, either individually or as part of a group. Our loss of or inability to hire key employees could have a material adverse effect on our business, financial condition and results of operations.

INTERNATIONAL OPERATIONS--SALES OVERSEAS PRESENT NEW AREAS OF RISK.

         We plan to grow both in the United States and in foreign countries. We have already begun to establish operations in some foreign countries. Our international activities may include the export of ETD technology and equipment.

         Foreign operations carry special risks. Our business in foreign countries may be limited or disrupted by:

o government controls;       o changes in tariffs and taxes;
o import and export license  o restrictions on repatriating foreign profits
  requirements;                back to the United States;
o political or economic      o our unfamiliarity with foreign laws and
  instability;                 regulations; or
o trade restrictions;        o difficulties in staffing and managing
                               international operations.

         Foreign governments and agencies often establish permit and regulatory standards different from those in the United States. If we cannot obtain foreign regulatory approvals, or if we cannot get them when we expect, it could have a material adverse effect on our international business and its financial condition and results of operations.

         Fluctuations in currency exchange rates and increases in duty rates for ETD equipment could have similar effects. On a pro forma combined basis, revenues from customers and other sources outside the United States for the twelve months ending June 30, 1999 were 5.2% of total revenues for the period.

         We cannot assure you that we will be able to successfully operate in any foreign market. See "Business--Business Strategy" and "--Marketing and Sales."

LACK OF PUBLIC MARKET--NO PUBLIC MARKET EXISTS FOR THE SERIES B NOTES, AND YOU MAY NOT BE ABLE TO RESELL YOUR SERIES B NOTES.

         The series B notes are a new issue of securities with no established trading market and will not be listed on any securities exchange, although we expect that the series B notes will be eligible for trading in the PORTAL market. Firms making a market in these notes may cease their market-making at any time. In addition, the liquidity of the trading market for the series B notes, if any, and the market price quoted for the series B notes, or, in the case of non-tendering holders of series A notes the trading market and market price for the series A notes, may be adversely affected by the changes in interest rates in the market for high-yield securities and by changes in our financial performance or prospects, or in the prospects for companies in the medical waste management industry generally. As a result, you cannot be sure than an active trading market will develop for these notes.

FRAUDULENT CONVEYANCE MATTERS--FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

         Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee, such as the subsidiary guarantees of the series B notes by our subsidiary guarantors, could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of a guarantee; and any one of the following:

         o was insolvent or rendered insolvent by reason of any incurrence;

         o was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

         o intended to incur, or believed that it would incur, debts beyond its ability to pay debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

         The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

         o the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

         o if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

         o        it could not pay its debts as they become due.

         On the basis of historical financial information, recent operating history and other factors, we believe that each of our subsidiary guarantors, after giving effect to its subsidiary guarantee of these notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay any debts as they mature. There can be no assurance, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

FINANCING CHANGE OF CONTROL OFFER--WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

         Upon the occurrence of specific change of control events, we will be required to offer to repurchase all outstanding series A and series B notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our credit facility will not allow any repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "change of control" under the indenture. See "Description of Notes--Repurchase at the Option of Holders--Change of Control."

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Statements of our intentions, beliefs, expectations or predictions for the future, denoted by the words "anticipate," "believe," "estimate," "expect," "project," "imply," "intend," "foresee" and similar expressions are forward-looking statements that reflect our current views about future events. For example, our current estimate of the timing and amount of cost savings that we will realize as a result of the BFI acquisition is a forward-looking statement. All of these forward-looking statements are subject to risks, uncertainties and assumptions. These risks, uncertainties and assumptions include those identified in the "Risk Factors" and "Business" sections of this prospectus and the following:

         o changes in laws or regulations affecting the medical waste industry generally and our operations in particular;

         o our success in integrating the BFI acquisition and achieving the expected cost savings and other benefits of the acquisition;

         o        the success of our acquisition strategy generally;

         o management of our cash resources, particularly in light of our substantial leverage; and

         o industry-wide market factors and other general economic and business conditions.

         Although we believe that the expectations reflected in these forward-looking statements are reasonable, our actual results could differ materially from those projected in these forward-looking statements as a result of these factors and others, many of which are beyond our control. There can be no assurance our expectations will prove to have been correct. We are under no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

         We have commenced this exchange offer to provide holders of series A notes with an opportunity to acquire series B notes which, unlike the series A notes, will be freely tradable at all times, subject to any restrictions on transfer imposed by state "blue sky" laws. On November 12, 1999, we issued and sold the outstanding series A notes in the aggregate principal amount of $125.0 million in order to provide a portion of the financing for the BFI acquisition. We did not register the sale of the series A notes to the initial purchasers under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. The initial purchasers did not register the concurrent resale of the series A notes to investors under the Securities Act in reliance upon the exemptions provided by Rule 144A and Regulation S of the Securities Act.

         You may not reoffer, resell or transfer your series A notes other than by means of a registration statement filed pursuant to the Securities Act or unless an exemption from the registration requirements of the Securities Act is available. Pursuant to Rule 144, you generally may resell your series A notes:

         o commencing one year after their original issue date, in an amount up to, for any three-month period, the greater of 1% of the series A notes then outstanding or the average weekly trading volume of the series A notes during the four calendar weeks immediately preceding the filing of the required notice of sale with the SEC;

         o commencing two years after the original issue date, in any amount and otherwise without restriction as long as you are not, and have not been for the preceding 90 days, an affiliate of ours.

         The series A notes are eligible for trading in the PORTAL market, and you may resell your series A notes to qualified institutional buyers pursuant to Rule 144A. Other exemptions may also be available under other provisions of the federal securities laws for the resale of the series A notes.

         In connection with the original issue and sale of series A notes, we entered into a registration rights agreement, pursuant to which we agreed to file with the SEC a registration statement covering the exchange by us of the series B notes for the series A notes. The registration rights agreement provides that:

         o we will file a registration statement with the SEC on or prior to 120 days after the issue date of the series A notes;

         o we will use all commercially reasonable efforts to have the registration statement declared effective by the SEC on or prior to 210 days after the original issue date;

         o unless this exchange offer would not be permitted by applicable law or SEC policy, we will use all commercially reasonable efforts to commence this exchange offer and issue, on or prior to 30 business days after the date on which the registration statement is declared effective by the SEC, series B notes in exchange for all series A notes tendered in this exchange offer; and

         o if obligated to file a shelf registration statement covering the series A notes, we will file the shelf registration statement with the SEC on or prior to 30 days after the filing obligation arises and will use all commercially reasonably efforts to cause the shelf registration statement to be declared effective by the SEC on or prior to 60 days after the obligation arises.

         We will pay liquidated damages to each holder of transfer-restricted securities, as described below, if any of the following occurs:

         o we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for the filing;

         o any of the registration statements is not declared effective by the SEC on or prior to the date specified for the effectiveness;

         o we fail to consummate this exchange offer within 30 business days after the date on which the registration statement covering the exchange of series B notes for series A notes is declared effective; or

         o any registration statement filed by us pursuant to the terms of the registration rights agreement is declared effective but thereafter ceases to be effective or usable in connection with resales of transfer-restricted securities during the periods specified in the registration rights agreement.

         We will pay liquidated damages to the holders of transfer-restricted securities, with respect to the first 90-day period immediately following the occurrence of a default, in an amount equal to $.05 per week per $1,000 principal amount of transfer-restricted securities. The amount paid by us to the holders of series A notes will increase by an additional $.05 per week per $1,000 principal amount of transfer-restricted securities with respect to each subsequent 90-day period until all defaults have been cured up to a maximum amount of $.50 per week per $1,000 principal amount of transfer- restricted securities, regardless of whether one or more default is outstanding. Following the cure of all defaults, the accrual of damages will cease.

         "Transfer-restricted securities" means each series B note until the date on which the series B note is disposed of by a broker-dealer pursuant to the procedures outlined under the caption "Plan of Distribution," including the delivery of this prospectus and each series A note until:

         o the date on which the series A note has been exchanged in this exchange offer for a series B note which is entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act;

         o the date on which the series A note has been disposed of in accordance with a shelf registration statement and the purchasers thereof have been issued series B notes; or

         o the date on which the series A note is distributed to the public pursuant to Rule 144 under the Securities Act.

         The series B notes otherwise will be substantially identical in all material respects, including interest rate, maturity, security and restrictive covenants, to the series A notes for which they may be exchanged pursuant to this exchange offer.

TERMS OF THE EXCHANGE OFFER

         Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will exchange $1,000 principal amount of series B notes for each $1,000 principal amount of our outstanding series A notes. Series B notes will be issued only in integral multiplies of $1,000 to each tendering holder of series A notes whose series A notes are accepted in this exchange offer.

         The series B notes will bear interest from and including the original issue date of the series A notes. Accordingly, if you receive series B notes in exchange for series A notes, you will forego accrued but unpaid interest on your exchanged series A notes for the period from and including the issue date of the series A notes to the date of your exchange for series B notes, but will be entitled to interest under the series B notes.

         As of the date of this prospectus, $125.0 million aggregate principal amount of series A notes were outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of series A notes as of this date. You will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to your exchange of series A notes pursuant to this exchange offer. We will pay all charges and expenses, other than specific transfer taxes that may be imposed, in connection with this exchange offer. See "--Payment of Expenses" below.

         As a holder of series A notes, you do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with this exchange offer.

EXPIRATION DATE; EXTENSIONS; TERMINATION

         This exchange offer will expire at 5:00 p.m., New York City time, on ____________, __________ __, 2000, subject to our extension by notice to State Street Bank and Trust Company, the exchange agent. We reserve the right to extend this exchange offer in our discretion, in which event the expiration date shall be the time and date on which this exchange offer as so extended shall expire. We shall notify the exchange agent of any extension by oral or written notice and shall mail to you an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

         We reserve the right to extend or terminate this exchange offer and not accept for exchange any series A notes if any of the events set forth below under "--Conditions to the Exchange Offer" occur and are not waived by us, by giving oral or written notice of this delay or termination to the exchange agent. See "--Conditions to the Exchange Offer." The rights we reserve in this paragraph are in addition to our rights set forth below under the caption "-- Conditions to the Exchange Offer."

PROCEDURES FOR TENDERING

         Your tender of series A notes pursuant to one of the procedures set forth below and our acceptance will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and the letter of transmittal.

         Except as set forth below, if you who wish to tender your series A notes for exchange pursuant to this exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address set forth below under "Exchange Agent" on or prior to the expiration date. In addition, either:

         o certificates for the series A notes must be received by the exchange agent along with the letter of transmittal; or

         o a timely confirmation of a book-entry transfer of the series A notes, if the procedure is available, into the exchange agent's account at The Depository Trust Company pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

         o the holder must comply with the guaranteed delivery procedures described below.

         Letters of transmittal and series A notes should not be sent to us. We are not asking you for a proxy, and you are requested not to send us a proxy.

         Signatures on a letter of transmittal must be guaranteed unless the series A notes are tendered (1) by a registered holder of series A notes who has not completed the box entitled "Special Issuance and Delivery Instructions" on the letter of transmittal or (2) for the account of any firm that is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office in the U.S., sometimes referred to as an eligible institution. In the event that signatures on a letter of transmittal are required to be guaranteed, the guarantee must be by an eligible institution.

         Your method of delivery of series A notes and other documents to the exchange agent is at your election and risk, but if delivery is by mail we suggest that the mailing be made sufficiently in advance of the expiration date to permit delivery to the exchange agent before the expiration date.

         If the letter of transmittal is signed by a person other than a registered holder of any tendered series A note, the series A note must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name or names of the registered holder or holders appear on the series A note.

         If the letter of transmittal or any series A notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should indicate the capacity in which they are signing, and, unless waived by us, should provide proper evidence satisfactory of their authority to act.

         We will resolve all questions as to the validity, form, eligibility, including time of receipt and acceptance of tendered series A notes, which determination will be final and binding. We reserve the absolute right to reject any or all tenders that are not in proper form or the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any irregularities or conditions of tender as to particular series A notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within the period of time determined by us. Neither we nor the exchange agent is under any duty to give notification of defects in these tenders or shall incur liabilities for failure to give notification. Tenders of series A notes will not be deemed to have been made until any irregularities have been cured or waived. Any series A notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

         Our acceptance of your series A notes pursuant to this exchange offer will constitute a binding agreement between you and us upon the terms and subject to the conditions of this exchange offer.

BOOK-ENTRY TRANSFER

         The exchange agent will make a request to establish an account with respect to the series A notes at DTC for purposes of this exchange offer within two business days after the date of effectiveness of the registration statement of which this prospectus forms a part, and any financial institution that is a participant in DTC's systems may make book-entry delivery of series A notes by causing DTC to transfer series A notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of series A notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under "Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

         If you wish to tender your series A notes and (1) your series A notes are not immediately available or (2) you cannot deliver your series A notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, you may effect a tender if:

         o        your tender is made through an eligible institution;

         o prior to the expiration date, the exchange agent receives from your designated eligible institution a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth your name and address, the certificate number(s) of your tendered series A notes and the principal amount of your tendered series A notes, stating that the tender is being made thereby and guaranteeing that, within five NYSE trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing your series A notes, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

         o your properly completed and executed letter of transmittal or facsimile thereof, as well as the certificate(s) representing all your tendered series A notes in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within five NYSE trading days after the expiration date.

         Upon request of the exchange agent, the exchange agent or we will send a notice of guaranteed delivery to you if you wish to tender your series A notes according to the guaranteed delivery procedures set forth above.

CONDITIONS TO THE EXCHANGE OFFER

         Notwithstanding any other provisions of this exchange offer or any extension of this exchange offer, we will not be required to issue series B notes in respect of any properly tendered series A notes not previously accepted, and may terminate this exchange offer by oral or written notice to the exchange agent and the holders, or at our option, modify or otherwise amend this exchange offer, if any material change occurs that is likely to affect this exchange offer, including, but not limited to, the following:

         o there shall be instituted or threatened any action or proceeding before any court or governmental agency challenging this exchange offer or otherwise directly or indirectly relating to this exchange offer or otherwise affecting us;

         o there shall occur any development in any pending action or proceeding that, in our sole judgment, would or might (1) have an adverse effect on our business, (2) prohibit, restrict or delay consummation of this exchange offer or (3) impair the contemplated benefits of this exchange offer;

         o any statute, rule or regulation shall have been proposed or enacted, or any action shall have been taken by any governmental authority which, in our sole judgment, would or might (1) have an adverse effect on our business, (2) prohibit, restrict or delay consummation of this exchange offer or (3) impair the contemplated benefits of this exchange offer; or

         o there exists, in our sole judgment, any actual or threatened legal impediment, including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound, to the consummation of the transactions contemplated by this exchange offer.

         We expressly reserve the right to terminate this exchange offer and not accept for exchange any series A notes upon the occurrence of any of the foregoing conditions. In addition, we may amend this exchange offer at any time prior to 5:00 p.m., New York City time, on the expiration date if any of the conditions listed above occur. Moreover, regardless of whether any of these conditions has occurred, we may amend this exchange offer in any manner that, in our good faith judgment, is advantageous to you.

         These conditions are for our sole benefit and may be waived by us, in whole or in part, in our sole discretion. Any determination we make concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

ACCEPTANCE OF SERIES A NOTES FOR EXCHANGE; DELIVERY OF SERIES B NOTES

         Upon the terms and subject to the conditions of this exchange offer, we will accept all series A notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date. We will deliver series B notes in exchange for series A notes promptly following the expiration date.

         For purposes of this exchange offer, we shall be deemed to have accepted validly tendered series A notes when, as and if we have given oral or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the series A notes. Under no circumstances will interest be paid by the exchange agent or us for any delay in making payment or delivery.

         If we do not accept your tendered series A notes for exchange because of an invalid tender, the occurrence of other events listed in this prospectus or otherwise, we will return your unaccepted series A notes to you, at our expense, as promptly as practicable after the expiration or termination of this exchange offer.

WITHDRAWAL RIGHTS

         Your tender of series A notes may be withdrawn at any time prior to the expiration date.

         For your withdrawal to be effective, you must deliver a written notice of withdrawal to the exchange agent at the address set forth below under "Exchange Agent." Your notice of withdrawal must specify your name, identify the series A notes to be withdrawn, including the principal amount, and, where certificates for series A notes have been transmitted, specify the name in which the series A notes are registered, if different from your name. If certificates for series A notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution. If your series A notes have been tendered pursuant to the procedure for book-entry transfer described above, your notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn series A notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of these notices which determination shall be final and binding on all parties.

         Any series A notes that are withdrawn will be deemed not to have been validly tendered for exchange for purposes of this exchange offer. Any series A notes that have been tendered for exchange but that are not exchanged for any reason will be returned to the holder thereof without cost to the holder, or, in the case of series A notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, will be credited to an account maintained with DTC for the series A notes, as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. You may retender any properly withdrawn series A notes by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to the expiration date.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         The following discussion summarizes the material federal income tax consequences of this exchange offer. This discussion is not binding on the IRS or the courts, and we cannot assure you that the IRS will not take, and that a court would not sustain, a position contrary to that described below. This summary is based on the current provisions of the tax code and applicable Treasury regulations, judicial authority and administrative pronouncements. The tax consequences described below could be modified by future changes in the relevant law, which could have retroactive effect. You should consult your own tax adviser as to these and any other federal income tax consequences of this exchange offer as well as any tax consequences to you under foreign, state, local or other law.

         The exchange of the series A notes for series B notes pursuant to this exchange offer should not be treated as an "exchange" for U.S. federal income tax purposes because the series B notes will not be considered to differ materially in kind or extent from the series A notes. Rather, any series B notes received by you should be treated as a continuation of your investment in the series A notes. As a result, there should be no material U.S. federal income tax consequences to you resulting from the exchange offer. In addition, you should have the same adjusted issue price, adjusted basis and holding period in the series B notes as you had in the series A notes immediately prior to the exchange. See " Federal Income Tax Considerations."

EXCHANGE AGENT

         State Street Bank and Trust Company has been appointed as exchange agent for this exchange offer. You should address all correspondence in connection with this exchange offer and the letter of transmittal to the exchange agent as follows:

                       State Street Bank and Trust Company

    By Registered or Certified Mail:             By Hand /Overnight Delivery:
-----------------------------------------   ------------------------------------

  State Street Bank and Trust Company        State Street Bank and Trust Company
              P.O. Box 778                         Two Avenue de Lafayette
         Boston, MA 02102-0078                5th Floor, Corporate Trust Window
        Attention: Kellie Mullen                    Boston, MA 02111-1724
                                                  Attention: Kellie Mullen/
                                                      MacKenzie Elijah

                                  By Facsimile:
                          -----------------------------

                                 (617) 662-1452

                              Confirm by Telephone
                                 (617) 662-1525

         You may request additional copies of this prospectus or the letter of transmittal from the exchange agent or us.

PAYMENT OF EXPENSES

         We have not retained any dealer-manager or similar agent in connection with this exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of this exchange offer. We, however, will pay reasonable and customary fees and reasonable out-of-pocket expenses to the exchange agent in connection with the solicitation of acceptances. We will also pay the cash expenses to be incurred in connection with this exchange offer, including accounting, legal, printing and related fees and expenses.

ACCOUNTING TREATMENT

         We will record the series B notes at the same carrying value as the series A notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes.
We will capitalize our expenses of this exchange offer for accounting purposes.

RESALES OF NOTES

         With respect to resales of series B notes, based on interpretive letters issued by the staff of the SEC to third parties, we believe that a holder of series B notes who exchanged series A notes for series B notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in a distribution of the series B notes, will be allowed to resell the series B notes to the public without further registration under the Securities Act and without delivering to purchasers of the series B notes a prospectus that satisfies the requirements of the Securities Act, except for:

         o a broker-dealer who purchases series B notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act, or

         o a person who is our "affiliate" within the meaning of Rule 405 under the Securities Act.

         However, a broker-dealer who holds series A notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an underwriter within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act. If any other holder is deemed to be an underwriter within the meaning of the Securities Act or acquires series B notes in this exchange offer for the purpose of distributing or participating in a distribution of series B notes, the holder must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available. We have agreed that for a period of up to one year from the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.

                               THE BFI ACQUISITION

TRANSACTION OVERVIEW

         On November 12, 1999, we acquired from Allied all of the medical waste management operations of BFI and Allied in the United States, Canada and Puerto Rico. The purchase price was $410.5 million in cash, subject to post-closing adjustment. Our purchase of the BFI medical waste business excluded accounts receivable and accounts payable. As a result, based on historical requirements of the BFI medical waste business, we expect to make a net investment in working capital of approximately $15.0 million in the twelve months following closing.

         Prior to the BFI acquisition, BFI was the largest provider of regulated medical waste services in the United States. For the twelve months ended June 30, 1999, BFI's medical waste business had revenues of $201.7 million. The medical waste business that Allied owned prior to the BFI acquisition represents an insignificant amount of the businesses we acquired.

TRANSITION AGREEMENT

         We have entered into a transition agreement with Allied that requires Allied, for a period of one year following the closing, to provide specified operational and administrative support to us and to make facilities available to us in order to facilitate a smooth transition of the BFI medical waste business. In particular, this agreement requires Allied to: (1) continue to operate permitted treatment and disposal facilities and transfer stations of the BFI medical waste business for us until we receive the necessary permits and approvals to operate them, (2) make available to us at operating locations of the BFI medical waste business substantially the same space used by that business prior to the closing, and (3) to provide operational and administrative support to us at the operating locations of the BFI medical waste business as we require to facilitate a smooth transition, including vehicle maintenance, telephone answering, dispatching, backup drivers, personnel assistance and customer billing. The transition agreement requires us to reimburse Allied for these services on a direct cost, pass-through basis, except that for services other than facility operation there are no charges during the first six months following the closing of the BFI acquisition provided we use our reasonable best efforts to stop using these services as soon as possible.

                                 CAPITALIZATION

         The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 1999 on an actual basis and pro forma to give effect to the BFI acquisition and related financing transactions as if those events all occurred on September 30, 1999. You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Other Indebtedness" and our financial statements and notes thereto.

                                                         AS OF SEPTEMBER 30,
                                                                1999
                                                                ----
                                                        ACTUAL        PRO FORMA
                                                        ------        ---------
                                                           (IN THOUSANDS)


Cash and cash equivalents ............................   $  16,017    $  12,348
                                                         =========    =========
Long-term debt (including current portion):
    Credit facility:
      Revolving credit facility(1) ...................   $    --      $    --
      Term loan A ....................................        --         75,000
      Term loan B ....................................        --        150,000
   Notes offered hereby ..............................        --        125,000
   Capital leases assumed ............................        --          5,132
   Existing indebtedness .............................       5,778        5,778
                                                         ---------    ---------
      Total long-term debt, including current portion        5,778      360,910
Convertible Preferred Stock ..........................        --         70,275
Common shareholders' equity:
   Common stock ......................................         147          147
   Additional paid-in capital ........................     136,148      136,148
   Accumulated deficit ...............................     (24,483)     (26,283)
                                                         ---------    ---------
      Common shareholders' equity ....................     111,812      110,012
                                                         ---------    ---------
      Total capitalization ...........................   $ 117,590    $ 541,197
                                                         =========    =========

         (1) Our revolving credit facility has a total availability of $50.0 million, subject to satisfaction of certain customary conditions. See "Description of Other Indebtedness-- Credit Facility."

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                OF STERICYCLE AND THE BFI MEDICAL WASTE BUSINESS

         The unaudited pro forma condensed combined balance sheet as of September 30, 1999 gives effect to the following, as if each had occurred on September 30, 1999:

         (i) the BFI acquisition;

         (ii) the offering of the series A notes;

         (iii) $225 million of borrowings under our credit facility with various financial institutions, DLJ Capital Funding, Inc., as syndication agent for the financial institutions, lead arranger and sole book running manager, Bank of America, N.A., as administrative agent for the financial institutions, and Bankers Trust Company, as documentation agent for the financial institutions (See "Description of Other Indebtedness -- Credit Facility");

         (iv) $75.0 million of gross proceeds from the sale by us on November 12, 1999 of our convertible preferred stock to investment funds associated with Bain Capital, Inc. and with Madison Dearborn Partners, Inc., which represents approximately 22.6% of our outstanding common stock on an as-if converted basis (See "Description of Capital Stock -- Convertible Preferred Stock");

         (v) the application of the net proceeds received from (ii), (iii) and
         (iv) above; and

         (vi) the costs and expenses associated with (i)-(iv) above.

         The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1998 and for the nine months ended September 30, 1999 give effect to these transactions as if each occurred at the beginning of the period presented. In addition, the unaudited pro forma condensed combined statements of operations include our acquisition of Waste Systems, Inc., the majority owner of 3CI Complete Compliance Corporation, which closed in October 1998, the acquisition of Med-Tech Environmental Limited and related transactions, which closed in December 1998, and the acquisition of Medical Disposal Systems, which closed in April 1999, as if each had occurred at the beginning of the period presented.

         The unadited pro forma condensed combined financial statements do not include adjustments to reflect (a) cost savings that we expect to realize over the year following the BFI acquisition or (b) an increase in selling, general and administrative expense to reflect the allocation of historical BFI corporate and shared services costs to the BFI medical waste business. See Note 5 of Notes to Pro Forma Condensed Combined Statements of Operations. The unaudited pro forma financial data do not purport to represent what our financial position and results of operations would have been if the transactions listed above and the other acquisitions had actually occurred as of the dates indicated and are not intended to project our financial position or results of operations for any future period. See "Special Note Regarding Forward-Looking Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         The pro forma adjustments to the purchase price allocation and financing of the BFI medical waste business acquisition are preliminary and based on information obtained to date that is subject to revision as additional information becomes available. Revision to the preliminary purchase price allocation and financing may have a significant impact on total assets, total liabilities and shareholders' equity, cost of revenue, selling, general and administrative expenses, depreciation and amortization, and interest expense.

         The unaudited pro forma condensed combined financial statements should be read in conjunction with the notes thereto, the historical consolidated financial statements of Stericycle and related notes thereto included herein, and the historical financial statements of the BFI medical waste business and related notes thereto included herein.


              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999
                                 (IN THOUSANDS)


                                                                        BFI MEDICAL
                                                             STERICYCLE     WASTE    PRO FORMA
                                                             HISTORICAL  HISTORICAL  ADJUSTMENTS        PRO FORMA
                                                             ----------  ----------  -----------        ---------
                                                              (NOTE 1)   (NOTE 2)    (NOTE 3)

                                     ASSETS

Cash and cash equivalents ................................   $  16,017   $    --     $  (3,669)   (a)   $  12,348
Other current assets .....................................      25,213      18,152     (16,552)   (b)      26,813
                                                                         ---------   ---------    ---   ---------
Total current assets .....................................      41,230      18,152     (20,221)            39,161
Property and equipment, net ..............................      22,435      60,548      (6,001)   (c)      76,982
Other assets .............................................       5,539       3,061      16,359    (d)      24,959
Goodwill, net ............................................      59,524      53,100     301,708    (e)     414,332
                                                             ---------   ---------   ---------    ---   ---------
Total assets .............................................   $ 128,728   $ 134,861   $ 291,845          $ 555,434
                                                             =========   =========   =========    ===   =========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Other current liabilities ................................   $  11,138   $   3,198   $     (99)   (f)   $  14,237
Current portion of long-term debt ........................       1,900         970       3,375    (g)       6,245
                                                             ---------   ---------   ---------    ---   ---------
Total current liabilities ................................      13,038       4,168       3,276             20,482
Long-term debt, net of current portion ...................       3,878       4,162     346,625    (g)     354,665
Other long-term liabilities ..............................        --           938        (938)   (h)        --
Convertible preferred stock ..............................        --          --        70,275    (i)      70,275
Common shareholders' equity ..............................     111,812     125,593    (127,393)   (j)     110,012
                                                             ---------   ---------   ---------    ---   ---------
Total liabilities and
    shareholders' equity .................................   $ 128,728   $ 134,861   $ 291,845          $ 555,434
                                                             =========   =========   =========    ===   =========

     The accompanying notes are an integral part of this unaudited pro forma condensed combined balance sheet.


         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

1.       STERICYCLE HISTORICAL

         The historical balances represent the consolidated balance sheet of Stericycle as of September 30, 1999 as reported in the unaudited historical consolidated financial statements of Stericycle.

2.       BFI MEDICAL WASTE BUSINESS HISTORICAL

         The amounts related to the BFI medical waste business in the pro forma condensed combined balance sheet represent the historical assets and liabilities of the BFI medical waste business (which includes the MDS acquisition) as of June 30, 1999, as reported in the unaudited historical financial statements of the BFI medical waste business. The amount included in common shareholders' equity in the unaudited pro forma condensed combined balance sheet for the BFI medical waste business is its Directly Identifiable Assets in excess of its Directly Identifiable Liabilities.

3.       PRO FORMA ADJUSTMENTS

         The pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet give effect to the following (in thousands, except share data):

         (a) The use of Stericycle cash on hand to fund a portion of the cash required in connection with the BFI acquisition and related financing transactions, as follows:

Total Stericycle cash required.....................................$     6,475
Transaction costs paid by September 30, 1999 .......................    (2,806)
                                                                       -------
                                                                       $ 3,669

         (b) The elimination of the historical book value of the BFI medical waste business accounts receivable of $16,552, which is not included in the net assets acquired.

         (c) Based on preliminary appraisal information, the historical net book values of the acquired property and equipment exceed the fair market values of these assets by approximately $6,001.

         (d) The increase in the fair value of intangible assets and the capitalization of deferred financing fees and costs, as follows:

Increase in fair value of intangible assets.......................$     5,109
Payment of deferred financing fees and costs ......................    11,250
                                                                      -------
                                                                      $16,359

         (e) The incremental increase in goodwill resulting from the BFI acquisition, as follows:

Cost in excess of the estimated fair value of the acquired net assets.$ 358,315 Elimination of historical goodwill of the BFI medical waste business .. (53,100)
Transaction costs incurred by September 30, 1999 ....................... (3,507)
                                                                      ---------
                                                                      $ 301,708

         (f) Adjustments to exclude the historical book value of accrued liabilities which are not included in the net assets acquired and to record liabilities in accordance with EITF Issue 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination" and EITF Issue 94-3, "Liability Recognition of Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)." The liabilities recognized in accordance with EITF 95-3 and EITF 94-3 represent severance and closure costs estimated to be incurred in the expected elimination of duplicative personnel and closing of certain duplicative facilities of both Stericycle and the BFI medical waste business. The adjustments are as follows:


Liabilities relating to the BFI medical waste business severance and facility
    closings ..................................................................   $ 2,000
Liabilities relating to Stericycle severance and facility closings, net of tax      1,800
Elimination of historical accrued liabilities of the BFI medical waste business    (3,198)
Transaction costs accrued at September 30, 1999 ...............................      (701)
                                                                                  -------
                                                                                  $   (99)

         (g) The offering of series A notes and borrowings under our credit facility calculated as follows:

Proceeds from our credit facility...............................$     225,000
Proceeds from the series A notes................................      125,000
                                                                -------------
                                                                $     350,000

         The net increase in long-term debt has been classified as follows:

Current portion of long-term debt...............................$       3,375
Long-term debt, net of current portion..........................      346,625
                                                                -------------
                                                                $     350,000

         (h) The elimination of other long-term liabilities of $938, which were will not assumed in the BFI acquisition.

         (i) The issuance of 75,000 shares of 3.375% payment-in-kind Convertible Preferred Stock and payment of the related financing fees and costs, as follows:

Issuance of Convertible Preferred Stock.........................$       75,000
Payment of financing fees and costs.............................        (4,725)
                                                                --------------
                                                                $       70,275

         (j) The elimination of the historical shareholders' equity of the BFI medical waste business and an accrual for a Stericycle restructuring charge in accordance with EITF 94-3, as follows:

Elimination of historical shareholders' equity ...............................   $(125,593)
Liabilities relating to Stericycle severance and facility closings, net of tax      (1,800)
                                                                                 ---------
                                                                                 $(127,393)


         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)


                                                    BFI           ADJUSTMENTS          OTHER
                               STERICYCLE      MEDICAL WASTE       FOR PRIOR         PRO FORMA
                               HISTORICAL       HISTORICAL       ACQUISITIONS       ADJUSTMENTS       PRO FORMA
                               ----------       ----------       ------------       -----------       ---------
                                (NOTE 1)         (NOTE 2)          (NOTE 3)          (NOTE 4)

Revenues..................... $    66,681       $   198,222      $    25,372        $        --     $    290,275
Cost of revenues.............     (45,328)         (132,629)         (19,282)             6,884 (a)     (190,355)
Selling, general and
   administrative expense....     (14,929)          (13,273)          (4,964)            (7,553)(b)      (40,719)
Special charges..............          --              (257)            (178)                --             (435)
                              -----------       -----------      -----------        -----------     ------------
Operating income.............       6,424            52,063              948               (669)          58,766
Interest income..............         714                --               --                 --              714
Interest expense.............        (777)               --           (1,619)           (36,770)(d)      (39,166)
                              -----------       -----------      -----------        ------------    ------------
Income before income taxes...       6,361            52,063             (671)           (37,439)          20,314
Income tax expense...........        (648)               --               --             (5,438)(e)       (6,086)
Minority interest............          --                --               43                 --               43
                              -----------       -----------      -----------        -----------     ------------
Net income...................       5,713            52,063             (628)           (42,877)          14,271
Dividends on convertible
   preferred stock...........          --                --               --             (2,531)(f)       (2,531)
                              -----------       -----------      -----------        ------------    ------------
Net income applicable to
   common shareholders....... $     5,713       $    52,063      $      (628)       $   (45,408)    $     11,740
                              ===========       ===========      ===========        ============    ============

Basic earnings per share..... $      0.54                --               --                 --     $       1.10
                              ===========                                                           ============
Weighted average common
   shares outstanding........      10,647                --               37                 --           10,684
                              ===========                        ===========                        ============
Diluted earnings per share... $      0.51                --               --                 --     $       0.92
                              ===========                                                           ============
Weighted average common
   and common equivalent
   shares outstanding........      11,264                --               37              4,286 (g)       15,586
                              ===========                        ===========        ===========     ============
OTHER DATA:
Ratio of earnings to
   fixed charges.............                                                                               1.5x


     The accompanying notes are an integral part of this unaudited pro forma condensed combined statement of operations.


         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                                 (IN THOUSANDS)


                                                    BFI           ADJUSTMENTS          OTHER
                               STERICYCLE      MEDICAL WASTE       FOR PRIOR         PRO FORMA
                               HISTORICAL       HISTORICAL       ACQUISITIONS       ADJUSTMENTS       PRO FORMA
                               ----------       ----------       ------------       -----------       ---------
                                (NOTE 1)         (NOTE 2)          (NOTE 3)          (NOTE 4)

Revenues..................... $    74,285       $   152,266      $     2,887        $        --     $    229,438
Cost of revenues.............     (48,998)          (99,831)          (2,137)             4,842 (a)     (146,124)
Selling, general and
   administrative expense....     (15,541)           (8,824)            (525)            (5,564)(b)      (30,454)
Special (charges) credit.....          --               469             (178)              (480)(c)         (189)
                              -----------       -----------      ------------       -----------     ------------
Operating income.............       9,746            44,080               47             (1,202)          52,671
Interest income..............         576                --               --                 --              576
Interest expense.............        (689)               --               --            (27,632)(d)      (28,321)
Other income.................         404                --               --                 --              404
                              -----------       -----------      -----------        -----------     ------------
Income before income taxes...      10,037            44,080               47            (28,834)          25,330
Income tax expense...........      (2,168)               --               --             (6,117)(e)       (8,285)
                              -----------       -----------      -----------        -----------     ------------
Net income...................       7,869            44,080               47            (34,951)          17,045
Dividends on convertible
   preferred stock...........          --                --               --             (1,898)(f)       (1,898)
                              -----------       -----------      -----------        -----------     ------------
Net income applicable to
   common shareholders....... $     7,869       $    44,080      $        47        $   (36,849)    $     15,147
                              ===========       ===========      ===========        ===========     ============
Basic earnings per shares.... $      0.56                --               --                 --     $      $1.08
                              ===========                                                           ============
Weighted average common
   shares outstanding........      14,073                --               --                 --     $       14,073
                              ===========                                                           ==============
Diluted earnings per shares.. $      0.54                --               --                 --     $        0.91
                              ===========                                                           =============
Weighted average common
   and common equivalent
   shares outstanding........      14,482                --               --              4,286 (g)         18,768
                              ===========                                           ===========     ==============
OTHER DATA:
Ratio of earnings to
   fixed charges.............                                                                               1.8x

     The accompanying notes are an integral part of this unaudited pro forma condensed combined statement of operations.

                          NOTES TO UNAUDITED PRO FORMA
                   CONDENSED COMBINED STATEMENTS OF OPERATIONS

1.       STERICYCLE HISTORICAL

         The historical balances in this column represent the consolidated results of operations of Stericycle for each of the indicated periods as reported in the historical consolidated financial statements of Stericycle.

2.       BFI MEDICAL WASTE BUSINESS HISTORICAL

         The amounts related to the BFI medical waste business in this column represent the historical Revenues and Direct Expenses of the BFI medical waste business for its fiscal year ended September 30, 1998 and the nine months ended June 30, 1999 as reported in the historical financial statements of the BFI medical waste business. The historical Statements of Revenues and Direct Expenses for the BFI medical waste business exclude specific costs for selling, general and administrative efforts which are performed by BFI on a shared service basis.

3.       ADJUSTMENTS FOR PRIOR ACQUISITIONS

         The pro forma adjustments in this column reflect, in accordance with SEC regulations, the unaudited pro forma condensed combined results of operations for the year ended December 31, 1998 of Waste Systems, Inc., acquired by Stericycle in October 1998, and Med-Tech Environmental Limited, acquired by Stericycle in December 1998 and the related purchase price allocations and financing, all to give effect to these transactions as if each had occurred at the beginning of the period presented. The results of operations of Med-Tech for the year ended December 31, 1998 have been adjusted to exclude $803,000 of direct acquisition costs, principally professional fees, incurred by Med-Tech as a result of its sale to Stericycle. Also reflects the unaudited pro forma condensed combined results of operations for the year ended September 30, 1998, and the nine months ended June 30, 1999 of Medical Disposal Systems, acquired by BFI in April 1999, and the related purchase price allocations.

4.       OTHER PRO FORMA ADJUSTMENTS

         The pro forma adjustments in this column reflect the following:

         (a) A decrease in depreciation expense relating to acquired property and equipment based on estimated useful lives and appraised values. The preliminary appraised values of the acquired property and equipment are not less than the BFI historical net book value. The following table indicates the components of the adjustments by asset class and the amount by which current estimates of average useful lives differ from the average remaining lives in the depreciation accounts of BFI (in thousands, except lives in years):


                                                                                             DEPRECIATION EXPENSE
                                                                                             --------------------
                                                  PRELIMINARY   CURRENT       APPROXIMATE     YEAR     NINE MONTHS
                                                   ESTIMATED    AVERAGE       BFI AVERAGE     ENDED       ENDED
                                                 FAIR VALUE ESTIMATED LIFE  REMAINING LIFE  12/31/98     9/30/99
                                                 ---------- --------------  --------------  --------     -------

Land.......................................     $      7,222       N/A            N/A     $      --     $     --
Buildings and improvements.................           19,782      28.2            21            701          526
Machinery and equipment....................           26,284       6.3             3          4,146        3,110
Office equipment and furniture.............            1,055         5             2            211          158
Construction in process....................              204       N/A            N/A            --           --
                                                ------------                              ---------     --------
                                                $     54,547                                  5,058        3,794
                                                ------------

BFI medical waste business depreciation expense (including MDS).................             12,361        8,982
                                                                                          ---------     --------
Decrease in depreciation expense................................................              7,303        5,188
Less:  decrease allocated to selling, general, and administrative expense.......               (419)        (346)
                                                                                          ---------     --------
Decrease in cost of revenues....................................................          $   6,884     $  4,842
                                                                                          =========     ========

         The decrease in depreciation expense is due to a decrease in the fair value of the acquired assets compared to their net book value and our belief that the assets acquired will have an average useful life longer than that originally determined by BFI. The expected remaining useful lives added to the current age of the assets is consistent with the useful lives Stericycle assigns to its other similar assets, when acquired.

         (b) An increase in amortization expense relating to acquired intangible assets and goodwill based on estimated lives, net of a decrease in depreciation expense as computed in Note 4(a) above and the reclassification of interest expense which has been included in the historical selling, general, and administrative expense of the BFI medical waste business, on capital leases which are being assumed, as follows (in thousands, except estimated lives in years):

                                                                                         AMORTIZATION EXPENSE
                                                                                         --------------------
                                                PRELIMINARY         CURRENT           YEAR           NINE MONTHS
                                                 ESTIMATED         ESTIMATED          ENDED             ENDED
                                                FAIR VALUE       AVERAGE LIFE       12/31/98           9/30/99
                                                ----------       ------------       --------           -------

Non-compete agreement................       $       5,300              5            $   1,060        $     795
Employee work force..................               2,870              3                  957              718
Goodwill.............................             358,315             40                8,958            6,718
                                                                                    ---------        ---------
                                                                                       10,975            8,231

BFI medical waste business amortization expense (including MDS).................        2,845            2,148
                                                                                    ---------        ---------
Increase in amortization expense................................................        8,130            6,083
Reclassification of interest expense on capital leases assumed..................         (158)            (173)
Decrease in depreciation expense................................................         (419)            (346)
                                                                                    ---------        ---------
Increase in selling, general, and administrative expense........................    $   7,553        $   5,564
                                                                                    =========        =========

         (c) The elimination of a gain on the sale of customer lists to Stericycle of $480,000 for the nine months ended June 30, 1999, which is included in the historical financial statements of the BFI medical waste business during this period.

         (d) A net increase in interest expense reflecting the draw down of our credit facility, issuance of the notes, amortization of deferred financing costs, and a reclassification of interest expense which has been included in the historical selling, general and administrative expenses of the BFI medical waste business on capital leases which are being assumed, calculated as follows (in thousands, except interest rates):

                                                                                          INTEREST EXPENSE
                                                                                          ----------------
                                                                                      YEAR           NINE MONTHS
                                                  AMOUNT           INTEREST           ENDED             ENDED
                                                 BORROWED            RATE           12/31/98           9/30/99
                                                 --------            ----           --------           -------

New credit facility:
   Term loan A............................  $      75,000           8.25%           $   6,188        $   4,641
   Term loan B............................        150,000           9.00%              13,500           10,125
Notes offered hereby......................        125,000          12.375%             15,469           11,602
Amortization of deferred financing costs..                                              1,455            1,091
Reclassification of interest expense on
   capital leases assumed.................                                                158              173
                                                                                    ---------        ---------
Increase in interest expense..............                                          $  36,770        $  27,632
                                                                                    =========        =========

         (e) Income tax expense resulting from a pro forma increase in taxable income at an effective rate of 40%, net of an elimination of alternative minimum taxes of $143 for the year ended December 31, 1998.

         (f) Payment-in-kind dividends at an annual rate of 3.375% on the $75 million liquidation value of our convertible preferred stock.

         (g) Incremental issuance of common shares on an as if converted basis for the convertible preferred shares at a conversion price of $17.50 per share.

5.       EXCLUDED COSTS AND EXPECTED COST SAVINGS (IN THOUSANDS, EXCEPT PER
         SHARE DATA)

         The statements of operations data for the BFI Medical Waste Business and the pro forma condensed combined statements of operations exclude indirect selling, general and administrative expenses of the BFI medical waste business of $13,298 and $17,090 for the nine months ended September 30, 1999 and the year ended September 30, 1998, respectively. See note 3 to the Notes to Financial Statements of the BFI Medical Waste Business. The pro forma condensed combined statements of operations also do not reflect the effect of the expected elimination of duplicative personnel and facilities costs related to both Stericycle and the BFI medical waste business. Based upon our detailed transition plans, we estimate that if these expected eliminations had been in effect on January 1, 1998, they would have had the effect of reducing transportation, plant, operations and facilities costs by $9,581, during the nine months ended September 30, 1999 and by $12,805, during the year ended December 31, 1998. Adjusting for the indirect selling, general and administrative expenses mentioned above, the reduction in transportation, plant, operations and facilities costs, and the related tax effects of each, would result in net income to common shareholders, basic earnings per share, and diluted earnings per share of $13,213, $0.94, and $0.81 for the nine months ended September 30, 1999 and $9,554, $0.89 and $0.78 for the year ended December 31, 1998, respectively.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

STERICYCLE

         You should read Stericycle's selected historical consolidated financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and the notes thereto, and the other financial information included herein. The data for the full years have been derived from our audited consolidated financial statements. The data for the nine months ended September 30, 1998 and 1999 have been derived from our unaudited consolidated financial statements and, in the opinion of our management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the results of operations for the periods and financial condition as of the dates presented. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results of operations for the full year.

                                                                                                      NINE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                                              -------------------------------           -------------
                                                1994        1995       1996      1997      1998        1998       1999
                                                ----        ----       ----      ----      ----        ----       ----
                                                                               (IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA:
Revenues.............................         $ 16,141   $  21,339   $ 24,542  $ 46,166  $  66,681  $  44,759   $  74,285
Cost of revenues.....................           13,922      17,478     19,423    34,109     45,328     30,492      48,998
Selling, general and administrative
  expenses...........................            7,927       8,137      7,556    10,671     14,929     10,151      15,541
                                              --------   ---------   --------  --------  ---------  ---------   ---------
Total costs and expenses.............           21,849      25,615     26,979    44,780     60,257     40,643      64,539
                                              --------   ---------   --------  --------  ---------  ---------   ---------
Income (loss) from operations........           (5,708)     (4,276)    (2,437)    1,386      6,424      4,116       9,746
Interest income (expense), net.......             (104)       (268)        48       190        (63)        66        (113)
Other income.........................               --          --         --        --         --         20         404
                                              --------   ---------   --------  --------  ---------  ---------   ---------
Income (loss) before income taxes....           (5,812)     (4,544)    (2,389)    1,576      6,361      4,202      10,037
Income tax expense...................               --          --         --       146        648        781       2,168
                                              --------   ---------   --------  --------  ---------  ---------   ---------
Net income (loss)....................           (5,812)     (4,544)    (2,389)    1,430      5,713      3,421       7,869
Less cumulative preferred dividends(1)          (4,481)         --         --        --         --         --          --
                                              --------   ---------   --------  --------  ---------  ---------   ---------
Income (loss) applicable to common stock      $(10,293)  $  (4,544)  $ (2,389) $  1,430  $   5,713  $   3,421   $   7,869
                                              ========   =========   ========  ========  =========  =========   =========

OTHER DATA:
Ratio of earnings to fixed charges(2)               --          --        --       1.9x       4.3x       3.9x        5.5x

                                                                AS OF DECEMBER 31,                       AS OF SEPTEMBER 30,
                                                                ------------------                       -------------------
                                                  1994       1995       1996      1997       1998        1998        1999
                                                  ----       ----       ----      ----       ----        ----        ----
                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents............         $  1,206   $     138   $ 11,950  $  5,374  $   1,283  $     775   $  16,017
Working capital......................            2,510         438     14,617     4,879      1,166      3,298      28,192
Property, plant and equipment, net...           11,633      10,228     12,007    11,241     23,100     12,043      22,435
Total assets.........................           27,809      23,491     55,155    61,226     97,755     68,183     128,728
Long-term debt (including current portion)       5,441       5,919      7,806     6,527     28,959      9,527       5,778
Convertible redeemable preferred stock(1)       62,909          --         --        --         --         --          --
Shareholders' equity (capital deficiency)      (45,363)     12,574     40,014    45,026     53,651      50,550    111,812

(1) In August 1995, our Board of Directors adopted a plan of recapitalization which was approved by our stockholders in September
          1995, pursuant to which we reclassified our previously outstanding convertible redeemable preferred stock as common stock. As part of the plan of recapitalization, all conversion, redemption and liquidation rights associated with the convertible redeemable preferred stock were terminated in exchange for the issuance of shares of common stock.

(2) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include income
          (loss) before income taxes and fixed charges and "fixed charges" include interest expense, amortization of deferred financing fees and costs, and a portion of rent expense that is representative of the interest factor in these rentals. For the years ended December 31, 1994, 1995, and 1996, earnings were insufficient to cover fixed charges by $4,093, $2,563, and $50, respectively.



THE BFI MEDICAL WASTE BUSINESS

         You should read the selected historical financial data for the BFI medical waste business set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations--BFI Medical Waste Business," the financial statements and the notes thereto of the BFI medical waste business, and the other financial information included in this prospectus. The financial statements of the BFI medical waste business are not intended to be a complete presentation of the assets and liabilities and results of operations and cash flows of the BFI medical waste business. Rather, these financial statements were prepared for the purpose of complying with the rules and regulations of the SEC. In particular, the actual historical selling, general and administrative expenses for the BFI medical waste business cannot be determined with precision from BFI's accounting records. Only that portion of the selling, general and administrative expenses directly attributable to the BFI medical waste business is reflected in the historical financial data for that business included in this prospectus. No portion of the selling, general and administrative expenses associated with the employees and operations of BFI that were employed in multiple segments of BFI's overall business have been included in the historical results of the BFI medical waste business. Therefore, the selling, general and administrative expenses of the BFI medical waste business are not comparable to those of Stericycle. See Note 3 of Notes to Financial Statements of Browning-Ferris Industries, Inc. Medical Waste Business.

         In addition, in connection with the installation of new computer systems in 1998, the manner of accounting for certain selling, general and administrative costs was changed. Beginning in January 1998, some costs previously identifiable directly with medical waste operations were pooled with similar costs related to BFI's other business operations by marketplace so that only the selling, general and administrative costs related to medical waste-only geographic locations could be specifically identified and charged to the BFI medical waste business in fiscal year 1998 and subsequent financial statements. Therefore, the financial data of the BFI medical waste business are not comparable between the fiscal year ended September 30, 1998 and prior years.

         The data for the fiscal years have been derived from the audited financial statements of the BFI medical waste business. The data for the nine months ended June 30, 1998 and 1999 have been derived from the unaudited financial statements of the BFI medical waste business. The results of operations for the nine months ended June 30, 1999 are not necessary indicative of the results of operations for the full fiscal year.

                                                                                                 NINE MONTHS ENDED
                                                  FISCAL YEAR ENDED SEPTEMBER 30,                      JUNE 30,
                                                  -------------------------------                      --------
                                               1996            1997           1998             1998            1999
                                               ----            ----           ----             ----            ----
                                                                         (IN THOUSANDS)
STATEMENT OF REVENUES IN EXCESS
OF DIRECT EXPENSES DATA:
Revenues...........................        $     199,886    $   199,060    $    198,222    $     148,837   $    152,266
Cost of revenues...................              140,482        138,000         132,629           99,406         99,831
                                           -------------    -----------    ------------    -------------   ------------
Gross profit.......................               59,404         61,060          65,593           49,431         52,435
Direct selling, general
  and administrative
  expenses.........................               22,468         20,948          13,273            8,937          8,824
Special charges
  (credits)(1).....................                9,236          4,500             257              257           (469)
                                           -------------    -----------    ------------    -------------   ------------
Revenues in excess of direct
   expenses........................        $      27,700    $    35,612    $     52,063    $      40,237   $     44,080
                                           =============    ===========    ============    =============   ============
OTHER DATA:
Depreciation and amortization......        $      20,098    $    17,327    $     14,972    $      11,525   $     11,010
Capital expenditures...............               10,794          4,149           6,847            5,790          6,456

                                                                              AS OF SEPTEMBER 30,           AS OF JUNE 30,
                                                                              -------------------           --------------
                                                                            1997              1998              1999
                                                                            ----              ----              ----
                                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................          $          --    $           --    $           --
Working capital.............................................                 13,132            14,820            13,984
Total directly identifiable assets..........................                129,503           125,632           134,861
Long-term debt, including current portion...................                  1,766             3,015             5,132
Total directly identifiable assets in
  excess of directly identifiable liabilities...............                121,719           117,967           125,593

(1)  See Note 11 of Notes to Financial Statements of Browning-Ferris Industries, Inc. Medical Waste Business.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

STERICYCLE

BACKGROUND

         Stericycle derives its revenues from services to two principal types of customers: (i) small account customers, including outpatient clinics, medical and dental offices and long-term and sub-acute care facilities; and (ii) large account customers, including hospitals, blood banks and pharmaceutical manufacturers. Substantially all of our services are provided pursuant to long-term customer contracts specifying either scheduled or on-call services, or both. Contracts with small accounts are generally two to three years in length, usually can be terminated only for cause, generally provide for annual price increases and renew automatically unless the customer notifies us prior to expiration of the contract. Contracts with hospitals and other large accounts, which generally run for one to five years, typically include price escalator provisions which allow for price increases, generally tied to an inflation index or to a fixed percentage. As of June 30, 1999, we served over 85,000 customers.

         In addition to various wholly owned domestic subsidiaries, we own 55% of 3CI Complete Compliance Corporation and have international investments and operations, including: Med-Tech Environmental Limited, a Canadian medical waste services subsidiary; Medam S.A. de C.V., a joint venture company in Mexico formed by us and others for the collection, treatment and disposal of regulated medical waste in the Mexico City metropolitan market; and a licensing and equipment sales agreement for our ETD technology in Brazil with Companhia Auxiliar de Viacao e Obrar.

         We recognize revenue when the treatment of the regulated medical waste is completed on-site or the waste is shipped off-site for processing and disposal. For waste shipped off-site, all associated costs are recognized at time of shipment. Revenue and costs on contracts to supply our proprietary treatment equipment are accounted for by the percentage of completion method, whereby income is recognized based on the estimated stage of completion of the individual contract.

         We currently expense as incurred all permitting, design and start-up costs associated with our facilities. We elect to expense rather than to capitalize the costs of obtaining permits and approvals for each proposed facility regardless of whether we are ultimately successful in obtaining the desired permits and approvals and developing the facility. We currently recognize as a current expense all legal fees and other costs related to obtaining and maintaining permits and approvals. In addition, we currently expense all costs related to research and development as incurred.

         Our cost of revenues includes all costs of treatment, transportation, disposal and supplies, depreciation of operating assets, and some indirect overhead costs such as operations managers. Our selling, general and administrative expenses are comprised of accounting, information systems, selling, district and area management offices and corporate headquarters costs. In addition, we include amortization of intangible assets, such as goodwill resulting from acquisitions, in selling, general and administrative expenses.

         We do not own or operate any landfills or waste storage facilities. We dispose of any waste remaining after completion of the treatment process at facilities of unrelated parties. Accordingly, the calculation of our operating costs is not subject to the estimates inherently associated with landfill accounting.

NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1998

         Revenues. Revenues increased $29,526,000, or 66.0%, to $74,285,000 during the nine months ended September 30, 1999 from $44,759,000 during the comparable period in 1998 as we continued to implement our strategy of acquiring selected businesses and focusing on sales to higher-margin small account customers while simultaneously paring specified higher-revenue but lower-margin accounts with large account customers. Revenues generated from the sale of machinery internationally was $5,161,000 during the nine month period ended September 30, 1999 as compared to $3,802,000 during the same period in 1998. During the nine months ended September 30, 1999, acquisitions made during the last 12 months contributed approximately $24,846,000 to the increase in revenues as compared to the prior year.

         Cost of Revenues. Cost of revenues increased $18,506,000, or 60.7%, to $48,998,000 during the nine months ended September 30, 1999 from $30,492,000 during the comparable period in 1998. This increase was primarily due to the substantial increase in revenues during 1999 compared to the same period in 1998 and an increase in the cost of equipment sold internationally. The gross margin percentage increased to 34.0% during the nine months ended September 30, 1999 from 31.9% during the comparable period in 1998 due to further integration of new acquisitions into the existing infrastructure, lower relative costs relating to the changing mix of small account versus large account customers, increased utilization of treatment capacity and an increase in sales of equipment internationally.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $15,541,000 for the nine months ended September 30, 1999 from $10,151,000 for the comparable period in 1998. The increase was largely the result of increases in selling and marketing expenses and goodwill amortization as a result of our acquisitions, expansion of the sales network, and increased administrative expenses related to the higher volume. Selling, general and administrative expenses as a percentage of revenues decreased to 20.9% during the nine months ended September 30, 1999 from 22.7% during the comparable period in 1998. Excluding amortization, selling, general and administrative expenses as a percent of revenue decreased to 18.5% during the nine months ended September 30, 1999 from 20.4% during the comparable period in 1998.

         Interest Expense and Interest Income. Interest expense increased to $689,000 during the nine months ended September 30, 1999, from $242,000 during the comparable period in 1998, primarily due to increased interest expense related to borrowings associated with acquisitions completed prior to our public offering in February 1999. Interest income also increased to $576,000 during the nine months ended September 30, 1999, from $308,000 during the comparable period in 1998, primarily due to the investment of proceeds from the public offering, offset by lower cash balances prior to the stock issuance.

         Other Income and Expense. A one-time gain of $656,000 on the sale of routes by 3CI Complete Compliance Corporation of which Waste Systems, Inc. (our wholly owned subsidiary) is majority shareholder, was partially offset by a one-time non-cash expense of $192,000 for warrants issued with bridge loan borrowings in December 1998 and January 1999. See "Certain Transactions."

         Income Tax Expense. The estimated effective tax rate of approximately 21.6% for the nine months ended September 30, 1999 reflects federal taxable income expected in excess of Internal Revenue Code Section 382 limitations on the annual utilization of our net operating loss carryforward and state income taxes in states where we have no offsetting net operating losses.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

         Revenues. Revenues increased $20,515,000, or 44.4%, to $66,681,000 during 1998 from $46,166,000 during 1997 as we continued to focus on sales to higher margin, small account customers, while simultaneously paring some lower margin accounts with large account customers. The increase also reflects $5,952,000 in revenues from the sale of equipment to Companhia Auxiliar and Medam. During 1998, acquisitions completed since January 1, 1997 contributed approximately $13,103,000 to the increase in revenues from 1997. Excluding these incremental revenues from acquisitions, revenues increased from $46,166,000 to $53,578,000 or 16.1%. For the year, internal revenue growth for small account customers increased 14.8% while revenues from large account customers decreased by 7.2%.

         Cost of Revenues. Cost of revenues increased $11,219,000, or 32.9%, to $45,328,000 during 1998, from $34,109,000 during 1997. The increase was primarily due to the substantial increase in revenues during 1998 and to the cost of equipment supplied to Companhia Auxiliar and Medam. The gross margin percentage increased to 32.0% during 1998 from 26.1% during 1997 as a result of the sale of equipment internationally, the further integration of new acquisitions into our existing infrastructure, improved profitability relating to the changing mix of small account and large account customers and increased utilization of existing treatment capacity.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $14,929,000 during 1998 from $10,671,000 during 1997 due to our continued progress in strengthening our sales and administrative organizations and due to the increase in the amortization of goodwill and other incremental costs associated with acquisitions. Selling, general and administrative expenses as a percentage of revenues decreased to 22.4% during 1998 from 23.1% during 1997. Amortization of goodwill increased to $1,505,000 during 1998 from $1,042,000 in 1997, and excluding amortization, selling, general and administrative expenses as a percent of revenues decreased to 20.1% in 1998 from 20.9% in 1997.

         Interest Expense and Interest Income. Interest expense increased to $777,000 during 1998, from $428,000 during 1997, primarily due to borrowings on our revolving line of credit partially offset by the repayment of certain debt issued in connection with one of our acquisitions. Interest income also increased to $714,000 during 1998 from $618,000 during 1997, primarily due to interest income on the Med-Tech subordinated debt acquired in October 1998 partially offset by lower interest income on invested cash balances.

         Income Tax Expense. The estimated effective tax rate of approximately 10.2% for 1998 reflects the utilization of our net operating losses for income tax purposes, offset by alternative minimum tax and state income taxes in states where we have no offsetting net operating losses.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

         Revenues. Revenues increased $21,624,000, or 88.1%, to $46,166,000 during 1997 from $24,542,000 during 1996 as we continued to implement our strategy of focusing on higher margin small account customers while simultaneously paring certain higher revenue but lower margin accounts with large account customers. This increase also reflects the inclusion of a full year's revenues from the acquisition of a major portion of the regulated medical waste business of Waste Management, Inc., which was completed in December 1996, eight months of revenues from the Environmental Control Co., Inc. acquisition completed in May 1997, and a partial year's revenues from various other smaller acquisitions. During 1997, acquisitions completed since January 1, 1996 contributed approximately $20,975,000 to the increase in revenues from 1996. Excluding these incremental revenues from acquisitions, revenues increased from $24,542,000 in 1996 to $25,191,000 in 1997, or 2.6%. For the year, internal revenue growth for small account customers was 13.0%, while revenues from large account customers decreased by 4.0%.

         Cost of Revenues. Cost of revenues increased $14,686,000, or 75.6%, to $34,109,000 during 1997 from $19,423,000 during 1996. The principal reasons for the increase were higher transportation, treatment and disposal costs as a result of the higher volume attributable to our acquisitions and integration expenses related to our expansion into new geographic service areas. The gross margin percentage increased to 26.1% during 1997 from 20.9% during 1996, due to the continuing shift to small account customers and increased utilization of our treatment capacity.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $10,671,000 during 1997 from $7,556,000 during 1996. The increase was largely due to increases in selling and marketing expenses as a result of our acquisitions and expansion of our sales network, and increased administrative costs related to the higher volume. Selling, general and administrative expenses as a percentage of revenues decreased to 23.1% during 1997 from 30.8% during 1996 due to improved leverage of the administrative structure versus the sales growth. Amortization of goodwill increased to $1,042,000 during 1997 from $390,000 in 1996 and, excluding amortization, selling, general and administrative expenses as a percent of revenues decreased to 20.9% in 1997 from 29.2% in 1996.

         Interest Expense and Interest Income. Interest expense increased to $428,000 during 1997 from $373,000 during 1996. This increase was primarily attributable to higher indebtedness related to the Waste Management and Environmental Control acquisitions. Interest income increased to $618,000 during 1997 from $421,000 during 1996 due to interest earned on the invested cash proceeds from our initial public offering in August 1996.

         Income Tax Expense. The estimated effective tax rate of 9.3% for 1997 reflects the utilization of our net operating losses for income tax purposes, offset by alternative minimum tax and state income taxes in states where we have no offsetting net operating losses. We did not pay any income taxes in 1996.

BFI MEDICAL WASTE BUSINESS

         The following discussion of the financial condition and results of operations of the BFI medical waste business should be read in conjunction with the BFI Medical Waste Business Statements of Directly Identifiable Assets and Liabilities and Statements of Revenues and Direct Expenses and related notes included elsewhere in this prospectus.

BACKGROUND

         On November 12, 1999, we acquired from Allied all of the medical waste operations of BFI in the United States, Canada, and Puerto Rico. The purchase price for these operations was $410.5 million in cash, subject to post-closing adjustment. Allied purchased BFI on July 30, 1999.

         The BFI medical waste business provides medical waste collection, transportation, treatment, and disposal services to hospitals, healthcare providers and other small quantity generators in the United States, Canada, and Puerto Rico. The BFI medical waste business is a service line of BFI.

         BFI's operating organization is aligned along functional lines into five groups: sales and marketing, collection, post-collection, business development and business analysis. As a result, BFI does not maintain separate books and records for the medical waste operations other than service line revenues and direct operating costs. Therefore, the financial statements include only those costs that are directly attributable to the medical waste operations and that are separately identifiable in BFI's accounting records. Significant additional costs are incurred by BFI on a shared service basis and have been excluded because these costs have not been allocated to the various BFI service lines. As a result, the accompanying financial statements are not intended to be, and are not, a complete presentation of the assets, liabilities and results of operations of the BFI medical waste business. Rather, the accompanying financial statements were prepared for the purpose of complying with rules and regulations of the SEC, which indicate that specific financial statements are required for the BFI medical waste business. All significant transactions among units of the BFI medical waste business have been eliminated. For a further description of the bases of the financial statements, see the notes to the financial statements of the BFI medical waste business.

         The BFI medical waste business derives its revenues from services to two principal types of customers: (i) small account customers, including outpatient clinics, medical and dental offices, and long-term and subacute care facilities; and (ii) large account customers, including hospitals, blood banks and pharmaceutical manufacturers. Substantially all of the services of the BFI medical waste business are provided pursuant to long-term customer contracts specifying either scheduled or on-call services, or both. Contracts with small accounts are generally two to three years in length, usually can be terminated only for cause, generally provide for annual price increases and have an automatic renewal provision which operates unless the customer notifies the BFI medical waste business prior to completion of the contract. Contracts with hospitals and other large accounts, which generally run for one to five years, typically include price escalator provisions which allow for price increases, generally tied to an inflation index or to a fixed percentage. As of June 30, 1999, the BFI medical waste business served over 150,000 customers.

         Direct selling, general and administrative expense and special charges (credits) include only those costs which are incurred solely for the medical waste operations and are separately identified in BFI's accounting records. These costs include payroll costs for sales and administrative employees whose function is to solely support the medical waste business and general and administrative costs of medical waste only facilities. Further, in connection with the installation of new computer systems in January 1998, certain selling, general and administrative costs previously identifiable directly to medical waste operations through December 1997 were no longer accounted for in this manner. Beginning in January 1998, these costs were pooled with similar costs related to BFI's other business operations by marketplace so that only the selling, general and administrative costs related to geographic locations devoted exclusively to medical waste could be specifically identified and charged to medical waste in fiscal year 1998 and subsequent financial statements. For these reasons, the selling, general and administrative costs of the BFI medical waste business are not comparable to those of Stericycle and are not comparable between the fiscal year ended September 30, 1998 and prior fiscal years.

         For processing activities, the BFI medical waste business recognizes revenue when the treatment of the regulated medical waste is completed at its facilities or the waste is shipped off-site for processing and disposal. For waste shipped off-site, all associated costs are recognized at time of shipment. For collection activities, the BFI medical waste business recognizes revenue when regulated medical waste is collected from its customers.

         The BFI medical waste business expenses costs associated with the operation of new plants prior to the commencement of services to customers. Initial plant permit costs are capitalized as part of property, plant, and equipment and are amortized using the straight-line method over the useful lives up to 25 years. All ongoing permit costs are expensed.

         BFI's cost of revenues does not include depreciation of operating assets.

         The BFI medical waste business does not own or operate any landfills or waste storage facilities. It disposes of any waste remaining after completion of the treatment process at facilities of unrelated parties. Accordingly, the calculation of its operating costs is not subject to the estimates inherently associated with landfill accounting.

NINE MONTHS ENDED JUNE 30, 1999 COMPARED TO NINE MONTHS ENDED JUNE 30, 1998

         Revenues. Revenues for the nine months ended June 30, 1999 were $152,266,000 representing an increase of $3,429,000 or 2.3% over revenues of $148,837,000 for the nine months ended June 30, 1998. During the nine months ended June 30, 1999, the BFI medical waste business completed six acquisitions which contributed approximately $3,000,000 in revenue for the nine-month period. The estimated annual revenues for the six acquisitions were approximately $9,800,000. The remaining increase in revenues is attributable to internal growth in other marketplaces.

         Direct Operating Costs. Direct operating costs increased $1,108,000, or 1.2%, to $91,568,000 for the nine months ended June 30, 1999 from $90,460,000 for the nine months ended June 30, 1998, primarily as a result of the acquisition transactions completed during the period. However, as a percentage of revenues, the direct gross operating margin increased from 39.2% to 39.9%, primarily as a result of the continuing implementation of additional safety training, which reduced costs associated with accidents and injuries, and the consolidation of certain small collection operations into nearby larger collection facilities. Including the depreciation of operating assets, gross margin increased to 34.4% for the nine months ended June 30, 1999 from 33.2% in the prior year period.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $281,000 to $6,077,000 for the nine months ended June 30, 1999 from $6,358,000 for the nine months ended June 30, 1998. The nine months ended June 30, 1998 includes the January 1, 1998 conversion date of BFI to its SAP management software system. Therefore, for three months of this nine-month period, the BFI medical waste business was charged for shared selling, general and administrative costs. After the conversion, only directly related selling, general and administrative costs were charged to the BFI medical waste business.

         Depreciation and Amortization Expense. Total depreciation and amortization expense decreased $515,000 to $11,010,000 for the nine months ended June 30, 1999 from $11,525,000 for the nine months ended June 30, 1998 and as a percentage of revenues, decreased from 7.7% to 7.2%. These decreases are primarily due to assets becoming fully depreciated in 1998, and longer useful lives of assets acquired in the nine months ended June 30, 1999 than in the prior period.

         Special Charges (Credits). During the nine months ended June 30, 1999, the BFI medical waste business recorded special credits of $469,000 relating to a gain on the sale of customer lists totaling $480,000, offset by a write-down of a non-core business asset totaling $11,000. During the nine months ended June 30, 1998, the BFI medical waste business recorded special charges of $257,000 relating to the write-down of a non-core business asset.

YEAR ENDED SEPTEMBER 30, 1998 COMPARED TO YEAR ENDED SEPTEMBER 30, 1997

         Revenues. Revenues remained relatively flat between periods, $198,222,000 for the year ended September 30, 1998 compared to $199,060,000 for the year ended September 30, 1997. In December, 1997, the BFI medical waste business divested its Arizona collection and processing operations representing approximately $3,000,000 or 1.5% of revenues in fiscal 1997. However, internal growth and acquisitions in other markets largely offset the reduction in revenue resulting from the Arizona divestiture. The BFI medical waste business completed three acquisitions during the year ended September 30, 1998, which collectively contributed approximately $1,000,000 in revenues.

         Direct Operating Costs. Direct operating costs decreased $3,060,000, or 2.5%, to $121,096,000 for the year ended September 30, 1998, from $124,156,000 during the year ended September 30, 1997. As a percentage of revenues, the direct gross operating margin increased from 37.6% to 38.9%, primarily due to the implementation of cost control measures at all of the processing facilities, and a reduction of accident and injury costs due to continuing implementation of additional safety training. Costs were also reduced by $800,000 as a result of the divestiture of the Arizona operation.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses, as reported on the Statements of Revenues and Direct Expenses, decreased $7,631,000, or 43.7%, to $9,834,000 for the year ended September 30, 1998, from $17,465,000 during the year ended September 30, 1997. As indicated elsewhere herein, selling, general and administrative expenses include only those expenses which are incurred solely for the medical waste operations and are separately identified in BFI's accounting records. In connection with the installation of a new general ledger system in January 1998, certain selling, general and administrative expenses assigned directly to medical waste operations through December 1997 were no longer accounted for in this manner. Beginning in January 1998, these expenses were pooled with similar expenses related to BFI's other business operations by marketplace so that only the selling, general and administrative expenses related to medical waste only geographic locations could be specifically charged to the BFI medical waste business in fiscal year 1998 and subsequent periods. Also, in May 1998, BFI announced that its corporate office and marketplace level offices, which provide shared selling, general and administrative expenses, had undertaken various cost-cutting measures. Further, the year ended September 30, 1997 included $1,500,000 in expenses related to fines paid for violations of the Clean Water Act.

         Depreciation and Amortization Expense. Total depreciation and amortization expense decreased $2,355,000, to $14,972,000 for the year ended September 30, 1998, from $17,327,000 during the year ended September 30, 1997 and as a percentage of revenues decreased from 8.7% to 7.6%. These decreases were due primarily to the divestiture of the Arizona operation in December 1997, and due to a significant number of medical waste containers becoming fully depreciated.

         Special Charges. In the year ended September 30, 1998, the BFI medical waste business recorded special charges of $257,000 relating to the write-down of one non-core business asset. In 1997 the BFI medical waste business recorded special charges of $4,500,000 relating to the closure of an incinerator at the Bronx, New York facility.

YEAR ENDED SEPTEMBER 30, 1997 COMPARED TO YEAR ENDED SEPTEMBER 30, 1996

         Revenues. Revenues remained relatively flat between periods, decreasing slightly to $199,060,000 for the year ended September 30, 1997 compared to $199,886,000 for the year ended September 30, 1996. The BFI medical waste business completed one acquisition during the year ended September 30, 1997, which contributed approximately $300,000 in revenues. The closure of an incinerator at the Bronx, New York facility in July 1997 resulted in a reduction in revenues of approximately $500,000.

         Direct Operating Costs. Direct operating costs remained relatively flat at $124,156,000 during the year ended September 30, 1997 compared to $123,801,000 for the year ended September 30, 1996. As a percentage of revenues, the direct gross operating margin decreased from 38.1% to 37.6%. Increased costs for repair and maintenance of equipment of approximately $604,000 were incurred in the Arizona operations prior to its divestiture. However, these cost increases were offset by cost reduction programs instituted in the year ended September 30, 1997. These cost reduction programs include centralized purchasing of materials and supplies, re-routing of collection operations, and a balancing of the volumes of waste processed among the various processing facilities.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $1,586,000 during the year ended September 30, 1997 to $17,465,000 compared to $19,051,000 for the year ended September 30, 1996. This decrease was due primarily to the internal reorganization within BFI of the corporate sales, marketing, and accounting service groups during fiscal 1997. Selling, general and administrative expenses include specific directly charged shared services provided by BFI's corporate and district level offices. Further, the year ended September 30, 1997 included $1,500,000 in costs related to fines paid for violations of the Clean Water Act.

         Depreciation and Amortization Expense. Total depreciation and amortization expense decreased $2,771,000 to $17,327,000 in 1997 from $20,098,000 in 1996 and as a percentage of revenues decreased from 10.1% to 8.7%. These decreases were primarily due to a significant number of medical waste containers becoming fully depreciated, due primarily to a change in the useful life of medical waste containers. This change retired the containers which had been in service in excess of three years, and accordingly, reduced the following year's depreciation and amortization. These decreases were also due in part to the curtailment of acquisitions in that only one acquisition was completed during the year ended September 30, 1997, adding less than $200,000 in assets. Additionally, capital expenditures decreased due to BFI's reduction of capital spending.

         Special Charges. In 1997 the BFI medical waste business recorded special charges of $4,500,000 relating to the closure of an incinerator at the Bronx, New York facility. In 1996, the BFI medical waste business recorded $9,236,000 in special charges related to the future closures of processing facilities at Rancho Cordova, California, Washington, D.C., Bartow, Florida and Vancouver, Washington. Waste processed at these locations was redirected to other facilities of the BFI medical waste business after those facilities were closed. Collection operations continued at each of these locations.

LIQUIDITY AND CAPITAL RESOURCES

         At September 30, 1999, our working capital was $28,192,000 compared to working capital of $1,166,000 at December 31, 1998. The increase in working capital was primarily due to higher cash balances and lower current liabilities as a result of the public offering completed in February 1999.

         Net cash provided by operating activities was $5,834,000 during the nine months ended September 30, 1999 compared to $1,346,000 for the comparable period in 1998. This increase primarily reflects higher net income and depreciation and amortization expense, offset by changes in working capital.

         Net cash used in investing activities for the nine months ended September 30, 1999 was $15,074,000 compared to $8,955,000 for the comparable period in 1998. The change is primarily attributable to the increase in cash used for funding acquisitions and international investments completed in 1999 and an increase in capital expenditures. Capital expenditures were $2,367,000 for the nine months ended September 30, 1999 compared to $1,825,000 for the same period in 1998. The increase in capital spending is a result of improvements made to existing treatment facilities, the movement of the corporate office to a new facility and facility improvements made by our subsidiaries, 3CI Complete Compliance Corporation and Med-Tech Environmental Limited. Payments for acquisitions and international investments amounted to $11,667,000 during the nine months ended September 30, 1999.

         In order to finance the BFI acquisition, we conducted a series of financings in addition to the sale of the series A notes. As a result, we are a substantially leveraged company. See "Risk Factors--Substantial Leverage," "--Additional Borrowings Available," and "--Ability to Service Debt." We also recorded a substantial increase in goodwill and other intangible assets in connection with the BFI acquisition, and we will have a corresponding large increase in amortization expense.

         We have a credit agreement with a group of lenders that provides for an aggregate of up to $275.0 million in senior secured financing comprised of (i) a six-year term loan A amortizing facility of $65.0 million, (ii) a seven-year term loan B amortizing facility of $160.0 million, and (iii) a $50.0 million revolving loan facility. Stericycle has drawn the $225.0 million term loan facilities to finance the BFI acquisition. The revolving loan facility is currently undrawn. See "Description of Other Indebtedness" for a more detailed description of these credit facilities.

         Pursuant to a Series A Convertible Preferred Stock Purchase Agreement, on November 12, 1999 we issued and sold to investment funds associated with Bain Capital and with Madison Dearborn 75,000 shares of our convertible preferred stock for $1,000 per share, or an aggregate of $75.0 million, in cash, less some of the fees and expenses which are described below. See "Description of Capital Stock" for a more detailed description of the convertible preferred stock. Dividends on the convertible preferred stock are payable in kind in additional shares and accrue at the annual rate of 3.375%, subject to adjustment.

         Our ability to make payments on our indebtedness, including these notes, as well as to fund our operations and future growth, will depend on our ability to generate cash. Our success in doing so will depend on the results of our operations, which in turn will depend on many factors, including those described in the "Risk Factors" section of this prospectus and elsewhere in this prospectus. Our ability to generate adequate cash is also subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control. We also will continue to evaluate and pursue selected acquisitions.

         Based on our current level of operations and anticipated cost savings and operating improvements, we believe that our cash flow from operations, available cash and available borrowings under our credit facility will be sufficient to meet our future liquidity needs, including potential acquisitions, however, we cannot assure you that this will be the case. We also may need to refinance all or a portion of our indebtedness, including these notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our new credit facility and these notes, on commercially reasonable terms or at all. See "Risk Factors--Ability to Service Debt."

         Capital expenditures for Stericycle and the BFI medical waste business on a pro forma combined basis for the twelve months ended June 30, 1999 were approximately $14.4 million. In addition, we currently anticipate that we will spend approximately $14.0 million on a pro forma combined basis for capital expenditures in 2000, which includes approximately $4.0 million to install air pollution control systems so that our incinerators will comply with EPA regulations which become effective in 2002.

         As part of the BFI acquisition, we anticipate taking a non-cash charge of approximately $1.8 million, net of tax, and recording accrued purchase accounting liabilities of approximately $2.0 million for severance and facility closing costs expected to be incurred as part of the integration plan. We anticipate incurring the cash costs related to these initiatives over the next twelve months.

         We are purchasing the BFI medical waste business excluding accounts receivable and accounts payable. As a result, based on historical requirements of the BFI medical waste business, we expect to make a net investment in working capital of approximately $15.0 million in the twelve months following closing.

         Our exposure to market risk includes the possibility of rising interest rates in connection with our credit facility, thereby increasing debt service obligations, which could adversely affect our cash flows. We have borrowings outstanding subject to variable interest rates of approximately $225.0 million.

         Net cash provided by financing activities was $23,974,000 during the nine months ended September 30, 1999 compared to $3,010,000 for the comparable period in 1998. The difference between the two periods results primarily from the completion of the Company's second public offering of common stock, which raised $47,158,000 net of offering costs, partially offset by the repayment of $25,881,000 in debt in 1999.

         Our other financial obligations include industrial development revenue bonds issued on behalf of and guaranteed by us to finance our Woonsocket, Rhode Island treatment facility and equipment. These bonds, which had an outstanding aggregate balance of $1,071,000 as of September 30, 1999 at fixed interest rates ranging from 6.30% to 7.375%, are due in various amounts through June 2017. In addition, we have issued various promissory notes in connection with acquisitions during 1997 and 1998, consisting primarily of a 10-year note issued as part of the Environmental Control acquisition, which had an outstanding balance of $1,840,000 at September 30, 1999.

         As a consequence of changes in stock ownership, it is expected our annual utilization of net operating loss carryforwards permitted by Internal Revenue Code Section 382 will be limited and that, as a result, our effective tax rate will increase.

         For all periods for which financial statements of the BFI medical waste business are presented in this prospectus, all treasury related activities, including cash payments, receipts, and borrowings were performed by BFI's corporate headquarters and are not separately identifiable with the BFI medical waste business. BFI did not separately identify intercompany loans receivable or payable associated with different service lines. Accordingly, all treasury related assets and liabilities (cash and debt and the related interest income and expense) and intercompany loans receivable and payable have been excluded from the BFI medical waste business financial statements.

YEAR 2000 ISSUES

         Stericycle. We have developed a plan to modify our information systems in anticipation of the year 2000. We currently have substantially implemented this plan at a cost of less than $200,000. In light of our progress to date and the fact that our business is not significantly affected by the software employed by our vendors and customers, we do not anticipate that the year 2000 will present any material problems in respect of our key products and services. We are continuously making acquisitions and in the course of an acquisition may acquire software or hardware that is not year 2000 compliant. In the event that this situation arises, we will take the necessary steps to correct the compliance issues in a timely manner.

         Our plan for the year 2000 comprises both remediating our existing hardware and software and upgrading our business information systems generally. We initiated the upgrading process in 1998 in order to respond to the growth in size of our business and the inefficiencies caused by disparate hardware and software. Undertaken for reasons unrelated to year 2000 issues, our upgrading of our business information systems has the benefit of enabling us to become year 2000 compliant in the course of the upgrade.

         We have conducted an extensive review of potential year 2000 issues. Our assessment of our treatment facilities and equipment concluded that there was no material risk that we would be unable to treat regulated medical waste as a result of year 2000 issues. The new software that we adopted in 1998 for accounting and related purposes is already year 2000 compliant. Our other software and computer hardware are currently being tested, and upgrades or appropriate adjustments have been or will be made in accordance with our upgrade plans or as required. We are also in the process of reviewing the year 2000 compliance status of our significant vendors.

         We believe that we have an effective plan in place to resolve year 2000 issues in a timely manner. In the event that we are unable to complete the remaining phases of our year 2000 plan, we believe that, as a result of year 2000 issues solely affecting us, the principal effect on us would be an inability to invoice a portion of our customers for our services.

         We are also developing contingency plans to take into account any inability of us and others to become fully year 2000 compliant in time. These plans involve, among other actions, implementing manual systems, increasing inventories of parts and supplies and adjusting staffing strategies.

         The BFI medical waste business. In fiscal 1995, BFI initiated a project to implement the SAP suite of business systems software (which is year 2000 compliant) to replace essentially all of its existing business systems. The first phase of this project, implemented in January 1998, replaced approximately 45% of the existing business systems of BFI. Due to timing related to implementation of the second phase of this project, BFI commenced a year 2000 project to ensure compliance of remaining legacy systems.

         As of June 30, 1999 nearly all of the facilities and operations of the BFI medical waste business utilized BFI's SAP suite of business systems software as well as BFI's legacy system known as CMS. Both SAP and CMS are already year 2000 compliant systems. Conversions of the remaining facilities and operations are planned for completion before December 1999. The costs related to these conversions are not material to the results of operations or financial position of the BFI medical waste business.

         The risk to the BFI medical waste business of not completing the conversions of the remaining facilities and operations are that customer invoices from those facilities may have to be prepared manually and therefore may be delayed. Our contingency plan for the BFI medical waste business is to enter all customer information into CMS so as to produce invoices in a timely manner. This entry may have to be performed manually which may cause a short delay in customer invoices.

         In addition, BFI has initiated a process to (1) identify critical supplier and customer related issues, (2) assess the year 2000 readiness of equipment located at all of its operating facilities and (3) determine what contingency plans may be required. At this time, the potential effects in the event that the BFI medical waste business and/or third parties are unable to resolve year 2000 problems timely are not determinable.

RECENTLY ISSUED ACCOUNTING STANDARDS

         In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activity." SFAS No. 133 provides comprehensive and consistent standards for the recognition and measurement of derivative and hedging activities. It requires that derivatives be recorded on the consolidated balance sheets at fair value and establishes criteria for hedges of changes in the fair value of assets, liabilities or firm commitments, hedges of variable cash flows of forecasted transactions and hedges of foreign currency exposures of net investments in foreign operations. Changes in the fair value of derivatives that do not meet the criteria for hedges would be recognized in the consolidated statement of earnings. This statement will be effective for us beginning January 1, 2001. The adoption of SFAS No. 133 is not expected to have a material impact on us.

                                    BUSINESS

OVERVIEW

         We are the largest regulated medical waste management company in North America, serving over 235,000 customers throughout the United States, Canada and Puerto Rico. We have the only fully integrated, national medical waste management network and an estimated 22% share of the United States regulated medical waste market. Our network includes 35 treatment/collection centers and 93 additional transfer and collection sites. We use this network to provide the industry's broadest service offering, including medical waste collection, transportation, treatment, recycling and disposal to unrelated parties, together with related consulting, training and education services and products. Our treatment technologies include our proprietary, environmentally friendly and efficient electro-thermal deactivation system, as well as traditional methods such as autoclaving and incineration. On a pro forma combined basis, for the year ended December 31, 1998 and for the nine months ended September 30, 1999, we generated revenues of $290.3 million and $229.4 million, respectively.

         On November 12, 1999, we acquired from Allied the BFI medical waste business and Allied's medical waste operations. The purchase price for these operations was $410.5 million in cash, subject to post-closing adjustment.

         Our operations benefit significantly from the stability associated with our long-term customer relationships. We have long-term customer contracts of between one and five years with substantially all of our customers. In general, our contracts with small account customers have automatic renewal provisions. We believe the services we offer are compelling to our customers, because they allow our customers to avoid the significant capital and operating costs that they would have to incur to internally manage their regulated medical waste. Furthermore, by outsourcing these services and purchasing consulting and other services from us, our customers reduce or eliminate their risk of the large fines associated with regulatory non-compliance.

         We benefit from significant customer diversification, with no single customer accounting for more than 2% of revenues, and our top 10 customers accounting for approximately 7% of revenues, in each case on a pro forma combined basis for the year ended December 31, 1998. Our two principal groups of customers include: over 230,700 small account customers (e.g., outpatient clinics, medical and dental offices and long-term and sub-acute care facilities) and over 4,300 large account customers (e.g., hospitals, blood banks and pharmaceutical manufacturers). Small account customers tend to be most likely to outsource medical waste management services and tend to be more service oriented and less price sensitive, resulting in higher margins for us. We are targeting new small account customers through our proprietary database of over 330,000 potential small account customers not presently served by us and our dedicated small account sales force. We successfully increased the proportion of revenues from small account customers from 33% of revenues in the fourth quarter of 1996 to 57% in the second quarter of 1999, which helped increase our operating income margin significantly.

INDUSTRY OVERVIEW

         The large, fragmented medical waste industry has experienced significant growth since its inception. The regulated medical waste industry began with the Medical Waste Tracking Act of 1988, which was enacted by Congress in response to media attention after medical waste washed ashore on beaches, particularly in New York and New Jersey. Since the 1980s, the public and government regulators have increasingly demanded the proper handling and disposal of the medical waste generated by the health care industry. Regulated medical waste is generally described as any medical waste that can cause an infectious disease, including: single-use disposable items, such as needles, syringes, gloves and other medical supplies; cultures and stocks of infectious agents; and blood and blood products.

         An independent study estimated the size of the regulated medical waste market in the United States in 1999 to be approximately $1.4 billion. We believe the worldwide market for regulated medical waste management services currently is approximately $3.0 billion and, including ancillary services such as training, education, product sales and consulting services, in excess of $10.0 billion. We also believe the regulated medical waste industry is less susceptible than most industries to the effects of a general economic downturn. Industry sources estimate the current annual growth rate of the United States regulated medical waste industry to be 7-10%, driven by a number of factors, including:

         Pressure to Reduce Hospital Costs Leads to Outsourcing of Services. The health care industry is under pressure to reduce costs and improve efficiency. To accomplish this, it is using outside contractors to perform some services, including medical waste management. We believe that our medical waste management services help health care providers reduce costs by reducing their medical waste tracking, handling and compliance costs, reducing their potential liability related to employee exposure to bloodborne pathogens and other infectious material and reducing the amount of money invested in on-site treatment of medical waste.

         Growing Importance of Smaller Account Customers. We believe that managed care and other health care cost-containment pressures are causing patient care to shift from institutional higher-cost acute-care settings to less expensive, smaller, off-site treatment alternatives. Many common diseases and conditions are now being treated in smaller non-institutional settings. We believe that these non-institutional alternate-site health care expenditures will continue to grow as cost-cutting pressures increase.

         Aging of the Population. According to industry statistics, the "baby boom" generation (births between 1946 and 1964) constitutes approximately 30% of the United States population. The relative size of this generation, combined with declining birth rates, will continue to result in an increase in the average age of the population, while falling mortality rates ensure that the average person will live longer. As people age, they typically require more medical attention and a wider variety of tests and procedures. In addition, as technology improves, more tests and procedures become available. All of these factors lead to increased generation of medical waste.

         Environmental and Safety Regulation. We believe that many businesses currently not using outsourced medical waste services are unaware of the need for proper training of employees and the Occupational Safety and Health Administration requirements regarding the handling of medical waste. These businesses include restaurants, casinos, hotels and generally all businesses where employees may come in contact with blood-borne pathogens. In addition, home health care is currently unregulated and may become subject to similar blood-borne pathogen regulations in the future.

         Our industry is subject to extensive regulation beyond the MWTA. For example, the new stringent Clean Air Act regulations adopted in 1997 limit the discharge into the atmosphere of pollutants released by medical waste incineration. This is expected to increase the costs of operating medical waste incinerators and to result in significant closures of on-site treatment facilities, thereby increasing the demand for off-site treatment services. The EPA estimates that approximately 83-90% of small medical waste incinerators, 60-95% of medium medical waste incinerators and up to 35% of large medical waste incinerators in the United States will be closed over the next several years. In addition, OSHA has issued regulations concerning employee exposure to bloodborne pathogens and other potentially infectious materials that require, among other things, special procedures for the handling and disposal of medical waste and annual training of all personnel who may be exposed to blood and other body fluids. We believe that these regulations will help to expand the market for our services beyond traditional providers of health care.

COMPETITIVE STRENGTHS

         We believe that we benefit from the following competitive strengths:

         MARKET LEADER. We are the largest and the only national provider of medical waste management services in the United States. We estimate our market share to be approximately 22% in the United States and that we have over 11 times the revenues of our next largest competitor. As a result of our market leadership position, we provide our customers with superior, vertically integrated services as well as a variety of products and we are the only industry participant able to service national accounts. We believe our leading market position provides us with more operating leverage and a unique competitive advantage in attracting and retaining customers as compared to our smaller regional and local competitors.

         BROADEST RANGE OF HIGH QUALITY SERVICES. We offer our customers a wide range of services to help them develop internal systems and processes which allow them to efficiently and safely manage their medical waste from the point of generation through treatment and disposal. For example, we have developed programs to help train our customers' employees on the proper methods of handling medical waste in order to reduce potential employee exposure. Other services include those designed to help clients ensure and maintain compliance with OSHA and other relevant regulations. We also supply specially designed containers for use by most of our large account customers, including our Steri-Tub(R) container, a reusable leak- and puncture-resistant container, made from recycled plastic, which we developed and patented.

         ESTABLISHED NATIONAL NETWORK. Our 35 treatment/collection centers and our 235,000 customers in 46 states give us the largest and the only national network in the regulated medical waste industry. The extensive federal, state and local laws and regulations governing the regulated medical waste industry typically require some type of governmental approval for new facilities. These approvals are frequently opposed by elected officials, local residents or citizen groups, and can be difficult to obtain. We have significant experience in obtaining and maintaining these permits, authorizations and other types of governmental approvals. We believe a network similar in scale and scope to ours would be expensive and time-consuming for a competitor to develop.

         LOW COST OPERATOR. We are often the low-cost provider within the markets we serve. This results from our vertically integrated network and our broad geographic presence. As a result, we are able to: increase our route densities, which permits our drivers to make more stops per shift; minimize the distance traveled by our collection vehicles to treatment facilities; and increase the utilization of our equipment and facilities to internally treat more of the waste we collect. Our next largest competitor in the U.S. market has five treatment facilities and we believe most of our competitors do not have fully integrated operations. We believe our vertically integrated operations provide us a competitive advantage over smaller, less integrated competitors.

         DIVERSE CUSTOMER BASE AND REVENUE STABILITY. We have developed strong contracts and service agreements with a diverse network of established customers. Our top 10 customers only accounted for approximately 7% of revenues and no single customer accounted for more than 2% of revenues, in each case on a pro forma combined basis for the year ended December 31, 1998. We believe that our diverse customer base would mitigate the impact of the loss of any particular customer. We are also generally protected from regulatory changes which affect our costs, because our contracts generally contain provisions which allow us to adjust our prices to reflect any additional costs caused by changes in regulations.

         STRONG SALES NETWORK AND PROPRIETARY DATABASE. We have the largest, most well-established sales force in the medical waste industry, with over 277 sales representatives and telemarketing personnel. We use both telemarketing and direct sales efforts to obtain new customers. In addition, we have developed a proprietary database of over 330,000 potential small account customers not presently served by us, which we believe gives us a competitive advantage in identifying and reaching higher margin, small account customers. We believe that we have been particularly effective at attracting new small account customers through our innovative "flex-rep" program in which part-time field sales representatives work in tandem with telemarketers. We believe that the combination of the two allows us to cost-effectively sell "face-to-face" with potential small account customers and is more effective at converting sales leads into customers than telemarketing alone.

         EXPERIENCED MANAGEMENT TEAM. The Chairman of our Board of Directors and our five most senior executives collectively have over 45 years of management experience in the health care and waste management industries. Our Chief Executive Officer, had more than 15 years of senior management experience at Abbott Laboratories and, since joining us in 1992 as Chief Executive Officer, has led us from an early stage venture capital concept to the industry leader. Frank ten Brink, our Chief Financial Officer, previously served as Chief Financial Officer of Hexacomb Corporation. Richard Kogler recently joined us as executive vice president for domestic operations and Chief Operating Officer. Previously, Mr. Kogler served in senior roles with American Disposal Services, Inc. Jack Schuler, our Chairman, is also the current Chairman of Ventana Medical Systems. Previously, Mr. Schuler was the President and Chief Operating Officer of Abbott Laboratories. Anthony J. Tomasello has been our Executive Vice President and Chief Technical Officer since January 1999, and previously was our Vice President, Operations beginning in 1990. Previously, Mr. Tomasello was President and Chief Operating Officer of Pi Enterprises and Orbital Systems. Collectively, our directors and senior executives have beneficial ownership of approximately 16.1% of our common stock.

BUSINESS STRATEGY

         Our goals are to maintain our position as the largest provider of integrated services in the regulated medical waste industry and to continuously improve our profitability. Components of our strategy to achieve these goals include:

         TARGET HIGHER MARGIN, SMALL ACCOUNT CUSTOMERS. We intend to continue actively targeting and growing our base of higher margin, small account customers. Prior to the BFI acquisition, our management had successfully raised the percentage of our revenues from small account customers from 33% of revenues in the fourth quarter of 1996 to 57% in the second quarter of 1999, which helped increase our operating income margin significantly. Small account customers typically do not produce a sufficient volume of regulated medical waste on an individual basis to justify capital expenditures on their own waste treatment facilities or the expense of hiring regulatory compliance personnel. Small account customers are more service sensitive and typically rely on fully integrated service providers like us for timely waste removal, staff training, assistance with recordkeeping, and OSHA compliance consulting. We believe that the number of small account customers and the opportunities for sales of ancillary services and products to these customers will continue to grow, which will generate significant additional revenue growth opportunities.

         CAPITALIZE ON OUTSOURCING DUE TO NEWLY ENACTED CLEAN AIR REGULATIONS. The Clean Air Act regulations have increased both the capital costs required to bring many existing incinerators into compliance and the operating costs of continued compliance. The EPA expects that most hospitals will shut down their incinerators in response to regulations adopted in 1997, which limit the discharge into the atmosphere of pollutants released by medical waste incineration. We plan to capitalize on the anticipated movement by hospitals to outsource medical waste treatment rather than incur the cost of installing the air pollution control systems necessary to comply with these EPA regulations. We believe that approximately 35% of the total medical waste disposal market is treated on-site at hospitals. Because our facilities are modern and well maintained, we believe that our capital expenditures required to bring our incinerators into compliance with these new regulations will only be approximately $4.0 million.

         EXPAND RANGE OF SERVICES AND PRODUCTS. We believe that we have the opportunity to expand our business by increasing the range of products and services that we offer to our existing customers. For example, we may expand our collection and treatment of materials like photographic chemicals, lead foils and amalgam used in dental and radiology laboratories. In addition, because our drivers call on numerous medical facilities on a routine basis, we offer many single-use disposable medical supplies to our customers and we intend to increase these offerings in the future.

ACQUISITION AND INTEGRATION HISTORY

         We believe that our management team has substantial experience in evaluating potential acquisition candidates and determining whether a particular medical waste management business can be successfully integrated into our business. In determining whether to proceed with a business acquisition, we evaluate a number of factors including:

         o the financial impact of the proposed acquisition, including the effect on our cash flow and earnings per share;

         o the historical and projected financial results of the target company;

         o the purchase price negotiated with the seller and our expected internal rate of return;

         o the composition and size of the target company's customer base;

         o the efficiencies we can achieve by integrating the target company with one or more of our existing operations;

         o the potential for enhancing or expanding our geographic service area and allowing us to make other acquisitions in the same service area;

         o the experience, reputation, and personality of the target company's management;

         o the target company's reputation for customer service and relationships with the communities that it serves; and

         o whether the acquisition gives us any strategic advantages over our competition.

         We have established an efficient procedure for integrating newly-acquired companies into our business while minimizing disruption of our operations. Once a business is acquired, we implement programs designed to improve customer service, sales, marketing, routing, equipment utilization, employee productivity, operating efficiencies and overall profitability.

         We have completed the following 43 acquisitions:

SELLER                                                       DATE                       MARKETS SERVED

Allied Waste Industries, Inc. (BFI acquisition)......        November 1999              United States, Canada and Puerto
                                                                                        Rico
All-Med Safewaste Inc................................        July 1999                  Massachusetts
Ionization Research Company, Inc.....................        July 1999                  California
Enviro-Tech Services.................................        June 1999                  Arizona
Foster Environmental Services Corp...................        May 1999                   New York
Environmental Guardian, Inc..........................        May 1999                   Wisconsin
Browning-Ferris Industries, Inc......................        April 1999                 Texas
Arizona Medical Waste Management.....................        March 1999                 Arizona
Enviro-Tech Disposal Division of
    Lancaster General Services Business Trust........        March 1999                 Pennsylvania
Medical Express and General Courier
   Service, Inc......................................        February 1999              Pennsylvania
Southwest Medecol L.C................................        February 1999              Kansas, Texas and Colorado
Medical Resources Recycling Systems, Inc.............        February 1999              Washington and Idaho
Medical Resources Corporation........................        February 1999              New Mexico, Colorado and Arizona
Environmental Transloading Services, Inc.............        January 1999               California
Med-Tech Environmental Limited.......................        January 1999 and
                                                             December 1998              Alberta, British Columbia,
                                                                                        Ontario, Quebec, Connecticut,
                                                                                        Maine, Massachusetts,
                                                                                        New Hampshire,
                                                                                        New York, Rhode Island and
                                                                                        Vermont
Mid-America Environmental, Inc.......................        December 1998              Indiana
Waste Systems, Inc. (3CI)............................        October 1998               Alabama, Arkansas, Florida,
                                                                                        Georgia, Kansas, Louisiana,
                                                                                        Mississippi, Missouri, Oklahoma,
                                                                                        Tennessee and Texas
Medical Compliance Services, Inc.....................        September 1998             New Mexico and Texas
Regional Recycling, Inc..............................        August 1998                New Jersey
Allegro Carting and Recycling, Inc...................        August 1998                New York
Mediwaste Disposal Services LLC......................        July 1998                  Texas
Superior of Wisconsin, Inc...........................        July 1998                  Wisconsin
Arizona Hazardous Waste Disposal.....................        July 1998                  Arizona
Controlled Medical Disposal, Inc.....................        June 1998                  New Jersey
Arizona Hazardous Waste Disposal.....................        June 1998                  Arizona
Medisin, Inc.........................................        April 1998                 Kentucky and Ohio
Bridgeview, Inc......................................        March 1998                 Pennsylvania
Browning-Ferris Industries, Inc......................        December 1997              Arizona
Phoenix Services, Inc................................        November 1997              Maryland
Cal-Va, Inc..........................................        November 1997              Virginia and Washington, D.C.
Envirotech Enterprises, Inc..........................        August 1997                Arizona
Rumpke Container Service, Inc........................        July 1997                  Ohio
Regional Carting, Inc................................        July 1997                  New Jersey
Waste Management, Inc................................        June 1997                  Wisconsin
Environmental Control Co., Inc.......................        May 1997                   Connecticut, New Jersey and New
                                                                                        York
Waste Management, Inc................................        December 1996              Arizona, Colorado, Indiana,
                                                                                        Kentucky, Maryland, North
                                                                                        Carolina, Ohio, Pennsylvania,
                                                                                        South
                                                                                        Carolina, Tennessee, Utah,
                                                                                        Washington and Washington D.C.
Doctors Environmental Control, Inc...................        May 1996                   California
WMI Medical Services of New England..................        February 1996              New Hampshire, Massachusetts and
                                                                                        Maine
Bio-Med of Oregon, Inc...............................        January 1996               Oregon
Safetech Health Care.................................        June 1995                  California
Safe Way Disposal Systems, Inc.......................        September 1994             Connecticut and New York
Recovery Corporation of America......................        March 1994                 Illinois, Indiana and Michigan
Therm-Tec Destruction Service of Oregon, Inc.........        August 1993                Oregon


SERVICES AND OPERATIONS

         Our services and operations are comprised of collection, transportation, treatment, disposal and recycling, together with related training and education programs, consulting services and product sales. We have 35 treatment/collection facilities that service over 235,000 customers, consisting of over 230,700 small account customers and over 4,300 large account customers. We develop programs to help our customers handle, separate and contain medical waste. We also advise health care providers on the proper methods of recording and documenting their medical waste management to comply with federal, state and local regulations. In addition, we offer consulting services to our health care customers to assist them in reducing the amount of medical waste they generate.

         Collection and Transportation. We consider efficiency of collection and transportation to be a critical element of our operations because it represents the largest component of our operating costs. We try to maximize the number of stops on each route. We use a tracking system for our collection vehicles that helps to improve efficiency. We try to match the size of our collection vehicles to the amount of medical waste to be collected at a particular stop or on a particular route. We collect containers or corrugated boxes of medical waste from our customers at intervals depending upon customer requirements, terms of the service agreement and the volume of medical waste produced. The containers or boxes are inspected at the customer's site prior to pickup. The waste is then transported directly to one of our treatment facilities or to one of our transfer stations where it is combined with other medical waste and transported to a treatment facility. In some circumstances we transport waste to other specially-licensed medical waste treatment facilities. We transport small quantities of specific hazardous substances, such as photographic fixer, lead foils and dental amalgam, from certain of our customers to a metals recycling operation.

         The use of transfer stations is another important component of our collection and transportation operations. We utilize transfer stations in a "hub and spoke" configuration which allows us to expand our geographic service area and increase the volume of medical waste that can be treated at a particular facility. Smaller loads of waste containers are temporarily held at the transfer stations until they can be consolidated into full truckloads and transported to a treatment facility.

         As part of our collection operations, we supply specially-designed containers for use by most of our large account customers and many of our larger small account customers. We have developed and patented a reusable leak- and puncture-resistant container, made from recycled plastic, which we call the Steri-Tub(R) container. The plastic container enables our customers to reduce costs by reducing the number of times that medical waste is handled, eliminating the cost (and weight) of corrugated boxes and potentially reducing liability resulting from human contact with medical waste. The plastic containers are designed to maximize the loads that will fit within the cargo compartments of standard trucks and trailers. We believe these features make the Steri-Tub(R) plastic container superior to our competitors' reusable containers. If a customer generates a large volume of waste, we will place a large temporary storage container or trailer on the customer's premises. In order to maximize regulatory compliance and minimize potential liability, we will not accept medical waste unless it is properly packaged by customers in containers that we have either supplied or approved.

         Treatment and Disposal. Upon arrival at a treatment facility, containers or boxes of medical waste are scanned to verify that they do not contain any unacceptable substances, like radioactive material. Any container or box that is discovered to contain unacceptable waste is returned to the customer. In some cases our operating permits require that unacceptable waste be reported to regulatory authorities. After inspection, the waste is treated using one of our various treatment technologies. Upon completion of the particular process, the resulting waste or incinerator ash is transported for resource recovery, recycling or disposal in a nonhazardous waste landfill operated by parties unaffiliated with us. After the Steri-Tub(R) plastic containers have been emptied, they are washed, sanitized and returned to customers for re-use.

         Consulting Services. Before medical waste is picked up by our trucks, our integrated waste management approach attempts to "build in" efficiencies that will yield logistic advantages. For example, our consulting services can assist our customers in reducing the volume of medical waste they generate. In addition, we provide customers with the documentation necessary for compliance with laws which, if they complete them properly, will reduce interruptions to their businesses to verify compliance.

         Documentation. We provide complete documentation to our customers for all medical waste that we collect, including the name of the generator, date of pick-up and date of delivery to a treatment facility. We believe that our documentation system meets all applicable federal, state and local regulations regarding the packaging and labeling of medical waste, including regulations issued by the U.S. Department of Transportation, OSHA and state and local authorities. This documentation is sometimes used by our customers to prove that they are in compliance with these regulations. These customers will often pay for us to retrieve and reprint old manifests and other documentation. We believe that our ability to offer document archiving and retrieval services represents a competitive advantage.



MARKETING AND SALES

MARKETING STRATEGY

         We have the largest, most well-established sales force in the medical waste industry, with over 277 sales representatives and telemarketing personnel. We use both telemarketing and direct sales efforts to obtain new customers. In addition, we developed a proprietary database of over 330,000 potential small account customers not presently served by us, which we believe gives us a competitive advantage in identifying and reaching higher margin, small account customers. We believe that we have been particularly effective at attracting new small account customers through our innovative "flex-rep" program in which part-time field sales representatives work in tandem with telemarketers. We believe that the combination of the two allows us to cost-effectively sell "face-to-face" with potential small account customers and is more effective at converting sales leads into customers than telemarketing alone.

         In addition to our sales representatives and telemarketing personnel we have 21 account managers responsible for customer service centers. Our 868 drivers also participate in our marketing and sales effort by actively soliciting small account customers while they service their routes.

SMALL ACCOUNT CUSTOMERS

         We have targeted small account customers as a growth area. We believe that these customers offer high profit potential compared to other potential customers. Typical small account customers are individual or small groups of doctors, dentists and other health care providers who are widely dispersed and generate only small amounts of medical waste. These customers are very concerned about having the medical waste picked up and disposed of in compliance with applicable state and federal regulations. We believe the potential risks of non-compliance by these customers with applicable state and federal medical waste regulations is viewed by them as disproportionate to the cost of the services we provide. We believe this has been the basis for the significantly higher gross margins we have achieved with our small account customers relative to our large account customers. Our telemarketers use our proprietary database to identify and qualify these small account customers and arrange appointments for our trained "flex-reps." We believe that our telemarketing program provides a cost-effective way to reach the numerous but scattered small account customers.

         We have a "mail-back" service through which we can reach small account customers located in outlying areas that would be inefficient to serve using our regular route structure. In addition, we have introduced a medical waste management and compliance program specifically targeted to small account customers who are required to comply with the OSHA bloodborne pathogens regulations but who lack the internal personnel and systems to do so.

LARGE ACCOUNT CUSTOMERS

         We believe that we have been successful in serving large account customers and plan to continue to serve those customers as long as satisfactory levels of profitability can be maintained. Our marketing and sales efforts to large account customers are conducted by full-time account executives whose responsibilities include identifying and attracting new customers and serving our existing account base of approximately 4,300 large account customers. In addition to securing new contracts, our marketing and sales personnel provide consulting services to our health care customers, assisting them in reducing the amount of medical waste they generate, training their employees on safety issues and implementing programs to audit, classify and segregate medical waste in a proper manner. We have several strategic alliances to supplement our marketing and sales efforts to large account customers.

         We believe that the implementation of more stringent Clean Air Act and other federal regulations directly and indirectly affecting medical waste will enable us to improve our marketing efforts to large account customers because the additional costs they will incur to comply with these regulations will make the costs of our services more attractive, particularly relative to their use of their own incinerators.

NATIONAL ACCOUNTS

         As a result of our extensive geographic coverage, we are the only company capable of servicing national account customers (i.e., those customers requiring medical waste disposal services at various geographically dispersed locations). The BFI medical waste business has historically focused on national accounts and, as a result of its extensive geographic coverage, has been very successful with this type of account.

CONTRACT AND SERVICE AGREEMENTS

         We have long-term contracts with substantially all of our customers. We negotiate individual service agreements with each large account and small account customer. Although we have a standard form of agreement, particularly for small account customers, terms may vary depending upon the customer's service requirements and the volume of medical waste generated and, in some jurisdictions, requirements imposed by statute or regulation. Service agreements typically include provisions relating to types of containers, frequency of collection, pricing, treatment and documentation for tracking purposes. Each agreement also specifies the customer's obligation to pack its medical waste in approved containers. Substantially all of our agreements with small account customers contain automatic renewal provisions.

         Service agreements are generally for a period of one to five years, although customers may terminate on written notice and, in most service areas, upon payment of a penalty. Many payment options are available, including flat monthly or quarterly charges. We may set our prices on the basis of the number of containers that we collect, the weight of the medical waste that we collect and treat, the number of collection stops that we make on the customer's route, the number of collection stops that we make for a particular multi-site customer, and other factors.

         We have a diverse customer base, with no single customer accounting for more than 2% of revenues, and our top 10 customers accounting for approximately 7% of revenues, in each case on a pro forma combined basis for the year ended December 31, 1998. We do not believe that the loss of any single customer would have a material adverse effect on our business, financial condition or results of operations.

INTERNATIONAL

         We have also expanded beyond the United States and Canada. In 1996, we entered into an agreement with a Brazilian company to assist in exploring opportunities for the commercialization of our medical waste management technology in South America. This relationship was expanded in July 1998, when we entered into an agreement for an exclusive license to use our ETD technology in Brazil and for the sale to Companhia Auxiliar of two fully integrated ETD processing lines for use in treating medical waste in the Sao Paulo, Brazil metropolitan market. In February 1998, we announced the formation of Medam, a Mexican joint venture company, to utilize our ETD technology to treat medical and infectious waste, primarily in the Mexico City market. Medam, which was formed with an established Mexican company and an American firm of international consulting engineers, has obtained the appropriate permits to construct and operate a treatment facility with a 150-ton per day capacity. This facility, which is the largest medical waste treatment facility permitted to date in Mexico, became operational in June 1998. In addition, Medam has acquired a transportation service company in Mexico.

TREATMENT TECHNOLOGIES

         We primarily use three treatment technologies for treating regulated medical waste: autoclaving, incineration and our proprietary ETD technology. On a pro forma combined basis, the percentages of medical waste, by volume, that we treated in 1998, by the type of treatment technology used, were as follows:

         o        autoclaving, 63%;

         o        incineration, 27%; and

         o        our proprietary ETD technology, 10%.

         We vary our treatment of medical waste among available treatment technologies based on the type of waste and capacity and pricing considerations in each service area, in order to minimize operating costs and capital investments.

         AUTOCLAVING. We estimate that autoclaving accounts for approximately 20-25% of United States capacity to treat medical waste at a site other than its source. Autoclaving treats medical waste with steam at high temperature and pressure to kill pathogens. Autoclaving alone does not change the appearance of waste, and recognizable medical waste may not be accepted by some landfill operators, but autoclaving may be combined with a shredding or grinding process to render the medical waste unrecognizable.

         INCINERATION. We estimate that incineration accounts for approximately 65-70% of United States capacity to treat medical waste at a site other than its source. Incineration burns medical waste at elevated temperatures and reduces it to ash. Incineration reduces the volume of waste, and it is the recommended treatment and disposal option for some types of medical waste such as anatomical waste or residues from chemotherapy procedures. However, incineration has come under criticism from the public and from federal, state and local regulators because of the air emissions which must be controlled. Emissions from incinerators can contain certain pollutants which are subject to federal, state and, in some cases, local regulation. In some circumstances the ash byproduct of incineration may be regulated. As a result, it is expensive to permit and construct new incineration facilities.

         ETD TREATMENT PROCESS. We estimate that our patented ETD treatment process accounts for approximately 8% of United States capacity to treat medical waste at a site other than its source. ETD includes a system for grinding medical waste. After grinding, ETD uses an oscillating field of low-frequency radio waves to heat medical waste to temperatures that destroy pathogens such as viruses, bacteria, fungi and yeast, without melting the plastic content of the waste. ETD employs low-frequency radio waves because they can penetrate deeper than high-frequency waves, like microwaves, which can penetrate medical waste of a typical density only to a depth of approximately five inches. ETD uses frequencies that match the physical properties of medical waste, enabling the ETD treatment process to kill pathogens at temperatures as low as 90(0)C. Although ETD is effective in destroying pathogens present in anatomical waste, we do not currently treat anatomical waste using the ETD process.

         We believe that ETD offers advantages over other methods of treating medical waste. We believe that it is easier to get permits for ETD facilities than for incineration facilities because ETD does not produce fluid or air pollution. ETD facilities are also cheaper to construct than incinerators or autoclaves with shredding capability. ETD also renders medical waste unrecognizable and thus more acceptable for landfills and reduces the volume of waste as well. It may also facilitate recycling of polypropylene plastics and some of the ETD-treated waste may be used for fuel in "waste-to-energy" electrical plants.

FACILITIES

         We lease office space for our corporate offices in Lake Forest, Illinois. We own or lease three ETD treatment facilities, 12 incineration facilities, 14 autoclave facilities, three facilities that use a combination of these methods, and three facilities that use other methods. We also operate one ETD treatment facility through Medam, our Mexican joint venture company. All of our treatment facilities also serve as collection sites. We own or lease 93 additional transfer and collection sites. We consider these facilities adequate for our present and anticipated needs. Substantially all of these facilities are pledged to secure the indebtedness under our credit facility.

         We do not own or operate any landfills or any other type of disposal site. After treatment, all remaining waste materials are transported to parties unaffiliated with us for permanent disposal.

COMPETITION

         The medical waste services industry is highly competitive. It consists of many different types of service providers, including a large number of regional and local companies. Another major source of competition is the on-site treatment of medical waste by some large-quantity generators, particularly hospitals. We believe this internal capacity represents approximately 35% of the total industry and that we have approximately a 22% share of the industry.

         In addition, we face potential competition from businesses that are attempting to commercialize alternate treatment technologies or products designed to reduce or eliminate the generation of medical waste, such as reusable or degradable medical products.

         We compete for service agreements primarily on the basis of cost-effectiveness, quality of service and geographic location. We also attempt to compete by demonstrating to customers that we can do a better job in reducing their potential liability. Our ability to obtain new service agreements may be limited by the fact that a potential customer's current vendor may have an excellent service history or a long-term service contract or may offer prices to the potential customer that are lower than ours.

GOVERNMENTAL REGULATION

         We operate within the medical waste management industry, which is subject to extensive and frequently changing federal, state and local laws and regulations. This statutory and regulatory framework imposes compliance burdens and risks on us, including requirements to obtain and maintain government permits. These permits grant us the authority:

         o        to construct and operate treatment and transfer facilities,

         o to transport medical waste within and between relevant jurisdictions, and

         o        to handle particular regulated substances,

among other things. Our permits must be periodically renewed and are subject to modification or revocation by the regulatory authority. We are also subject to regulations that govern the definition, generation, segregation, handling, packaging, transportation, treatment, storage and disposal of medical waste. We are also subject to extensive regulations designed to minimize employee exposure to medical waste. In addition, we are subject to foreign laws and regulations.

FEDERAL REGULATION

         There are at least four federal agencies that have authority over medical waste. These agencies are the EPA, OSHA, the U.S. Department of Transportation and the U.S. Postal Service. These agencies regulate medical waste under a variety of statutes and regulations.

         Medical Waste Tracking Act of 1988. In the late 1980s, the EPA outlined a two-year demonstration program pursuant to the Medical Waste Tracking Act of 1988 (MWTA), which was added to the Resource Conservation and Recovery Act of 1976. The MWTA was adopted in response to health and environmental concerns over infectious medical waste after medical waste washed ashore on beaches, particularly in New York and New Jersey, during the summer of 1988. Public safety concerns grew following media reports of careless management of medical waste. The MWTA was intended to be the first step in addressing these problems. The primary objective of the MWTA was to ensure that medical wastes which were generated in a covered state and which posed environmental problems, including an unsightly appearance, were delivered to disposal or treatment facilities with minimum exposure to waste management workers and the public. The MWTA's tracking requirements included accounting for all waste transported and imposed civil and criminal sanctions for violations.

         In regulations implementing the MWTA, the EPA defined medical waste and established guidelines for its segregation, handling, containment, labeling and transport. Under the MWTA, the EPA was to deliver three reports to Congress on different aspects of medical waste management and the success of the demonstration program for tracking medical waste. Two of these reports were completed; the third report has not yet been issued. The third report is expected to cover the use of alternative medical waste treatment technologies, including our ETD technology. It is possible that this third report will contain findings or make recommendations that are unfavorable to our business and technology.

         The MWTA demonstration program expired in 1991, but the MWTA established a model followed by many states in developing their specific medical waste regulatory frameworks.

         Clean Air Act Regulations. In August 1997, the EPA adopted regulations under the Clean Air Act Amendments of 1990 that limit the discharge into the atmosphere of pollutants released by medical waste incineration. These regulations required every state to submit to the EPA for approval a plan to meet minimum emission standards for these pollutants. See "--State and Local Regulation." The EPA estimates that of the approximately 1,100 small, 690 medium and 460 large medical waste incinerators in operation in May 1996, approximately 83-90% of the small incinerators, 60-95% of the medium incinerators and up to 35% of the large incinerators will be closed as hospitals seek less expensive methods of medical waste disposal rather than incur the cost of installing the necessary air pollution control systems to comply with the EPA's regulations. We currently operate 10 incinerators. Because our facilities are modern and well maintained, we believe that our capital expenditures required to bring our incinerators into compliance with these new regulations will only be approximately $4.0 million. We believe that we will be successful in obtaining all necessary federal and state permits to continue the operation of our incinerators. The Natural Resources Defense Council, an environmental organization, has sued the EPA challenging the validity of its regulations on the grounds that the minimum emissions standards are too lenient. If successful, this lawsuit could result in the EPA's adoption of stricter air emissions standards for medical waste incinerators. Stricter emissions standards could benefit us if the result is that hospitals and other generators increase or accelerate their use of outside medical waste treatment contractors like us. Stricter emissions standards could also have a material adverse effect on us to the extent that we incur increased costs to bring our own incinerators into compliance with the more stringent standards. We might also face price increases for treatment of medical waste that we deliver to other parties for incineration.

         Occupational Safety and Health Act of 1970. The Occupational Safety and Health Act of 1970 authorizes OSHA to issue occupational safety and health standards. OSHA regulations are designed to minimize the exposure of employees to hazardous work environments. Various standards apply to certain aspects of our operations. These regulations govern, among other things:

         o exposure to bloodborne pathogens and other potentially infectious materials;

         o        lock out/tag out procedures;

         o        medical surveillance requirements;

         o        use of respirators and personal protective equipment;

         o        emergency planning;

         o        hazard communication;

         o        noise;

         o        ergonomics; and

         o        forklift safety.

We are subject to unannounced OSHA safety inspections at any time.

         Our employees are required by our policy to receive new employee training, annual refresher training and training in their specific tasks. As part of our medical surveillance program, employees receive pre-employment physicals, including drug testing, annually-required medical surveillance and exit physicals. We also subscribe to a drug-free workplace policy.

         Resource Conservation and Recovery Act of 1976. In 1976, Congress passed RCRA as a response to growing public concern about problems associated with the handling and disposal of solid and hazardous waste. RCRA required the EPA to promulgate regulations identifying hazardous wastes. RCRA also created standards for the generation, transportation, treatment, storage and disposal of solid and hazardous wastes. These standards included a documentation program for the transportation of hazardous wastes and a permit system for solid and hazardous waste disposal facilities. Medical wastes are currently considered non-hazardous solid wastes under RCRA. However, some substances collected by us from some of our customers, including photographic fixer developer solutions, lead foils and dental amalgam, are considered hazardous wastes.

         We use landfills operated by parties unrelated to us for the disposal of treated medical waste from two of our ETD facilities and for the disposal of incinerator ash and autoclaved waste. Waste is not regulated as hazardous under RCRA unless it contains hazardous substances exceeding certain quantities or concentration levels, meets specified descriptions, or exhibits specific hazardous characteristics. Following treatment, waste from our ETD and autoclave facilities is disposed of as nonhazardous waste. At our incineration facilities, we test ash from the incineration process to determine whether it must be disposed of as hazardous waste.

         We employ quality control measures to check incoming medical waste for specific types of hazardous substances. Our customer agreements also require our customers to exclude different kinds of hazardous substances or radioactive materials from the medical waste they provide us. We use a different type of contract for the relatively small number of customers from whom we pick up hazardous wastes.

         DOT Regulations. The U.S. Department of Transportation has put regulations into effect under the Hazardous Materials Transportation Authorization Act of 1994. These regulations require us to package and label medical waste in compliance with designated standards, and incorporate bloodborne pathogens standards issued by OSHA. Under these standards, we must, among other things, identify our packaging with a "biohazard" marking on the outer packaging, and our medical waste container must be sufficiently rigid and strong to prevent tearing or bursting, and must be puncture-resistant, leak-resistant, properly sealed and impervious to moisture.

         DOT regulations also require that a transporter be capable of responding on a 24-hour-a-day basis in the event of an accident, spill, or release to the environment of a hazardous material. We have entered into an agreement with CHEMTREC, an organization that provides 24-hour emergency spill notification in the United States and Canada, to provide this service and we also have agreements with several emergency response organizations to provide spill cleanup services in some of our service areas.

         Our drivers are trained on topics such as safety, hazardous materials, medical waste, hazardous chemicals and infectious substances. Employees are trained to deal with emergency spills and releases of hazardous materials, and we have a written contingency plan for these events. Our vehicles are outfitted with spill control equipment and the drivers are trained in its use.

         Comprehensive Environmental Response, Compensation and Liability Act of 1980. The Comprehensive Environmental Response, Compensation and Liability Act of 1980 established a regulatory and remedial program to provide for the investigation and cleanup of facilities that have released or threaten to release hazardous substances into the environment. CERCLA and state laws similar to it may impose strict, joint and several liability on the current and former owners and operators of facilities from which releases of hazardous substances have occurred and on the generators and transporters of the hazardous substances that come to be located at these facilities. Responsible parties may be liable for substantial site investigation and cleanup costs and natural resource damages, regardless of whether they exercised due care and complied with applicable laws and regulations. If we were found to be a responsible party for a particular site, we could be required to pay the entire cost of site investigation and cleanup, even though other parties also may be liable. This would be the case if we were unable to identify other responsible parties, or if those parties were financially unable to contribute money to the cleanup.

         United States Postal Service. We have obtained a permit from the U.S. Postal Service to conduct our "mail-back" program, pursuant to which customers mail approved "sharps" (needles, knives, broken glass and the like) containers directly to our treatment facilities.

STATE AND LOCAL REGULATION

         We conduct business in numerous states. Each state has its own regulations related to the handling, treatment and storage of medical waste. Although there are many differences among the various state laws and regulations, many states have followed the medical waste model under the MWTA and are implementing programs under RCRA. In each of the states where we operate a treatment facility or a transfer station, we are required to comply with numerous state and local laws and regulations as well as our operating plan for each site. State agencies involved in regulating the medical waste industry are frequently the departments of health and environmental protection agencies. In addition, many local governments have ordinances, local laws and regulations, such as zoning and health regulations, that affect our operations.

         In recent years, a number of communities have instituted "flow control" requirements, which require that waste collected within a particular area be deposited at a designated facility. In May 1994, the U.S. Supreme Court ruled that a flow control ordinance was inconsistent with the Commerce Clause of the Constitution of the United States. A number of lower federal courts have struck down similar measures. The U.S. Congress may consider legislation that would at least partially overturn these court decisions.

         Similarly, the U.S. Supreme Court has consistently held that state and local measures that seek to restrict the importation of waste into the particular jurisdiction, or to tax imported waste at a higher rate, are unconstitutional. To date, congressional efforts to enable states to impose differential taxes on out-of-state waste or restrict waste importation have been unsuccessful.

         In the absence of federal legislation, various local laws that direct waste to designated facilities, or limit or tax the interstate movement of waste, may continue to be invalidated by the courts. If the U.S. Congress adopts legislation allowing for specific types of flow control or authorizing restriction on the importation of waste, or if valid legislation affecting interstate transportation of waste is adopted at the federal or state level, our business, financial condition and results of operations could be materially adversely affected. In addition, we cannot assure you that municipalities will not pass ordinances which effectively block or discourage us from locating a treatment or transfer facility within their limits.

         States usually regulate medical waste as a solid or "special" waste and not as a hazardous waste under RCRA. State definitions of medical waste include:

         o microbiological waste (cultures and stocks of infectious agents);

         o pathology waste (human body parts from surgical procedures and autopsies);

         o        blood and blood products; and

         o        sharps.

Most states require segregation of different types of medical waste at the hospital or other location where they were created. A majority of states require that the universal biohazard symbol or a label appear on medical waste containers. Storage regulations may apply to the party generating the waste, the treatment facility, the transport vehicle, or all three. Storage rules seek to identify and secure the storage area for public safety as well as set standards for the manner and length of storage. Many states require employee training for safe environmental cleanup through emergency spill and decontamination plans. Many states also require that transporters carry spill equipment in their vehicles. Those states whose regulatory framework relies on the MWTA model have tracking document systems in place. Some states (Washington, for example) regulate the prices we may charge.

         We maintain numerous governmental permits and licenses to conduct our business. Our permits vary from state to state based upon our activities within that state and on the applicable state and local laws and regulations. These permits include:

         o transport permits for solid waste, medical waste and hazardous substances;

         o        permits to construct and operate treatment facilities;

         o        permits to construct and operate transfer stations;

         o permits governing discharge of sanitary water and registration of equipment under air regulations;

         o        approvals for the use of ETD to treat medical waste; and

         o        various business operator's licenses.

         We believe that we are currently in compliance in all material respects with our permits and applicable laws and regulations.

         Pursuant to medical waste incinerator regulations adopted by the EPA in 1997, every state was required by September 1998 to adopt a plan to comply with federal guidelines which, among other things, limit the release of some airborne pollutants from medical waste incinerators to levels prescribed by the EPA. Each state's implementation plan must be at least as restrictive as the federal emissions standards. If a state in which we operate an incinerator adopts more stringent limits than the federal emissions standards, it could be very expensive for us to bring our incinerator into compliance with the state's requirements. See "--Governmental Regulation--Federal Regulation--Clean Air Act Regulations."

         Subsequent to the issuance of our original license for our Woonsocket, Rhode Island treatment facility, the State of Rhode Island enacted legislation that required us to obtain an additional license for our medical waste management operations. We applied for but have not yet received this additional license. Until regulatory action is taken on this additional license, we are being permitted to continue to operate under our current license. Denial of this additional license could result in us being required to cease our operations in Rhode Island and it could have a material adverse effect on our business, financial condition and results of operations.

         Our ETD treatment technology has not been approved in all states. We have received permits or been granted legislative approval to operate our ETD treatment technology in 15 states, with additional applications pending. We cannot be sure, however, that our treatment technology will be approved for the treatment of medical waste in each state or other jurisdiction where we may want to use it. Our inability to obtain regulatory approval could have a material adverse effect on our business, financial condition and results of operations.

FOREIGN AND TERRITORIAL REGULATION

         We presently conduct business in several provinces in Canada. Our activities in British Columbia are governed at the federal level by the Canadian Transportation of Dangerous Goods Act and the Canadian Environmental Protection Act, and at the provincial level by comparable legislation. The Canadian Environmental Protection Act regulates, among other things, the transborder movement of medical waste. The federal Transportation of Dangerous Goods Act regulates the movement of dangerous goods, including infectious substances, by all modes of transportation. It imposes joint and several liability on all persons who are responsible for, or who caused or contributed to the release of any dangerous substance into the environment. Any business engaged in a regulated activity is presumed to be liable for any release, unless the business can demonstrate that it acted reasonably.

         Provincial legislation typically regulates the storage, transportation and disposal of waste, including biomedical waste, and imposes strict, joint and several liability for all the costs of cleanup of contaminated sites. We believe that we have obtained all permits required by federal and provincial legislation.

         We presently conduct business in the United States territory of Puerto Rico. Our storage and treatment activities in Puerto Rico are governed at the territorial level by the Puerto Rico Environmental Quality Board, while the U.S. Department of Transportation regulates the transportation of medical waste in Puerto Rico and applies the regulations promulgated under the Hazardous Materials Transportation Authorization Act of 1994. We believe that we have in place all permits required by federal and territorial legislation applicable to Puerto Rico.

         We cannot give you any assurances, however, that we will not be required in the future to pay for cleanup costs incurred under Canadian or Puerto Rican environmental laws, or that we will not incur additional operating or capital costs required by changes to laws, regulations or permits.

         We also conduct business in Mexico through our joint venture, Medam, which collects medical waste and transports it for treatment to a new facility close to Mexico City. Medical waste is regulated in Mexico as a category of waste distinct from solid or "municipal" waste. Mexican regulations have established collection schedules that are specific to the type and size of generator. The Secretariat of the Environment, Natural Resources and Fisheries is responsible for the enforcement of Mexico's medical waste law. We believe that our joint venture operations in Mexico are in compliance with all applicable laws, rules and regulations.

         If we expand our operations into other foreign jurisdictions, we will be required to comply with the laws and regulations of each of these jurisdictions.

PERMITTING PROCESS

         Each state in which we currently operate, and each state in which we may operate in the future, has a specific permitting process. After we have identified a geographic area in which we want to locate a treatment or transfer facility, we identify one or more locations for a potential new site. Typically, we will develop a site contingent on obtaining zoning approval and local and state operating authority. Most communities rely on state authorities to provide operating rules and safeguards for their community. Usually the state provides public notice of the project and, if enough public interest is shown, a public hearing may be held. If we are successful in meeting all regulatory requirements, the state may issue a permit to construct the treatment facility or transfer station. Once the facility is constructed, the state may again issue public notice of its intent to issue an operating permit and may provide an opportunity for public opposition or other action that may impede our ability to construct or operate the planned facility. Permitting for transportation operations frequently involves registration of vehicles, inspection of equipment, and background investigations on our officers and directors.

         We have been successful in obtaining permits for our current medical waste transfer, treatment and processing facilities and for our transportation operations. Several of our past attempts to construct and operate medical waste treatment facilities, however, have met with significant community opposition. In some of these cases, we have withdrawn our permit application.

PATENTS AND PROPRIETARY RIGHTS

         We consider the protection of our technology to be important to our business. Our policy is to protect our technology by a variety of means, including applying for patents in the United States and in some foreign countries.

         We hold nine United States patents relating to the ETD treatment process and other aspects of processing medical waste. We have filed or have been assigned patent applications in several foreign countries and we have received patents in Russia, Hungary, Canada, Mexico and Australia. We also hold one United States patent for our reusable container, which is used under the registered trademark Steri-Tub(R).

         In November 1995, we entered into a cross-license agreement with IIT Research Institute (IITRI). Under this agreement, IITRI granted us an exclusive royalty-free license in North America, portions of Europe (including all 15 member countries of the European Union), Japan and other industrialized countries throughout the world to use and commercialize various patent rights and know-how held by IITRI relating to the use of radio-frequency technology in the treatment of medical waste, and we granted to IITRI a royalty-free exclusive license in the remaining countries of the world to use and commercialize specified corresponding patent rights and know-how held by us. The agreement continues until the expiration of the last-to-expire of any of the subject patents held by either IITRI or us.

         The term of the first-to-end of our existing United States patents relating to our ETD treatment process will end in October 2009 at the earliest or in September 2010 at the latest, and the term of the last-to-end of these patents will end in January 2015.

         In addition, we own additional technology relating to the processing of medical waste and other health care waste that we believe is patentable. We are evaluating the technology to determine whether to file for patent protection on it.

         There can be no assurance that any pending or future patent applications will be granted; that any issued patents will provide us with competitive advantages; that our patents will not be challenged by other parties; or that the existing or future patents of other parties will not have an adverse effect on our ability to carry out our business. In addition, there can be no assurance that other companies will not independently develop similar processes or avoid our patents. Litigation or administrative proceedings may be necessary to enforce the patents issued to us or to determine the scope and validity of others' proprietary rights. Any litigation or administrative proceeding could result in substantial cost to us and distraction of our management. A ruling against us in any litigation or administrative proceeding could have a material adverse effect on our business, financial condition and results of operations.

         Our commercial success may also depend on our not infringing patents issued to other parties. There can be no assurance that patents belonging to other parties will not require us to alter our processes, pay licensing fees, or cease development of our current or future processes. In addition, there can be no assurance that we would be able to license the technology rights that we may require at a reasonable cost or at all. If we could not obtain a license to any infringing technology that we currently use, it could have a material adverse effect on our business, financial condition and results of operations. In addition, to determine the priority of inventions or patent applications we may have to participate in proceedings before the U.S. Patent and Trademark Office or in proceedings before foreign agencies, any of which could result in substantial costs to us and distraction of our management.

         We own federal registrations of the trademarks "Steri-Fuel(R)," "Steri-Plastic(R)," "Steri-Tub(R)," and "Steri-Cement(R)," the service mark Stericycle(R) and a service mark consisting of six green disks that we use in the UniteD States. (It appears on the front of this prospectus.) There can be no assurance that our registered or unregistered trademarks or service marks will not infringe upon the rights of other parties. The requirement to change any trademark, service mark or trade name of us could result in the loss of any goodwill associated with that trademark, service mark or trade name and could entail significant expense.

         We also rely on unpatented and unregistered trade secrets, trademarks, proprietary know-how and continuing technological innovation. We try to protect this information, in part, by confidentiality agreements with our employees, vendors and consultants. There can be no assurance that these agreements will not be breached, that we would have adequate remedies for any breach or that our trade secrets or know-how will not otherwise become known or independently discovered by other parties.

EMPLOYEES

         As of November 30, 1999, we had 2,165 full-time and 120 part-time employees. Approximately 37 of our drivers and transportation helpers at our New York City facilities and drivers at Med-Tech's Montreal, Quebec facility are covered by collective bargaining agreements with the International Brotherhood of Teamsters. Our production and maintenance employees at our Morton, Washington facility were previously represented by the Teamsters but voted in April 1998 to decertify the union. Approximately 100 former employees of the BFI medical waste business that are now our employees are covered by a total of 16 collective bargaining agreements with local Teamster unions. Two of these agreements, covering a total of six BFI medical waste employees, have expiration dates of September 30, 1999 and October 31, 1999. Both of these agreements are area agreements involving multiple employers and management expects both to be renewed without any work stoppage or other disruption. The remaining 14 agreements expire at various dates from April 2000 to April 2004. We consider our employee relations to be satisfactory.

POTENTIAL LIABILITY AND INSURANCE

         The medical waste industry involves potentially significant risks of statutory, contractual, tort and common law liability claims. Potential liability claims could involve, for example:

         o        cleanup costs;

         o        personal injury;

         o        damage to the environment;

         o        employee matters;

         o        property damage; and

         o alleged negligence or professional errors or omissions in the planning or performance of work.

         We could also be subject to fines or penalties in connection with violations of regulatory requirements.

         We carry $26.0 million of liability insurance (including umbrella coverage), and under a separate policy, $10.0 million of aggregate pollution and legal liability insurance ($5.0 million per incident), which we consider sufficient to meet regulatory and customer requirements and to protect our employees, assets and operations. Our pollution liability insurance excludes liabilities under CERCLA. There can be no assurance that we will not face claims under CERCLA or similar state laws resulting in substantial liability for which we are uninsured and which could have a material adverse effect on our business, financial condition and results of operations.

         Our insurance programs utilize large deductible plans offered by a commercial insurance company. Large deductible plans allow us the benefits of cost-effective risk financing while protecting us from catastrophic risk with specific stop loss insurance limiting the amount of self-funded exposure for any one loss and aggregate stop loss insurance limiting the self-funding exposure for any one year.

LEGAL AND OTHER PROCEEDINGS

         We operate in a highly regulated industry and are exposed to regulatory inquiries or investigations from time to time. Government authorities can initiate investigations for a variety of reasons. We have been involved in several legal and administrative proceedings that have been settled or otherwise resolved on terms acceptable to us, without having a material adverse effect on our business. From time to time, we may consider it more cost-effective to settle proceedings than to become involved in costly and time-consuming administrative actions or litigation. We are also a party to various legal proceedings arising in the ordinary course of business. We believe that the resolution of these other matters will not have a material adverse effect on us.

         In April 1997, a worker at our Morton, Washington treatment facility was diagnosed with active tuberculosis. Testing revealed two additional cases of active tuberculosis and 15 additional workers who tested positive for exposure to tuberculosis. Officials of the Washington Departments of Health and of Labor and Industries have concluded that workers were probably exposed to tuberculosis bacteria from the medical waste being processed at the Morton facility. We believe that the actual source of exposure has not been determined. However, we have complied with the recommendations of all regulatory authorities to outfit the facility's workers with personal protective equipment. In addition, we have complied with governmental recommendations to modify equipment at the Morton facility. We are also taking these actions, as applicable, at our other treatment facilities. The safety measures being taken include those recommended by the National Institute for Occupational Safety and Health in a report issued in December 1998. While future claims are possible, to date we have not been subject to any civil proceedings by the affected employees as a result of this incident, which the Washington Department of Labor and Industries has determined is covered by the state workers' compensation program.

         In 1998, BFI filed a plea agreement with the U.S. Department of Justice regarding possible violations of the Clean Water Act by the BFI medical waste business arising from its Washington, D.C. treatment facility. The possible violations arose from the wastewater treatment system used to contain and treat all wastewater produced by the facility. BFI pled guilty to three violations under the Clean Water Act and agreed to pay $1,500,000 in fines and make a $100,000 community service contribution. These obligations have been satisfied and the Washington, D.C. facility was closed in 1997.

         In 1997, the BFI medical waste business voluntarily ceased operating its incinerator at the Bronx, New York facility due to its inability to consistently meet its permit requirements. In 1999, BFI executed an agreement with the New York Department of Environmental Conservation to dismantle and dispose of the incinerator of the BFI medical waste business located in the Bronx, New York, pay a civil penalty of $50,000, institute a pilot program for the use of natural gas powered trucks within six months of the date of the order and establish and fund an Environmental Benefit Program for projects benefiting the community and the environment in the amount of $200,000 to be paid within two years of the date of the agreement. The agreement also allows us, on an interim basis, to continue to operate the former BFI medical waste business, collection and transfer operation at the same site.

                                   MANAGEMENT

         The following table contains certain information with respect to our directors, executive officers and certain key employees:

NAME                                               AGE       POSITION

Mark C. Miller..............................       43        President, Chief Executive Officer and Director
Richard T. Kogler...........................       40        Chief Operating Officer
Anthony J. Tomasello........................       53        Executive Vice President and Chief Technical Officer
Frank J.M. ten Brink........................       42        Vice President, Finance and Chief Financial Officer
Michael J. Bernert..........................       45        Vice President, Sales and Marketing
Joel P. Wilson..............................       40        Vice President, Operations
Jack W. Schuler.............................       58        Chairman of the Board of Directors
Rod F. Dammeyer.............................       58        Director
Patrick F. Graham...........................       58        Director
John Patience...............................       51        Director
Peter Vardy.................................       68        Director
L. John Wilkerson, Ph.D.....................       55        Director
John P. Connaughton.........................       33        Director
Thomas R. Reusche...........................       44        Director



         Our directors are elected annually to serve until the next annual meeting and until their successors have been elected and qualified. Our officers serve at the discretion of our Board of Directors. Thomas R. Reusche and John P. Connaughton joined our Board of Directors in November 1999 as the selections of Bain Capital and Madison Dearborn, respectively, pursuant to the terms of the preferred stock purchase agreement by which we issued and sold our convertible preferred stock to certain investment funds associated with Bain Capital and with Madison Dearborn. See "Description of Capital Stock--Convertible Preferred Stock."

         Mark C. Miller has served as President and Chief Executive Officer and a director since joining us in May 1992. From May 1989 until he joined us, Mr. Miller served as Vice President for the Pacific, Asia and Africa in the International Division of Abbott Laboratories, which he joined in 1976 and where he held a number of management and marketing positions. He is a director of Affiliated Research Centers, Inc., which provides clinical research for pharmaceutical companies and is a director of Lake Forest Hospital. Mr. Miller received a B.S. degree in computer science from Purdue University, where he graduated Phi Beta Kappa.

         Richard T. Kogler joined us as Chief Operating Officer in December 1998. From May 1995 through October 1998, Mr. Kogler was Vice President and Chief Operating Officer of American Disposal Services, Inc., a solid waste management company. From October 1984 through May 1995, Mr. Kogler served in a variety of management positions with Waste Management, Inc. Mr. Kogler received a B.A. degree in chemistry from St. Louis University.

         Anthony J. Tomasello has served as our Executive Vice President and Chief Technical Officer since January 1999 and previously had served as Vice President, Operations since joining us in August 1990. For eight years prior to joining us, Mr. Tomasello was President and Chief Operating Officer of Pi Enterprises and Orbital Systems, companies providing process and automation services. From 1980 to 1982, he served as Vice President of Operations for Spang and Company, an operating service firm specializing in resource recovery and recycling for manufacturing and process industries. Mr. Tomasello received a B.S. degree in mechanical engineering from the University of Pittsburgh.

         Frank J.M. ten Brink has served as our Vice President, Finance and Chief Financial Officer since June 1997. From 1991 until 1996 he served as Chief Financial Officer of Hexacomb Corporation, and from 1996 until joining us, he served as Chief Financial Officer of Telular Corporation. Prior to 1991, he held various financial management positions with Interlake Corporation and Continental Bank of Illinois. Mr. ten Brink received a B.B.A. degree in international business and a M.B.A. degree in finance from the University of Oregon.

         Michael J. Bernert has served as our Vice President, Sales and Marketing, with responsibility for sales and marketing throughout North America, since January 1999. Since joining us in 1992, Mr. Bernert had held the position of Vice President, Eastern Region. Prior to joining us in 1992, he held a series of management positions with Abbott Laboratories. Mr. Bernert received a B.A. degree in economics from Brown University and a M.B.A. degree from the University of Dallas.

         Joel P. Wilson has served as our Vice President, Operations, with responsibility for operations throughout North America, since January 1999. Since joining us in 1991, Mr. Wilson had held the positions of Vice President, Midwest Region, Director of Engineering, General Manager of the Midwest Region, General Manager of Operations and District Manager of Wisconsin. Prior to joining us, he held several management positions with Orbital Systems and Orbital Engineering. Mr. Wilson received a B.S. degree in civil engineering from Brigham Young University.

         Jack W. Schuler has served as our Chairman of the Board of Directors since January 1990. From January 1987 to August 1989, Mr. Schuler served as President and Chief Operating Officer of Abbott Laboratories, a diversified health care company, where he served as a director from April 1985 to August 1989. Mr. Schuler serves as a director of Chiron Corporation, Medtronic, Inc. and Ventana Medical Systems, Inc. He is a co-founder of Crabtree Partners LLC, a private investment firm in Lake Forest, Illinois, which was formed in June 1995. Mr. Schuler received a B.S. degree in mechanical engineering from Tufts University and a M.B.A. degree from the Stanford University Graduate School of Business Administration.

         Rod F. Dammeyer has served as a director since January 1998. He is the Managing Partner of Equity Group Corporate Investments and Vice Chairman and a director of Anixter International Inc., where he has been employed since 1985. Mr. Dammeyer is a director of Antec Corporation, CNA Surety Corporation, Grupo Azucarero Mexico, IMC Global, Inc., Jacor Communications, Inc., Matria Healthcare, Inc., Metal Management, Inc., TeleTech Holdings, Inc. and Transmedia Network, Inc., and a trustee of Van Kampen Investments, Inc. closed-end funds. He received a B.S. degree from Kent State University.

         Patrick F. Graham has served as a director since May 1991. Mr. Graham is a Vice President of A. T. Kearney and is the head of Global Strategy Practice and a director of Intelidata Technologies, Inc. He was a co-founder of Bain & Company, Inc., a management consulting firm in Boston, Massachusetts, where he served in a number of positions from 1973 to 1997. He received a B.A. degree in economics from Knox College and a M.B.A. degree from the Stanford University Graduate School of Business Administration.

         John Patience has served as a director since our incorporation in March 1989. He is a co-founder and partner of Crabtree Partners LLC, a private investment firm in Lake Forest, Illinois, which was formed in June 1995. From January 1988 to March 1995, Mr. Patience was a general partner of Marquette Venture Partners, L.P., a venture capital fund which he co-founded and which led our initial capitalization. Mr. Patience is a director of TRO Learning, Inc. and Ventana Medical Systems, Inc. He received B.A. and B.L. degrees from the University of Sydney in Sydney, Australia, and a M.B.A. degree from the Wharton School of Business of the University of Pennsylvania.

         Peter Vardy has served as a director since July 1990. He is the Managing Director of Peter Vardy & Associates, an international environmental consulting firm in Chicago, Illinois, which he founded in June 1990. From April 1973 to May 1990, Mr. Vardy served at Waste Management, Inc., a waste management services company, where he was Vice President, Environmental Management. He is a director of EMCON, which he co-founded in 1971. Mr. Vardy received a B.S. degree in geological engineering from the University of Nevada.

         L. John Wilkerson, Ph.D., has served as a director since July 1992. He is a consultant to The Wilkerson Group, a health care products consulting firm in New York, New York. Dr. Wilkerson has served with The Wilkerson Group since 1980 and prior to its acquisition by IBM Corporation was its Chairman. Dr. Wilkerson also serves as a general partner of Galen Partners, L.P. and Galen Partners International, L.P., affiliated health care venture capital funds. He is a director of British Biotech Plc. and several privately held health care companies. Dr. Wilkerson received a B.S. degree in biological sciences from Utah State University and a Ph.D. degree in managerial economics and marketing research from Cornell University.

         John P. Connaughton has served as a director since November 1999. He has been a Managing Director of Bain Capital since 1997 and a member of the firm since 1989. Prior to joining Bain Capital, Mr. Connaughton was a consultant at Bain & Company, where he worked in consumer products and healthcare strategy consulting. He is also a director of Epoch Senior Living and Dade Behring Inc. Mr. Connaughton received a B.S. degree in commerce from the University of Virginia and a M.B.A. degree from the Harvard University Graduate School of Business.

         Thomas R. Reusche has served as a director since November 1999. He is a Managing Director and co-founder of Madison Dearborn. Prior to founding Madison Dearborn, Mr. Reusche was a senior investment manager of First Chicago Venture Capital, which comprised the private equity investment activities of First Chicago Corporation, the holding company parent of First National Bank of Chicago. Mr. Reusche serves on the board of directors of Hines Horticulture, Inc., Woods Equipment Company and a number of private companies. He has received an A.B. degree from Brown University and a M.B.A. degree from the Harvard University Graduate School of Business.

                             EXECUTIVE COMPENSATION

1998 COMPENSATION

         The following table provides certain information regarding the compensation paid to or earned by our President and Chief Executive Officer and our four other most highly compensated executive officers (the "named executive officers") for services rendered in 1998, 1997 and 1996:

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                        COMPENSATION AWARDS
                                                                                       NUMBER OF SECURITIES
                                           FISCAL         ANNUAL COMPENSATION               UNDERLYING         ALL OTHER
                                                          -------------------
NAME AND PRINCIPAL POSITION                YEAR        SALARY           BONUS(1)            OPTIONS(2)      COMPENSATION(3)
---------------------------                ----        ------           --------            ----------      ---------------

Mark C. Miller(4)                       1998            $235,000           $30,500             $51,429             $300
President and                           1997             235,000                --              60,000              300
Chief Executive Officer                 1996             148,481                --              41,220              300

Anthony J. Tomasello                    1998             150,000             1,750              22,000              300
Executive Vice President and            1997             150,000                --              20,972              300
Chief Technical Officer                 1996             136,025                --               9,946              300

Frank J.M. ten Brink(5)                 1998             150,000            11,867              20,429              300
Vice President, Finance and             1997              70,619                --              55,000              300
Chief Financial Officer                 1996                  --                --                  --               --

Linda D. Lee(6)                         1998             130,000            13,400              11,286              300
Vice President, Regulatory              1997             130,000                --              16,830              300
Affairs and Quality Assurance           1996             120,583                --               5,086              300

Michael J. Bernert                      1998             127,462            21,569              11,000              300
Vice President,                         1997             123,833                --              21,174              300
Sales and Marketing                     1996             112,615                --              22,101              300

(1) The bonuses paid during 1998 to Messrs. Miller, Tomasello, ten Brink and Bernert and Ms. Lee were awarded under our cash bonus program for executive officers. Under this program executive officers may elect, in advance of any award, to forego some portion or all of any bonus otherwise payable under the bonus program and receive instead an immediately vested nonstatutory stock option. The option has an exercise price per share equal to the closing price of a share of our common stock on the bonus award date. For the bonuses paid in 1998, the number of shares for which an option was granted was determined by dividing the product of four times the amount of the cash bonus that a participating executive officer elected to forego by the closing price.
         Without giving effect to their prior elections to forego portions of their cash bonuses, the cash bonuses paid to Messrs. Miller, Tomasello and ten Brink and Ms. Lee would have been $70,500, $36,750, $16,867 and $28,400, respectively. Mr. Bernert did not elect to forego any portion of his cash bonus.

(2) The stock options granted during 1998 to Messrs. Miller, Tomasello and ten Brink and Ms. Lee include options to purchase 11,429, 10,000, 1,429 and 4,286 shares, respectively. These options were granted to them in lieu of portions of the cash bonuses otherwise payable to them under our cash bonus program for executive officers. See Note 1.

(3) These amounts represent our matching contribution under our 401(k) plan. For 1996, 1997 and 1998, the matching contribution was 30% of the first $1,000 contributed by each participant.

(4) The salary for 1996 shown for Mr. Miller includes $22,917 paid to him in February 1997. This amount represented the additional salary that we would have paid to Mr. Miller in 1996 if, like our other executive officers, he had resumed receiving his full base salary upon the termination in mid-October 1996 of a voluntary 12-month salary reduction program for management. The amount in question has been excluded from the salary for 1997 shown for Mr. Miller.

(5) Mr. ten Brink joined us in June 1997.

(6) Ms. Lee resigned as an employee in March 1999.


1998 STOCK OPTION GRANTS

         The following table provides certain information regarding stock options granted to the named executive officers in 1998. In accordance with the rules of the SEC, the following table also provides the potential realizable value over the term of the options (i.e., the period from the date of grant to the date of expiration) based upon assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts do not represent our estimate of future appreciation of the price of its common stock. We did not grant stock appreciation rights to any named executive officer in 1998.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                          INDIVIDUAL GRANTS
                                                          -----------------
                                                                                              POTENTIAL REALIZABLE
                                              % OF TOTAL                                      VALUE AT ASSUMED
                                 NUMBER OF      OPTIONS                                     ANNUAL RATES OF STOCK
                                 SECURITIES   GRANTED TO     EXERCISE                      PRICE APPRECIATION FOR
                                 UNDERLYING  EMPLOYEES IN      PRICE      EXPIRATION           OPTION TERM(4)
                                                                                               --------------
                                 OPTIONS(1) FISCAL YEAR(2) PER SHARE(3)     DATE            5%               10%
                                 ---------- -------------- ------------     ----            --               ---

Mark C. Miller                   8,545            2.90%      $13.625         3/31/08       $   73,219      $    185,552
                                11,429            3.88%       14.00          3/31/08          100,627           255,008
                                31,455           10.69%       13.625         3/31/08          269,528           683,037

Anthony J. Tomasello            12,000            4.08%       13.625         3/31/08          102,824           260,577
                               10,000             3.40%       14.00          3/31/08           88,045           223,124

Frank J.M. ten Brink             7,725            2.62%       13.625         3/31/08           66,193           167,746
                                1,429             0.49%       14.00          3/31/08           12,582            31,884
                                11,275            3.83%       13.625         3/31/08           96,612           244,834

Linda D. Lee                     7,000            2.38%       13.625         3/31/08           59,981           152,003
                                4,286             1.46%       14.00          3/31/08           37,736            95,631

Michael J. Bernert              11,000            3.74%       13.625         3/31/08           94,256           238,862

(1) All of the stock options granted to the named executive officers were granted under our 1997 Stock Option Plan. Each option granted vests over a four-year period: one-quarter of the option vests at the end of the first year, and the balance of the option vests in equal monthly increments over the next 36 months. The options for 11,429, 10,000, 1,429 and 4,286 shares granted to Messrs. Miller, Tomasello and ten
          Brink and Ms. Lee, respectively, were granted in lieu of portions of the cash bonuses otherwise payable to them under our cash bonus program for executive officers.

(2) The percentages shown in the table reflect options for a total of 294,368 shares granted to employees during 1998. All of these options were granted under our 1997 Stock Option Plan.

(3) The exercise price per share shown in the table is equal to the closing price of a share of common stock on the date of grant.

(4) The potential realizable value was calculated on the basis of the 10-year term of each option on its grant date, assuming that the fair market value of the underlying stock on the grant date appreciates at the indicated annual rate compounded annually for the entire term of the term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. The potential realizable value of each option was calculated using the exercise price of the option as the fair market value of the underlying stock on the grant date.


1998 OPTION EXERCISES AND YEAR END OPTION VALUES

         The following table provides certain information regarding stock option exercises in 1998 by the named executive officers and the value of the stock options that they held at December 31, 1998. No named executive officer exercised any stock appreciation rights during the year or had any stock appreciation rights outstanding at the end of the year.

                      AGGREGATED OPTION EXERCISES IN LAST
                  FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                                      NUMBER OF
                                                                     SECURITIES
                                                                     UNDERLYING                 VALUE OF UNEXERCISED
                                                                     UNEXERCISED                    IN-THE-MONEY
                                     SHARES                       OPTIONS AT FISCAL                  OPTIONS AT
                                    ACQUIRED       VALUE              YEAR END                   FISCAL YEAR END(2)
                                                                      --------                   ------------------
                                   ON EXERCISE  REALIZED(1)    VESTED       UNVESTED         VESTED           UNVESTED
                                   -----------  -----------    ------       --------         ------           --------

Mark C. Miller                       26,400      $300,246        95,904         90,941      $1,163,146         $579,651
Anthony J. Tomasello                  6,000        81,750        20,925         28,121         133,756          173,814
Frank J.M. ten Brink                     --            --        17,925         57,504         147,067          360,345
Linda D. Lee                         11,354       159,532         5,658         19,292          21,770          123,791
Michael J. Bernert                    2,000        29,940        62,361         31,929         901,741          238,446

(1) The value realized was determined by multiplying the number of option shares acquired by the closing price of a share of our common stock on the date of exercise, and then subtracting the aggregate exercise price.

(2) The value of in-the-money stock options was determined by multiplying the number of vested (exercisable) or unvested (unexercisable) options by $16.125 per share, which was the closing price of a share of common stock on December 31, 1998, and then subtracting the aggregate exercise price.


STOCK OPTION PLANS

         We have adopted two stock option plans in addition to the Directors Stock Option Plan: (1) the 1997 Stock Option Plan (the "1997 Plan"), which was approved by our stockholders at the 1997 Annual Meeting; and (2) the Incentive Compensation Plan (the "1995 Plan"), which was adopted in August 1995. Each plan authorizes a total of 1,500,000 shares of common stock to be issued pursuant to options granted under the plan or, in the case of the 1995 Plan, restricted stock awarded under the plan. If an option granted under either plan expires unexercised or is surrendered, or, in the case of the 1995 Plan, if we repurchase shares of restricted stock awarded under the plan, the shares subject to the option or repurchased by it once again become available for option grants or, in the case of the 1995 Plan, restricted stock awards.

         As of December 31, 1998, 924,224 shares were available for future option grants under the 1997 Plan, and 377,942 shares were available for future option grants or restricted stock awards under the 1995 Plan. No option grants or restricted stock awards were made under the 1995 Plan during 1998. Each plan has a 10-year term, and no option may be granted under the 1997 Plan after its expiration in January 2007, and no option may be granted or shares of restricted stock awarded under the 1995 Plan after its expiration in July 2005.

         Both plans provide for the grant of incentive stock options intended to satisfy the requirements of section 422 of the Internal Revenue Code of 1986, as amended, nonstatutory stock options and, in the case of the 1995 Plan, restricted stock awards. Incentive stock options may be granted and, in the case of the 1995 Plan, shares of restricted stock may be awarded only to our employees. Nonstatutory stock options may be granted under the 1997 Plan to employees, directors and consultants and may be granted under the 1995 Plan to employees and consultants. Both plans are administered by our Board of Directors in respect of all eligible persons other than executive officers and by the Compensation Committee of our Board of Directors in respect of executive officers. Our Board of Directors or the Compensation Committee, as the case may be, selects the eligible persons to whom options are granted or, in the case of the 1995 Plan, restricted stock is awarded and, subject to the provisions of the particular plan, determines the terms of each option or award, including, in the case of an option, the number of shares, type of option, exercise price and vesting schedule, and, in the case of an award of restricted stock under the 1995 Plan, the purchase price, if any, and the restrictions applicable to the award.

         The exercise price per share of options granted under either plan must be at least equal to the closing price of a share of common stock on the date of grant, with the exception that the exercise price per share of an incentive stock option granted to an employee holding more than 10% of our outstanding common stock must be at least 110% of the closing price. The maximum term of an option granted under either plan may not exceed 10 years. An option may be exercised only when it is vested and, in the case of an option granted to an employee, only while the holder of the option remains an employee of ours or during the 90-day period following the termination of his or her employment. In the discretion of our Board of Directors or the Compensation Committee, as the case may be, this 90-day period may be extended in the case of nonstatutory stock options to any date ending on or before the expiration date of the option. In addition, our Board of Directors or the Compensation Committee, as the case may be, may accelerate the exercisability of an option at any time.

OTHER PLANS

         We maintain a 401(k) plan in which employees who have completed one year's employment and attained age 21 are eligible to participate. The plan permits us to make matching contributions of a percentage of participants' deferrals as determined each year by the Board of Directors. For 1998, we made matching contributions of 30% of the first $1,000 contributed by participants. We also maintain a nonqualified employee stock purchase plan under which employees may purchase common stock on the open market through payroll deductions.

EMPLOYMENT AGREEMENTS

         We have not entered into written employment agreements with any of our executive officers or employees. All of our executive officers and employees have signed confidentiality agreements with us.

                             PRINCIPAL STOCKHOLDERS

         The following table provides certain information regarding the beneficial ownership of our common stock as of November 22, 1999 by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each of our directors, (iii) each of our executive officers listed in the Summary Compensation Table and (iv) all of our directors and executive officers as a group:

                                                                                          OPTION AND
                                                                                        WARRANT SHARES
                                                                                          INCLUDED IN
                                                                           SHARES        BENEFICIALLY
                                                                           BENEFICIALLY      OWNED            COMBINED
                                                                           OWNED           SHARES(1)        PERCENTAGE(2)
                                                                           -----           ---------        -------------

The TCW Group, Inc.(3)
       865 South Figueroa Street
     Los Angeles, CA 90017........................................        1,043,700             --               7.1%
Bain Capital Group(4)(6)
     c/o Bain Capital, Inc.
     Two Copley Place
     Boston, MA 02116.............................................        2,142,857             --              11.3
Madison Dearborn Partners, LLC (5)(6)
     70 W. Madison Street
     Chicago, IL 60602............................................        2,142,857             --              11.3
Mark C. Miller(7).................................................          543,932        138,483               4.6
Anthony J. Tomasello..............................................          129,013         39,612               1.1
Frank J.M. ten Brink..............................................               53         32,167               *
Michael J. Bernert(8).............................................            6,371         83,274               *
Jack W. Schuler(9)................................................          894,515         51,969               6.4
Rod F. Dammeyer(10)...............................................           11,000         16,583               *
Patrick F. Graham.................................................            9,783         19,567               *
John Patience.....................................................          211,057         52,596               1.8
Peter Vardy(11)...................................................          163,362         43,549               1.4
L. John Wilkerson, Ph.D.(12)......................................           29,226         17,385               *
Thomas R. Reusche.................................................               --             --               *
John P. Connaughton...............................................               --             --               *
All directors and executive officers
     as a group (14 persons)(13)..................................        2,007,656        488,944              16.4

*        Less than 1%.

(1) This column shows shares of common stock issuable upon the exercise of stock options or warrants exercisable as of or within 60 days after June 30, 1999.

(2) Shares of common stock issuable upon the exercise of stock options or warrants exercisable as of or within 60 days after June 30, 1999 are considered outstanding for purposes of computing the percentage of the person holding the option or warrant but are not considered outstanding for purposes of computing the percentage of any other person.

(3) The shares shown as beneficially owned by The TCW Group, Inc., are derived from a Schedule 13F, filed by the TCW Group, Inc. on June 30, 1999. Schedule 13G filings are more comprehensive than Schedule 13F filings but filed less frequently. A Schedule 13G, jointly filed by The TCW Group, Inc., a parent holding company, and Robert Day, an individual who may be deemed to control The TCW Group, Inc., reported that, as of December 31, 1998, for reporting purposes, each of them held sole voting and dispositive power over 785,300 shares. The
          Schedule 13G indicated that: (i) no shares are held directly by The
          TCW Group, Inc.; (ii) The TCW Group, Inc. indirectly held shares through its subsidiaries, Trust Company of the West, TCW Asset
          Management Company and TCW Funds Management, Inc.; and (iii) aside from the indirect holdings of The TCW Group, Inc., Robert Day did not directly or indirectly hold any of these shares.

(4) The shares shown as beneficially owned by Bain Capital Group are derived from a joint Schedule 13D filed on November 22, 1999 by investment funds associated with Bain Capital and with Madison
         Dearborn. The shares of common stock reported as beneficial owned by these funds are derived from the beneficial ownership of our convertible preferred stock on an as-if converted basis. See
         "Description of Capital Stock--Convertible Preferred Stock." The
         Schedule 13D reports that the following funds associated with Bain
         Capital are the beneficial owners of the following shares, and each has sole voting and sole dispositive power with respect to these shares:

                                               Convertible Preferred Stock    Common Stock          Percentage of
         Fund                                      Beneficially Owned      Beneficially Owned    Outstanding Shares
         ----                                      ------------------      ------------------    ------------------

         Bain Capital Fund VI, L.P.                     25,403.76             1,451,643                 7.63%
         BCIP Associates II                              4,491.38               256,650                 1.35%
         BCIP Associates II-B                              615.62                35,178                 0.19%
         BCIP Associates II-C                            1,319.76                75,415                 0.40%
         BCIP Trust Associates II                        1,291.22                73,784                 0.39%
         BCIP Trust Associates II-B                        206.08                11,776                 0.06%
         Pep Investments Pty Limited                        84.68                 4,839                 0.03%
         Brookside Capital Partners Fund L.P.            1,856.25               106,071                 0.56%
         Sankaty High Yield Asset Partners, L.P.         1,856.25               106,071                 0.56%

         The Schedule 13D further reports that other entities related to Bain
         Capital, in their roles as general partners of the funds, may be deemed to control some of these funds and thus share voting and dispositive power with respect to those common shares. In addition, W. Mitt Romney, an individual, may be deemed to share voting and dispositive power with respect to 2,116,588 shares of common stock in his capacity as sole shareholder of Bain Capital and of other entities that serve as general partners of the funds.

(5)      The Schedule 13D jointly filed by investment funds associated with Bain
         Capital and with Madison Dearborn reports that Madison Dearborn
         Partners, LLC, as sole general partner of Madison Dearborn Partners
         III, L.P., shares voting and dispositive power with respect to 2,142,857 common share based on the beneficial ownership of convertible preferred stock by the following investment funds for which Madison
         Dearborn Partners III is the general partner:

                                               Convertible Preferred Stock    Common Stock          Percentage of
         Fund                                      Beneficially Owned      Beneficially Owned    Outstanding Shares
         ----                                      ------------------      ------------------    ------------------

         Madison Dearborn Capital Partners III, L.P.    36,538.68             2,087,925                10.98%
         Madison Dearborn Special Equity III, L.P.         811.32                46,361                 0.24
         Special Advisors Fund I, LLC, L.P..               150                    8,571                 0.05

(6) The funds associated with Bain Capital and with Madison Dearborn have agreed to vote their shares of convertible preferred stock in accordance with the terms of an inter-investor agreement. As a result of the terms of the inter-investor agreement, the Bain Capital and Madison Dearborn funds may be deemed to constitute a "group" for purposes of the Exchange Act. Accordingly, by virtue of their beneficial ownership of 75,000 shares of convertible preferred stock, the funds associated with Bain Capital and with Madison Dearborn may be deemed to beneficially own 4,285,714 shares of common stock, representing approximately 22.6% of the total number of outstanding shares of common stock. For purposes of computing the percentages for each of Bain Capital and Madison Dearborn, all of our convertible preferred stock is assumed to be converted into common stock.

(7) The shares shown as beneficially owned by Mr. Miller include 76,346 shares owned by trusts for the benefit of his sons, as to which Mr.
          Miller disclaims beneficial ownership.

(8) The shares shown as beneficially owned by Mr. Bernert include 1,000 shares owned by his wife, as to which Mr. Bernert disclaims beneficial ownership.

(9) The shares shown as beneficially owned by Mr. Schuler include 35,218 shares owned by his wife and trusts for the benefit of his children, as to which Mr. Schuler disclaims any beneficial ownership, and 30,000 shares owned by a family foundation of which Mr. Schuler is the sole trustee, as to which Mr. Schuler disclaims beneficial ownership.

(10) The shares shown as beneficially owned by Mr. Dammeyer include 1,000 shares owned by his wife, as to which Mr. Dammeyer disclaims beneficial ownership.

(11) The shares shown as beneficially owned by Mr. Vardy include 67,614 shares owned by trusts for the benefit of his children, as to which Mr. Vardy disclaims beneficial ownership.

(12)      Dr. Wilkerson is an indirect general partner of Galen Partners, L.P.
          and Galen Partners International, L.P., which together own 290,484 shares (including 16,279 shares issuable upon the exercise of stock options and warrants exercisable as of or within 60 days after May 31,
          1999). Dr. Wilkerson disclaims any beneficial interest in the shares held by these two limited partnerships except to the extent of his individual ownership of limited partnership interests and his pecuniary interest arising from his indirect general partnership interest.

(13)      The group of directors and executive officers does not include Ms.
          Lee, who resigned as an employee in March 1999.


                              CERTAIN TRANSACTIONS

         In December 1998, we entered into a subordinated loan agreement with a group of lenders consisting of six of our seven directors at that time (Mr. Graham being the only director not participating), pursuant to which the lenders agreed to provide us with up to $5,500,000 of short-term financing upon our request. In December 1998, we borrowed $2,750,000, and in January 1999, we borrowed the remaining balance available under the loan agreement. Each loan bore interest at 6.0% per annum and was repaid in March 1999 following the completion in February 1999 of our public offering which was pending when the loans were made. Under the terms of the subordinated loan agreement, the lenders were granted five-year warrants to purchase shares of our common stock, exercisable at any time after the first anniversary of the grant date. Upon entering into the loan agreement, each lender was granted a warrant to purchase a number of shares of common stock equal to the amount of the lender's loan commitment multiplied by 0.05 and then divided by the closing price of a share of common stock on the trading day immediately prior to the date of the lender's execution of the loan agreement. This closing price is also the exercise price of the warrant. In addition, at the time of each loan, each lender was granted a warrant to purchase a number of shares of common stock equal to the amount of the loan multiplied by 0.30 and then divided by the closing price of a share of common stock on the trading day immediately prior to date of disbursement of the lender's loan. This closing price is also the exercise price of the warrant. In connection with their loans, the lenders were granted warrants to purchase, in the aggregate, 18,970 shares of common stock at $14.50 per share, 43,551 shares of common stock at $15.50 per share and 59,092 shares of common stock at $16.50 per share.

         In May 1996, we borrowed $1,000,000 under a short-term loan from a group of nine lenders consisting of directors (Messrs. Schuler, Miller, Patience and Vardy), executive officers (Messrs. Tomasello and Bernert and our former Vice President, Finance) and stockholders (Galen Partners, L.P. and Galen Partners International, L.P.). Our loan was interest-free if paid when due and was due within 30 days after completion of an initial public offering or upon the occurrence of other events. We repaid the loan following the closing of our initial public offering in August 1996. In connection with the loan, we issued warrants to members of the lending group to purchase, in the aggregate, 226,036 shares of our common stock at an exercise price of $7.96 per share. These warrants expire in May 2001 and are exercisable at any time prior to their expiration. During 1998, warrants to purchase 35,940 shares were exercised, and at December 31, 1998, warrants to purchase 190,096 shares remained outstanding.

         In November 1999, in connection with the Preferred Stock Purchase Agreement, we paid a closing fee to investment funds associated with Bain Capital and Madison Dearborn, the purchasers of our convertible preferred stock, of $750,000 and agreed to pay $600,000 of their expenses. See "Description of Capital Stock--Convertible Preferred Stock."

                        DESCRIPTION OF OTHER INDEBTEDNESS

CREDIT FACILITY

         We have a term loan and revolving credit facility with various financial institutions from time to time parties thereto, DLJ Capital Funding, Inc., as syndication agent for the financial institutions, lead arranger and sole book running manager, Bank of America, N.A., as administrative agent for the financial institutions and Bankers Trust Company, as documentation agent for the financial institutions, consisting of (a) a six-year revolving credit facility of up to $50.0 million, (b) a six-year term loan A in the principal amount of up to $65.0 million and (c) a seven-year term loan B in the principal amount of up to $160.0 million. We have not made any draws under the revolving credit facility.

REPAYMENT

         The term loan A matures in quarterly installments, resulting in aggregate annual amortization payments as a percentage of the initial principal amount as follows:

         YEAR AFTER CLOSING                         ANNUAL AMORTIZATION
                                                   (IN PERCENTAGE OF THE
                                                 INITIAL PRINCIPAL AMOUNT)


         1..............................................     2.5%
         2..............................................     7.5%
         3..............................................    12.5%
         4..............................................    22.5%
         5..............................................    25.0%
         6..............................................    30.0%

         The term loan B matures in quarterly installments, resulting in aggregate annual amortization payments as a percentage of the initial principal amount as follows:

         YEAR AFTER CLOSING                          ANNUAL AMORTIZATION
                                                    (IN PERCENTAGE OF THE
                                                  INITIAL PRINCIPAL AMOUNT)


         1-6.............................................       1%
         7...............................................      94%

GUARANTEES; SECURITY

         The credit facility is secured by a first-priority (subject to customary exceptions), perfected lien on: (i) substantially all our property and assets and substantially all the property and assets of our subsidiaries, other than unrestricted subsidiaries and foreign subsidiaries, (ii) all capital stock (or similar equity interests) of all of our direct and indirect subsidiaries, provided that no more than 65% of the capital stock (or similar equity interests) of our foreign subsidiaries directly held by us or one of our non-foreign subsidiaries is required to be pledged and no capital stock of our foreign subsidiaries held by our foreign subsidiaries is required to be pledged, and (iii) all intercompany notes other than intercompany notes held by our foreign subsidiaries.

         The credit facility is guaranteed on a senior secured basis by entities customary for transactions of this nature, including all of our direct and indirect non-foreign subsidiaries (other than any unrestricted subsidiaries).

INTEREST

         At our option, the interest rates per annum applicable to the revolving credit facility, term loan A and term loan B will be a fluctuating rate of interest determined by reference to (a) the London Interbank Offered Rate (LIBOR) plus the applicable margin, or (b) a base rate which is the greater of the prime rate and the rate which is 1/2 of 1% in excess of the rates on overnight Federal funds transactions as published by the Federal Reserve Bank of New York, plus the applicable margin. The applicable margin will be determined based on our total leverage ratio.

USE OF PROCEEDS

         The term loans were used to finance in part the BFI acquisition, the refinancing of existing debt and fees and expenses associated with the BFI acquisition and related financing transactions. The revolving credit facility is available to be used for working capital and general corporate purposes.

PREPAYMENTS

         We are permitted to voluntarily prepay the obligations under the term loans and to reduce the amount committed under the revolving credit facility without any penalty or premium at any time. We are required to prepay the term loans with:

          (i) 100% net proceeds of specified asset sales, proceeds from condemnation and the like and proceeds from loss or casualty, subject to customary exceptions for repairs and replacements;

         (ii) 100% of the net proceeds from the sale or issuance of debt securities;

          (iii) 50% of the net proceeds from the issuance of equity securities, subject to customary adjustments to be mutually determined;

         (iv) 75% of excess cash flow, subject to customary adjustments to be mutually determined; and

          (v) 100% of payments by or on behalf of Allied in respect of any purchase price adjustment under the purchase agreements regarding the BFI acquisition.

         Prepayments will be applied pro rata to term loan A and term loan B and will be applied to scheduled installments on each loan on a pro rata basis; provided that the lenders with respect to term loan B can decline to be prepaid.

COVENANTS; EVENTS OF DEFAULT

         The credit facility contains covenants restricting our ability and the ability of any of our subsidiaries to (with limited exceptions), among other things:

         o        incur debt;

         o        subject our assets to liens;

         o        make investments;

         o        incur contingent liabilities;

         o        pay dividends;

         o        merge or sell assets;

         o        make capital expenditures;

         o        enter into sale/lease-back transactions;

         o        enter into new businesses;

         o        discount receivables; and

         o        enter into affiliate transactions.

         In addition, the credit facility requires us to meet financial performance tests, including a maximum leverage ratio and a minimum cash interest coverage ratio and, as we elect, either a minimum fixed charge coverage ratio or minimum EBITDA.

         The credit facility contains conditions under which an event of default under the credit facility will exist, including:

         o        failure to make payments when due under the credit facility;

         o        defaults in other agreements;

         o        breach of covenants;

         o        material misrepresentations;

         o        involuntary or voluntary bankruptcy;

         o        judgments or attachments against us;

         o        dissolution; and

         o        changes in control.

OTHER INDEBTEDNESS

         Our other financial obligations include industrial development revenue bonds issued on behalf of and guaranteed by us to finance our Woonsocket, Rhode Island treatment facility and equipment. These bonds, which had an outstanding aggregate balance of $1,071,000 as of September 30, 1999 at fixed interest rates ranging from 6.300% to 7.375%, are due in various amounts through June 2017. In addition, we have issued various promissory notes in connection with acquisitions during 1997 and 1998, consisting primarily of a 10-year note issued as part of the Environmental Control Co. acquisition, which had an outstanding balance of $1,840,000 at September 30, 1999.

                              DESCRIPTION OF NOTES

         You can find the definitions of various terms used in this description under the subheading " Definitions." In this description, the words "we," "us," "our" and similar terms refer to Stericycle, Inc. and not to any of our subsidiaries.

         We issued the series A notes under an indenture among us, our Subsidiary Guarantors and State Street Bank and Trust Company, as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the indenture apply to the series A notes and to the Series B notes to be issued in exchange for the series A notes pursuant to the exchange offer. The terms of the series B notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The series B notes are subject to all of these terms.

         The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as Holders of the notes. Copies of the indenture and the registration rights agreement are filed as exhibits to the registration statement of which this prospectus is a part and are also available as set forth below under "--Additional Information."

         Generally terms used in this description but not defined below under "--Definitions" have the meanings assigned to them in the indenture. Unless the context requires otherwise, "notes" refers to both the series A and the series B notes. We us the term "Guarantors" in this description consistently with its use in the indenture, but elsewhere in this prospectus we have used the terms "Subsidiary Guarantors" to have the same meanings.

BRIEF DESCRIPTION OF THE SERIES B NOTES AND THE GUARANTEES

THE SERIES B NOTES

         The series B notes:

         o        are general unsecured obligations of ours;

         o are subordinated in right of payment to all of our existing and future Senior Debt;

         o are pari passu in right of payment with any of our future senior subordinated Indebtedness; and

         o        are unconditionally guaranteed by our Guarantors.

THE SUBSIDIARY GUARANTEES

         The series B notes will be guaranteed by all of our current and future Domestic Subsidiaries that are Restricted Subsidiaries, except 3CI Complete Compliance Corporation, a publicly traded corporation in which we hold a controlling interest, and our foreign subsidiaries.

         The guarantees of the series B notes:

         o        are general unsecured obligations of each Guarantor;

         o are subordinated in right of payment to all existing and future Senior Debt of each Guarantor; and

         o are pari passu in right of payment with any future senior subordinated Indebtedness of each Guarantor.

         Not all of our subsidiaries will guarantee the series B notes. Med-Tech Environmental Limited, Med-Tech Environmental (CDA), Ltd., Bio-Med Waste Disposal Systems, Ltd., and 507375 N.B. Ltd., our existing foreign subsidiaries, and 3CI Complete Compliance Corporation will not be guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor subsidiaries generated 9.9% of our pro forma revenues for the twelve-month period ended June 30, 1999 and held 4.9% of our pro forma combined assets as of September 30, 1999.

         As of the date of the indenture, all of our subsidiaries were "Restricted Subsidiaries." However, under the circumstances described below under the subheading "--Covenants--Designation of restricted and unrestricted subsidiaries," we will be permitted to designate some of our subsidiaries as "unrestricted subsidiaries." The effect of designating a Subsidiary as an "Unrestricted Subsidiary" will be

         o an Unrestricted Subsidiary will not be subject to many of the restrictive covenants in the indenture;

         o a Subsidiary that has previously been a Guarantor and that is designated an Unrestricted Subsidiary will be removed from its Subsidiary Guarantee; and

         o the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with ours for purposes of calculating compliance with the restrictive covenants contained in the indenture.

PRINCIPAL, MATURITY AND INTEREST

         The indenture provides for the issuance by us of notes with a maximum aggregate principal amount of $200.0 million, of which $125.0 million of series A notes were issued in the initial offering. We may issue additional notes (the "Additional Notes") from time to time after this offering. Any offering of Additional Notes is subject to the covenant described below under the caption "--Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." The series A and series B notes and any Additional Notes subsequently issued under the indenture would be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. We have issued and will issue notes in denominations of $1,000 and integral multiples of $1,000.
The series B notes will mature on November 15, 2009.

         Interest on the series B notes will accrue at the rate of 12 3/8% per annum and will be payable semi-annually in arrears on November 15 and May 15, commencing on May 15, 2000. We will make each interest payment to the Holders of record on the immediately preceding November 1 and May 1.

         Interest on the series B notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE SERIES B NOTES

         If you have given wire transfer instructions to us at least ten business days prior to the applicable payment date, we will pay all principal, interest and premium and Liquidated Damages, if any, on your series B notes in accordance with those instructions. All other payments on the series B notes will be made at the office or agency of the paying agent and registrar for the notes within the City and State of New York unless we elect to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

PAYING AGENT AND REGISTRAR FOR THE SERIES B NOTES

         The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the Holders of series B notes, and we or any of our subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

         A Holder may transfer or exchange series B notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of series B notes. Holders will be required to pay all taxes due on transfer. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of series B notes to be redeemed.

         The registered holder of a series B note will be treated as its owner for all purposes.

SUBSIDIARY GUARANTEES

         The Guarantors will jointly and severally guarantee our obligations under the series B notes. Each Subsidiary Guarantee will be subordinated to the prior payment in full in cash of all Senior Debt of that Guarantor (including, without limitation, Senior Debt incurred after the date of the indenture) to the extent the payment of Subordinated Note Obligations are subordinated to our Senior Debt, as described below under the caption "Subordination." The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors--Fraudulent Conveyance Matters--Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors."

         A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not the Guarantor is the surviving Person), another Person, other than us or another Guarantor, unless:

                   (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

                   (2) either:

                           (a) the Person acquiring the property in any sale or disposition or the Person formed by or surviving any consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

                           (b) any sale or other disposition complied with the "Asset Sale" provisions of the indenture.

         The Subsidiary Guarantee of a Guarantor will be released:

                  (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to the transaction) a Restricted Subsidiary of ours, if the Guarantor applies the Net Proceeds of that sale or other disposition in accordance with the "Asset Sale" provisions of the indenture;

                  (2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to the transaction) a Restricted Subsidiary of ours, if we apply the Net Proceeds of that sale in accordance with the "Asset Sale" provisions of the indenture; or

                  (3) if we properly designate any Restricted Subsidiary of ours that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture.

See "--Repurchase at the Option of Holders--Asset Sales."

SUBORDINATION

         The payment of Subordinated Note Obligations will be subordinated to the prior payment in full in cash of all of our Senior Debt, including Senior Debt incurred after the date of the indenture.

         The holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the Holders of series B notes will be entitled to receive any payment with respect to Subordinated Note Obligations (except that Holders of series B notes may receive and retain Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance"), in the event of any distribution to our creditors:

                  (1) in our liquidation or dissolution;

                  (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property;

                  (3) in an assignment for the benefit of creditors; or

                  (4) in any marshaling of our assets and liabilities.

         We also may not make any payment in respect of the series B notes (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if:

                  (1) a payment default on Designated Senior Debt occurs and is continuing; or

                  (2) any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt as to which that Default relates to accelerate its maturity and the trustee receives a notice of the default (a "Payment Blockage Notice") from us or the holders of any Designated Senior Debt.

         Payments on the series B notes may and shall be resumed:

                  (1) in the case of a payment default, upon the date on which the default is cured or waived; and

                  (2) in case of a nonpayment default, the earlier of the date on which the nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

         No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

         No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless the default shall have been cured or waived for a period of not less than 90 days.

         If the trustee or any Holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") when the payment is prohibited by these subordination provisions, the trustee or the Holder, as the case may be, shall promptly turn over the payment to the holders of Senior Debt or their proper representative. Until the trustee or the Holder, as the case may be, shall have so turned over the payment, the trustee or the Holder, as the case may be, shall hold the payment in trust for the benefit of the holders of Senior Debt.

         We must promptly notify Holders of Senior Debt if payment of the series B notes is accelerated because of an Event of Default.

         As a result of the subordination provisions described above, in the event of our bankruptcy, liquidation or reorganization, Holders of series B notes may recover less ratably than trade creditors and our other creditors who are holders of Senior Debt. See "Risk Factors--Subordination."

OPTIONAL REDEMPTION

         At any time prior to November 15, 2002, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of series B notes issued under the indenture at a redemption price of 112.375% of the principal amount of the series B notes redeemed, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

                  (1) at least 65% of the series B notes issued under the indenture remain outstanding immediately after the occurrence of the redemption (excluding series B notes held by any of our Subsidiaries or us); and

                  (2) the redemption occurs within 60 days of the date of the closing of the Equity Offering.

         Except pursuant to the preceding paragraph, the series B notes will not be redeemable at our option prior to November 15, 2004. We are not prohibited, however, from acquiring series B notes by means other than a redemption, whether pursuant to an issuer tender offer or otherwise, assuming the acquisition does not otherwise violate the terms of the indenture.

         After November 15, 2004, we may redeem all or a part of the series B notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the series B notes redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

         YEAR                                              PERCENTAGE

         2004.......................................      106.1875%
         2005.......................................      104.1250
         2006.......................................      102.0625
         2007 and thereafter........................      100.0000%

MANDATORY REDEMPTION

         Except as described in "Repurchase at the Option of Holders--Change of Control" and "Repurchase at the Option of Holders--Asset Sales," We are not required to make mandatory redemption or sinking fund payments with respect to the series B notes.

REPURCHASE AT THE OPTION OF HOLDERS

CHANGE OF CONTROL

         If a Change of Control occurs, each Holder of series B notes will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's series B notes pursuant to the Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, we will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of series B notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the series B notes repurchased to the date of purchase. Within 30 days following any Change of Control, we will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase series B notes on the Change of Control Payment Date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the indenture and described in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the indenture by virtue of this conflict.

         On the Change of Control Payment Date, we will, to the extent lawful:

                  (1) accept for payment all series B notes or portions of notes properly tendered pursuant to the Change of Control Offer;

                  (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all series B notes or portions of notes properly tendered; and

                  (3) deliver or cause to be delivered to the trustee the series B notes so accepted together with an officers' certificate stating the aggregate principal amount of series B notes or portions of series B notes being purchased by us.

         The paying agent will promptly mail to each Holder of series B notes properly tendered the Change of Control Payment for the series B notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new series B note will be in a principal amount of $1,000 or an integral multiple of $1,000.

         Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, we will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of series B notes required by this covenant. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control payment date.

         The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the series B notes to require that we repurchase or redeem the series B notes in the event of a takeover, recapitalization or similar transaction.

         We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all series B notes properly tendered and not withdrawn under the Change of Control Offer.

         "Change of Control" means the occurrence of any of the following:

                  (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of our Subsidiaries and us taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

                  (2) the adoption of a plan relating to our liquidation or dissolution;

                  (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of our Voting Stock, measured by voting power rather than number of shares; or

                  (4) the first day on which a majority of the members of our Board of Directors are not Continuing Directors.

         The definition of Change of Control in the indenture includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of our Subsidiaries and us taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of series B notes to require us to repurchase the series B notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and our Subsidiaries taken as a whole to another Person or group may be uncertain.

ASSET SALES

         We will not, and will not permit any of our Restricted Subsidiaries to, consummate an Asset Sale unless:

                  (1) We (or the Restricted Subsidiary, as the case may be) receive consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

                  (2) in the case of Asset Sales involving consideration in excess of $5.0 million, the fair market value is determined by our Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the trustee; and

                  (3) at least 75% of the consideration received in the Asset Sale by the Restricted Subsidiary or us from or on behalf of the transferee consists of:

                           (a)  cash or readily marketable Cash Equivalents;

                           (b) the assumption of Indebtedness or other liabilities reflected on the consolidated balance sheet of us and and our Restricted Subsidiaries in accordance with GAAP (excluding Indebtedness or any other liabilities that are subordinate in right of payment to the series B notes) and the release from all liability on the Indebtedness or other liabilities assumed;

                           (c) all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

                           (d) other long-term assets that are used or useful in a Permitted Business;

                           (e) any securities, notes or other obligations received by us or any Restricted Subsidiary of ours from a transferee that are converted by us or the Restricted Subsidiary into cash within 90 days of the receipt thereof, to the extent of the cash received in that conversion or Cash Equivalents, to the extent of the Cash Equivalents received in that conversion;

                           (f)  any Permitted Investment; or

                           (g)  any combination thereof.

         Within 365 days after the receipt of any Net Proceeds from an Asset Sale, we may apply those Net Proceeds at our option:

                  (1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

                  (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

                  (3)  to make a capital expenditure;

                  (4) to acquire other long-term assets that are used or useful in a Permitted Business;

                  (5) to redeem the notes with the Net Proceeds of an Asset Sale pursuant to any of the provisions described above under the caption "Optional Redemption;" or

                  (6)  any combination of the foregoing.

         Pending the final application of any Net Proceeds, we may temporarily reduce revolving credit borrowings (without reducing commitments) or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

         Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, we will make an Asset Sale Offer to all Holders of series B notes and all holders of other Indebtedness that is pari passu with the series B notes containing provisions similar to those set forth in the indenture relating to the series B notes with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of series B notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, we may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of series B notes and other Indebtedness tendered into the Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the series B notes and the other Indebtedness to be purchased on a pro rata basis based on the principal amount of series B notes and the other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

         We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent these laws and regulations are applicable in connection with each repurchase of series B notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Asset Sale provisions of the indenture by virtue of the conflict.

         The agreements governing our outstanding Senior Debt currently prohibit us from purchasing any series B notes, and also provide that some change of control or asset sale events with respect to us would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which we become a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when we are prohibited from purchasing series B notes, we could seek the consent of our senior lenders to the purchase of series B notes or could attempt to refinance the borrowings that contain the prohibition. If we do not obtain a consent or repay the borrowings, we will remain prohibited from purchasing series B notes. In that case, our failure to purchase tendered series B notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under the Senior Debt. In these circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of series B notes.

SELECTION AND NOTICE

         If less than all of the series B notes are to be redeemed at any time, the trustee will select series B notes for redemption as follows:

                  (1) if the series B notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the series B notes are listed; or

                  (2) if the series B notes are not listed on any national securities exchange, on a pro rata basis, by lot or by any method as the trustee shall deem fair and appropriate.

         No series B notes of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of series B notes to be redeemed at its registered address. Notices of redemption may not be conditional.

         If any series B note is to be redeemed in part only, the notice of redemption that relates to that series B note will state the portion of the principal amount of that series B note that is to be redeemed. A new series B note in principal amount equal to the unredeemed portion of the original series B note will be issued in the name of the Holder thereof upon cancellation of the original series B note. Series B notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on series B notes or portions of them called for redemption.

CERTAIN COVENANTS

RESTRICTED PAYMENTS

         We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly:

                  (1) declare or pay any dividend or make any other payment or distribution on account of our Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving us) or to the direct or indirect holders of our Equity Interests in that capacity (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of ours);

                  (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving us) any Equity Interests of us or any direct or indirect parent of ours;

                  (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the series B notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

                  (4) make any Permitted Investment (all of the payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to the Restricted Payment:

                  (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof; and

                  (2) we would, at the time of the Restricted Payment and after giving pro forma effect thereto as if the Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

                  (3) the Restricted Payment, together with the aggregate amount of all other Restricted Payments made by our Restricted Subsidiaries and us after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6),
                  (7), (8), (9) and (10) of the next succeeding paragraph) is less than the sum, without duplication, of:

                           (a) 50% of our Consolidated Net Income for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of the Restricted Payment (or, if the Consolidated Net Income for the period is a deficit, less 100% of the deficit), plus

                           (b) 100% of the aggregate net cash proceeds received by us since the date of the indenture as a contribution to our common equity capital or from the issue or sale of our Equity Interests (other than Disqualified Stock) or from the issue or sale of our convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities that have been converted into or exchanged (pursuant to the terms thereof) for the Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of ours), plus

                           (c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to the Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of the Restricted Investment.

         So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

                  (1) the payment of any dividend, other payment or distribution, within 60 days after the date of declaration notice thereof, if at said date of declaration the payment or distribution would have complied with the provisions of the indenture;

                  (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of any Guarantor or us or of any of our Equity Interests in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of ours) of our Equity Interests (other than Disqualified Stock); provided that the amount of any net cash proceeds that are utilized for any redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause
                  (3)(b) of the preceding paragraph;

                  (3) any purchase, repurchase, redemption defeasance or other acquisition or retirement for value of subordinated Indebtedness, either

                           (i) solely in exchange for Permitted Refinancing Indebtedness that is permitted to be incurred pursuant to the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," or

                           (ii) through the application of the Net Proceeds of a substantially current sale for cash (other than to a Subsidiary of ours) of our Permitted Refinancing Indebtedness that is permitted to be incurred pursuant to the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock;"

                  (4) repurchases of Equity Interests from Persons who are not our Affiliates who have sold assets or stock of a Permitted Business to us within the prior 18 months in exchange for the Equity Interests repurchased;

                  (5) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the date of the indenture; provided, that at the time of the issuance, after giving effect to the issuance as if the same had occurred at the beginning of the applicable four-quarter period on a pro forma basis, we would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;"

                  (6) repurchases of Capital Stock deemed to occur upon the exercise of stock options if the Capital Stock represents a portion of the exercise price thereof;

                  (7) payments in connection with the BFI acquisition and related transactions made on the date of the indenture;

                  (8) payment to holders of our Capital Stock in lieu of issuance of fractional shares of our Capital Stock in an amount not to exceed $100,000 per annum;

                  (9) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of our or any Subsidiary of us held by any former member of our (or any of our Subsidiaries') management committee or any former officer, employee or director of ours or any of our Subsidiaries pursuant to any equity subscription agreement, stock option agreement, employment agreement or other similar agreements provided that the aggregate price paid for all repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years);

                  (10) the payment of dividends on the series A convertible preferred stock pursuant to the provisions of the Preferred Stock Agreement as in effect on the date of the indenture; and

                  (11) other Restricted Payments in an aggregate amount not to exceed $5.0 million since the date of the indenture.

         The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by us or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, we will deliver to the trustee an officers' certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

         We will not, and will not permit any of our Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and we will not issue any Disqualified Stock and will not permit any of our Subsidiaries to issue any shares of preferred stock; provided, however, that we may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and our Restricted Subsidiaries may incur Indebtedness or issue preferred stock, if the Fixed Charge Coverage Ratio for our most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the additional Indebtedness is incurred or the Disqualified Stock or preferred stock is issued would have been at least 2.0 to
1.0 in the case of any incurrence or issuance occurring on or prior to the third anniversary of the date of the indenture and 2.25 to 1.0 in the case of any incurrence or issuance that occurs thereafter, in each case determined on a pro forma basis (including a pro forma application of the Net Proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of the four-quarter period.

         The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

                  (1) the incurrence by us and any Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of any Guarantors and us thereunder) not to exceed $275.0 million less the aggregate amount of all Net Proceeds of Asset Sales that have been applied by us or any of our Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility pursuant to the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales" and less the aggregate amount of all Net Proceeds of Asset Sales applied by us or any of our Restricted Subsidiaries to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales" and less the aggregate amount of Indebtedness of Receivables Subsidiaries outstanding pursuant to clause (13) below;

                  (2) the incurrence by us and our Subsidiaries of the Existing Indebtedness;

                  (3) the incurrence by the Guarantors and us of Indebtedness represented by the series A and series B notes and the related Subsidiary Guarantees;

                  (4) the incurrence by us or any of our Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of any of the Restricted Subsidiary or us, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any time outstanding;

                  (5) the incurrence by any of our Restricted Subsidiaries or us of Permitted Refinancing Indebtedness in exchange for, or the Net Proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), or
                  (14) of this paragraph;

                  (6) the incurrence by us or any of our Restricted Subsidiaries of intercompany Indebtedness between or among any of our Restricted Subsidiaries and us; provided, however, that:

                           (a) if we or any Guarantor are the obligor on the Indebtedness and the holders of Senior Debt under the Credit Facilities do not have a security interest therein, the Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the series B notes, in our case, or the Subsidiary Guarantee, in the case of a Guarantor; and

                           (b) (i) any subsequent issuance or transfer of Equity Interests that results in the Indebtedness being held by a Person other than us or a Restricted Subsidiary of ours and (ii) any sale or other transfer of the Indebtedness to a Person that is not either our Restricted Subsidiary or us will be deemed, in each case, to constitute an incurrence of the Indebtedness by us or the Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

                  (7)  Indebtedness consisting of Permitted Hedging Agreements;

                  (8) the guarantee by us or any of the Guarantors of Indebtedness of us or a Restricted Subsidiary of ours that was permitted to be incurred by another provision of this covenant;

                  (9) the incurrence by our Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if the Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, that event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of ours that was not permitted by this clause (9);

                  (10) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each case, that the amount thereof is included in our Fixed Charges as accrued;

                  (11) obligations in respect of performance and surety bonds and completion guarantees provided by us or any of our Restricted Subsidiaries in the ordinary course of business;

                  (12) Indebtedness incurred by us or any of our Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims;

                  (13) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to us or any other Restricted Subsidiary of ours or our or their assets (other than the Receivables Subsidiary and its assets and, as to us or any Subsidiary of ours, other than pursuant to representations, warranties, covenants and indemnities customary for these transactions); and

                  (14) the incurrence by us or any of our Restricted Subsidiaries of additional Indebtedness and/or the issuance of Permitted Domestic Subsidiary Preferred Stock by our Domestic Subsidiaries in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (14), not to exceed $20.0 million.

         For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, we will be permitted to classify the item of Indebtedness on the date of its incurrence in any manner that complies with this covenant. Indebtedness incurred under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture shall be deemed to have been incurred on that date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

NO SENIOR SUBORDINATED DEBT

         We will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any of our Senior Debt and senior in any respect in right of payment to the series B notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of the Guarantor and senior in any respect in right of payment to the Guarantor's Subsidiary Guarantee.

LIENS

         We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness that is pari passu or subordinated in right of payment to the series B notes on any asset now owned or hereafter acquired, except Permitted Liens, unless the series B notes are secured by the Lien on an equal and ratable basis.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

         We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

                  (1) pay dividends or make any other distributions on its Capital Stock to us or any of our Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to us or any of our Restricted Subsidiaries;

                  (2) make loans or advances to us or any of our Restricted Subsidiaries; or

                  (3) transfer any of its properties or assets to us or any of our Restricted Subsidiaries.

         However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

                  (1) agreements existing on the date of the indenture, as in effect on the date of the indenture;

                  (2) the indenture, the series B notes and the Subsidiary Guarantees;

                  (3)  applicable law;

                  (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by us or any of our Restricted Subsidiaries as in effect at the time of the acquisition (except to the extent the Indebtedness was incurred in connection with or in contemplation of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, the Indebtedness was permitted by the terms of the indenture to be incurred;

                  (5) customary non-assignment provisions in leases, licenses and other agreements entered into in the ordinary course of business;

                  (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

                  (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

                  (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing the Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

                  (9) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limit the right of the debtor to dispose of the assets subject to the Lien;

                  (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

                  (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

                  (12) Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that the restrictions apply only to the Receivables Subsidiary and its Subsidiaries; and

                  (13) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses
                  (1) through (12) above; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of our Board of Directors, no more restrictive with respect to the dividend or other payment restrictions prior to the amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

MERGER, CONSOLIDATION OR SALE OF ASSETS

         We may not (1) consolidate or merge with or into another Person (whether or not we are the surviving corporation); or (2) directly or indirectly, sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of us and our Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

                  (1) either: (a) we are the surviving corporation; or (b) the Person formed by or surviving any consolidation or merger (if other than us) or to which a sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

                  (2) the Person formed by or surviving the consolidation or merger (if other than us) or the Person to which a sale, assignment, transfer, conveyance or other disposition shall have been made assumes all our Obligations under the series B notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

                  (3) immediately after the transaction no Default or Event of Default exists; and

                  (4) we, or the Person formed by or surviving the consolidation or merger (if other than us), or to which a sale, assignment, transfer, conveyance or other disposition shall have been made will, on the date of the transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

         In addition, we may not, directly or indirectly, lease all or substantially all of our properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among us and any of our Restricted Subsidiaries.

DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

         Our Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by us and our Restricted Subsidiaries in the Restricted Subsidiary so designated will be deemed to be an Investment made as of the time of the designation and will either reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "--Restricted Payments" or reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, as we shall determine. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Our Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

TRANSACTIONS WITH AFFILIATES

         We will not, and will not permit any of our Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of our or their properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

                  (1) the Affiliate Transaction is on terms that are no less favorable to us or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by us or the Restricted Subsidiary with an unrelated Person; and

                  (2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, the Affiliate Transaction complies with this covenant and the Affiliate Transaction has been approved by a majority of the disinterested members of our Board of Directors; and

                  (3) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, our Board of Directors or the Board of Directors of any Restricted Subsidiary party to the Affiliate Transaction shall have received an opinion as to the fairness to the Holders of the Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

         The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

                  (1) any employment agreement entered into by us or any of our Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of us or the Restricted Subsidiary;

                  (2) transactions between or among us and/or our Restricted Subsidiaries;

                  (3) transactions with a Person that is our Affiliate solely because we own an equity interest in the Person;

                  (4)  payment of reasonable directors fees;

                  (5) sales of Equity Interests (other than Disqualified Stock) to our Affiliates;

                  (6) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "--Restricted Payments;"

                  (7) loans by us and our Restricted Subsidiaries to employees of us of our Restricted Subsidiaries that are entered in the ordinary course of business and that are approved by our Board of Directors in good faith;

                  (8) payments of customary arms'-length fees by us and any of our Restricted Subsidiaries to investment banking firms, financial consultants and financial advisors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions and divestitures, in each case to the extent that the same are approved by a majority of the disinterested members of our Board of Directors in good faith;

                  (9) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the indenture that are fair to us or our Restricted Subsidiaries, in the reasonable determination of our Board of Directors or senior management, or are on terms at least as favorable as might reasonably have been obtained at the time from an unaffiliated party;

                  (10) any agreement as in effect on the date of the indenture or any amendment to the agreement (so long as the amendment is not disadvantageous to the Holders of the series B notes in any respect) or any transaction contemplated thereby;

                  (11) transactions between or among us and/or our Restricted Subsidiaries or transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment; and

                  (12) any transaction with an Affiliate where the only consideration paid by us or any of our Restricted Subsidiaries is our Capital Stock (other than Disqualified Stock).

ADDITIONAL SUBSIDIARY GUARANTEES

         If we or any of our Restricted Subsidiaries acquire or create another Domestic Subsidiary after the date of the indenture (other than a Receivables Subsidiary), then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 20 business days of the date on which it was acquired or created. This covenant will not apply to any Subsidiary that has been properly designated as an Unrestricted Subsidiary in accordance with the indenture for so long as it continues to constitute an Unrestricted Subsidiary. The designation may be made effective concurrent with the Person becoming a Domestic Subsidiary.

BUSINESS ACTIVITIES

         We will not, and will not permit any Subsidiary to, engage in any business other than Permitted Businesses, except to the extent as would not be material to us and our Subsidiaries taken as a whole.

PAYMENTS FOR CONSENT

         We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of series B notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless the consideration is offered to be paid and is paid to all Holders of the series B notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

REPORTS

         Whether or not required by the SEC, so long as any notes are outstanding, we will furnish to the Holders of series B notes, within the time periods specified in the SEC's rules and regulations:

                  (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file these Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by our certified independent accountants; and

                  (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file these reports.

         In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the SEC, we will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept the filing) and make the information available to securities analysts and prospective investors upon request. In addition, we and the Guarantors have agreed that, for so long as any series B notes remain outstanding, we will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

         Each of the following is an Event of Default:

                  (1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the series B notes whether or not prohibited by the subordination provisions of the indenture;

                  (2) default in payment when due of the principal of, or premium, if any, on the series B notes, whether or not prohibited by the subordination provisions of the indenture;

                  (3) failure by any of our Subsidiaries or us to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control" and "--Repurchase at the Option of Holders--Asset Sales;"

                  (4) failure by any of our Subsidiaries or us to comply with any of the other agreements in the indenture or the series B notes for 60 days after notice from the trustee or the Holders of at least 25% in principal amount of the then outstanding series B notes;

                  (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Subsidiaries (or the payment of which is guaranteed by us or any of our Subsidiaries), which Default continues for at least 10 days whether the Indebtedness or guarantee now exists, or is created after the date of the indenture, if that
                  Default:

                           (a) is caused by a failure to pay Indebtedness at its stated final maturity (after giving effect to any applicable grace period provided in that Indebtedness) (a "Payment Default"); or

                           (b) results in the acceleration of the Indebtedness prior to its stated final maturity,

                  and, in each case, the principal amount of the Indebtedness, together with the principal amount of any other Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

                  (6) failure by us or any of our Subsidiaries to pay final judgments aggregating in excess of $7.5 million, which judgments are not paid, discharged or stayed for a period of 60 days after the judgment or judgments become final and non-appealable;

                  (7) any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its Obligations under its Subsidiary Guarantee;

                  (8) except as permitted by the indenture, any Subsidiary Guarantee issued by any Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect; and

                  (9) events of bankruptcy or insolvency described in the indenture with respect to us or any of our Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

         In the case of an Event of Default arising from specific events of bankruptcy or insolvency with respect to us or any of our Significant Subsidiaries, all outstanding series B notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding series B notes may declare all the series B notes to be due and payable immediately. However, so long as any Indebtedness permitted to be incurred pursuant to the Credit Agreement shall be outstanding, an acceleration of the series B notes shall not be effective until the earlier of an acceleration of any Indebtedness under the Credit Agreement and five business days after receipt by us and the administrative agent under the Credit Agreement of written notice of that acceleration.

         Holders of the series B notes may not enforce the indenture or the series B notes except as provided in the indenture. Subject to specific limitations, Holders of a majority in principal amount of the then outstanding series B notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the series B notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages.

         The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the series B notes.

         In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of us with the intention of avoiding payment of the premium that we would have had to pay if we then had elected to redeem the series B notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the series B notes. If an Event of Default occurs prior to November 15, 2004, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of us with the intention of avoiding the prohibition on redemption of the notes prior to November 15, 2004, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the series B notes.

         We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, we are required to deliver to the trustee a statement specifying the Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

         No director, officer, employee, incorporator or stockholder of us or any Guarantor, as such, will have any liability for any obligations of us or the Guarantors under the series B notes, the indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, the obligations or their creation. Each Holder of series B notes by accepting a series B note waives and releases all liability. The waiver and release are part of the consideration for issuance of the notes. The waiver might not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

         We may, at our option and at any time, elect to have all of our Obligations discharged with respect to the outstanding series B notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

                  (1) the rights of Holders of outstanding series B notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on the series B notes when the payments are due from the trust referred to below;

                  (2) our obligations with respect to the series B notes concerning issuing temporary series B notes, registration of series B notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

                  (3) the rights, powers, trusts, duties and immunities of the trustee, and our and the Guarantor's obligations in connection therewith; and

                  (4)  the Legal Defeasance provisions of the indenture.

         In addition, we may, at our option and at any time, elect to have the obligations of us and the Guarantors released with respect to specific covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the series B notes. In the event Covenant Defeasance occurs, some events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the series B notes.

         In order to exercise either Legal Defeasance or Covenant Defeasance:

                  (1) we must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the series B notes, cash in U.S. dollars, non-callable government securities, or a combination thereof, in the amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding series B notes on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the series B notes are being defeased to maturity or to a particular redemption date;

                  (2) in the case of Legal Defeasance, we shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon the opinion of counsel shall confirm that, the Holders of the outstanding series B notes will not recognize income, gain or loss for federal income tax purposes as a result of the Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Legal Defeasance had not occurred;

                  (3) in the case of Covenant Defeasance, we shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding series B notes will not recognize income, gain or loss for federal income tax purposes as a result of the Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

                  (4) no Default or Event of Default shall have occurred and be continuing on the date of the deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which will be used to defease the series B notes pursuant to either Legal Defeasance or Covenant Defeasance concurrently with the incurrence);

                  (5) the Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a Default under any material agreement or instrument (other than the indenture) to which we or any of our Subsidiaries are a party or by which we, or any of our Subsidiaries are bound;

                  (6) we must deliver to the trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the Holders of series B notes over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

                  (7) we must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

         Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

         Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

                  (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

                  (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

                  (3) reduce the rate of or change the time for payment of interest on any note;

                  (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from the acceleration);

                  (5) make any note payable in money other than that stated in the notes;

                  (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

                  (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders");

                  (8) release any Guarantor from any of its Obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

                  (9) make any change in the preceding amendment and waiver provisions.

         Notwithstanding the preceding, without the consent of any Holder of notes, the Guarantors, the trustee and we may amend or supplement the indenture or the notes:

                  (1) to cure any ambiguity, defect or inconsistency;

                  (2) to provide for uncertificated notes in addition to or in place of certificated notes;

                  (3) to provide for the assumption of our Obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of our assets;

                  (4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any Holder; or

                  (5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

SATISFACTION AND DISCHARGE

         The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

                  (1) either:

                           (a) all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the trustee for cancellation; or

                           (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year we or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable government securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

                  (2) no Default or Event of Default shall have occurred and be continuing on the date of the deposit or shall occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a Default under, any other instrument to which we or any Guarantor is a party or by which we or any Guarantor is bound;

                  (3) we or any Guarantor has paid or caused to be paid all sums payable by us under the indenture; and

                  (4) we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, we must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

         If the trustee becomes a creditor of us or any Guarantor, the indenture limits its right to obtain payment of claims in some cases, or to realize on property received in respect of a claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate the conflict within 90 days, apply to the SEC for permission to continue or resign.

         The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to the provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of series B notes, unless the Holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

         Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Stericycle, Inc., 28161 N. Keith Drive, Lake Forest, IL 60045, Attention: Chief Financial Officer.

BOOK-ENTRY, DELIVERY AND FORM

         The series B notes will be issued in the form of one or more registered global notes without interest coupons (collectively, the "Global Notes"). Upon issuance, the Global Notes will be deposited with the trustee, as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee for credit to the accounts of DTC's Direct and indirect participants (as defined below).

         The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for series B notes in certificated form in some limited circumstances. See "--Transfer of Interests in Global Notes for Certificated Notes." In addition, transfer of beneficial interests in any Global Note will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and CEDEL), which may change from time to time.

         Initially, the trustee will act as paying agent and registrar. The series B notes may be presented for registration of transfer and exchange at the offices of the registrar.

DEPOSITARY PROCEDURES

         The following description of the operations and procedures of DTC, Euroclear and Cedel are provided solely as a matter of convenience. These operations and procedures are solely within the control of their respective settlement systems and are subject to change by them. We take no responsibility for these operations and procedures and urge investors to contact the DTC, Euroclear or Cedel or their Participants directly to discuss these matters.

         DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations, referred to in this prospectus as "direct participants," and to facilitate the clearance and settlement of transactions in those securities between direct participants through electronic book-entry changes in accounts of direct participants. The direct participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and other organizations, including Euroclear and CEDEL. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a direct participant, referred to in this prospectus as "indirect participants."

         DTC has advised us that, pursuant to DTC's procedures:

                  (1) upon deposit of the Global Notes, DTC will credit the accounts of the direct participants designated by the exchange agent with portions of the principal amount of the Global Notes; and

                  (2) DTC will maintain receords of the ownership interests by and between direct participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participants or other owners of beneficial interests in the Global Notes. direct participants and indirect participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the Global Notes.

         The laws of some states in the United States require that some Persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to these Persons. Because DTC can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a Person having a beneficial interest in a Global Note to pledge the interest to Persons or entities that are not direct participants in DTC, or to otherwise take actions in respect of the interests, may be affected by the lack of physical certificates evidencing the interests. For other restrictions on the transferability of the notes see the subheading "--Transfers of Interests in Global Notes for Certificated Notes."

         EXCEPT AS DESCRIBED UNDER THE SUBHEADING "--TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES," OWNERS OF BENEFICIAL INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE SERIES B NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF SERIES B NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

         Under the terms of the indenture, the Guarantors, the trustee and us will treat the Persons in whose names the Series B notes are registered (including the series B notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, Liquidated Damages, if any, and interest on Global Notes registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee as the registered Holder under the indenture. Consequently, neither we, the trustee nor any agent of ours or of the trustee has or will have any responsibility or liability for:

                  (1) any aspect of DTC's records or any direct participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any direct participant's or indirect participant's records relating to the beneficial ownership interests in any Global Note; or

                  (2) any other matter relating to the actions and practices of DTC or any of its direct participants or indirect participants.

         DTC has advised us that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the series B notes is to credit the accounts of the relevant direct participants with the payment on the payment date in amounts proportionate to the direct participant's respective ownership interests in the Global Notes as shown on DTC's records. Payments by direct participants and indirect participants to the beneficial owners of the notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the trustee, the Guarantors or us. Neither we, the Guarantors, nor the trustee will be liable for any delay by DTC or its direct participants or indirect participants in identifying the beneficial owners of the notes, and the trustee and we may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

         The Global Notes will trade in DTC's Same-day Funds Settlement System and, therefore, transfers between direct participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between indirect participants (other than indirect participants who hold an interest in the notes through Euroclear or CEDEL) who hold an interest through a direct participant will be effected in accordance with the procedures of the direct participant but generally will settle in immediately available funds. Transfers between and among indirect participants who hold interests in the notes through Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

         Subject to compliance with the transfer restrictions applicable to the series B notes described herein, cross-market transfers between direct participants in DTC, on the one hand, and indirect participants who hold interests in the series B notes through Euroclear or CEDEL, on the other hand, will be effected by Euroclear's or CEDEL's respective Nominee through DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL; however, delivery of instructions relating to crossmarket transactions must be made directly to Euroclear or CEDEL, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or CEDEL and within their established deadlines (Brussels time for Euroclear and UK time for CEDEL). indirect participants who hold interests in the notes through Euroclear and CEDEL may not deliver instructions directly to Euroclear's or CEDEL's Nominee. Euroclear or CEDEL will, if the transaction meets its settlement requirements, deliver instructions to its respective Nominee to deliver or receive interests on Euroclear's or CEDEL's behalf in the relevant Global Note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

         Because of time zone differences, the securities accounts of an indirect participant that comes to hold an interest in the series B notes through Euroclear or CEDEL purchasing an interest in a Global Note from a direct participant in DTC will be credited, and that crediting will be reported to Euroclear or CEDEL during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and CEDEL customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Global Note to a DTC Participant until the European business day for Euroclear or CEDEL immediately following DTC's settlement date.

         DTC has advised us that it will take any action permitted to be taken by a Holder of series B notes only at the direction of one or more direct participants to whose account interests in the Global Notes are credited and only in respect of the portion of the aggregate principal amount of the series B notes to which the direct participant or direct participants has or have given direction. However, if there is an Event of Default under the series B notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its direct participants) for series B legended notes in certificated form, and to distribute the certificated forms of series B notes to its direct participants. See "--Transfers of Interests in Global Notes for Certificated Notes."

         Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes, they are under no obligation to perform or to continue to perform these procedures, and these procedures may be discontinued at any time. Neither we, the Guarantors, the initial purchasers nor the trustee shall have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective direct and indirect participants of their respective obligations under the rules and procedures governing any of their operations.

TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES

         An entire Global Note may be exchanged for definitive series B notes in registered, certificated form without interest coupons ("Certificated Notes") if:

                  (1) DTC:

                           (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we thereupon fail to appoint a successor depositary within 90 days, or

                           (b) has ceased to be a clearing agency registered under the Exchange Act;

                  (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of Certificated Notes; or

                  (3) there shall have occurred and be continuing a Default or an Event of Default with respect to the series B notes. In any case, we will notify the trustee in writing that, upon surrender by the direct and indirect participants of their interest in the Global Note, Certificated Notes will be issued to each Person that the direct and indirect participants and DTC identify as being the beneficial owner of the related series B notes.

         Beneficial interests in Global Notes held by any direct or indirect participant may be exchanged for Certificated Notes upon request to DTC, by the direct participant (for itself or on behalf of an indirect participant), to the trustee in accordance with customary DTC procedures. Certificated notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of the direct or indirect participants (in accordance with DTC's customary procedures).

         Neither we, the Guarantors nor the trustee will be liable for any delay by the Holder of any Global Note or DTC in identifying the beneficial owners of series B notes, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Holder of the Global Note or DTC for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

         The indenture will require that payments in respect of the series B notes represented by the Global Notes, including principal, premium, if any, interest and Liquidated Damages, if any, be made by wire transfer of immediately available same day funds to the accounts specified by the Holder of interests in the Global Note. With respect to Certificated Notes, we will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the Holders thereof or, if no account is specified, by mailing a check to each of the Holder's registered address. We expect that secondary trading in the Certificated Notes will also be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

         The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the proposed form of registration rights agreement in its entirety because it, and not this description, defines your registration rights as Holders of these notes. See "--Additional Information."

         We, the Guarantors and the initial purchasers entered into the registration rights agreement upon the closing of the initial offering of the series A notes. Pursuant to the registration rights agreement, we and the Guarantors agreed to file with the SEC the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the exchange notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Guarantors and we will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make specific representations the opportunity to exchange their Transfer Restricted Securities for series B notes.

         If:

                  (1) we and the Guarantors are not required to file the Exchange Offer Registration Statement, or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy; or

                  (2) any Holder of Transfer Restricted Securities notifies us prior to the 20th business day following the consummation deadline for the Exchange Offer that:

                           (a) it is prohibited by law or SEC policy from participating in the Exchange Offer; or

                           (b) it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for the resales; or

                           (c) it is a broker-dealer and owns series B notes acquired directly from any of our Affiliates or us,

we and the Guarantors will file with the SEC a Shelf Registration Statement to cover resales of the series B notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

         The Guarantors and we will use all commercially reasonable efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC.

         For purposes of the preceding, "Transfer Restricted Securities" means:

                  (1) each series A note until:

                           (a) the date on which the series A note has been exchanged in the Exchange Offer for a series B note which is entitled to be resold to the public by the Holder thereof without complying with the prospectus delivery requirements of the Securities Act;

                           (b) the date on which the series B note has been disposed of in accordance with a Shelf Registration Statement and the purchasers thereof have been issued Exchange Notes;

                           (c) the date on which the series B note is distributed to the public pursuant to Rule 144 under the Securities Act; and

                  (2) each series B note held by a broker-dealer until the date on which the exchange note is disposed of by a broker-dealer to a purchaser who receives from the broker-dealer on or prior to the date of sale a copy of the prospectus contained in the Exchange Offer Registration Statement.

         The registration rights agreement provides:

                  (1) we and the Guarantors will file an Exchange Offer Registration Statement with the SEC on or prior to 120 days after the closing of the offering of the series A notes;

                  (2) we and the Guarantors will use all commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the SEC at the earliest possible time but in no event later than 210 days after the closing of this offering;

                  (3) unless the Exchange Offer would not be permitted by applicable law or SEC policy, we and the Guarantors will

                           (a) use all commercially reasonable efforts to commence the Exchange Offer and to keep the Exchange Offer open for a period of not less than the minimum period required under applicable federal and state securities laws provided that in no event shall the period be less than 20 business days; and

                           (b) use all commercially reasonable efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the SEC, series B notes in exchange for all series A notes tendered prior thereto in the Exchange Offer; and

                  (4) if obligated to file the Shelf Registration Statement, we and the Guarantors will file the Shelf Registration Statement with the SEC on or prior to 30 days after the filing obligation arises and use all commercially reasonable efforts to cause the shelf registration to be declared effective by the SEC on or prior to 60 days after the obligation arises.

         If:

                  (1) we and the Guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for the filing; or

                  (2) any required registration statements is not declared effective by the SEC on or prior to the date specified for its effectiveness (the "Effectiveness Target Date"); or

                  (3) the Guarantors and we fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

                  (4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each event referred to in clauses (1) through (4) above, a "Registration Default"), then the Guarantors and we will pay Liquidated Damages to each Holder of series A notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of series A notes held by the Holder.

         The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of series A notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $.50 per week per $1,000 principal amount of series A notes.

         All accrued Liquidated Damages with respect to the Global Note will be paid by us and the Guarantors on each damages payment date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no accounts have been specified.

         Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

         Holders of series A notes will be required to make specific representations to us (as described in the registration rights agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their series A notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring Transfer Restricted Securities, a Holder will be deemed to have agreed to indemnify the Guarantors and us against losses arising out of information furnished by the Holder in writing for inclusion in any Shelf Registration Statement. Holders of series A notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from us.

CERTAIN DEFINITIONS

         Set forth below are some of the defined terms used in the indenture. Reference is made to the indenture for a full disclosure of these terms, as well as other terms used herein.

         "Acquired Debt" means, with respect to any specified Person:

                 (1) Indebtedness of any other Person existing at the time the other Person is merged with or into or became a Restricted Subsidiary of the specified Person, whether or not the Indebtedness is incurred in connection with, or in contemplation of, the other Person merging with or into, or becoming a Restricted Subsidiary of, the specified Person; and

                 (2) Indebtedness secured by a Lien encumbering any asset acquired by the specified Person.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings. No Person (other than us or any of our subsidiaries) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of us or any of our Subsidiaries solely by reason of the Investment.

         "Asset Sale" means:

                 (1) the sale, lease, conveyance or other disposition by us or any of our Restricted Subsidiaries of any assets or rights (other than director's qualifying shares); provided that the sale, conveyance or other disposition of all or substantially all of the assets of us and our Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

                 (2) the issuance of Equity Interests by any of our Restricted Subsidiaries or the sale of Equity Interests in any of our Subsidiaries (other than director's qualifying shares).

         Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

                 (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million;

                 (2) a transfer of assets between or among us and our Restricted Subsidiaries;

                 (3) an issuance of Equity Interests by a Restricted Subsidiary to us or to another Restricted Subsidiary;

                 (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

                 (5)  the sale or other disposition of cash or Cash Equivalents;

                 (6) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments;"

                 (7) the licensing of intellectual property in the ordinary course of business;

                 (8) sales of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 90% of the book value thereof as determined in accordance with GAAP, it being understood that, for the purposes of this clause (8), notes received in exchange for the transfer of accounts receivable and related assets will be deemed cash if the Receivables Subsidiary or other payor is required to repay said notes as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of us entered into as part of a Qualified Receivables Transaction; and

                 (9) transfers of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction.

         "Beneficial Owner" has the meaning assigned to the term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), the "person" shall be deemed to have beneficial ownership of all securities that the "person" has the right to acquire by conversion or exercise of other securities, whether the right is currently exercisable or is exercisable only upon occurrence of a subsequent condition (other than a condition that the noteholders waive one or more provisions of the indenture). The terms "Beneficially Owns" and "Beneficially Owned" shall have corresponding meanings.

         "Board of Directors" means:

                 (1) with respect to a corporation, the board of directors of the corporation;

                 (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

                 (3) with respect to any other Person, the board or committee of the Person serving a similar function.

         "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

         "Capital Stock" means:

                 (1)  in the case of a corporation, corporate stock;

                 (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

                 (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

                 (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Cash Equivalents" means:

                 (1)  United States dollars;

                 (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

                 (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

                 (4) marketable direct obligations issued by any state of the United States of America or any political subdivision of any state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Services or Moody's Investors Service, Inc.;

                 (5) certificates of deposit or bankers' acceptance (or, with respect to foreign banks, similar instruments) maturing within one year from the date of acquisition thereof issued by a bank organized under the laws of the United States of America or any state thereof or the District of Columbia, Japan or any member of the European Economic Community or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $500.0 million;

                 (6) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2),
         (3) and (4) above entered into with any financial institution meeting the qualifications specified in clauses (3) or (4) above;

                 (7) commercial paper having a rating of at least P-1 from Moody's Investors Service, Inc. or at least A1 from Standard & Poor's Rating Services and in each case maturing within one year after the date of acquisition; and

                 (8) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

         "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of the Person for the period plus:

                 (1) an amount equal to any extraordinary loss plus any net loss realized by the Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent losses were deducted in computing Consolidated Net Income; plus

                 (2) provision for taxes based on income or profits of the Person and its Restricted Subsidiaries for the period, to the extent that provision for taxes was deducted in computing Consolidated Net Income; plus

                 (3) consolidated interest expense of the Person and its Restricted Subsidiaries for the period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Agreements), to the extent that any expense was deducted in computing Consolidated Net Income; plus

                 (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Person and its Restricted Subsidiaries for the period to the extent that depreciation, amortization and other non-cash expenses were deducted in computing Consolidated Net Income; minus

                 (5) non-cash items increasing Consolidated Net Income for the period, other than normal accruals in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

         "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of the Person and its Restricted Subsidiaries for the period, on a consolidated basis, determined in accordance with GAAP; provided that:

                 (1) the Net Income of any Person that is not a Restricted Subsidiary of the specified Person or that is accounted for by the equity method of accounting shall be included in the Consolidated Net Income of the specified Person only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

                 (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement (other than an agreement with us or our Restricted Subsidiaries or an agreement in effect on the date of the indenture as in effect on that date), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

                 (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of the acquisition shall be excluded;

                 (4) the cumulative effect of a change in accounting principles shall be excluded;

                 (5) gains and losses from Asset Sales (without regard to the $1.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects according to GAAP shall be excluded;

                 (6) gains and losses due solely to fluctuations in currency values and the related tax effect according to GAAP shall be excluded; and

                 (7) one-time non-cash compensation charges arising from stock options or stock grant plans shall be excluded.

         "Continuing Directors" means, as of any date of determination, any member of our Board of Directors who:

                 (1) was a member of the Board of Directors on the date of the indenture; or

                 (2) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board at the time of nomination or election.

         "Credit Agreement" means that certain Credit Agreement, dated as of November 12, 1999, by and among us, the various financial institutions from time to time parties thereto, DLJ Capital Funding, Inc., as syndication agent for the financial institutions, lead arranger and sole book running manager, Bank of America, N.A., as administrative agent for the financial institutions and Bankers Trust Company, as documentation agent for the financial institutions, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

         "Credit Facilities" means, (a) the Credit Agreement and (b) following written notice thereof by us to the trustee, other debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, note issuances, receivables financing (including through the sale of receivables to the lenders or to special purpose entities formed to borrow from the lenders against the receivables) or letters of credit. Without limiting the generality of the foregoing, the term "Credit Facilities" shall include any amendment, amendment and restatement, supplement or other modification to the Credit Agreement and ancillary documents and all renewals, extensions, refundings, replacements and refinancings thereof, including, without limitation, any agreement or agreements
(i) extending or shortening the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder or (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder to the extent permitted under the indenture.

         "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

         "Designated Preferred Stock" means preferred stock that is so designated as Designated Preferred Stock, pursuant to an officers' certificate executed by our principal executive officer and principal financial officer, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3)(b) of the first paragraph of the covenant described under the caption "--Restricted Payments."

         "Designated Senior Debt" means:

                 (1) any Indebtedness outstanding under the Credit Agreement;
         and

                 (2) in the event no Indebtedness is outstanding under the Credit Agreement, any other Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by us as "Designated Senior Debt."

         "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the series B notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require us to repurchase the Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of the Capital Stock provide that we may not repurchase or redeem any Capital Stock pursuant to the provisions unless the repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

         "Domestic Subsidiary" means any Subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia or that guarantees or otherwise provides direct credit support for any of our Indebtedness.

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         "Equity Offering" means any offering of our Qualified Capital Stock.

         "Existing Indebtedness" means our Indebtedness and the Indebtedness of our Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture.

         "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

                 (1) the consolidated interest expense of the Person and its Restricted Subsidiaries for the period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Agreements (excluding amortization of capitalized deferred financing fees in existence on the date of the indenture); plus

                 (2) the consolidated interest of the Person and its Restricted Subsidiaries that was capitalized during the period; plus

                 (3) any interest expense on Indebtedness of another Person that is Guaranteed by the Person or one of its Restricted Subsidiaries or secured by a Lien on assets of the Person or one of its Restricted Subsidiaries, whether or not the Guarantee or Lien is called upon; plus

                 (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of the Person or any of its Restricted Subsidiaries, other than dividends on
         (i) Equity Interests payable solely in our Equity Interests (other than Disqualified Stock), (ii) the series A convertible preferred stock to the extent dividends are paid in kind in accordance with the Preferred Stock Agreement as in effect on the date of the indenture or (iii) to us or a Restricted Subsidiary of ours, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined effective federal, state and local statutory tax rate of the Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

         "Fixed Charge Coverage Ratio" means with respect to any specified Person and its Restricted Subsidiaries for any period, the ratio of the Consolidated Cash Flow of the Person and its Restricted Subsidiaries for the period to the Fixed Charges of the Person and its Restricted Subsidiaries for the period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to the incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or the issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

         In addition, for purposes of calculating the Fixed Charge Coverage
Ratio:

                 (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to the reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for the reference period shall be calculated on a pro forma basis (including Pro Forma Cost Savings), but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

                 (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded;

                 (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to the Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

                 (4) notwithstanding the foregoing, the Consolidated Cash Flow for any period that includes the period from July 1, 1999 through and including September 30, 1999, shall be determined by assuming that the Consolidated Cash Flow attributable to the BFI medical waste business for that period was equal to one-half of the Consolidated Cash Flow attributable to that business for the six-month period ended June 30, 1999; and

                 (5) notwithstanding the foregoing, the Consolidated Cash Flow for any period that includes the period from October 1, 1999 through and including the date of the indenture, shall be determined by assuming that the Consolidated Cash Flow attributable to the BFI medical waste business for that period was equal to the Consolidated Cash Flow attributable to that business for the six-month period ended June 30, 1999 times a fraction the numerator of which is the number of days in the period from October 1, 1999 through and including the date of the indenture and the denominator of which is 181.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in other statements by the other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

         "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

         "Guarantors" means each of:

                 (1) Stericycle of Arkansas, Inc., Stericycle of Washington, Inc., SWD Acquisition Corp., Environmental Control Co., Inc., Waste Systems, Inc., Med-Tech Environmental, Inc., Med-Tech Environmental
         (MA), Inc., Ionization Research Company, Inc., BFI Medical Waste, Inc., Browning-Ferris Industries of Connecticut, Inc.; and

                 (2) any other Domestic Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns.

         "Hedging Agreement" means, with respect to any specified Person, any interest rate protection agreement (including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements), and/or other types of interest hedging agreements and any currency protection agreement (including, without limitation, foreign exchange contracts, currency swap agreements or other currency hedging arrangements) of the Person.

         "Holder" means a Person in whose name a note is registered.

         "Indebtedness" means, with respect to any specified Person, any indebtedness of the Person, whether or not contingent:

                 (1)  in respect of borrowed money;

                 (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

                 (3)  in respect of banker's acceptances;

                 (4)  representing Capital Lease Obligations;

                 (5) in respect of the balance deferred and unpaid of the purchase price of any property, except any balance that constitutes an accrued expense or trade payable; or

                 (6) representing any net payment obligation under Hedging Agreements at the time of determination,

if and to the extent any of the preceding items (other than letters of credit and Hedging Agreements) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not the Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

         The amount of any Indebtedness outstanding as of any date shall be:

                 (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

                 (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other indebtedness.

For purposes of calculating the amount of Indebtedness of a Receivables Subsidiary outstanding as of any date, the face or notional amount of any interest in receivables or equipment that is outstanding as of the date shall be deemed to be Indebtedness but any interests held by us or any of our Restricted Subsidiaries shall be excluded for purposes of the calculation.

         "Investments" means, with respect to any Person, all direct or indirect investments by the Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If we or any of our Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any of our direct or in direct Restricted Subsidiaries such that, after giving effect to any sale or disposition, the Person is no longer a Restricted Subsidiary of ours, we shall be deemed to have made an Investment on the date of the sale or disposition equal to the cost basis of the Equity Interests of the Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments." The acquisition by us or any of our Restricted Subsidiaries of a Person that holds an Investment in a third Person shall be deemed to be an Investment by us or the Restricted Subsidiary in the third Person in an amount equal to the fair market value of the Investment held by the acquired Person in the third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of the asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Receivable Transaction, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

         "Net Income" means, with respect to any specified Person, the net income (loss) of the Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, any extraordinary gain and loss, together with any related provision for taxes on items of extraordinary gain and loss.

         "Net Proceeds" means the aggregate cash proceeds received by us or any of our Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to the Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt under a Credit Facility, secured by a Lien on the asset or assets that were the subject of the Asset Sale and any reserve for adjustment in respect of the sale price of the asset or assets established in accordance with GAAP.

         "Non-Recourse Debt" means Indebtedness of an Unrestricted Subsidiary:

                 (1) as to which neither we nor any of our Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

                 (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of ours or any of our Restricted Subsidiaries to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

                 (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of us or any of our Restricted Subsidiaries.

         "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness, including, in each case, interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, reorganization or similar proceeding, whether or not the interest is an allowable claim in the proceeding.

         "Permitted Business" means medical waste disposal and consulting, distribution of medical services and products to medical waste customers, and the expansion of related services and distribution of products to medical waste customers.

         "Permitted Domestic Subsidiary Preferred Stock" means any series of Preferred Stock of a Domestic Subsidiary of ours that has a fixed dividend rate, the liquidation value of all series of which, when combined with the aggregate amount of Indebtedness of us and our Restricted Subsidiaries incurred pursuant to clause (14) of the definition of Permitted Debt, does not exceed $20.0 million.

         "Permitted Hedging Agreement" of any Person means any Hedging Agreement entered into with one or more financial institutions in the ordinary course of business (a) for the purpose of fixing or hedging interest or foreign currency exchange rate risk with respect to any floating rate Indebtedness or foreign currency based Indebtedness, respectively, that is permitted by the terms of the indenture to be outstanding; provided that the notional amount of any Hedging Agreement does not exceed the amount of Indebtedness or other liability to which the Hedging Agreement relates; or (b) for the purpose of fixing or hedging currency exchange risk with respect to any currency exchanges made in the ordinary course of business and not for purposes of speculation.

         "Permitted Investments" means:

                 (1)  any Investment in us or in our Restricted Subsidiaries;

                 (2)  any Investment in Cash Equivalents;

                 (3) any Investment by us or any of our Restricted Subsidiaries in a Person, if as a result of the Investment:

                          (a) the Person becomes a Restricted Subsidiary of ours; or

                          (b) the Person is merged, consolidated or amalgamated
                 with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or a Restricted Subsidiary of ours;

                 (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales;"

                 (5) any acquisition of assets solely in exchange for the issuance of our Equity Interests (other than Disqualified Stock);

                 (6)  Hedging Agreements;

                 (7) Investments existing on the date of the indenture (including Indebtedness received in exchange therefor);

                 (8) loans and advances to our employees and officers and the employees and officers of our Restricted Subsidiaries in the ordinary course of business;

                 (9) accounts receivable created or acquired in the ordinary course of business;

                 (10) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of trade creditors or customers;

                 (11) Guarantees by us of Indebtedness otherwise permitted to be incurred by our Restricted Subsidiaries that are Guarantors under the indenture;

                 (12) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by the Receivables Subsidiary to effect the Qualified Receivables Transaction; and any other Investment by us or our Subsidiaries in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction provided, that the other Investment is in the form of a note or other instrument that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not our Affiliates entered into as part of a Qualified Receivables Transaction;

                 (13) any Investment in a joint venture with one or more foreign partners to the extent that, as a result of the Investment, we recognize gross profit from licensing of intellectual property or sales of equipment to that joint venture over the twelve-month period following the Investment that is at least equal to the amount of the Investment; and

                 (14) other Investments in any Person having an aggregate fair market value (measured on the date each Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding not to exceed $25.0 million.

         "Permitted Junior Securities" means:

                 (1)  Equity Interests in us or any Guarantor; or

                 (2) debt securities that are subordinated to (a) all Senior Debt and (b) any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Subsidiary Guarantees are subordinated to Senior Debt under the indenture.

         "Permitted Liens" means:

                 (1)  Liens in favor of us or the Guarantors;

                 (2) Liens on property of a Person existing at the time the Person is merged with or into or consolidated with us or any of our Subsidiaries; provided that the Liens were in existence prior to the contemplation of the merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with us or the Subsidiary;

                 (3) Liens on property existing at the time of acquisition thereof by us or any of our Subsidiaries, provided that the Liens were in existence prior to the contemplation of the acquisition;

                 (4) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

                 (5) Liens existing on the date of the indenture and any extensions, renewals and replacements thereof;

                 (6) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

                 (7) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

                 (8) Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                 (9)  judgment Liens not giving rise to an Event of Default;

                 (10) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of us or any of our Restricted Subsidiaries;

                 (11) any interest or title of a lessor under any Capitalized Lease Obligation;

                 (12) purchase money Liens to finance property or assets of us or any of our Restricted Subsidiaries acquired in the ordinary course of business; provided, however, that

                          (A) the related purchase money Indebtedness shall not
                 exceed the cost of the property or assets and shall not be secured by any property or assets of us or any of our Restricted Subsidiaries other than the property and assets so acquired and

                          (B) the Lien securing the Indebtedness shall be
                 created within 90 days of the acquisition;

                 (13) Liens upon specific items of inventory or other goods and proceeds of any Person securing the Person's obligations in respect of banker's acceptances issued or created for the account of the Person to facilitate the purchase, shipment, or storage of the inventory or other goods;

                 (14) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to the letters of credit and products and proceeds thereof;

                 (15) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of us or any of our Restricted Subsidiaries, including rights of offset and set-off;

                 (16) Liens securing Indebtedness incurred in reliance on clause
         (4) of the second paragraph of the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" so long as the Lien extends to no assets other than the assets acquired;

                 (17) Liens on assets of us or a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction;

                 (18) Leases or subleases granted to others that do not materially interfere with the ordinary course of business of us and our Restricted Subsidiaries;

                 (19) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

                 (20) Liens securing the series A and series B notes and the related guarantees;

                 (21) Liens securing intercompany Indebtedness of us or a Restricted Subsidiary on assets of any of our Subsidiaries;

                 (22) Liens securing Senior Debt and other Obligations with respect thereto;

                 (23) Liens securing Hedging Agreements which relate to Indebtedness that is otherwise permitted under the indenture; and

                 (24) Liens incurred in the ordinary course of business of us or any of our Restricted Subsidiaries with respect to obligations that do not exceed $5.0 million at any one time outstanding.

         "Permitted Refinancing Indebtedness" means any Indebtedness of us or any of our Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of us or any of our Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

                 (1) the principal amount (or accreted value, if applicable) of the Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all fees, expenses and premiums incurred in connection therewith);

                 (2) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the series B notes, the Permitted Refinancing Indebtedness is subordinated in right of payment to, the series B notes on terms at least as favorable to the Holders of series B notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

                 (3) the Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity later than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

                 (4) the Indebtedness is incurred either by us or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

         "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

         "Preferred Stock Agreement" means the agreement by and among Bain Capital, Inc., Madison Dearborn Partners, Inc. and us relating to the purchase and sale of our series A convertible preferred stock, as in effect on the date hereof.

         "Principals" means Bain Capital, Inc. and Madison Dearborn Partners,
 Inc.

         "Pro Forma Cost Savings" means, with respect to any period, the reduction in costs that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the transaction date that were (i) directly attributable to an asset acquisition and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act as in effect on the date of the indenture or (ii) implemented by the business that was the subject of the asset acquisition within six months of the date of the asset acquisition and that are supportable and quantifiable by the underlying accounting records of the business, as if, in the case of each of clause (i) and
(ii), all the reductions in costs had been effected as of the beginning of the period. In addition, for purposes of calculating the Fixed Charge Coverage Ratio for any four-quarter period that includes a period prior to the date of the indenture, we shall also give effect to the supplemental adjustments described in the Offering Memorandum, dated as of November 4, 1999.

         "Qualified Capital Stock" means any Capital Stock that is not Disqualified Stock.

         "Qualified Receivables Transaction" means any transaction or series of transactions entered into by us or any of our Subsidiaries pursuant to which we or any of our Subsidiaries sell, convey or otherwise transfer to (i) a Receivables Subsidiary (in the case of a transfer by us or any of our Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grant a security interest in, any accounts receivable (whether now existing or arising in the future) of us or any of our Subsidiaries, and any assets related thereto including, without limitation, all collateral securing the accounts receivable, all contracts and all guarantees or other obligations in respect of the accounts receivable, proceeds of the accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

         "Receivables Subsidiary" means a Subsidiary of ours which engages in no activities other than in connection with the financing of accounts receivable and which is designated by our Board of Directors (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by us or any of our Subsidiaries (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates us or any of our Subsidiaries in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of us or any of our Subsidiaries (other than accounts receivable and related assets as provided in the definition of "Qualified Receivables Transaction"), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither we nor any of our Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms no less favorable to us or the Subsidiary than those that might be obtained at the time from Persons who are not our Affiliates, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and
(c) with which neither we nor any of our Subsidiaries has any obligation to maintain or preserve the Subsidiary's financial condition or cause the Subsidiary to achieve certain levels of operating results. Any designation by our Board of Directors will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of our Board of Directors giving effect to the designation and an officers' certificate certifying that the designation complied with the foregoing conditions.

         "Related Party" means:

                 (1) any controlling stockholder, more than 50% owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

                 (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a greater than 50% or more controlling interest of which consist of any one or more Principals and/or the other Persons referred to in the immediately preceding clause (1).

         "Restricted Investment" means an Investment other than a Permitted Investment.

         "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

         "Senior Debt" means:

                 (1) all Indebtedness of us or any Guarantor outstanding under Credit Facilities and all Hedging Agreements permitted to be entered into under the terms of the indenture;

                 (2) any other Indebtedness of us or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which the Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Subsidiary Guarantee; and

                 (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

         Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

                 (1) any liability for federal, state, local or other taxes owed or owing by us;

                 (2) any Indebtedness of us to any of our Subsidiaries or other Affiliates;

                 (3)  any trade payables; or

                 (4) the portion of any Indebtedness that is incurred in violation of the indenture except to the extent that the Indebtedness so incurred was extended by the lenders thereof in reliance on a certificate executed and delivered by our president, chief executive officer or chief financial or accounting officer, in which certificate, the officer certified that the incurrence of the Indebtedness was permitted under the proviso to the first sentence under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

         "Significant Subsidiary" means any Subsidiary that would be a "significant Subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as the Regulation is in effect on the date hereof (excluding in all cases, 3CI Complete Compliance Corporation which is a public non-wholly-owned subsidiary of us).

         "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing the Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any interest or principal prior to the date originally scheduled for the payment thereof.

         "Subordinated Note Obligations" means all Obligations with respect to the notes, including, without limitation, principal, premium, if any, interest and Liquidated Damages, if any, payable pursuant to the terms of the notes (including, without limitation, upon acceleration or redemption thereof), together with and including, without limitation, any amounts received or receivable upon the exercise of rights of rescission or other rights of action, including, without limitation, claims for damages, or otherwise.

         "Subsidiary" means, with respect to any specified Person (and if no Person is specified, it shall be understood to mean with respect to us):

                 (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

                 (2) any partnership (a) the sole general partner or the managing general partner of which is the Person or a Subsidiary of the Person or (b) the only general partners of which are the Person or one or more Subsidiaries of the Person (or any combination thereof).

                 "Unrestricted Subsidiary" means any Subsidiary of ours that is designated by our Board of Directors as an Unrestricted Subsidiary pursuant to a Board resolution and in accordance with the terms of the indenture, but only to the extent that the Subsidiary:

                 (1)  has no indebtedness other than Non-Recourse Debt;

                 (2) is not party to any agreement, contract, arrangement or understanding with us or any of our Restricted Subsidiaries unless the terms of the agreement, contract, arrangement or understanding are no less favorable to us or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not our Affiliates;

                 (3) is a Person with respect to which neither we nor any of our Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve the Person's financial condition or to cause the Person to achieve any specified levels of operating results; and

                 (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of us or any of our Restricted Subsidiaries.

         Any designation of a Subsidiary of us as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the Board resolution giving effect to the designation and an Officers' Certificate certifying that the designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of the Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of us as of the date and, if the Indebtedness is not permitted to be incurred as of the date under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," we shall be in default of the covenant. Our Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of us of any outstanding Indebtedness of the Unrestricted Subsidiary and the designation shall only be permitted if (1) the Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if the designation had occurred at the beginning of the four-quarter reference period; (2) no Default or Event of Default would be in existence following the designation; and (3) if any Subsidiary is a Domestic Subsidiary, it shall execute a supplemental indenture to become a Guarantor with respect to the notes.

         "Voting Stock" of any Person as of any date means the Capital Stock of the Person that is at the time entitled to vote in the election of the Board of Directors of the Person.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

                 (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between the date and the making of the payment; by

                 (2) the then outstanding principal amount of the Indebtedness.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 30,000,000 shares of common stock, par value $0.01 per share, of which 14,729,797 shares were issued and outstanding as of November 30, 1999, and 1,000,000 shares of preferred stock, par value $0.01 per share, of which 75,000 shares of 3.375% payment-in-kind series A convertible preferred stock are issued and outstanding. As of November 30, shares of our common stock were held of record by approximately ____ stockholders.

COMMON STOCK

         Our outstanding shares of common stock are validly issued, fully paid and nonassessable. Common stockholders are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholderss.

         Holders of shares of common stock do not have any preemptive rights or rights to subscribe for any additional securities. Our common stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions. Subject to the preferences applicable to any shares of convertible preferred stock outstanding at the time, common stockholders are entitled to dividends if, when and as declared by the Board of Directors from funds legally available therefore and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities and convertible preferred stock preferences, if any.

UNDESIGNATED PREFERRED STOCK

         We have authorized 1,000,000 shares of preferred stock, $.01 par value. Our Board of Directors has designated 100,000 shares of this preferred stock as Series A convertible preferred stock (see description below). The remaining 900,000 shares of preferred stock may be issued in series from time to time by our Board of Directors, who would have the power to determine the respective powers, designations, preferences, rights, qualifications, limitations and restrictions of each series. These matters would include, for example: (1) the number of shares in each series, (2) whether a series will bear dividends and, if so, whether the dividends will be cumulative, (3) the dividend rate and the dates of dividend payments, (4) liquidation preferences, if any, (5) the terms of redemption, if any, including timing, rates and prices, (6) conversion rights, if any, (7) sinking fund requirements, if any, (8) any restrictions on the issuance of additional shares of any series, (9) any voting rights and (10) any other powers, designations, preferences, rights, qualifications, limitations or restrictions.

         Shares of preferred stock could have priority over shares of common stock with respect to dividends (which may be made cumulative with respect to the preferred stock) and with respect to our assets upon liquidation, and could reduce the amount of assets available for distribution to the holders of common stock upon a liquidation. Depending upon the particular terms of any series of preferred stock, holders of that series may have significant voting rights and the right to representation on our Board of Directors. In addition, the approval of holders of shares of preferred stock, voting as a class or as a series, may be required for the taking of specific corporate actions, such as mergers.

CONVERTIBLE PREFERRED STOCK

         On November 12, 1999, we issued and sold 75,000 shares of our convertible preferred stock to certain investment funds associated with Bain Capital and with Madison Dearborn, as initial investors, for $1,000 per share, or an aggregate of $75.0 million, in cash, less various fees and expenses.

DIVIDENDS

         The convertible preferred stock bears preferential dividends, payable in additional shares of convertible preferred stock, at the rate of 3.375% per annum from the date of issuance. Dividends accrue daily at the per annum rate of 3.375% and will accumulate annually on the anniversary date of initial issuance. In addition to preferential dividends, the convertible preferred stock will also be entitled to share pro rata with holders of common stock, on the basis of the number of shares of common stock into which the convertible preferred stock is convertible, in all other dividends and distributions. Because the convertible preferred stock dividends are payable in additional shares of convertible preferred stock, the certificate of designations covers 100,000 share in order that we will have shares available for the payment of those dividends for a period of time.

LIQUIDATION

         Upon any liquidation, dissolution or winding up of us, each holder of convertible preferred stock shall be entitled to be paid, before any distribution or payment is made to the holders of common stock, a liquidation value of the greater of (i) the sum of $1,000 per share plus accumulated preferential dividends plus accrued and unpaid dividends not yet accumulated and
(ii) the amount that would be payable if the convertible preferred stock had been converted into common stock.

VOTING; ELECTION OF DIRECTORS

         The convertible preferred stock is entitled to vote with the holders of common stock as a single class on each matter submitted to our stockholders. Each share of convertible preferred stock shall have a number of votes for the matters submitted to our stockholders equal to the number of votes possessed by the common stock into which the convertible preferred stock is convertible. So long as the initial investors hold 50% or more of the convertible preferred stock or the common stock into which it is convertible, they will have the right, voting as a separate class, to elect two directors to our Board of Directors. In the event that the initial investors and their affiliates cease to hold 50% but still hold 25% or more, they will have the right, voting as a separate class, to elect one director and if they cease to hold 25%, their right to elect directors as a separate class will terminate.

CONVERSION

         Each holder of convertible preferred stock may, at any time and from time to time, upon ten business days notice, convert all or part of the convertible preferred stock into shares of common stock. The price at which the holders may convert is $17.50 per share, subject to adjustment, and this price, as adjusted from time to time, is referred to as the "conversion price." The conversion price will be adjusted under specified circumstances.

         The 75,000 shares of convertible preferred stock held by the initial investors is convertible into 4,285,714 shares of our common stock, or approximately 22.6% of the amount of our common stock currently outstanding.

REDEMPTION AT OUR OPTION

         Beginning on the 30th month anniversary of the date of initial issuance of the convertible preferred stock, if the closing price of the common stock exceeds 150% of the Conversion Price for 20 consecutive trading days, we may elect, upon at least 30 days' prior written notice, to redeem all (but not part) of the outstanding shares of convertible preferred stock, subject to any holder's right to first convert its shares into common stock prior to the redemption date, in the manner described above. If we make an election, the redemption price will equal the liquidation value to the date of redemption.

REDEMPTION UPON A CHANGE OF CONTROL

         A "change of control" with respect to us is defined as a circumstance in which: (i) any person or group (as the terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner of more than 50% of our total voting power; or (ii) during any consecutive 36-month period, our directors at the beginning of the period and their successors cease to comprise a majority of our Board of Directors.

         In the event of a change of control, or if a bankruptcy event (as defined in the Certificate of Designation governing the convertible preferred stock) has occurred and continued for 60 days, each holder of shares of convertible preferred stock can, by the giving of 15 business days notice, cause us to redeem all or any part of the holder's shares at a price per share equal to the liquidation value per share.

CORPORATE GOVERNANCE AGREEMENT

         A corporate governance agreement between us and the initial investors contains specific provisions to implement the right of the initial investors to elect two directors to our Board of Directors and under specific circumstances to appoint an observer. The corporate governance agreement also provides that until the earlier of (i) the date on which the initial investors and their permitted transferees (as defined in the corporate governance agreement) cease to own any convertible preferred stock, (ii) the date on which the initial investors have completed a distribution of the convertible preferred stock to their partners or (iii) the first anniversary of the closing, the initial investors and their transferees and affiliates will not acquire beneficial ownership of more than 30% of the voting power of our company or acquire or attempt to acquire control of our company, except in response to a proposal that has been made to our stockholders that would materially and adversely affect the initial investors, or pursuant to the exercise of their preemptive rights. The corporate governance agreement also contains specified restrictions, for a period of five years, on an initial investor's ability to transfer the convertible preferred stock and further provides that the approval of the holders of a majority of the convertible preferred stock and underlying common stock be obtained for us to: (1) engage in mergers, acquisitions or divestitures of specified sizes, (2) enter into contracts with our officers, directors, employees or affiliates, except for ordinary employment and benefit plans and transactions with our subsidiaries, and (3) incur indebtedness or issue specified capital stock that would cause our fixed charge coverage ratio (as defined in the preferred stock purchase agreement) to be less than 1.75 to 1.0 (2.0 to 1.0 after the second anniversary of the initial issuance of the convertible preferred stock).

                        FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion is a summary of the material U.S. federal income tax consequences associated with the exchange of the series A notes for series B notes and the ownership and disposition of the series B noes by an original purchaser of the series B notes who is not a U.S. holder. The discussion below is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations, judicial authority and administrative rulings and practice, any of which may be altered with retroactive effect thereby changing the federal tax consequences discussed below.

         The tax treatment of a holder of the notes may vary depending upon the holder's particular situation. Certain holders (including, but not limited to, specific financial institutions, insurance companies, tax-exempt organizations, broker-dealers and persons holding the notes as part of a "straddle," "hedge" or "conversion transaction") may be subject to special rules not discussed below. This discussion is limited to holders who purchase the notes on original issuance and who hold the notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Tax Code. We will not seek a ruling from the IRS with respect to any of the matters discussed herein and there can be no assurance that the IRS will not challenge one or more of the tax consequences described below.

         THIS SUMMARY DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A HOLDER'S DECISION TO EXCHANGE SERIES A NOTES FOR SERIES B NOTES OR TO PURCHASE THE NOTES. PERSONS CONSIDERING AN EXCHANGE OF SERIES A NOTES FOR SERIES B NOTES OR A PURCHASE OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

EXCHANGE OFFER

         The exchange of the series A notes for series B notes pursuant to this exchange offer should not be treated as an "exchange" for U.S. federal income tax purposes because the series B notes will not be considered to differ materially in kind or extent from the series A notes. Rather, any series B notes received by you should be treated as a continuation of your investment in the series A notes. As a result, there should be no material U.S. federal income tax consequences to you resulting from the exchange offer. In addition, you should have the same adjusted issue price, adjusted basis, and holding period in the series B notes as you had in the series A notes immediately prior to the exchange.

NON-U.S. HOLDERS

         U.S. Holders acquiring the notes are subject to different rules than those discussed below. For purposes of this discussion, a U.S. Holder is a holder of the notes who is:

         o a citizen or resident of the U.S. or any political subdivision thereof;

         o a partnership or corporation created or organized in the U.S. or under the laws of the U.S. or any political subdivision thereof;

         o an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

         o a trust if a court within the U.S. is able to exercise primary supervision of the administration of the trust and one or more U.S. persons have the authority to control all decisions of the trust.

         "U.S." refers to the United States of America (including the States and the District of Columbia) and its possessions, which include, as of the date hereof, Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands. This summary is based upon current provisions of the Tax Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, any of which may be altered with retroactive effect thereby changing the U.S. federal tax consequences discussed below.

         Under present U.S. federal income and estate tax law, and subject to the discussion below concerning backup withholding:

                  (a) The so-called "portfolio interest" exception provides that interest on the notes will not be subject to U.S. federal income tax and withholding of U.S. federal income tax will not be required with respect to the payment by us or our paying agent of principal or interest on the notes owned by a Non-U.S. Holder, provided that (1) the beneficial owner of the notes does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Stericycle entitled to vote within the meaning of Section 871(h)(3) of the Tax Code and the Treasury Regulations issued thereunder, (2) the beneficial owner is not (i) a foreign private foundation as defined in Section 509 of the Tax Code and the Treasury Regulations issued thereunder, (ii) a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Tax Code or (iii) a "controlled foreign corporation" (as defined Section 957 of the Tax Code) that is related directly, indirectly or constructively to us through stock ownership, and (3) the interest is not considered contingent interest under Section 871(h)(4) of the Tax Code and the Treasury Regulations issued thereunder and (4) the beneficial owner satisfies the requirements (described generally below) set forth in Section 871(h) and Section 881(c) of the Tax Code and the Treasury Regulations issued thereunder relating to registered securities.

                  To satisfy the requirements referred to in (4) above, the beneficial owner of the notes, or a financial institution holding the notes on behalf of the owner, must provide, in accordance with specified procedures, our paying agent with a statement to the effect that the beneficial owner is not a U.S. person. Currently, these requirements will be met if either (i) the beneficial owner of the notes certifies to us or our paying agent, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8 or successor form) and provides its name and address or (ii) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and that holds the notes on behalf of a beneficial owner, certifies to us or our paying agent, under penalties of perjury, that the statement has been received by it from the beneficial owner (directly or through another intermediary financial institution), and furnishes us or our paying agent with a copy thereof. A certificate described in this paragraph is effective only with respect to payments of interest made to the certifying Non-U.S. Holder after the issuance of the certificate, in the calendar year of its issuance and two immediately succeeding calendar years.

                  Treasury Regulations (the "Final Regulations") finalized in 1997, applicable to interest paid after December 31, 2000, provide alternative documentation procedures for satisfying the certification requirement described above. These regulations add intermediary certification options for specific qualifying agents. Under one option, a withholding agent would be allowed to rely on IRS Form W-8IMY furnished by a financial institution or other intermediary on behalf of one or more beneficial owners (or other intermediaries) without having to obtain the beneficial owner certificate described in the preceding paragraph, provided that the financial institution or intermediary has entered into a withholding agreement with the IRS and thus is a "qualified intermediary". Under another option, an authorized foreign agent of a U.S. withholding agent would be permitted to act on behalf of the U.S. withholding agent, provided certain conditions are met. With respect to the certification requirement for notes that are held by a foreign partnership, the Final Regulations provide that unless the foreign partnership has entered into a withholding agreement with the IRS, the foreign partnership will be required, in addition to providing an intermediary Form W-8IMY, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

                  (b) If a Non-U.S. Holder cannot satisfy the requirements of the "portfolio interest" exception described in paragraph (a) above, payments of interest made to the Non-U.S. Holder will generally be subject to withholding tax of 30% unless the beneficial owner of the notes provides us or our paying agent, as the case may be, with a properly executed (i) IRS Form 1001 (or successor form) claiming an exemption from or reduced rate of withholding under the benefit of a tax treaty or (ii) IRS Form 4224 (or successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States. Under the Final Regulations, Non-U.S. Holders will generally be required to provide IRS Form W-8BEN, W-8IMY, W-8EXP or W-8ECI in lieu of Form 1001 and Form 4224, although alternative documentation may be applicable in specific situations. Additionally, the Non-U.S. Holder may be required to obtain a U.S. taxpayer identification number. In each case, the relevant IRS form must be delivered pursuant to applicable procedures and must be properly transmitted to the person otherwise required to withhold U.S. federal income tax, and none of the persons receiving the relevant form may have actual knowledge that any statement on the form is false.

                  (c) A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, retirement, or other disposition of the notes, unless (i) the holder is an individual who is present in the United States for 183 days or more during the taxable year and certain other requirements are met, or (ii) the gain is effectively connected with the conduct of a United States trade or business of the holder.

                  (d) Under Section 2105(b) of the Tax Code, if interest on the notes would be exempt from withholding of U.S. federal income tax under the rules set forth in paragraph (a) above (without regard to the statement requirement), the notes will not be included in the estate of a Non-U.S. Holder for U.S. federal estate tax purposes.

                  (e) If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the notes (or gain realized on the sale, exchange or other disposition of the notes) is effectively connected with the conduct of the trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed above, will generally be subject to U.S. federal income tax on the effectively connected income in the same manner as if it were a U.S. person. The Non-U.S. Holder may also need to provide a United States taxpayer identification number (social security number or employer identification number) on the forms referred to in paragraph
                  (b) above in order to meet the requirements set forth above. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on, and any gain recognized on the sale, exchange or other disposition of, the notes will be included in the foreign corporation's effectively connected earnings and profits if the interest or gain, as the case may be, is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         Certain "backup" withholding and information reporting requirements may apply to payments on, and to proceeds of sale before maturity of, the notes. Interest paid to a Non-U.S. Holder on a registered security will be required to be reported annually on IRS Form 1042-S. We are not obligated to reimburse or indemnify holders of the notes, including Non-U.S. Holders, for any tax imposed on, or withheld from payments with respect to, the notes.

         No information reporting on IRS Form 1099 or backup withholding will be required with respect to payments made by us or any paying agent to Non-U.S. Holders on registered securities with respect to which a statement described in paragraph (a)(4) above has been received; provided that we or our paying agent, as the case may be, does not have actual knowledge that the beneficial owner is a U.S. person.

         In addition, backup withholding and information reporting will not apply if payments of principal or interest on the notes are paid to or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of the notes, or if the foreign office of a broker (as defined in applicable Treasury Regulations) pays the proceeds of the sale of the notes to the owner thereof. If, however, the nominee, custodian, agent or broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation or a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or another United States related person described in Section 1 .6049-5(c)(5) of the Treasury Regulations, then information reporting will be required unless (i) the custodian, nominee, agent or broker has in its records documentary evidence that the beneficial owner is not a U.S. person and specific other conditions are met or (ii) the beneficial owner otherwise establishes an exemption.

         Payments of principal and interest on the notes to the beneficial owner of the notes by a United States office of a custodian, nominee or agent, or payment by the United States office of a broker of the proceeds of the sale of the notes, will be subject to information reporting and backup withholding unless the holder or beneficial owner provides the statement referred to in paragraph (a)(4) above or otherwise establishes an exemption from information reporting and backup withholding, and the payor does not have actual knowledge that the beneficial owner is a U.S. person.

APPLICABLE TAX TREATIES

         Non-U.S. purchasers should also consult any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those under United States federal tax laws.

         The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. You should consult your own tax advisor with respect to the consequences of your ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects on you of changes in U.S. federal or other tax laws.

                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives series B notes for its own account pursuant to this exchange offer, sometimes referred to as a participating broker, must acknowledge that it will deliver a prospectus in connection with any resale of the series B notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker in connection with any resale of series B notes received in exchange for series A notes where the series A notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of one year from the expiration of this exchange offer, we will make this prospectus, as amended or supplemented, available to any participating broker for use in connection with the resales. In addition, until ____________ ___. 2000, 90 days from the date of this prospectus, all broker-dealers effecting transactions in the notes may be required to deliver a prospectus.

         We will not receive any proceeds from any sale of series B notes by broker- dealers. Series B notes received by any participating broker may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the series B notes or a combination of the methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any series B notes. Any participating broker that resells notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of series B notes may be deemed to be an underwriter within the meaning of the Securities Act and any profit on any resale of series B notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus as required, a participating broker will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

         For a period of one year from the expiration of this exchange offer, we will send a reasonable number of additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker that requests these documents in the letter of transmittal. We will pay all the expenses incident to this exchange offer, which shall not include the expenses of any holder in connection with resales of series B notes. We have agreed to indemnify holders of series B notes, including any participating broker, against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         McDermott, Will & Emery, Chicago, Illinois will opine on the validity of the series B notes for us.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Ernst & Young LLP, independent public accountants, have audited our consolidated financial statements at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, as set forth in their report. We have included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young's report, given their authority as experts in accounting and auditing. We have included in this registration statement the audited financial statements of the BFI medical waste business as of September 30, 1998 and for each of the three years in the period ended September 30, 1998 in reliance on the audit report of Arthur Andersen LLP, which issued the report as independent public accountants and as experts in auditing and accounting.

                          INDEX TO FINANCIAL STATEMENTS


                                                                                                                    PAGE

STERICYCLE, INC. FINANCIAL STATEMENTS
    Report of Independent Public Accountants......................................................................   F-2
    Consolidated Balance Sheets as of December 31, 1997 and 1998..................................................   F-3
     Consolidated Statements of Operations for each of the years in the three year
        period ended December 31, 1998............................................................................   F-4
     Consolidated Statements of Cash Flows for each of the years in the three year
        period ended December 31, 1998............................................................................   F-5
     Consolidated Statements of Shareholder's Equity for each of the years in the
        three year period ended December 31, 1998.................................................................   F-6
    Notes to Consolidated Financial Statements....................................................................   F-7
    Consolidated Balance Sheet as of September 30, 1999 (Unaudited)...............................................  F-22
     Consolidated Statements of Operations for the nine months ended September 30, 1998 and 1999 (Unaudited)......................................................................................  F-23
     Consolidated Statements of Cash Flows for the nine months ended September 30, 1998 and 1998 (Unaudited)......................................................................................  F-24
    Notes to Unaudited Consolidated Financial Statements..........................................................  F-25

BFI MEDICAL WASTE BUSINESS FINANCIAL STATEMENTS
    Report of Independent Public Accountants......................................................................  F-30
        Statements of Directly Identifiable Assets and Liabilities of BFI Medical
        Waste as of September 30, 1997 and 1998 and June 30, 1999.................................................  F-31
     Statements of Revenues and Direct Expenses of BFI Medical Waste for the
        Years Ended September 30, 1996, 1997 and 1998 and for the nine months ended
        June 30, 1998 and 1999....................................................................................  F-32
    Notes to Financial Statements.................................................................................  F-33


                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Stericycle, Inc.

         We have audited the accompanying consolidated balance sheets of Stericycle, Inc. and Subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Stericycle, Inc. and Subsidiaries at December 31, 1997 and 1998, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP


Chicago, Illinois
March 16, 1999, except Note 16, as to which the date is November 12, 1999


                        STERICYCLE, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                      DECEMBER 31,
                                                                                                      ------------
                                                                                                1997              1998
                                                                                                ----              ----

                                     ASSETS
Current assets:
   Cash and cash equivalents............................................................   $       5,374   $       1,283
   Short-term investments...............................................................              --             536
         Accounts receivable, less allowance for doubtful accounts of
      $361 in 1997 and $901 in 1998.....................................................          10,286          16,582
   Parts and supplies...................................................................             660           1,291
   Prepaid expense......................................................................             440           1,283
   Other ...............................................................................             392             835
                                                                                           -------------   -------------
      Total current assets..............................................................          17,152          21,810
                                                                                           -------------   -------------
Property, plant and equipment:
   Land  ...............................................................................              90             680
   Buildings and improvements...........................................................           5,561          10,514
   Machinery and equipment..............................................................          11,469          18,924
   Office equipment and furniture.......................................................             746           1,425
   Construction in progress.............................................................             614           1,007
                                                                                           -------------   -------------
                                                                                                  18,480          32,550
Less accumulated depreciation...........................................................          (7,239)         (9,450)
                                                                                           -------------   -------------
      Property, plant and equipment, net................................................          11,241          23,100
                                                                                           -------------   -------------
Other assets:
         Goodwill, less accumulated amortization of $2,040 in 1997
      and $3,551 in 1998................................................................          29,458          49,112
   Other ...............................................................................           3,375           3,733
                                                                                           -------------   -------------
      Total other assets................................................................          32,833          52,845
                                                                                           -------------   -------------
      Total assets......................................................................   $      61,226   $      97,755
                                                                                           =============   =============

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current portion of long term debt....................................................   $       3,052   $       5,499
   Accounts payable.....................................................................           1,927           6,502
   Accrued liabilities..................................................................           7,039           6,465
   Deferred revenue.....................................................................             255           2,178
                                                                                           -------------   -------------
      Total current liabilities.........................................................          12,273          20,644
                                                                                           -------------   -------------
Long term debt, net of current portion..................................................           3,475          23,460
Other liabilities.......................................................................             452              --
Shareholders' equity:
         Common   stock (par value $.01 per share, 30,000,000 shares authorized,
                  10,472,799 issued and outstanding in 1997,
      10,865,862 issued and outstanding in 1998)........................................             105             109
   Additional paid-in capital...........................................................          82,986          85,894
   Notes receivable for common stock purchases..........................................              (4)             --
   Accumulated deficit..................................................................         (38,061)        (32,352)
                                                                                           -------------   -------------
      Total shareholders' equity........................................................          45,026          53,651
                                                                                           -------------   -------------
      Total liabilities and shareholders' equity........................................   $      61,226   $      97,755
                                                                                           =============   =============


   The accompanying notes are an integral part of these financial statements.



                                            STERICYCLE, INC. AND SUBSIDIARIES

                                          CONSOLIDATED STATEMENTS OF OPERATIONS
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                      YEAR ENDED DECEMBER 31,
                                                                                      -----------------------
                                                                              1996             1997             1998
                                                                              ----             ----             ----

Revenues..............................................................   $       24,542    $       46,166    $   66,681
Costs and expenses:
   Cost of revenues...................................................           19,423            34,109        45,328
   Selling, general and administrative expenses.......................            7,556            10,671        14,929
                                                                         --------------    --------------    ----------
      Total costs and expenses........................................           26,979            44,780        60,257
                                                                         --------------    --------------    ----------
Income (loss) from operations.........................................           (2,437)            1,386         6,424
Other income (expense):
   Interest income....................................................              421               618           714
   Interest expense...................................................             (373)             (428)         (777)
                                                                         --------------    --------------    ----------
      Total other income (expense)....................................               48               190           (63)
                                                                         --------------    --------------    ----------
Income (loss) before income taxes.....................................   $       (2,389)   $        1,576    $    6,361
Income tax expense....................................................               --               146           648
Net income (loss).....................................................   $       (2,389)   $        1,430    $    5,713
                                                                         ==============    ==============    ==========
Basic earnings per share:
   Basic net income (loss) per share..................................   $       (0.32)    $         0.14    $     0.54
                                                                         =============     ==============    ==========
Diluted earnings per share:
   Diluted net income (loss) per share................................   $       (0.32)    $         0.13    $     0.51
                                                                         =============     ==============    ==========


   The accompanying notes are an integral part of these financial statements.



                        STERICYCLE, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                      -----------------------
                                                                              1996             1997             1998
                                                                              ----             ----             ----


OPERATING ACTIVITIES:
Net income (loss).....................................................   $       (2,389)   $        1,430    $    5,713
Adjustment to reconcile net income (loss) to net
         cash provided by (used in) operating activities:
   Depreciation and amortization......................................            2,064             3,078         4,064
Changes in operating assets, net of effect
         of acquisitions
   Accounts receivable................................................             (554)           (4,123)       (1,884)
   Parts and supplies.................................................              144              (300)         (420)
   Prepaid expenses...................................................              (18)              (14)           58
   Other assets.......................................................              (37)               98           302
   Accounts payable...................................................             (428)             (413)        1,781
   Accrued liabilities................................................            1,178               559        (6,223)
   Deferred revenue and other liabilities.............................               97              (415)        1,471
                                                                         --------------    --------------    ----------
Net cash provided by (used in) operating activities...................               57              (100)        4,862
                                                                         --------------    --------------    ----------
INVESTING ACTIVITIES:
   Capital expenditures...............................................             (995)           (1,235)       (4,342)
   Payments for acquisitions, net of cash acquired....................           (6,516)           (5,552)      (19,775)
   Proceeds from maturity of short-term investments...................               --             5,799            --
   Purchases of short-term investments................................           (5,799)           (2,335)          (41)
   Proceeds from sale of property.....................................               --                --           405
                                                                         --------------    --------------    ----------
Net cash used in investing activities.................................          (13,310)           (3,323)      (23,753)
                                                                         --------------    --------------    ----------
FINANCING ACTIVITIES:
   Net proceeds from bank lines of credit.............................             (858)               --        16,386
   Repayment of long term debt........................................           (3,275)           (2,905)       (3,189)
   Principal payments on capital lease obligations....................             (397)             (305)       (1,273)
         Principal payments on notes receivable for
      common stock purchases..........................................               60                --            --
   Proceeds from long-term debt.......................................            1,000                --            --
   Proceeds from subordinated notes...................................               --                --         2,750
   Payment of deferred financing costs................................               --                --          (218)
   Proceeds from issuance of common stock.............................           28,535                57           344
                                                                         --------------    --------------    ----------
Net cash provided by (used in) financing activities...................           25,065            (3,153)       14,800
                                                                         --------------    --------------    ----------
Net (decrease) increase in cash and cash and
   cash equivalents...................................................           11,812            (6,576)       (4,091)
Cash and cash equivalents at beginning of year........................              138            11,950         5,374
                                                                         --------------    --------------    ----------
Cash and cash equivalents at end of year..............................   $       11,950    $        5,374    $    1,283
                                                                         ==============    ==============    ==========
Non-cash activities:
   Issuance of common stock for certain acquisitions..................   $           --    $        3,525    $    2,568
   Issuance of notes payable for certain acquisitions.................   $        6,497    $        1,120    $      195


   The accompanying notes are an integral part of these financial statements.



                        STERICYCLE, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998
                                 (IN THOUSANDS)

                                                                                      NOTES
                                                   ISSUED AND          ADDITIONAL  RECEIVABLE FOR                  TOTAL
                                                  OUTSTANDING   PAR     PAID-IN    COMMON STOCK   ACCUMULATED  SHAREHOLDERS'
                                                     SHARES    VALUE    CAPITAL      PURCHASES      DEFICIT       EQUITY
                                                     ------    -----    -------      ---------      -------       ------

                           >
BALANCES AT DECEMBER 31, 1995..................      5,582    $    55  $  49,621   $       --   $  (37,102)  $    12,574
Initial public offering of common
   stock (net of offering costs)...............      3,450         35     27,586                                  27,621
Issuance of common stock for
         exercise of options and warrants
   and employee stock purchases................        870          9        717          (64)                       662
Note payable exchanged for common
   stock ......................................         98          1      1,485                                   1,486
Principal payments under note
   receivable..................................                                            60                         60
   Net loss....................................                                                     (2,389)       (2,389)
                                                 ---------    -------  ---------   ----------   ----------   -----------

BALANCES AT DECEMBER 31, 1996..................     10,000    $   100  $  79,409   $       (4)  $  (39,491)  $    40,014
Issuance of common stock for
         exercise of options and warrants
   and employee stock purchases................         70    $     1         56                                      57
Common stock issued for acquisitions...........        403          4      3,521                                   3,525
Net income.....................................                                                      1,430         1,430
                                                 ---------    -------  ---------   ----------   ----------   -----------

BALANCES AT DECEMBER 31, 1997..................     10,473    $   105  $  82,986   $       (4)  $  (38,061)  $    45,026
Issuance of common stock for
         exercise of options and warrants
   and employee stock purchases................        226    $     2        342                                     344
Common stock issued for acquisitions...........        167          2      2,566                                   2,568
Principal payments under note
   receivable..................................                                             4           (4)            0
Net income.....................................                                                      5,713         5,713
                                                 ---------    -------  ---------   ----------   ----------   -----------
BALANCES AT DECEMBER 31, 1998..................     10,866    $   109  $  85,894   $       --   $  (32,352)  $    53,651
                                                 =========    =======  =========   ==========   ==========   ===========




   The accompanying notes are an integral part of these financial statements.


                        STERICYCLE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998


NOTE 1--DESCRIPTION OF BUSINESS

         Stericycle, Inc. and Subsidiaries (the "Company") provides medical waste collection, transportation, treatment, disposal, reduction, re-use, and recycling services to hospitals, health care providers, and other small quantity generators in the United States and Canada. The Company is also expanding into international markets through joint ventures and by licensing its proprietary technology and selling associated equipment.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of Stericycle, Inc. and its wholly-owned subsidiaries, Stericycle of Arkansas, Inc., Stericycle of Washington, Inc., SWD Acquisition Corp., Environmental Control Co., Inc. ("ECCO"), Waste Systems, Inc. ("WSI") (majority shareholder of 3CI Complete Compliance Corporation ("3CI")), Mid-America Environmental, Inc., 507375 N.B. Ltd., and Med-Tech Environmental Limited ("Med-Tech"). All significant intercompany accounts and transactions have been eliminated.

REVENUE RECOGNITION

         The Company recognizes revenue when the treatment of the regulated medical waste is completed on-site or the waste is shipped off-site for processing and disposal. For waste shipped off-site, all associated costs are recognized at time of shipment. Revenue and costs on contracts to supply the Company's proprietary treatment equipment are accounted for by the percentage of completion method, whereby income is recognized based on the estimated stage of completion of the individual contract.

CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

         The Company considers all highly liquid instruments with a maturity of less than three months when purchased to be cash equivalents. Short-term investments consist of highly liquid investments in corporate debt obligations and certificates of deposit which mature in less than one year and are classified as held-to-maturity. These obligations are stated at amortized cost, which approximates fair market value. Interest income is recognized as earned.

PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment are stated at cost. Depreciation and amortization, which include the depreciation of assets recorded under capital leases, are computed using the straight-line method over the estimated useful lives of the assets as follows:

Buildings and improvement                   --        10 to 30 years
Machinery and equipment                     --        3 to 10 years
Office equipment and furniture              --        5 to 10 years

GOODWILL

         Goodwill is amortized using the straight-line method over 25 years. Amortization expense for 1996, 1997 and 1998 related to goodwill was approximately $390,000, $1,042,000 and $1,505,000, respectively.

         The Company continually evaluates the value and future benefits of its goodwill. The Company assesses recoverability from future operations using income from operations of the related acquired business as a measure. Under this approach, the carrying value of goodwill would be reduced if it becomes probable that the Company's best estimate for expected undiscounted future cash flows of the related business would be less than the carrying amount of goodwill over its remaining amortization period. For the three-year period ended December 31, 1998, there were no adjustments to the carrying amounts of goodwill resulting from these evaluations.

NEW PLANT DEVELOPMENT AND PERMITTING COSTS

         The Company expenses costs associated with the operation of new plants prior to the commencement of services to customers and all initial and on-going costs related to permitting.

RESEARCH AND DEVELOPMENT COSTS

         The Company expenses costs associated with research and development as incurred. Research and development expense for 1996, 1997 and 1998 was $194,000, $281,000 and $15,000, respectively.

INCOME TAXES

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax liabilities and assets are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

FINANCIAL INSTRUMENTS

         The Company's financial instruments consist of cash and cash equivalents, short-term investments, accounts receivable and payable and long-term debt. The fair values of these financial instruments were not materially different from their carrying values. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. Credit risk on trade receivables is minimized as a result of the large size of the Company's customer base. No single customer represents greater than 10% of total accounts receivable. The Company performs ongoing credit evaluation of its customers and maintains allowances for potential credit losses. These losses, when incurred, have been within the range of management's expectations.

USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

SEGMENT REPORTING

         Effective January 1, 1998, the Company adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"). FAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related enterprise-wide disclosures about products and services, geographic areas, and major customers. The adoption of FAS 131 did not affect the Company's results of operations or financial position, but did affect its disclosures. The Company's operating segments, (Stericycle, Inc., WSI, and Med-Tech) have similar economic characteristics and are similar in the nature of their products and services, treatment processes, types of customers, methods of distribution of services, and nature of their regulatory environments. Based on this conclusion, the Company has not presented segment disclosure information. The Company has provided its enterprise-wide disclosures in Note 15.

NOTE 3--PUBLIC OFFERINGS

         On August 28 and August 30, 1996, the Company successfully completed an initial public offering of 3,500,000 shares of common stock at $9 per share. The Company received total proceeds from the offering, net of offering costs, of approximately $27,621,000.

         On February 5, 1999, the Company successfully completed a public offering of 3,500,000 shares of common stock at $14.50 per share. The Company received total proceeds from the offering, net of offering costs, of approximately $47,250,000.

NOTE 4--INCOME TAXES

         The Company's deferred tax liabilities and assets as of December 31, 1997 and 1998 are as follows:

                                                                                              1997              1998
                                                                                              ----              ----

Deferred tax liabilities:
   Capital lease obligations...................................................     $        (461,000)   $      (561,000)
   Property, plant and equipment...............................................              (509,000)          (357,000)
   Goodwill....................................................................              (228,000)          (465,000)
   Other ......................................................................                    --           (265,000)
                                                                                    -----------------    ---------------
Total deferred tax liabilities.................................................            (1,198,000)        (1,648,000)
Deferred tax assets:
   Accrued liabilities.........................................................               857,000            659,000
   Research and development costs..............................................               324,000            324,000
   Other ......................................................................               195,000            149,000
   Net operating tax loss carryforward.........................................            14,344,000         10,927,000
   Alternative minimum tax credit carry-forward................................                60,000            140,000
                                                                                    -----------------    ---------------
Total deferred tax assets......................................................            15,780,000         12,199,000
                                                                                    -----------------    ---------------
   Net deferred tax assets.....................................................            14,582,000         10,551,000
   Valuation allowance.........................................................           (14,582,000)       (10,551,000)
                                                                                    -----------------    ---------------
       Net deferred tax assets.................................................     $              --    $            --
                                                                                    =================    ===============

         At December 31, 1998, the Company had net operating loss carryforwards for federal income tax purposes of approximated $27,000,000, which expire beginning in 2004. Based on the Internal Revenue Code of 1986, as amended, and changes in the ownership of the Company, utilization of the net operating loss carryforwards are subject to annual limitations which could significantly restrict or partially eliminate the utilization of the net operating losses. Additionally, the Company has an alternative minimum tax credit carryforward of $140,000 available indefinitely.

         Significant components of the Company's income tax expense for the year ended December 31, 1997 and 1998 are as follows:

                                                                                              1997              1998
                                                                                              ----              ----

Current
   Federal.....................................................................     $          60,000    $       243,000
   State ......................................................................                86,000            405,000
                                                                                    -----------------    ---------------
   Total provisions............................................................     $         146,000    $       648,000
                                                                                    =================    ===============

         A reconciliation of the income tax provision computed at the federal statutory rate to the effective tax rate for the years ended December 31, 1997 and 1998 is as follows:


                                                                                            1997                1998
                                                                                            ----                ----

Federal statutory income tax rate..............................................            34.0%             34.0%
Effect of:
   State taxes, net of federal tax effect......................................             4.4%              4.0%
   Alternative minimum taxes...................................................             3.8%              3.8%
   Nondeductible goodwill amortization.........................................             4.5%              1.8%
   Other ......................................................................             1.7%             --
   Utilization of net operating loss carryforward..............................           (39.1)%           (33.4)%
                                                                                        -------           -------
Effective tax rate.............................................................             9.3%             10.2%
                                                                                        =======           =======

         The Company paid income taxes of $1,030,000 and $58,300 in 1998 and 1997. Additionally, the Company did not recognize any income tax benefit for 1996 due to the Company's historical operating losses and valuation allowances established for net deferred tax assets.

NOTE 5--ACQUISITIONS

         In late December 1998 the Company gained control of a significant majority of the outstanding common stock and warrants of Med-Tech Environmental Limited ("Med-Tech") and in January 1999 the Company acquired all of the remaining outstanding common stock and warrants of Med-Tech. Med-Tech, which is located in Toronto, Canada, provides medical waste management services in Canada and the northeastern United States. The Company paid a total of approximately $3,059,000 in cash for the Med-Tech shares and warrants that it acquired. In October 1998, the Company purchased Med-Tech's junior secured indebtedness of approximately $3,576,000, paying the face value of the acquired debt, in the form of $2,920,000 in cash and 36,940 shares of the Company's common stock, and replacing a letter of credit of approximately $1,641,000 (which was cancelled in January 1999).

         In October 1998, the Company acquired all of the outstanding capital stock of Waste Systems, Inc. ("WSI"). The purchase price was (i) $10,000,000 in cash and (ii) the grant of certain exclusive negotiation and first refusal rights to the sellers in connection with the purchase, for installation and operation in the Federal Republic of Germany, of medical waste treatment units incorporating the Company's proprietary ETD technology. WSI owns approximately 52.2% of the common stock and all of the preferred stock of 3CI, which provides regulated medical waste management services in the southeastern United States. 3CI's common stock is traded on the Nasdaq SmallCap Market under the symbol "TCCC." WSI also owns a secured promissory note from 3CI which, as amended in December 1998, is payable to WSI in the principal amount of approximately $6,237,000 on or before September 30, 1999.

         In August 1998, the Company acquired the customer contracts, vehicles, and certain other assets of the regulated medical waste management business of Medical Compliance Services, Inc. (MCS) for $5,850,000 in cash. The Company also agreed to purchase from MCS and a related party, MCS's Albuquerque, New Mexico treatment facility and equipment for $1,250,000 in cash. The purchase of the treatment facility and equipment closed in March 1999.

         In May 1997, the Company acquired all of the outstanding stock of Environmental Control Co., Inc. ("ECCO"), a regulated medical waste business operating in the New York City market. The company paid $4,200,000 in cash, issued 125,000 shares of stock, assumed debt on vehicles and issued a $2,300,000 10-year promissory note for the balance of the purchase price. The note bears interest at the rate of 6.86% per annum payable in 10 equal installments of $230,000, which started in May 1998.

         In December 1996, the Company purchased the customer lists, vehicles, and certain other assets of the major portion of the medical waste business of Waste Management, Inc. ("WMI") for $5,450,000 in cash and a note for $5,210,000. During the quarter ended June 30, 1997, adjustments were made to the value of the vehicles purchased and to the purchase price. The purchase price was decreased by $756,000 as specified in the agreement, and the related goodwill and note payable were adjusted accordingly. The Company finalized its estimate of the value of the vehicles purchased and reduced the related note accordingly. In the quarter ended December 31, 1997, the purchase price was decreased by $163,000 as specified in the agreement, and the related goodwill was adjusted accordingly. The Company paid the adjusted balance of the note plus accrued interest in 1997 and 1998.

         In addition to the above acquisitions, in 1996, 1997 and 1998, the Company acquired the customer contracts and other assets of nineteen other regulated medical waste businesses. The purchase prices for these acquisitions were paid by a combination of cash, notes payable, and shares of common stock of the Company.

         For financial reporting purposes these acquisition transactions were accounted for using the purchase method of accounting. The total aggregate purchase price for 1996, 1997 and 1998 of $13,013,000, $10,197,000 and
$22,538,000, respectively, net of cash acquired, was allocated to the assets acquired and liabilities assumed based on their estimated fair market values at the dates of acquisition. The total aggregate purchase price of 1997 and 1998 acquisitions includes the value of 403,000 and 167,000 shares of common stock, respectively, issued to the sellers. The excess of the purchase prices over the fair market values of the net assets acquired is reflected in the accompanying Consolidated Balance Sheets as goodwill. The results of operations of these acquired businesses are included in the Consolidated Statements of Operations from the respective dates of acquisition. The effect of these acquisitions would not have a significant effect on the Company's operations, except for the Med-Tech, WSI, MCS and ECCO acquisitions.

         The following unaudited pro forma results of operations assumes that the Med-Tech, WSI, MCS and ECCO acquisitions occurred as of January 1, 1997, after giving effect to certain adjustments including amortization of goodwill, increased interest expense on debt incurred in connection with the acquisitions and adjustments to record incremental recurring costs associated with the consolidation of the operations as the historical results of operations of Med Tech, WSI, MCS and ECCO did not reflect these costs:

                                                                                                   YEAR ENDED
                                                                                                  DECEMBER 31,
                                                                                                  ------------
                                                                                            1997                  1998
                                                                                            ----                  ----
                                                                                              (IN THOUSANDS, EXCEPT
                                                                                                 PER SHARE DATA)

Pro forma revenues.............................................................            $79,213               $91,726
Pro forma net income (loss)....................................................            (3,031)                 4,245
Pro forma diluted net income (loss) per share..................................             (0.29)                  0.38

         The unaudited pro forma financial information does not purport to be indicative of the results of operations that would have occurred had the transactions taken place at the beginning of the periods indicated or of future results of operations.


NOTE 6--LONG-TERM DEBT

         Long-term debt consists of the following at December 31:

                                                                                           1997                   1998
                                                                                           ----                   ----
                                                                                                 (IN THOUSANDS)

Industrial development revenue bonds..................................            $         1,358             $    1,093
Obligations under capital leases......................................                        212                    847
Notes payable to banks................................................                         --                 19,412
Subordinated debt.....................................................                         --                  2,750
Notes payable.........................................................                      4,957                  4,857
                                                                                  ---------------             ----------
                                                                                          6,527                   28,959
Less: Current portion.................................................                      3,052                  5,499
                                                                                  ---------------             ----------
       Total..........................................................            $         3,475             $   23,460
                                                                                  ===============             ==========

         In December 1998, the Company entered into a subordinated loan agreement with a group of lenders consisting of six of the Company's seven directors pursuant to which the lenders agreed to provide the Company with up to $5,500,000 of short-term financing upon the Company's request. At December 31, 1998 the Company had borrowed $2,750,000. Each loan bore interest at 6.0% per annum and was due on the earlier of 10 days after completion of the Company's February 5, 1999 public offering pending when the loan was made or January 5, 2000. Under the terms of the subordinated loan agreement, the lenders were granted five-year warrants to purchase shares of the Company's common stock exercisable at any time after the first anniversary of the grant date. Upon entering into the loan agreement, each lender was granted a warrant for a number of shares of common stock equal to the amount of the lender's loan commitment multiplied by 0.05 and then divided by the closing price of a share of common stock on the trading day immediately prior to the date of the lender's execution of the loan agreement. This closing price is also the exercise price of the warrant. In addition, at the time of each loan, each lender was granted a warrant for a number of shares of common stock equal to the amount of the loan multiplied by 0.30 and then divided by the closing price of a share of common stock on the trading day immediately prior to date of disbursement of the lender's loan. This closing price is also the exercise price of the warrant. In January 1999, the Company borrowed the remaining balance of $2,750,000 available under the loan agreement. In connection with their loans, the lenders were granted warrants to purchase, in the aggregate, 18,970 shares of common stock at $14.50 per share, 43,551 shares of common stock at $15.50 per share and 59,092 shares of Common Stock at $16.50 per share. All of the loans were repaid in March 1999.

         In connection with the Company's acquisition of Med-Tech, in December 1998, the Company assumed bank notes payable having an aggregate balance of $3,023,000 at December 31, 1998, with the National Bank of Canada. The notes were paid in full in January 1999.

         In connection with the Company's acquisition of WSI, in October 1998, the Company acquired a number of notes payable having an aggregate balance of $1,838,000 at December 31, 1998. These notes are collateralized by vehicles and equipment and are due in monthly installments, including interest at rates ranging from 7% to 16.75% through 2002.

         In October 1998, the Company established a new $25,000,000 credit facility at LaSalle National Bank in Chicago, Illinois under a credit agreement entered into by the Company, its subsidiaries, and LaSalle National Bank, for itself and as agent for other lenders who may participate in the credit agreement. This new credit facility replaced the credit facility previously in place with Silicon Valley Bank. The new credit facility provides for a five-year $5,000,000 revolving line of credit for working capital purposes and a one-year $20,000,000 revolving line of credit for acquisition purposes. Upon the maturity of this latter line of credit, the outstanding balance, if any, will convert into a four-year term loan repayable in 16 equal quarterly payments of principal. If the principal amount of the term loan upon conversion is less than $15,000,000, however, a further one-year line of credit in the amount of the difference will be available for acquisition purposes, and upon the maturity of this further line of credit, the outstanding balance, if any, will convert into a three-year term loan repayable in 12 equal quarterly payments of principal.

         The Company's borrowings under its LaSalle Bank credit facility bear interest at either the Bank's prime rate plus .25% (8.00% at December 31, 1998), or an adjusted LIBOR rate (7.05% at December 31, 1998) as the Company elects at the time of each borrowing. The Company also pays a commitment fee of 0.25% per annum on the unborrowed portion of the credit facility. Interest is payable quarterly (or at the end of the interest period, if the Company selects an interest period of less than three months in the case of a borrowing bearing interest at the adjusted LIBOR rate). As security for the Company's borrowings, the Company granted the bank a security interest in all of the Company's tangible and intangible assets and pledged all of the capital stock of its subsidiaries. In addition, the Company is required to maintain a minimum level of net worth and comply with certain restrictive financial covenants, and is restricted from paying dividends on its capital stock. At December 31, 1998, the Company had borrowed $16,386,000 under the credit facility. In February 1999, upon receipt of the proceeds from the Company's public offering of common stock, all borrowings under the credit facility were repaid.

         In connection with the Company's May 1997 purchase of ECCO's stock, a 10-year note for $2,300,000 was issued to the owners of ECCO. The note is payable in 10 equal annual installments due on May 1 of each year starting in 1998. The note bears interest at the rate of 6.86% per annum.

         In connection with the Company's December 1996 purchase of WMI's medical waste business, a note payable totaling $5,210,000 was issued to WMI. The amount of the note was subsequently adjusted to $3,593,301 and was repaid during 1997 and 1998.
         In 1994, a non-interest bearing note in the amount of $2,480,000 was issued as part of the purchase of the net assets of Safe Way Disposal Systems, Inc. As a result of the Company's initial public offering in August 1996, a portion of the note was converted into 98,001 shares of common stock and the remainder was paid in cash.

         During 1992, the Company entered into an obligation to finance the development of its Woonsocket, Rhode Island facility. The development and purchase of substantially all of the property and equipment for the Woonsocket, Rhode Island facility was financed from the issuance of industrial development revenue bonds. The bonds are due in various amounts through 2017 at fixed interest rates ranging from 6.3% to 7.375% and are collateralized by the property and equipment at the Woonsocket, Rhode Island facility. The terms of an agreement entered into in connection with the issuance of the bonds contain, among other provisions, requirements for maintaining defined levels of working capital and various financial ratios including debt to net worth.

         Payments due on long-term debt during each of the five years subsequent to December 31, 1998, including capital lease obligations and excluding borrowings under the Company's LaSalle National Bank credit facility and under the subordinated loan agreement with certain of its directors, which amounts were repaid in February 1999, are as follows:

                                                    (IN THOUSANDS)


         1999......................................    $5,499
         2000......................................     1,262
         2001......................................       788
         2002......................................       445
         2003......................................       230

         The Company paid interest of $352,000, $444,000 and $670,000 for the fiscal years ended December 31, 1996, 1997 and 1998, respectively.

NOTE 7--LEASE COMMITMENTS

         The Company leases various plant equipment, office furniture and equipment, motor vehicles and office and warehouse space under operating lease agreements which expire at various dates over the next eight years. The leases for most of the properties contain renewal provisions.
         Rent expense for 1996, 1997 and 1998 was $2,462,000, $3,284,000 and
$3,508,000 respectively.

         Minimum future rental payments under non-cancelable operating leases that have initial or remaining terms in excess of one year as of December 31, 1998 for each of the next five years and in the aggregate are as follows:

                                                     (IN THOUSANDS)


         1999......................................$      3,916
         2000......................................       3,052
         2001......................................       2,584
         2002......................................       1,915
         2003......................................       1,078
         Thereafter................................         895
                                                   ------------
         Total minimum rental payments.............$     13,440
                                                   ============

NOTE 8--NET INCOME (LOSS) PER SHARE

         The following table sets forth the computation of basic and diluted net income (loss) per share:

                                                                                 YEAR ENDED DECEMBER 31,
                                                                                 -----------------------
                                                                        1996              1997               1998
                                                                        ----              ----               ----
                                                                          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Numerator:
Net income (loss)............................................     $        (2,389)   $          1,430   $         5,713
Denominator:
Denominator for basic earnings per
   share--weighted-average shares.............................            7,471,151         10,239,996        10,647,083
Effect of dilutive securities:
Employee stock options.......................................                   --            441,586           473,723
Warrants ....................................................                   --             84,534           142,722
                                                                  ----------------   ----------------   ---------------
Dilutive potential common shares.............................                   --            526,120           616,445
Denominator for diluted earnings per
         share--adjusted weighted average shares
   and assumed conversions...................................            7,451,151         10,766,116        11,263,528
                                                                  ================   ================   ===============
Basic net income (loss) per share............................     $         (0.32)   $           0.14   $          0.54
                                                                  ===============    ================   ===============
Diluted net income (loss) per share..........................     $         (0.32)   $           0.13   $          0.51
                                                                  ===============    ================   ===============

         For additional information regarding outstanding employee stock options and outstanding warrants, see Note 9.

         Options to purchase 838,849 shares of common stock were outstanding during 1996 at exercise prices ranging from $.53-$69.02, but were not included in the computation of diluted earnings per share because the Company had a net loss in 1996 and the effect would be antidilutive. In 1997 and 1998, options and warrants to purchase 75,945 shares and 67,615 shares, respectively, at exercise prices of $10.25-$69.02 and $15.50-$69.02, respectively, were not included in the computation of diluted earnings per share because the effect would be antidilutive. In 1999, the Company issued 3,500,000 shares of common stock upon completion of its February 5, 1999 public offering and 59,157 shares of common stock in payment for certain acquisitions.

NOTE 9--STOCK OPTIONS AND WARRANTS

         Shares of the Company's common stock have been reserved for issuance upon the exercise of options and warrants. These shares have been reserved as follows at December 31, 1998:

         1995 Plan options...........................              242,763
         1996 Directors Plan options.................              152,345
         1997 Plan options...........................              550,862
         Warrants....................................              268,481
                                                             -------------
         Total shares reserved.......................            1,214,451
                                                             =============

STOCK OPTIONS

         In 1995, the Company's Board of Directors and shareholders approved an incentive compensation plan (the "1995 Plan"), which, as amended and restated in 1996, provides for the granting of 1,500,000 shares of common stock in the form of stock options and restricted stock to employees, officers, directors and consultants of the Company. The exercise price of options granted under the 1995 Plan must be at least equal to the fair market value of the common stock on the date of grant. All options granted to date have 10-year terms and vest over periods of up to four years after the date of grant.

         In 1997, the Company's Board of Directors and shareholders approved the 1997 Stock Option Plan (the "1997 Plan"), which provides for the granting of 1,500,000 shares of common stock in the form of stock options to selected officers, directors and employees of the Company and its subsidiaries. The exercise price of options granted under the 1997 Plan must be at least equal to the fair market value of the common stock on the date of grant. All options granted to date have 10-year terms and vest over periods of up to 5 years after the date of grant.

         In June 1996, the Company's Board of Directors adopted and in July 1996, the Company's shareholders approved, the Directors Stock Option Plan. The plan authorizes stock options for a total of 285,000 shares of common stock to be granted to eligible directors of the Company, consisting of directors who are neither officers nor employees of the Company. As of each annual meeting of the Company's shareholders, each incumbent eligible director who is re-elected as a director at the annual meeting automatically receives an option grant based on a predetermined formula. The exercise price of each option will be the closing price on the date of grant. The term of each option is six years from the date of grant, and each option vests in 16 equal quarterly installments and may be exercised only when it is vested and only while the holder of the option remains a director of the Company or during the 90-day period following the date that he or she ceases to serve as a director.

         A summary of stock option information follows:

                                                       1996                      1997                      1998
                                                       ----                      ----                      ----
                                                            WEIGHTED                 WEIGHTED                  WEIGHTED
                                                             AVERAGE                  AVERAGE                   AVERAGE
                                                            EXERCISE                 EXERCISE                  EXERCISE
                                                   SHARES     PRICE        SHARES      PRICE         SHARES      PRICE
                                                   ------     -----        ------      -----         ------      -----

Outstanding at beginning of year............      933,235   $  0.62         537,166    $ 1.93         845,861    $  4.98
   Granted..................................      279,053   $  3.20         433,367    $ 7.97         360,238    $ 13.92
   Exercised................................     (660,767)  $  0.59         (83,006)   $ 0.70        (155,979)   $  2.21
   Canceled/Forfeited.......................      (14,355)  $  3.42         (41,666)   $ 5.38        (104,150)   $  8.89
                                               ----------   -------   -------------    ------    ------------    -------
Outstanding at end of year..................      537,166   $  1.93         845,861    $ 4.98         945,970    $  8.37
                                               ==========   =======   =============    ======    ============    =======
Exercisable at end of year..................      315,273   $  0.81         326,119    $ 1.53         393,084    $  5.37
Available for future grant..................      592,004                 1,700,303                 1,434,821


         Options outstanding and exercisable as of December 31, 1998 by price range:

                                                             OUTSTANDING                              EXERCISABLE
                                                             -----------                              -----------
                                                              WEIGHTED        WEIGHTED                          WEIGHTED
                                                               AVERAGE         AVERAGE                           AVERAGE
                                                              REMAINING       EXERCISE                          EXERCISE
RANGE OF EXERCISE PRICES                        SHARES       LIFE IN YRS        PRICE              SHARES         PRICE
------------------------                        ------       -----------        -----              ------         -----

$.53-$1.99..................................         238,314      7.08      $       1.14           201,578    $     0.98
$5.84-$10.25................................         384,292      7.29      $       8.18           135,438    $     8.29
$11.125-$18.125.............................         323,364      8.51      $      13.94            56,068    $    14.11
                                               -------------                                 -------------
                                                     945,970                                       393,084
                                               =============                                 =============


The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options approximates the market price of the underlying stock on the date of grant, no compensation expense is recognized.

         Pro forma information regarding net income (loss) and net income (loss) per share is required by FAS 123 as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that statement. Options granted in 1997 and 1998 were valued using the Black-Scholes option pricing model. Options granted in 1996 and 1995, as a non-public company, were valued using the minimum value method. The following assumptions were used in 1996, 1997 and 1998: expected volatility of zero in 1996, 0.50 in 1997 and 0.61 in 1998; risk-free interest rates ranging from 5.1% to 6.7% in 1996, 5.9% to 6.8% in 1997 and 4.5% to 4.8% in 1998; a
dividend yield of 0%; and a weighted-average expected life of the option of 31 months in 1996, 72 months in 1997 and 1998. The weighted-average fair values of options granted during 1996, 1997 and 1998 were $0.79 per share, $4.48 per share and $6.52 per share, respectively.

         Option value models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing method does not necessarily provide a reliable single measure of the fair value of its employee stock options.

         For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option vesting period. The Company's pro forma information follows (in thousands, except for per share information):

                                                                                  YEAR ENDED DECEMBER 31,
                                                                                  -----------------------
                                                                     1996                  1997                  1998
                                                                     ----                  ----                  ----

Pro forma net income (loss)..................................     $    (2,474)           $  1,112            $    4,485
Pro forma net income (loss) per share........................     $     (0.33)           $   0.10            $     0.40


         The pro forma effect in 1996, 1997 and 1998 is not representative of the pro forma effect in future years as the pro forma disclosures reflect only the fair value of stock options granted subsequent to December 31, 1994.

WARRANTS

         The Company, in connection with the issuance of preferred stock, which was subsequently reclassified as common stock, issued warrants to purchase up to 6,773 shares of common stock at an exercise price of $69.02 per share. At December 31, 1998, all of these warrants were outstanding. They expire in March 1999.

         During 1995, several of the Company's shareholders and directors provided a bridge loan to the Company. The loan totaled $830,000 with interest at the prime rate plus 3% and was repaid. In addition to the interest, the lenders received warrants to purchase 220,559 shares of common stock at $1.59 per share. These warrants expire on July 31, 2000. In 1996, the lenders exercised warrants to purchase 166,749 shares. In 1998, all of the remaining warrants to purchase 53,810 shares were exercised.

         In May 1996, the Company obtained a $1,000,000 bridge loan from certain shareholders, directors and officers to provide working capital and to finance acquisitions. The bridge loan was repaid in August 1996. In connection with this loan, the Company issued warrants to members of the lending group to purchase an aggregate of 226,036 shares of common stock at $7.96 per share. The warrants expire in May 2001. In 1998, warrants to purchase 35,940 shares were exercised. At December 31, 1998, warrants to purchase 190,096 shares remained outstanding.

         In December 1998, the Company entered into a subordinated loan agreement with a group of lenders consisting of six of the Company's seven directors pursuant to which the lenders agreed to provide the Company with up to $5,500,000 of short-term financing upon the Company's request. Under the terms of the subordinated loan agreement, the lenders have been granted five-year warrants to purchase shares of the Company's Common Stock exercisable at any time after the first anniversary of the grant date. The closing price of the Company's common stock on the dates of grant is also the exercise price of the warrant. In December 1998 and January, 1999, lenders were granted warrants to purchase, in the aggregate, 18,970 shares of common stock at $14.50 per share, 43,551 shares of common stock at $15.50 per share and 59,092 shares of common stock at $16.50 per share.

NOTE 10--EMPLOYEE STOCK PURCHASE PLAN

         Under a plan for 1997 approved by the Board of Directors, employees of Stericycle can purchase shares of common stock at a market price. Under the terms of the plan, employees were allowed to purchase shares throughout the year and pay for the stock through salary deduction. Employees elected to purchase a total of 2,905 shares under this plan in 1998.

NOTE 11--EMPLOYEE BENEFIT PLAN

         The Company has a 401(k) defined contribution retirement savings plan covering substantially all employees of the Company. Each participant may elect to defer a portion of his or her compensation subject to certain limitations. The Company may match up to 30% of the first $1,000 contributed to the plan by each employee. The Company's contributions for the years ended December 31, 1996, 1997 and 1998 were approximately $14,000, $25,000 and $10,000, respectively.

NOTE 12--RELATED PARTIES

         In February 1998, the Company announced the formation of an international joint venture company called Medam S.A. de C.V., ("Medam") which utilizes Stericycle's proprietary Electro-Thermal Deactivation ("ETD") technology to treat medical and infectious waste in the Mexico City market. Stericycle's partners in the joint venture are Controladora Ambiental S.A. de C.V. ("Contam"), headquartered in Mexico City and Pennoni Associates, Inc., headquartered in Philadelphia, Pennsylvania. The Company owns 24.5% of the common stock of Medam. At December 31, 1998, the Company had made $1,164,000 in capital contributions. In 1998 the Company sold to Medam $1,202,000 of proprietary equipment and earned technology license fees of $1,060,000. The Company's investment in Medam is accounted for under the equity method and is included in other non-current assets in the Consolidated Balance Sheets. The Company's share of the results of operations of Medam in 1998 was not material.

NOTE 13--LEGAL PROCEEDINGS

         The Company operates in a highly regulated industry and is exposed to regulatory inquiries or investigations from time to time. Investigations can be initiated for a variety of reasons. The Company has been involved in several legal and administrative proceedings that have been settled or otherwise resolved on terms acceptable to the Company, without having a material adverse effect on the Company's business, financial condition or results of operations. From time to time, the Company may consider it more cost-effective to settle such proceedings than to involve itself in costly and time-consuming administrative actions or litigation. The Company is also a party to various legal proceedings arising in the ordinary course of its business. The Company believes that the resolution of these other matters will not have a material adverse effect on the Company's business, financial condition or results of operations.

NOTE 14--SUBSEQUENT EVENTS

         In the first quarter of 1999, the Company completed six acquisitions. In January 1999, the Company purchased the customer lists and selected other assets of Environmental Transloading Services, Inc., in Los Angeles, California, and Medical Resources Corporation, in Farmington, New Mexico. In February 1999, the Company purchased the customer lists and selected other assets of Medical Resource Recycling Systems, Inc., in Spokane, Washington, Southwest Medecol, L.C., in Amarillo, Texas, and Medical Express & General Courier Service, Inc., in Pittsburgh, Pennsylvania. In March 1999, the Company purchased the customer list and selected other assets of Enviro-Tech Disposal, a division of Lancaster General Service Business Trust, in Lancaster, Pennsylvania.

         The aggregate purchase price for these six acquisitions was approximately $3,825,000 (exclusive of liabilities assumed in two cases), of which approximately $2,550,000 was paid in cash, approximately $1,200,000 was paid (or will be paid) by the issuance of 59,157 unregistered shares of the Company's common stock, and $75,000 was paid by a seven-month interest-free note. In addition, the Company assumed certain liabilities of two of the sellers in the aggregate amount of approximately $130,000. In the case of three of the acquisitions, the purchase price is subject to a downwards adjustment if revenues from the customer contracts acquired do not reach certain specified levels.

NOTE 15--PRODUCTS AND SERVICES AND GEOGRAPHIC INFORMATION

         Summary revenue information for the Company's products and services is as follows:

                                                                                  YEAR ENDED DECEMBER 31,
                                                                                  -----------------------
                                                                     1996                  1997                  1998
                                                                     ----                  ----                  ----
                                                                                      (IN THOUSANDS)

Medical waste management services............................     $     24,542     $       46,166        $       59,669
Proprietary equipment sales..................................               --                 --                 5,952
Technology license...........................................               --                 --                 1,060
                                                                  ------------     --------------        --------------
Total........................................................     $     24,542     $       46,166        $       66,681
                                                                  ============     ==============        ==============


         Summary financial information by geographic area is as follows:

                                                                                  YEAR ENDED DECEMBER 31,
                                                                                  -----------------------
                                                                     1996                  1997                  1998
                                                                     ----                  ----                  ----
                                                                                      (IN THOUSANDS)

Revenues:
   United States.............................................     $     24,542     $       46,166        $       59,206
   Canada....................................................               --                 --                   463
   Other foreign countries...................................               --                 --                 7,012
                                                                  ------------     --------------        --------------
Total    ....................................................     $     24,542     $       46,166        $       66,681
                                                                  ============     ==============        ==============

Long-lived assets:
   United States.............................................                      $       44,074        $       66,853
   Canada....................................................                                  --                 9,092
   Other foreign countries...................................                                  --                    --
                                                                                   --------------        --------------
Total    ....................................................                      $       44,074        $       75,945
                                                                                   ==============        ==============

         Revenues are attributed to countries based on the location of customers. In 1998, the Company provided medical waste management services to customers in Canada and licensed and sold proprietary equipment to a Brazilian company and to a joint venture in Mexico. Additionally, no individual customer represents more than 10% of the Company's revenues.

NOTE 16--BROWNING FERRIS ACQUISITION AND FINANCING

         On November 12, 1999, the Company issued $125 million aggregate principal amount of Senior Subordinated Notes (the Notes) due November 15, 2009. The Notes bear interest at 12.375% per annum, payable semi-annually in arrears on November 15 and May 15, commencing May 15, 2000. Payments under the Notes are unconditionally guaranteed, jointly and severally, on a senior subordinated basis by all of the Company's wholly-owned domestic subsidiaries, which include Environmental Control Company, Inc., acquired in May 1997, Waste Systems, Inc., acquired October 1, 1998, Med-Tech Environmental, Inc., acquired December 31, 1998, and certain other subsidiaries which have insignificant assets and operations (collectively, the Guarantors). Simultaneously with the issuance, the Company entered into a credit agreement (the New Credit Facility) with DLJ Capital Funding, Inc., Bank of America, N.A., and Bankers Trust Company, which will provide an aggregate facility of $275 million, consisting of a six-year revolving line of credit of $50 million, a six-year term loan A in the principal amount of $75 million, and a seven-year term loan B in the principal amount of $150 million. Also simultaneous with the issuance, the Company issued for $75 million a new class of convertible preferred stock to investment funds affiliated with Bain Capital, Inc. and Madison Dearborn Partners, Inc.

         On April 14, 1999, the Company entered into agreements with Allied Waste Industries, Inc. (Allied) to purchase all of the medical waste operations of Allied and Browning-Ferris Industries, Inc. in the United States, Canada, and Puerto Rico for $410.5 million in cash, subject to post-closing adjustment. These transactions closed on November 12, 1999.

         Financial information concerning the Guarantors as of and for the year ended December 31, 1998 is presented below for purposes of complying with the reporting requirements of the Guarantor Subsidiaries. The financial information concerning the Guarantors is being presented through condensed consolidating financial statements since the guarantees are full and unconditional and are joint and several. Guarantor financial statements have not been presented because management does not believe that such financial statements are material to investors.

                      CONDENSED CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1998
                                                                         NON-
                                                      GUARANTOR       GUARANTOR
                                      STERICYCLE,    SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                         INC.
                                    --------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents             $  1,590     $     173       $    (480)   $          -         $  1,283
   Other current assets                    13,339        10,139           8,657         (11,608)          20,527
                                    --------------------------------------------------------------------------------
Total current assets                       14,929        10,312           8,177         (11,608)          21,810
Property, plant and equipment, net         11,569           788          10,727              16           23,100
Goodwill, net                              29,065        14,246           6,016            (215)          49,112
Investment in subsidiaries                 25,976         2,588               -         (28,564)               -
Other assets                                3,559             5             174              (5)           3,733
                                    ================================================================================
Total assets                              $85,098       $27,939         $25,094        $(40,376)         $97,755
                                    ================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY Current liabilities:
   Current portion of long-term debt     $  2,937    $       99        $  2,463    $          -         $  5,499
   Other current liabilities                7,255           925          18,395         (11,430)          15,145
                                    --------------------------------------------------------------------------------
Total current liabilities                  10,192         1,024          20,858         (11,430)          20,644
Long-term debt, net of current
   portion                                 20,997             -           2,463               -           23,460
Shareholders' equity                       53,909        26,915           1,773         (28,946)          53,651
                                    ================================================================================
Total liabilities and shareholders'
   equity                                 $85,098       $27,939         $25,094        $(40,376)         $97,755
                                    ================================================================================


                   CONDENSED CONSOLIDATING STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1998

                                                                         NON-
                                                      GUARANTOR       GUARANTOR
                                      STERICYCLE,    SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                         INC.
                                    --------------------------------------------------------------------------------

Revenues                                  $52,357        $9,598          $4,726      $        -         $66,681
Cost of revenues                           35,194         6,334           3,800               -          45,328
Selling, general, and
   administrative expense                  12,789         1,408             732               -          14,929
                                    --------------------------------------------------------------------------------
Total costs and expenses                   47,983         7,742           4,532               -          60,257
                                    --------------------------------------------------------------------------------
Income from operations                      4,374         1,856             194               -           6,424
Equity in net income (loss) of
   subsidiaries                             2,081          (106)              -           (1,975)             -
Other income (expense), net                  (244)          144              37               -             (63)
                                    --------------------------------------------------------------------------------
Income before income taxes                  6,211         1,894             231          (1,975)          6,361
Income tax expense                            498           150               -               -             648
                                    ================================================================================
Net income                               $  5,713      $  1,744          $  231         $(1,975)       $  5,713
                                    ================================================================================


                 CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1998

                                                                         NON-
                                                      GUARANTOR       GUARANTOR
                                      STERICYCLE,    SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                         INC.
                                    --------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING
   ACTIVITIES:
   Net cash provided by (used in)
     operating activities                $  3,749        $  278          $  835      $        -        $  4,862
                                    --------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING
   ACTIVITIES:
   Capital expenditures                    (3,629)         (271)           (442)              -          (4,342)
   Payments for acquisitions, net
     of cash acquired                     (19,775)            -               -               -         (19,775)
   Purchases of short-term
     investments                              (41)            -               -               -             (41)
   Proceeds from sale of property             395            10               -               -             405
                                    --------------------------------------------------------------------------------
Net cash used in investing
   activities                             (23,050)         (261)           (442)         (1,894)        (23,753)
                                    --------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING
   ACTIVITIES:
   Net proceeds from bank lines of
     credit                                16,589             -            (203)              -          16,386
   Repayment of long term debt             (2,513)           (6)           (670)              -          (3,189)
   Principal payments on capital
     lease obligations                     (1,273)            -               -               -          (1,273)
   Proceeds from subordinated notes
                                            2,750             -               -               -           2,750
   Payment of deferred financing
     costs                                   (218)            -               -               -            (218)
   Proceeds from issuance of common
     stock                                    344             -               -               -             344
                                    --------------------------------------------------------------------------------
Net cash provided by (used in)
   financing activities                    15,679            (6)           (873)              -          14,800
                                    --------------------------------------------------------------------------------
Net (decrease) increase in cash and
   cash equivalents                     $  (3,622)        $  11         $  (480)           $  -          (4,091)
                                    ================================================================
Cash and cash equivalents at
   beginning of year                                                                                      5,374
                                                                                                   -----------------
Cash and cash equivalents at end of
   year                                                                                                $  1,283
                                                                                                   =================


                                            STERICYCLE, INC. AND SUBSIDIARIES

                              CONDENSED CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 1999
                                     (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                     SEPTEMBER 30, 1999
                                                                                                     ------------------
                                                                                                           (UNAUDITED)
                                     ASSETS
Current assets:
   Cash and cash equivalents.....................................................................         $      16,017
   Short-term investments........................................................................                 1,583
   Accounts receivable, less allowance for doubtful accounts of $743.............................                18,553
   Other receivable..............................................................................                 1,679
   Parts and supplies............................................................................                 1,003
   Prepaid expenses..............................................................................                   808
   Other   ......................................................................................         1,587
                                                                                                 --------------
      Total current assets.......................................................................                41,230
                                                                                                          -------------
Property, plant and equipment:
   Land    ......................................................................................                   725
   Buildings and improvements....................................................................                11,066
   Machinery and equipment.......................................................................                20,964
   Office equipment and furniture................................................................                 1,644
   Construction in progress......................................................................                   901
                                                                                                          -------------
                                                                                                                 35,300
Less accumulated depreciation....................................................................               (12,865)
                                                                                                          -------------
   Property, plant and equipment net.............................................................                22,435
                                                                                                          -------------
Other assets:
   Goodwill, less accumulated amortization of $5,461.............................................                59,524
   Other   ......................................................................................         5,539
                                                                                                 --------------
      Total other assets.........................................................................                65,063
                                                                                                          -------------
        Total assets.............................................................................         $     128,728
                                                                                                          =============

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current portion of long term debt.............................................................         $       1,900
   Accounts payable..............................................................................                 4,747
   Accrued liabilities...........................................................................                 6,213
   Deferred revenue..............................................................................                   178
                                                                                                          -------------
      Total current liabilities..................................................................                13,038
                                                                                                          -------------
Long-term debt, net of current portion...........................................................                 3,878
Shareholders' equity:
      Common stock (par value $.01 per share, 30,000,000 shares authorized,
      14,713,398 issued and outstanding).........................................................                   147
   Additional paid-in capital....................................................................               136,148
   Accumulated deficit...........................................................................               (24,483)
                                                                                                          -------------
      Total shareholders' equity.................................................................               111,812
                                                                                                          -------------
        Total liabilities and shareholders' equity...............................................         $     128,728
                                                                                                          =============

   The accompanying notes are an integral part of these financial statements.


                        STERICYCLE, INC. AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999
           (UNAUDITED, IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                           NINE MONTHS ENDED SEPTEMBER 30,
                                                                                           -------------------------------
                                                                                             1998                  1999
                                                                                             ----                  ----

Revenues .....................................................................      $         44,759    $         74,285
Costs and expenses:
   Cost of revenues............................................................               30,492              48,998
   Selling, general and administrative expenses................................               10,151              15,541
                                                                                    ----------------    ----------------

      Total costs and expenses.................................................               40,643              64,539
                                                                                    ----------------    ----------------
Income from operations.........................................................                4,116               9,746
Other income (expense):
   Interest income.............................................................                  308                 576
   Interest expense............................................................                 (242)               (689)
   Other income................................................................                   20                 404
                                                                                    ----------------    ----------------
      Total other income (expense).............................................                   86                 291
                                                                                    ----------------    ----------------
Income before income taxes.....................................................     $          4,202    $         10,037
Income tax expense.............................................................                  781               2,168
                                                                                    ----------------    ----------------
Net income.....................................................................     $          3,421    $          7,869
                                                                                    ================    ================
Earnings per share--Basic.......................................................     $           0.32    $           0.56
                                                                                    ================    ================
Earnings per share--Diluted.....................................................     $           0.30    $           0.54
                                                                                    ================    ================
Weighted average number of common shares outstanding--Basic.....................           10,579,886          14,073,309
Weighted average number of common shares outstanding--Diluted...................           11,233,812          14,471,191

   The accompanying notes are an integral part of these financial statements.


                        STERICYCLE, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                            (UNAUDITED, IN THOUSANDS)

                                                                                                     NINE MONTHS ENDED
                                                                                                       SEPTEMBER 30,
                                                                                                       -------------
                                                                                                  1998            1999
                                                                                                  ----            ----

OPERATING ACTIVITIES:
Net Income..............................................................................     $     3,421     $    7,869
Adjustments to reconcile net income to net cash provided
         by operating activities:
   Depreciation and amortization........................................................           2,694          5,316
Changes in operating assets and liabilities, net of effect
         of acquisitions:
   Accounts receivable..................................................................            (541)        (1,864)
   Parts and supplies...................................................................            (365)           438
   Prepaid expenses.....................................................................             (88)           475
   Other assets.........................................................................          (1,632)        (2,393)
   Accounts payable.....................................................................              59         (1,755)
   Accrued liabilities..................................................................          (2,179)          (252)
   Deferred revenue.....................................................................             (23)        (2,000)
                                                                                             -----------     ----------
Net cash provided by operating activities...............................................           1,346          5,834
                                                                                             -----------     ----------
INVESTING ACTIVITIES:
    Payments for acquisitions and international investments,
      net of cash acquired..............................................................          (7,130)       (11,667)
   Proceeds from maturity of short-term investments.....................................              --            460
   Purchases of short term investments..................................................              --         (1,500)
   Capital expenditures.................................................................          (1,825)        (2,367)
                                                                                             -----------     ----------
Net cash used in investing activities...................................................          (8,955)       (15,074)
                                                                                             -----------     ----------
FINANCING ACTIVITIES:
   Net proceeds (payments) on line of credit............................................           4,075        (16,359)
   Proceeds from subordinated debt......................................................              --          2,750
   Repayment of subordinated debt.......................................................              --         (5,500)
   Repayment of long term debt..........................................................          (1,244)        (4,022)
   Payments of deferred financing costs.................................................              --            (40)
   Principal payments on capital lease obligations......................................            (116)          (154)
   Net proceeds from secondary public offering..........................................              --         47,158
   Proceeds from issuance of common stock...............................................             295            141
                                                                                             -----------     ----------
Net cash provided by financing activities...............................................           3,010         23,974
                                                                                             -----------     ----------
Net (decrease) increase in cash and cash equivalents....................................          (4,599)        14,734
Cash and cash equivalents at beginning of period........................................           5,374          1,283
                                                                                             -----------     ----------
Cash and cash equivalents at end of period..............................................     $       775     $   16,017
                                                                                             ===========     ==========
Non-cash activities:
   Net issuances of common stock for certain acquisitions
      and international investments.....................................................     $     1,807     $    2,993
   Net issuances of notes payable for certain acquisitions..............................     $       195     $      103


   The accompanying notes are an integral part of these financial statements.


                        STERICYCLE, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

         The accompanying condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations; but the Company believes the disclosures in the accompanying condensed consolidated financial statements are adequate to make the information presented not misleading. In the opinion of management, all adjustments necessary for a fair presentation for the periods presented have been reflected and are of a normal recurring nature. These condensed consolidated financial statements should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto for the three years ended December 31, 1998, included herein. The results of operations for the nine-month period ended September 30, 1999 are not necessarily indicative of the results that may be achieved for the entire year ending December 31, 1999.

2.  ACQUISITIONS

         During the nine months ended September 30, 1999, the Company purchased the customer lists and selected other assets 13 medical waste management businesses. The aggregate purchase price for these acquisitions was approximately $7,767,000, of which $6,091,000 was paid in cash, $1,572,000 was paid by the issuance of unregistered shares of the Company's common stock, and $103,000 was paid by the issuance of promissory notes. In addition, the Company assumed certain liabilities of the sellers aggregating approximately $105,000. In certain cases, the purchase price is subject to downwards adjustment if revenues from customer contracts acquired do not reach certain specified levels.

       On September 30, 1999, the Company purchased an additional 18.45% ownership in its Mexican joint venture from Pennoni, Inc., increasing its ownership percentage to 49%. The purchase price was immaterial and was paid by the issuance of common stock.

3.  STOCK OPTIONS

         During the nine months ended September 30, 1999, options to purchase common stock totaling 803,323 shares were granted to key employees. These options will vest ratably over a five year period and have an exercise prices ranging from $12.563 to 13.625 per share. The grant of options was made under the Company's 1997 Stock Option Plan, which authorized the grant of options for a total of 1,500,000 shares of the Company's common stock. The 1997 Stock Option Plan was approved by the Company's stockholders in April 1997.

4.  STOCK ISSUANCES

         During the nine months ended September 30, 1999, options to purchase 130,826 shares of common stock were exercised at prices ranging from $.53-$13.625 per share. The Company also issued 216,710 shares of common stock in connection with certain acquisitions and international investments made during the nine months ended September 30, 1999. In February 1999 the Company issued 3,500,000 shares of common stock at a price to the public of $14.50 per share in a public offering.

5.  INCOME TAXES

         Prior to 1997, the Company had generated net operating losses for income tax purposes. Any benefit resulting from these net operating losses has been offset by a valuation allowance. Annual utilization of the Company's net operating loss carryforward is limited by Internal Revenue Code Section 382. The Company's income tax expense reflects federal taxable income expected in excess of the Section 382 limitation and income taxes in states where the Company has no offsetting net operating losses.

6.  SUBSEQUENT EVENTS

         On November 12, 1999, the Company completed its pending acquisition from Allied Waste Industries, Inc. (Allied) of the medical waste businesses of both Allied and Browning-Ferris Industries, Inc. (BFI) which Allied acquired in July 1999.

         The purchase price for the Company's acquisition of BFI's medical waste business was $410.5 million in cash. The Company paid the purchase price from the following sources, in addition to cash on hand: (i) $225.0 million in borrowings under the term loan facilities of a new senior credit facility that the Company established with DLJ Capital Funding, Inc., Bank of America, N.A. and Bankers Trust Company; (ii) $125.0 million in proceeds from the sale of
12.375 senior subordinated notes due 2009; and (iii) $75.0 in proceeds from the issuance of new convertible preferred stock to investment funds affiliated with Bain Capital, Inc. and Madison Dearborn Partners, Inc. These transactions were completed concurrently with completion of the Company's acquisition.

         The convertible preferred stock issued to the Bain and Madison Dearborn funds accrues dividends at the rate of 3.375% per annum, payable in additional shares of convertible preferred stock, and are convertible into common stock based on the liquidation preference of the convertible preferred stock at a conversion price of $17.50 per share. Such stock also has voting rights on an as-if-converted basis, with special class voting rights on certain matters, and possesses certain demand and piggyback registration rights. The convertible preferred stock has a liquidation preference over the Company's common stock in an amount equal to the purchase price of the convertible preferred stock plus accumulated and accrued dividends. Pursuant to an agreement with Bain and Madison Dearborn, the Company increased the size of its board of directors from seven to nine members, and in November 1999, the Bain and Madison Dearborn funds designated John P. Connaughton and Thomas R. Reusche to serve as directors of the Company.

7.  CONDENSED CONSOLIDATING FINANCIAL INFORMATION

         Payments under the Company's senior subordinated notes (the Notes) are unconditionally guaranteed, jointly and severally, by all of the Company's wholly-owned domestic subsidiaries, which include Environmental Control Company, Inc., acquired in May 1997, Waste Systems, Inc., acquired October 1, 1998, and Med-Tech Environmental, Inc., acquired December 31, 1998 and certain other subsidiaries which have insignificant assets and operations (collectively, the Guarantors). Financial information concerning the Guarantors as of and for the nine month period ended September 30, 1999 is presented below for purposes of complying with the reporting requirements of the Guarantor Subsidiaries. The financial information concerning the Guarantors is being presented through condensed consolidating financial statements since the guarantees are full and unconditional and are joint and several. Guarantor financial statements have not been presented because management does not believe that such financial statements are material to investors.

                      CONDENSED CONSOLIDATING BALANCE SHEET
                               SEPTEMBER 30, 1999

                                                                         NON-
                                                      GUARANTOR       GUARANTOR
                                      STERICYCLE,    SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                         INC.
                                    --------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents            $  15,086     $     393       $     435      $      103        $  16,017
   Other current assets                    16,519        12,193          10,164         (13,663)          25,213
                                    --------------------------------------------------------------------------------
Total current assets                       31,605        12,586          10,599         (13,560)          41,230
Property, plant and equipment, net         11,959           652           9,824               -           22,435
Goodwill, net                              38,494        13,982           6,964              84           59,524
Investment in subsidiaries                 30,942         3,320               -         (34,262)               -
Other assets                                6,847          (194)             13          (1,127)           5,539
                                    ================================================================================
Total assets                             $119,847       $30,346         $27,400        $(48,865)        $128,728
                                    ================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY Current liabilities:
   Current portion of long-term debt     $    317    $       81        $  1,502    $          -        $   1,900
   Other current liabilities                4,435           692          20,279         (14,268)          11,138
                                    --------------------------------------------------------------------------------
Total current liabilities                   4,752           773          21,781         (14,268)          13,038
Long-term debt, net of current
   portion                                  3,178             -             700               -            3,878
Shareholders' equity                      111,917        29,573           4,919         (34,597)         111,812
                                    ================================================================================
Total liabilities and shareholders'
   equity                                $119,847       $30,346         $27,400        $(48,865)        $128,728
                                    ================================================================================


                   CONDENSED CONSOLIDATING STATEMENT OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 1999

                                                                         NON-
                                                      GUARANTOR       GUARANTOR
                                      STERICYCLE,    SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                         INC.
                                    --------------------------------------------------------------------------------

Revenues                                  $47,945        $9,135         $17,569          $(364)         $74,285
Cost of revenues                           29,904         5,820          13,638           (364)          48,998
Selling, general, and
   administrative expense                  10,772         1,758           3,011              -           15,541
                                    --------------------------------------------------------------------------------
Total costs and expenses                   40,676         7,578          16,649           (364)          64,539
                                    --------------------------------------------------------------------------------
Income from operations                      7,269         1,557             920              -            9,746
Equity in net income of subsidiaries
                                            2,608           732               -         (3,340)               -
Other income (expense), net                    53           431            (193)             -              291
                                    --------------------------------------------------------------------------------
Income before income taxes                  9,930         2,720             727         (3,340)          10,037
Income tax expense                          2,061           107               -              -            2,168
                                    ================================================================================
Net income                               $  7,869        $2,613        $    727        $(3,340)        $  7,869
                                    ================================================================================


                 CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                      NINE MONTHS ENDED SEPTEMBER 30, 1999

                                                                         NON-
                                                      GUARANTOR       GUARANTOR
                                      STERICYCLE,    SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                         INC.
                                    --------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING
   ACTIVITIES:
   Net cash provided by (used in)
     operating activites                    $(895)         $238          $6,409       $      82          $5,834
                                    --------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING
   ACTIVITIES:
   Capital expenditures                    (2,254)            -            (129)             16          (2,367)
   Payments for acquisitions, net
     of cash acquired                     (11,667)            -               -               -         (11,667)
   Proceeds from sale of short-term
     investments                              460             -               -               -             460
   Purchases of short-term
     investments                                -             -          (1,500)              -          (1,500)
                                    --------------------------------------------------------------------------------
Net cash used in investing
   activities                             (13,461)            -          (1,629)             16         (15,074)
                                    --------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING
   ACTIVITIES:
   Net payments on bank lines of
     credit                               (16,359)            -               -               -         (16,359)
   Repayment of long term debt               (262)            -          (3,760)              -          (4,022)
   Principal payments on capital
     lease obligations                        (36)          (18)           (100)              -            (154)
   Proceeds from subordinated notes
                                            2,750             -               -               -           2,750
   Payments on subordinated notes          (5,500)            -               -               -          (5,500)
   Payment of deferred financing
     costs                                    (40)            -               -               -             (40)
   Net proceeds from secondary
     public offering                       47,158             -               -               -          47,158
   Proceeds from issuance of common
     stock                                    141             -              (5)              5             141
                                    --------------------------------------------------------------------------------
Net cash provided by (used in)
   financing activities                    27,852           (18)         (3,865)              5          23,974
                                    --------------------------------------------------------------------------------
Net increase in cash and cash
   equivalents                             13,496           220             915             103          14,734
                                    ================================================================
Cash and cash equivalents at
   beginning of year                                                                                      1,283
                                                                                                   -----------------
Cash and cash equivalents at end of
   year                                                                                               $  16,017
                                                                                                   =================


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Stericycle, Inc.:

         We have audited the accompanying statements of directly identifiable assets and liabilities of the Medical Waste Business of Browning-Ferris Industries, Inc., a Delaware corporation ("BFI Medical Waste" as described in
Note 1), as of September 30, 1998 and 1997, and the related statements of revenues and direct expenses of BFI Medical Waste for each of the three years in the period ended September 30, 1998. These financial statements are the responsibility of management of BFI Medical Waste. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         The financial statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 3, and are not intended to be a complete presentation of BFI Medical Waste's financial position as of September 30, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1998.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the directly identifiable assets and liabilities of BFI Medical Waste as of September 30, 1998 and 1997, and its revenues and direct expenses for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles.

                               ARTHUR ANDERSEN LLP

Chicago, Illinois
July 30, 1999

                        BROWNING-FERRIS INDUSTRIES, INC.
                             MEDICAL WASTE BUSINESS

           STATEMENTS OF DIRECTLY IDENTIFIABLE ASSETS AND LIABILITIES
               AS OF SEPTEMBER 30, 1997 AND 1998 AND JUNE 30, 1999
                                  IN THOUSANDS)

                                                                                                             AS OF
                                                                            AS OF SEPTEMBER 30,            JUNE 30,
                                                                            -------------------            --------
                                                                         1997               1998             1999
                                                                         ----               ----             ----
                                                                                                         (UNAUDITED)
DIRECTLY IDENTIFIABLE ASSETS:
Accounts Receivable, net of Allowance
         for Doubtful Accounts of $840, $904,
         and $1,040 as of September 30, 1997
   and 1998 and June 30, 1999............................          $        15,356     $      16,300     $       16,552
Parts and Supplies.......................................                    1,456             1,435              1,393
Prepaid Expenses.........................................                      317               181                207
                                                                   ---------------     -------------     --------------
      Total Current Assets...............................                   17,129            17,916             18,152
                                                                   ---------------     -------------     --------------
Property, Plant and Equipment
   Land..................................................                    3,014             2,951              3,308
   Buildings and Improvements............................                   34,108            36,181             37,134
   Machinery and Equipment...............................                  104,771           102,972            105,744
   Office Furniture and Equipment........................                    2,139             1,878              2,228
   Construction in Progress..............................                       --               141                204
                                                                   ---------------     -------------     --------------
                                                                           144,032           144,123            148,618
   Accumulated Depreciation..............................                  (81,367)          (83,999)           (88,070)
                                                                   ---------------     -------------     --------------
   Property, Plant and Equipment, net....................                   62,665            60,124             60,548
Intangibles, net of Accumulated Amortization
         of $20,064, $22,781 and $24,988 as
         of September 30, 1997 and 1998 and
   June 30, 1999.........................................                   49,709            47,592             56,161
                                                                   ---------------     -------------     --------------
Total Directly Identifiable Assets.......................          $       129,503     $     125,632     $      134,861
DIRECTLY IDENTIFIABLE LIABILITIES:
Compensation Accruals....................................          $         1,875     $       2,168     $        1,969
Other Accrued Liabilities................................                    1,752               259              1,229
Current Portion of Capital Lease Obligation..............                      370               669                970
                                                                   ---------------     -------------     --------------
      Total Current Liabilities..........................                    3,997             3,096              4,168
                                                                   ---------------     -------------     --------------
Capital Lease Obligation, net of
   current portion.......................................                    1,396             2,346              4,162
Other Long-Term Liabilities..............................                    2,391             2,223                938
                                                                   ---------------     -------------     --------------
   Total Long-Term Liabilities...........................                    3,787             4,569              5,100
                                                                   ---------------     -------------     --------------
      Total Directly Identifiable Liabilities............                    7,784             7,665              9,268
                                                                   ---------------     -------------     --------------
Total Directly Identifiable Assets in
   Excess of Directly Identifiable Liabilities...........          $       121,719     $     117,967     $      125,593
                                                                   ===============     =============     ==============




   The accompanying notes are an integral part of these Financial Statements.



                        BROWNING-FERRIS INDUSTRIES, INC.
                             MEDICAL WASTE BUSINESS

                   STATEMENTS OF REVENUES AND DIRECT EXPENSES
                FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND
           1998 AND FOR THE NINE MONTHS ENDED JUNE 30, 1998 AND 1999
                                 (IN THOUSANDS)

                                                                                                 NINE MONTHS ENDED
                                                 YEAR ENDED SEPTEMBER 30,                            JUNE 30,
                                                 ------------------------                            --------
                                            1996           1997             1998              1998              1999
                                            ----           ----             ----              ----              ----
                                                                                                     (UNAUDITED)

Revenues......................          $   199,886    $   199,060    $     198,222    $      148,837     $     152,266
Cost of Revenues:
Direct Operating Costs........              123,801        124,156          121,096            90,460            91,568
Depreciation..................               16,681         13,844           11,533             8,946             8,263
                                        -----------    -----------    -------------    --------------     -------------
      Total Cost of Revenues..              140,482        138,000          132,629            99,406            99,831
Other Expenses:
Selling, General and
  Administrative..............               19,051         17,465            9,834             6,358             6,077
Depreciation and
  Amortization................                3,417          3,483            3,439             2,579             2,747
Special Charge (Credit).......                9,236          4,500              257               257              (469)
                                        -----------    -----------    -------------    --------------     -------------
      Total Other Expenses....               31,704         25,448           13,530             9,194             8,355
                                        -----------    -----------    -------------    --------------     -------------
Revenues in excess of
  Direct Expenses.............          $    27,700    $    35,612    $      52,063    $       40,237     $      44,080







   The accompanying notes are an integral part of these Financial Statements.


                        BROWNING-FERRIS INDUSTRIES, INC.
                             MEDICAL WASTE BUSINESS

                          NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS DESCRIPTION

         The accompanying financial statements include certain assets and liabilities and revenues and direct expenses of the Medical Waste Business of Browning-Ferris Industries, Inc. ("BFI Medical Waste"). For the periods presented herein, BFI Medical Waste is a service line of Browning-Ferris Industries, Inc. ("BFI"), a Delaware corporation. BFI Medical Waste provides medical waste collection, transportation, treatment, and disposal services to hospitals, healthcare providers and other small account customers in the United States, Canada, and Puerto Rico.

2.  DESCRIPTION OF ACQUISITION

         On April 14, 1999, Stericycle entered into purchase agreements with Allied Waste Industries, Inc. ("Allied"), pursuant to which Stericycle will acquire all of the medical waste operations of BFI in the United States, Canada, and Puerto Rico. The purchase price for these operations is $410.5 million in cash, subject to post-closing adjustment. As of July 30, 1999, concurrent with Allied's acquisition of BFI, BFI Medical Waste became a wholly-owned subsidiary of Allied.

         Under Stericycle's purchase agreements with Allied, Allied will cause BFI to transfer all of the assets, as defined in the agreements, used by BFI in its United States, Canada and Puerto Rico medical waste operations, which are currently held and operated with a variety of other BFI operations by many different BFI subsidiaries, to one or more newly-formed wholly-owned subsidiaries. At closing, Allied will sell all of the stock of these newly-formed subsidiaries to Stericycle for $410.5 million in cash, subject to closing adjustments as provided for in the purchase agreements. The purchase agreements are subject to a number of conditions including Stericycle obtaining the necessary financing to fund the acquisition and the U.S. Department of Justice ("DOJ") approval among other items. The purchase agreements also contain clauses regarding shared assets, employee benefits, transition services and assumed liabilities, among other items.

3.  BASIS OF PRESENTATION

         BFI's operating organization is aligned along functional lines into five groups: sales and marketing, collection, post-collection, business development and business analysis. As a result of this and other factors, BFI does not maintain separate books and records for its medical waste operations other than service line revenues and direct operating costs. The basis upon which these financial statements have been prepared is described further below and in Note 4. As a result, the accompanying financial statements are not intended to be a complete presentation of the assets and liabilities and results of operations and cash flows of BFI Medical Waste. Rather, these financial statements were prepared for the purpose of complying with rules and regulations of the Securities and Exchange Commission, which indicate that certain financial statements are required for BFI Medical Waste. All significant transactions among BFI Medical Waste units have been eliminated. Significant transactions with other BFI business units are disclosed in Note 9.

STATEMENTS OF DIRECTLY IDENTIFIABLE ASSETS AND LIABILITIES OF BFI MEDICAL WASTE

         Service line balance sheet information is not prepared by BFI. However, certain assets and liabilities, which are specific to the medical waste operations, are directly identifiable. Assets and liabilities included in the accompanying financial statements of BFI Medical Waste include accounts receivable, parts and supplies, prepaid expenses, property, plant and equipment, intangibles, compensation accruals and other accruals specifically related to and identified with BFI Medical Waste.

         All treasury related activities including cash payments, receipts, and borrowings are performed by BFI's corporate headquarters and are not separately directly identifiable with BFI Medical Waste. BFI does not separately identify intercompany loans receivable or payable associated with different service lines. Accordingly, all treasury related assets and liabilities (cash and debt and the related interest income and expense) and intercompany loans receivable and payable have been excluded from these financial statements.

         Accounts receivable presented in the financial statements include only those accounts receivable attributable to medical waste operations which are identified separately from other BFI operations. Accounts receivable, other assets, accounts payable and accrued liabilities, that are not directly identifiable to the individual service lines due to the fact that they are managed and accounted for on a consolidated basis, have not been included in these financial statements.

         Property, plant and equipment included in the accompanying financial statements include all assets and related accumulated depreciation that are specific to BFI Medical Waste. Excluded from the BFI Medical Waste specific assets are shared operating facilities and administrative offices.

STATEMENTS OF REVENUES AND DIRECT EXPENSES OF BFI MEDICAL WASTE

         Revenues and direct cost of revenues for BFI's medical waste service line are separately accounted for within BFI's accounting systems. Cost of revenues (including certain allocations) include costs of vehicle drivers and related benefit costs, vehicle operating expenses, processing operations, disposal costs, containers, supplies and certain occupancy costs. Cost of revenues also include an allocation for costs of shared facilities and employees that can be attributed to BFI Medical Waste. This allocation is generally based on square footage and number of employees attributable to BFI Medical Waste at these shared facilities.

         Direct selling, general and administrative expenses and special charges (credits) include only those costs which are incurred solely for the medical waste operations and are separately identified as such in BFI's accounting records. These costs include payroll costs for sales and administrative employees whose function is to solely support the medical waste business and general and administrative costs of medical waste only facilities. In connection with the installation of new computer systems in January 1998, certain selling, general and administrative costs previously identifiable directly to medical waste operations through December 1997 were no longer accounted for in this manner. Beginning in January 1998, these costs were pooled with similar costs related to BFI's other business operations by marketplace so that only the selling, general and administrative costs related to medical waste-only geographic locations could be specifically identified and charged to medical waste in fiscal year 1998 and subsequent financial statements.

         Significant additional costs related to selling, general and administrative ("SG&A") efforts are performed by BFI on a corporate and shared service basis. Such costs have been excluded from the statements of revenues and direct expenses of BFI Medical Waste because an allocation of these costs in accordance with Staff Accounting Bulletin No. 55 ("SAB No. 55") could not be obtained for the years ended September 30, 1996 and 1997. Accordingly, as discussed above, the accompanying financial statements are not intended to be a complete presentation of the assets and liabilities and results of operations of BFI Medical Waste. This allocation could not be obtained due to the fact that information flow at BFI was re-engineered which resulted in the consolidation of several hundred administrative locations into 26 administrative locations. In addition, many of the employees needed to assist in the preparation of the allocation of shared service expenses for 1996 and 1997 are no longer employed by BFI. However, an allocation of corporate and shared service expense was prepared for the year ended September 30, 1998 and for the nine months in the periods ended June 30, 1998 and 1999, respectively. The allocation of BFI corporate and shared services historical costs were determined in accordance with Staff Accounting Bulletin No. 55 ("SAB No. 55"). These costs were allocated by BFI to BFI Medical Waste based on various formulas which reasonably approximate the actual costs incurred.

         The incremental increases in expenses recorded by BFI Medical Waste as a result of these allocations were approximately:

                                                                      YEAR ENDED                NINE MONTHS
                                                                SEPTEMBER 30,                 ENDED JUNE 30,
                                                                      1998               1998                1999
                                                                      ----               ----                ----
                                                                                                (UNAUDITED)
Approximate incremental increase
  in expenses as a result of
  allocations in accordance
  with SAB No. 55................................            $      17,090,000    $     13,861,000    $      13,298,000


         Depreciated and amortization expense relates to the property, plant and equipment and intangible assets which are directly related to BFI Medical Waste and included in the statements of directly identifiable assets and liabilities.

4.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NEW ACCOUNTING PRONOUNCEMENT

         In April 1998, Statement of Position No. 98-5--"Reporting on the Costs of Start-Up Activities" ("SOP No. 98-5") was issued by the American Institute of Certified Public Accountants. The statement requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of the statement, which is effective for BFI Medical Waste's fiscal year 2000, is to be reported as a cumulative effect of a change in accounting principle. Management of BFI Medical Waste believes that the future adoption of SOP No. 98-5 will not have a material effect on its results of operations or financial position.

REVENUE RECOGNITION

         For processing activities, BFI Medical Waste recognizes revenue when the treatment of the regulated medical waste is completed at its facilities or the waste is shipped off-site for processing and disposal. For waste shipped off-site, all associated costs are recognized at time of shipment. For collection activities, BFI Medical Waste recognizes revenue when regulated medical waste is collected from its customers.

ACCOUNTS RECEIVABLE

         The financial statements include only those accounts receivable directly attributable to the medical waste operations. Accounts receivable at certain facilities co-located with other BFI operations are not separately directly identifiable. BFI Medical Waste grants credit to the majority of its customers on terms of up to 60 days. It is not the policy of BFI Medical Waste to require collateral from its customers in order to obtain credit. Management does not believe a significant credit risk exists as of June 30, 1999.

PARTS AND SUPPLIES

         Parts and supplies consist of containers and vehicle and processing facility replacement parts and are carried at the lower of cost ("first in, first out") or market. The amounts presented in the financial statements reflect parts and supplies at medical waste only operations. Parts and supplies at facilities co-located with other BFI operations are not separately directly identifiable.

PREPAID EXPENSES

         Prepaid expenses consist of prepaid licenses, insurance and permits. The amounts presented in the financial statements reflect prepaid expenses at medical waste only operations. Prepaid expenses at facilities co-located with other BFI operations are not separately directly identifiable.

PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment is recorded at cost. Depreciation expense, which includes the depreciation of assets recorded under capital leases, is computed using the straight-line method over the estimated useful lives (or life of lease if shorter) of the assets as follows:

         ASSET DESCRIPTION                                 LIFE


         Buildings and improvements                 10 to 30 years
         Machinery and equipment                    5 to 12 years
         Office furniture and equipment             3 to 10 years

         Expenditures for major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred. During fiscal years 1996, 1997 and 1998, maintenance and repairs charged to expense were $12,822,000, $13,388,000 and $12,745,000, respectively.

         When property and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operating expenses.

INTANGIBLE ASSETS

         Goodwill is amortized using the straight-line method over 40 years. Amortization expense for 1996, 1997 and 1998 related to goodwill was approximately $1,171,000, $1,208,000 and $1,207,000, respectively.

         Other directly identifiable intangible assets, substantially all of which are customer lists and covenants not to compete, are amortized on the straight-line method over their estimated lives, which is no more than seven years. Amortization expense related to other intangible assets was $1,772,000, $1,783,000 and $1,510,000 in 1996, 1997 and 1998, respectively.

IMPAIRMENT OF LONG-LIVED ASSETS

         Long-lived assets are comprised principally of property and equipment, goodwill and other intangible assets. BFI Medical Waste periodically evaluates whether events and circumstances have occurred that indicate the remaining estimated useful lives of these assets should be revised or the remaining balances of these assets are not recoverable. When factors indicate that an evaluation should be performed for possible impairment, BFI Medical Waste uses an estimate of the future income from operations of the related asset or business as a measure of future recoverability of these assets.

INCOME TAXES

         Each of the different BFI subsidiaries that currently hold and operate BFI Medical Waste also hold and operate various other operations of BFI. Accordingly, BFI Medical Waste is not a subsidiary. Therefore, in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes," income taxes are not included in the accompanying financial statements.

NEW PLANT DEVELOPMENT AND PERMITTING COSTS

         BFI Medical Waste expenses costs associated with the operation of new plants prior to the commencement of services to customers. Initial plant permit costs are capitalized as part of property, plant, and equipment and are amortized using the straight-line method over their useful lives up to 25 years. All ongoing permit costs are expensed.

USE OF ESTIMATES

         The preparation of these financial statements required management to make estimates and assumptions that affected the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of these financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results may differ from those estimates.

5.  INTERIM FINANCIAL STATEMENTS (UNAUDITED)

         The unaudited statements of revenues and direct expenses for the nine months ended June 30, 1998 and 1999, and the unaudited statement of directly identifiable assets and liabilities as of June 30, 1999, include, in the opinion of management, all adjustments necessary to present fairly BFI Medical Waste's directly identifiable assets and liabilities and revenues and direct expenses. In the opinion of management, all these adjustments are of a normal and recurring nature. Operating results for the interim periods are not necessarily indicative of the results that may be expected for the fiscal year.

6.  SUPPLEMENTARY CASH FLOW INFORMATION

         As a service line of BFI, BFI Medical Waste does not maintain separate cash flow information. Disbursements of BFI Medical Waste for payroll, capital projects, operating supplies and operating expenses are processed and funded by BFI through centrally managed accounts. In addition, cash receipts from the collection of accounts receivable and the sales of assets are remitted directly to bank accounts controlled by BFI. In this type of centrally managed cash system in which the cash receipts and disbursements of BFI's various divisions and service lines are commingled, it is not feasible to segregate cash received from BFI (e.g., financing for BFI Medical Waste) from cash transmitted to BFI (e.g., distribution). Accordingly, a statement of cash flows has not been prepared.

         Selected supplemental cash flow information for BFI Medical Waste is as follows:

                                                                                                  NINE MONTHS ENDED
                                                    YEAR ENDED SEPTEMBER 30,                          JUNE 30,
                                                ----------------------------                          --------
                                              1996            1997              1998            1998           1999
                                              ----            ----              ----            ----           ----
                                                                                                      (UNAUDITED)
                                                                           (IN THOUSANDS)

Capital Expenditures.............           $    10,794   $       4,149    $       6,847    $      5,790   $      6,456
Depreciation and
  Amortization...................                20,098          17,327           14,972          11,525         11,010
Acquisition of
  Businesses.....................                 6,023             400            1,000             186         11,927


7.  LEASE COMMITMENTS

         BFI Medical Waste leases various plant equipment, office furniture and equipment, motor vehicles and office and warehouse space under lease agreements which expire at various dates over the next nine years. The leases for most of the properties contain renewal provisions.

         Rent expense for 1996, 1997 and 1998 was $3,816,000, $3,769,000 and
$3,526,000, respectively.

         Minimum future rental payments under noncancellable leases that have initial or remaining terms in excess of one year as of September 30, 1998, for each of the next five years and in the aggregate are as follows:

                                                                                CAPITALIZED             OPERATING
                                                                                  LEASES                  LEASES
                                                                                  ------                  ------
                                                                                          (IN THOUSANDS)

1999.............................................................             $           994       $            1,215
2000.............................................................                         805                    1,179
2001.............................................................                         625                    1,091
2002.............................................................                         460                      965
2003.............................................................                         370                      811
Thereafter.......................................................                         514                    2,599
                                                                              ---------------       ------------------
Minimum rental payments..........................................             $         3,768       $            7,860
Less: Amount representing interest...............................                         753                       --
                                                                              ---------------       ------------------
Total minimum rental payments....................................             $         3,015       $            7,860
                                                                              ===============       ==================

                                                                                  1997                  1998
                                                                                  ----                  ----
                                                                                          (IN THOUSANDS)


Capital lease obligations, primarily trucks, trailers and other operating equipment, weighted average interest rate of 6.6% for both 1997 and 1998 due in varying
  amounts through December 2008..................................             $         2,338       $            4,088
Capital lease obligations, primarily
  office equipment, weighted average interest
  rate of 8.06% and 7.05% for 1997 and 1998,
  respectively, due in varying amounts
  through September 2003.........................................                          55                       98
Accumulated Amortization.........................................                        (627)                  (1,171)
                                                                              ---------------       ------------------
  Total capital lease obligations................................             $         1,766       $            3,015
                                                                              ===============       ==================


         Leases at co-located facilities that benefit all operations at the facility are not included in the above tables.

8.  EMPLOYEE BENEFIT PLAN

EMPLOYEE STOCK OWNERSHIP AND SAVINGS PLAN

         BFI sponsors an employee stock ownership and savings plan which incorporates deferred savings features permitted under IRS Code Section 401(k). The plan covers substantially all U.S. employees (including Medical Waste employees) with one or more years of service except for certain employees subject to collective bargaining agreements. Eligible employees may make voluntary contributions to one or more of six investment funds through payroll deductions which, in turn, will allow them to defer income for federal income tax purposes. BFI matches these voluntary contributions at a rate of $0.50 per $1.00 on the first 5% of total earnings contributed by each participating employee. BFI matches the voluntary contributions through open market purchases or issuances of shares of BFI's common stock. BFI expenses its contributions to the employee stock ownership and savings plan. Included in the statements of revenues and direct expenses are costs of $570,000, $616,000 and $585,000 for fiscal years 1996, 1997 and 1998, respectively, related to the employee stock ownership and savings plan. These contribution amounts were allocated to BFI Medical Waste based on the percentage of total payroll method. The costs are included in costs of revenues or selling, general, and administrative expense based on the percentage of employees included in each expense type.

EMPLOYEE RETIREMENT PLANS

         BFI and its domestic subsidiaries have two defined benefit retirement plans covering substantially all U.S. employees except for certain employees subject to collective bargaining agreements. The benefits for these plans are based on years of service and the employee's compensation. BFI's general funding policy for these plans is to make annual contributions to the plans equal to or exceeding the actuary's recommended contribution. During the second quarter of fiscal 1998, BFI changed its method of accounting for recognition of value changes in its employee retirement plan for purposes of determining annual expense under SFAS No. 87--"Employers' Accounting for Pensions," effective October 1, 1997. The impact of this accounting change decreased pension expense by $315,000 in 1998. Included in the statements of revenues and direct expenses are costs (income) of $668,000, $537,000 and $(86,000) for fiscal years 1996, 1997 and 1998, respectively, related to the employee retirement plans. These amounts were allocated to BFI Medical Waste based on the percentage of total payroll method. The costs are included in costs of revenues or selling, general, and administrative expense based on the percentage of employees included in each expense type. In connection with the Stericycle acquisition of BFI Medical Waste, the assets and liabilities of these plans remain with BFI.

OTHER POST-RETIREMENT BENEFITS

         BFI maintains an unfunded post-retirement benefit plan which provides for employees participating in its medical plan to receive a monthly benefit after retirement based on years of service. As permitted under SFAS No. 106--"Employers' Accounting for Postretirement Benefits Other Than Pensions," BFI chose to recognize the transition obligation over a 20 year period. The actuarially-determined accumulated postretirement benefit obligation was historically amortized over a 20 year period, and the related expense is not material to the statement of revenues and direct expenses for any period presented.

         During the fourth quarter of fiscal 1998, BFI restricted the participation in its postretirement benefit plan to employees over the age of 55 with 10 years of experience and individuals already covered by the plan. The BFI Medical Waste portion of the curtailment gain is $465,000 and was recognized in income in the fourth quarter of fiscal 1998. In connection with the Stericycle acquisition of BFI Medical Waste, the assets and liabilities of this plan remain with BFI.

9.  RELATED PARTY TRANSACTIONS

         Related-party transactions with BFI not disclosed elsewhere in the financial statements are as follows:

SHARED SERVICES

         BFI Medical Waste shares services of BFI employees for such items as sales and marketing and certain general and administrative costs including accounting. The cost of these shared services is not allocated to BFI Medical Waste.

CORPORATE SERVICES

         BFI provides certain support services to BFI Medical Waste including, but not limited to, legal, accounting, information systems, human resource and business development and building services. The cost of these corporate services is not allocated to BFI Medical Waste.

FINANCIAL ACCOMMODATIONS

         Letters of credit and performance bonds have been provided by BFI Medical Waste to customers and various states to support facility closures. Total letters of credit and performance bonds outstanding for this purpose aggregated approximately $1,084,000 as of June 30, 1999.

         BFI is a guarantor and is jointly responsible for the various performance bonds issued on behalf of BFI Medical Waste. The letters of credit have been issued by BFI's financial institutions which are guaranteed by amounts on deposit in BFI accounts.

WASTE DISPOSAL SERVICES

         BFI provides BFI Medical Waste with waste disposal services for its solid waste. Cost of revenues includes, $6,843,000, $6,355,000 and $5,431,000 for the years ended September 30, 1996, 1997, and 1998, respectively. These services were provided by BFI to BFI Medical Waste on a basis management believes is consistent with third parties.

INSURANCE MATTERS

         BFI is self-insured for workers' compensation, auto liability and general and comprehensive liability claims. Under its insurance programs, BFI generally has self-insured retention limits ranging from $500,000 to $5,000,000 and has obtained fully insured layers of coverage above such self-retention limits. BFI provides for self-insurance costs based upon estimates provided by a third-party actuary. The actuary reviews BFI's actual claims activity and estimates the ultimate exposure related to these aggregate claims.

         BFI Medical Waste was allocated approximately $4,996,000, $5,605,000, and $2,317,000 in the years ended September 30, 1996, 1997, and 1998, respectively, for insurance costs. Insurance premiums are allocated based on the percent of BFI Medical Waste revenues to total BFI revenues. Directly identifiable BFI Medical Waste insurance claims are expensed at the plant level for amounts up to $100,000 per claim.

10.  LEGAL PROCEEDINGS

         BFI Medical Waste operates in a highly regulated industry and is subject to regulatory inquiries or investigations from time to time. Investigations can be initiated for a variety of reasons.

         BFI Medical Waste is involved in various administrative matters or litigation, including personal injury and other civil actions, as well as other claims and disputes that could result in additional litigation or other adversary proceedings.

         While the final resolution of any matter may have an impact on the results of BFI Medical Waste for a particular reporting period, management believes that the ultimate disposition of these matters will not have a materially adverse effect upon the results of operations or financial position of BFI Medical Waste.

         On January 23, 1998, BFI was notified by the DOJ that it was the target of a federal grand jury investigation regarding possible violations of the Clean Water Act with respect to a BFI Medical Waste facility located in the District of Columbia. On May 29, 1998, the DOJ and BFI filed a plea agreement styled United States of America v. Browning-Ferris Inc. in the U.S. District Court for the District of Columbia. On October 1, 1998, judgment was entered pursuant to which BFI pled guilty to three violations under the Clean Water Act and agreed to pay $1,500,000 in fines and make a $100,000 community service contribution. All requirements of the judgment have been completed. In fiscal 1997 this amount is included in other accrued liabilities in the statement of directly identifiable assets and liabilities and as an expense in the statement of revenues and direct expenses.

         In July 1995, BFI Medical Waste acquired the assets of Metro New York Health Waste Processing, Inc. which included a facility and incinerator in the Bronx, New York. BFI Medical Waste undertook extensive retrofitting and improvements to the incinerator and its emissions control equipment to meet the compliance requirements of the two year permit issued by the New York Department of Environmental Conservation ("NYDEC"). In July of 1997, BFI Medical Waste voluntarily suspended operation of the incinerator and did not seek renewal of its permit. In March of 1999, BFI Medical Waste executed an agreement with NYDEC to dismantle the incinerator and its emissions control equipment, pay a civil penalty of $50,000, institute a pilot program for the use of natural gas powered trucks within six months of the date of the order and establish and fund an Environmental Benefit Program for projects benefiting the community and the environment in the amount of $200,000 to be paid within two years of the date of the agreement. The agreement also allows BFI Medical Waste on an interim basis to continue to operate its collection and transfer operation at the same site.

11.  SPECIAL CHARGES

         Special charges of $9,236,000 were reported in fiscal 1996. The charges resulted from BFI Medical Waste's decision to divest certain non-core business assets and close specific facilities. These decisions were reached based on a review of the non-core business assets and operations which were not expected to achieve BFI Medical Waste's desired performance objectives. The special charges, which included asset writedowns of $7,771,000 and related liabilities recorded for certain contractual arrangements of $1,468,000, do not consider future expenses associated principally with severance and relocation costs which will occur as a result of these decisions. The results of operations for these non-core business assets were not material to BFI Medical Waste's financial statements. During 1997, BFI Medical Waste divested or closed the majority of these facilities, with the remaining facilities divested or closed during 1998. A total of $366,000 and $227,000 of the special charge liabilities were utilized during 1997 and 1998, respectively.

         A special charge of $4,500,000 was reported in fiscal 1997. This charge related to the closure of an incinerator. Except for the special charge, the closure of the incinerator did not have a material effect on BFI Medical Waste's financial statements. Of the special charge, a $952,000 liability was established for the dismantlement of the incinerator. None of this liability was utilized during 1998.

         A special charge of $257,000 was reported for 1998. This special charge related to the write-down of an additional non-core business asset. The aggregate total assets of this charge represented less than 1% of BFI Medical Waste's total assets on a pre-special charge basis.

12.  BUSINESS COMBINATIONS

         During the fiscal year ended September 30, 1998, BFI Medical Waste paid approximately $1,000,000 to acquire three medical waste businesses, which were accounted for as purchases. During the fiscal years ended September 30, 1997 and September 30, 1996, BFI Medical Waste paid approximately $400,000 and $6,023,000, respectively, to acquire medical waste businesses, which were accounted for as purchases. The results of these business combinations are not material to the operating results or assets and liabilities of BFI Medical Waste.

13.  SUBSEQUENT EVENTS--BUSINESS COMBINATIONS (UNAUDITED)

         In April 1999, BFI Medical Waste acquired, as a result of an asset swap transaction between BFI and Allied Waste Industries, Inc., all of the assets of Medical Disposal Services for cash and other consideration of approximately $7,123,000 and certain contingent payment obligations. The acquisition was accounted for as a purchase, with the excess of the purchase price over the fair market value of net assets acquired being allocated to goodwill in the amount of approximately $5,843,000. The goodwill is being amortized over its estimated useful life of 40 years.

         In November 1998, BFI Medical Waste acquired all of the assets of Safety Medical Systems of Burlington, Vermont for cash of approximately $2,860,000. The acquisition was accounted for as a purchase, with the excess of the purchase price over the fair market value of the net assets acquired being allocated to goodwill in the amount of approximately $2,254,000. The goodwill is being amortized over its estimated useful life of 40 years.

         During the nine months ended June 30, 1999, BFI Medical Waste also paid approximately $1,944,000 to acquire four other medical waste businesses, which were accounted for as purchases. The results of all of these business combinations are not material to the operating results or assets and liabilities of BFI Medical Waste.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation in non-derivative suits for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. In the case of criminal actions and proceedings, the person must also not have had reasonable cause to believe that his or her conduct was unlawful. Indemnification of expenses is also authorized in stockholder derivative actions if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation and if he or she has not been found liable to the corporation. Even in this latter instance, the court may determine that in view of all the circumstances such person is entitled to indemnification for such expenses as the court deems proper. A person sued as a director, officer, employee or agent of a corporation who has been successful in defense of the action must be indemnified by the corporation against expenses.

         Article Fifth of the our By-Laws requires us to indemnify our directors, officers, employees and agents to the maximum extent permitted by Delaware law. Article Fifth also requires us to advance litigation expenses of a director or officer on receipt of his or her written undertaking to repay all amounts advanced if it s ultimately determined that he or she is not entitled to indemnification.

         Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of the director's fiduciary duty of care. Such a provision may not eliminate or limit the liability of a director for breaching his or her duty of loyalty, failing to actin good faith, engaging in intentional misconduct or knowingly violating a law, declaring an illegal dividend or approving an illegal stock repurchase, or obtaining an improper personal benefit.

         Article Ninth of our Certificate of Incorporation eliminates the personal liability of our directors to the fullest extent permitted by Section 102(b)(7).

         By reason of directors' and officers' liability insurance which we maintain, our directors and officers are insured against actual liabilities, including liabilities under the federal securities laws, for acts or omissions related to the conduct of their duties.

Item 21. Exhibits

         (a)......Exhibits

EXHIBIT
    NO.                                               DESCRIPTION

2.1*              Stock Purchase Agreement, dated as of April 14, 1999, between
                  Allied Waste Industries, Inc. and Stericycle, Inc.
                  (incorporated by reference to Exhibit 2.1 to the Registrant's
                  Current Report on Form 8-K filed April 23, 1999)
2.2*              Asset Purchase Agreement, dated as of April 14, 1999, between
                  Allied Waste Industries, Inc. and Stericycle, Inc.
                  (incorporated by reference to Exhibit 2.2 of the Registrant's
                  Current Report on Form 8-K filed April 23, 1999)
2.3*              First Amendment to Stock Purchase Agreement, dated as of
                  October 22, 1999, between Allied Waste Industries, Inc. and
                  Stericycle, Inc. (incorporated by reference to Exhibit 2.1 of the Registrant's Current Report on Form 8-K filed October 25,
                  1999)
2.4*              First Amendment to Asset Purchase Agreement, dated as of
                  October 22, 1999, between Allied Waste Industries, Inc. and
                  Stericycle, Inc. (incorporated by reference to Exhibit 2.2 of the Registrant's Current Report on From 8-K filed October 25,
                  1999)
2.5*              Second Amendment to Stock Purchase Agreement, dated as of
                  November 12, 1999, between Allied Waste Industries, Inc. and the Registrant (incorporated by reference to Exhibit 2.1 of the Registrant's Current Report on From 8-K filed November 29,
                  1999)
3.1*              Amended and Restated Certificate of Incorporation of the
                  Registrant (incorporated by reference to Exhibit 3.1 to the
                  Registrant's Registration Statement on Form S-1 (Registration
                  No. 333-05665), effective on August 22, 1996 (the "1996 Form
                  S-1"))
3.2*              First Certificate of Amendment to Amended and Restated
                  certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K filed November 29, 1999)
3.3*              Certificate of Designation Relating to the Series A
                  Convertible Preferred Stock, Par Value $.01 Per Share
                  (incorporated by reference to Exhibit 3.2 to the Registrant's
                  Current Report on Form 8-K filed November 29, 1999)
3.4*              Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's 1996 Form S-1)
4.1               Registration Rights Agreement, dated as of November 12, 1999, among Donaldson, Lufkin & Jenrette Securities Corporation,
                  Bear, Stearns & Co., Inc., Credit Suisse First Boston
                  Corporation, Warburg Dillon Read LLC, the Registrant and the
                  Guarantors named therein
4.2*              Registration Rights Agreement, dated as of November 12, 1999, between the Registrant and certain funds affiliated with Bain
                  Capital, Inc. and Madison Dearborn Partners, Inc.
                  (incorporated by reference to Exhibit 4.1 of the Registrant's
                  Current Report on Form 8-K filed November 29, 1999)
4.3*              Specimen certificate for shares of the Registrant's Common
                  Stock, par value $.01 per share (incorporated by reference to
                  Exhibit 4.1 to the Registrant's 1996 Form S-1)
4.4*              Form of Common Stock Purchase Warrant in connection with July
                  1995 line of credit (incorporated by reference to Exhibit 4.2 to the Registrant's 1996 Form S-1)
4.5*              Form of Common Stock Purchase Warrant in connection with May
                  1996 short-term loan (incorporated by reference to Exhibit 4.3 to the Registrant's 1996 Form S-1)
4.6*              Form of Common Stock Purchase Warrant in connection with
                  December 1998 subordinated loan (incorporated by reference to
                  Exhibit 4.1 to the Registrant's Registration Statement on Form
                  S-3 (Registration Number 333-60591) effective on February 5,
                  1999 (the "1999 Form S-3"))
4.7*              Amended and Restated Registration Agreement dated October 19,
                  1994 between the Registrant and certain of its stockholders, and related First Amendment dated September 30, 1995 and
                  Second Amendment dated July 1, 1996 (incorporated by reference to Exhibit 4.4 to the Registrant's 1996 Form S-1)
5.1               Opinion of McDermott, Will & Emery
10.1              Indenture, dated as of November 12, 1999, among the
                  Registrant, the Guarantors named therein, and State Street
                  Bank and Trust Company, as Trustee
10.2*             Credit Agreement, dated as of November 12, 1999, by and among the Registrant, the various financial institutions from time to time parties thereto, DLJ Capital Funding, Inc., as
                  syndication agent for the financial institutions, lead
                  arranger and sole book running manager, Bank of America, N.A., as administrative agent for the financial institutions and
                  Bankers Trust Company, as documentation agent for the
                  financial institutions. (incorporated by reference to Exhibit
                  10.1 of the Registrant's Current Report on From 8-K filed
                  November 29, 1999)
10.3*             Amended and Restated Series A Convertible Preferred Stock
                  Purchase Agreement, dated September 26, 1999, between the
                  Registrant and certain investors (incorporated by reference to
                  Exhibit 10.1 of the Registrant's Current Report on Form 8-K
                  filed October 15, 1999).
10.3*             Amended and Restated Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Registrant's 1996 Form
                  S-1)
10.4*             First Amendment to Amended and Restated Incentive Compensation
                  Plan (incorporated by reference to Exhibit 10.7 to the
                  Registrant's 1999 Form S-3)
10.5*             Directors Stock Option Plan (incorporated by reference to
                  Exhibit 10.2 to the Registrant's 1996 Form S-1)
10.6*             First and Second Amendments to Directors Stock Option Plan
                  (incorporated by reference to Exhibit 10.8 to the Registrant's
                  1999 Form S-3)
10.7*             1997 Stock Option Plan (incorporated by reference to Exhibit
                  10.3 to the Registrant's Annual Report on Form 10-K for 1997)
10.8*             First Amendment to 1997 Stock Option Plan (incorporated by reference to Exhibit 10.9 to the Registrant's 1999 Form S-3)
10.9*             Industrial Building Lease, dated July 28, 1998, between Curto
                  Reynolds Oelerich, Inc. and the Registrant, relating to the
                  Registrant's lease of office and warehouse space in Lake
                  Forest, Illinois (incorporated by reference to Exhibit 10.3 of the Registrant's 1999 Form S-3)
10.10*            Joint Venture Agreement dated May 16, 1997 among the
                  Registrant, Pennoni Associates, Inc., Conopam, S.A. de C.V.
                  and Controladora Ambiental, S.A. de C.V., relating to the
                  organization of Medam, S.A. de C.V. (incorporated by reference to Exhibit 10.2 of the Registrant's 1999 S-3)
11                Statement re: Computation of Per Share Earnings
12                Statement re: Computation of Ratios
21                Subsidiaries of the Registrant
23.1              Consent of Ernst & Young LLP
23.2              Consent of Arthur Andersen LLP
23.3              Consent of McDermott, Will & Emery (filed as part of Exhibit
                  5.1)
24.1              Powers of Attorney (included on signature page)
25.1              Statement of Eligibility of Trustee on Form T-1
99.1              Letter of Transmittal
99.2              Notice of Guaranteed Delivery
99.3              Form of Letter to Clients
99.4              Form of Letter to Nominees
99.5              Form of Instruction to Registered Holder from Beneficial Owner
-------------------------
*  Previously filed

         (b) Financial Statement Schedules. All schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the applicable instructions or are inapplicable and therefore have been omitted.

Item 22. Undertakings

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lake Forest, State of Illinois, on November 30, 1999.

                                       Stericycle, Inc.

                                       By: /s/ MARK C. MILLER
                                                Mark C. Miller
                                       President and Chief Executive Officer

POWER OF ATTORNEY

         Each person whose signature appears below who is then an officer or director of the Registrant authorizes Mark C. Miller and Frank J.M. ten Brink, or either of them, with full power of substitution and resubstitution, to sign in his name and to file any amendments to this Registration Statement (including post-effective amendments) and all related documents necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, in connection with the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in this Registration Statement (as it may be so amended) as Mark C. Miller or Frank J.M. ten Brink, or either of them, may deem appropriate, and to do and perform all other related acts and things necessary to be done.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME                                                 TITLE                                       DATE
----                                                 -----                                       ----

              /s/ JACK W. SCHULER                 Chairman of the Board of Directors             November 30, 1999
------------------------------------------------
                Jack W. Schuler

               /s/ MARK C. MILLER                 President, Chief Executive Officer             November 30, 1999
------------------------------------------------  and a Director (Principal Executive
                 Mark C. Miller                   Officer)

            /s/ FRANK J.M. TEN BRINK              Vice President, and Chief  Financial           November 30, 1999
------------------------------------------------  Officer (Principal Financial
              Frank J.M. Ten Brink                and Accounting Officer)


              /s/ RICHARD T. KOGLER               Chief Operating Officer                        November 30, 1999
------------------------------------------------
                Richard T. Kogler

         /s/ ANTHONY J. TOMASELLO                 Vice President, Operations                     November 30, 1999
------------------------------------------------
                Anthony J. Tomasello

             /s/ ROD F. DAMMEYER                  Director                                       November 30, 1999
------------------------------------------------
                Rod F. Dammeyer


             /s/ PATRICK F. GRAHAM                Director                                       November 30, 1999
------------------------------------------------
               Patrick F. Graham

               /s/ JOHN PATIENCE                  Director                                       November 30, 1999
------------------------------------------------
                 John Patience

                /s/ PETER VARDY                   Director                                       November 30, 1999
------------------------------------------------
                  Peter Vardy

          /s/ L. JOHN WILKERSON, PH.D.           Director                                        November 30, 1999
------------------------------------------------
         L. John Wilkerson, PH.D.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lake Forest, State of Illinois, on November 30, 1999.

                                       Stericycle of Arkansas, Inc.

                                       By: /s/ MARK C. MILLER
                                                Mark C. Miller
                                                President


         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME                                                 TITLE                                       DATE
----                                                 -----                                       ----


               /s/ MARK C. MILLER                    President and a Director                    November 30, 1999
------------------------------------------------     (Principal Executive Officer)
                 Mark C. Miller

            /s/ FRANK J.M. TEN BRINK                 Vice President, Secretary,                  November 30, 1999
------------------------------------------------     Treasurer and a Director
              Frank J.M. Ten Brink                   (Principal Financial and
                                                     Accounting Officer)

              /s/ RICHARD T. KOGLER                  Vice President and a Director               November 30, 1999
------------------------------------------------
                Richard T. Kogler


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lake Forest, State of Illinois, on November 30, 1999.

                                       Stericycle of Washington, Inc.

                                       By: /s/ MARK C. MILLER
                                                Mark C. Miller
                                                President


         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME                                                 TITLE                                       DATE
----                                                 -----                                       ----


               /s/ MARK C. MILLER                    President and a Director                    November 30, 1999
------------------------------------------------     (Principal Executive Officer)
                 Mark C. Miller

            /s/ FRANK J.M. TEN BRINK                 Vice President, Secretary,                  November 30, 1999
------------------------------------------------     Treasurer and a Director
              Frank J.M. Ten Brink                   (Principal Financial and
                                                     Accounting Officer)

              /s/ RICHARD T. KOGLER                  Vice President and a Director               November 30, 1999
------------------------------------------------
                Richard T. Kogler


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lake Forest, State of Illinois, on November 30, 1999.

                                       SWD Acquisition Corp.

                                       By: /s/ MARK C. MILLER
                                                Mark C. Miller
                                                President


         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME                                                 TITLE                                       DATE
----                                                 -----                                       ----


               /s/ MARK C. MILLER                    President and a Director                    November 30, 1999
------------------------------------------------     (Principal Executive Officer)
                 Mark C. Miller

            /s/ FRANK J.M. TEN BRINK                 Vice President, Secretary, Treasurer        November 30, 1999
------------------------------------------------     and a Director (Principal Financial and
              Frank J.M. Ten Brink                   Accounting Officer)



              /s/ RICHARD T. KOGLER                  Vice President and a Director               November 30, 1999
------------------------------------------------
                Richard T. Kogler


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lake Forest, State of Illinois, on November 30, 1999.

                                       Environmental Control Co., Inc.

                                       By: /s/ BENNETT VELOCCI
                                                Bennett Velocci
                                                President


         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME                                                 TITLE                                       DATE
----                                                 -----                                       ----


               /s/ BENNETT VELOCCI                   President                                   November 30, 1999
------------------------------------------------     (Principal Executive Officer)
                 Bennett Velocci


               /s/ MARK C. MILLER                    Vice President and a Director               November 30, 1999
------------------------------------------------
                 Mark C. Miller

            /s/ FRANK J.M. TEN BRINK                 Vice President, Secretary, Treasurer        November 30, 1999
------------------------------------------------     and a Director (Principal Financial and
              Frank J.M. Ten Brink                   Accounting Officer)

              /s/ RICHARD T. KOGLER                  Vice President and a Director               November 30, 1999
------------------------------------------------
                Richard T. Kogler


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lake Forest, State of Illinois, on November 30, 1999.

                                       Waste Systems, Inc.

                                       By: /s/ MARK C. MILLER
                                                Mark C. Miller
                                                President


         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME                                                 TITLE                                       DATE
----                                                 -----                                       ----

               /s/ MARK C. MILLER                    President and a Director                    November 30, 1999
------------------------------------------------     (Principal Executive Officer)
                 Mark C. Miller

            /s/ FRANK J.M. TEN BRINK                 Vice President, Secretary,                  November 30, 1999
------------------------------------------------     Treasurer and a Director
              Frank J.M. Ten Brink                   (Principal Financial and
                                                     Accounting Officer)

              /s/ RICHARD T. KOGLER                  Vice President and a Director               November 30, 1999
------------------------------------------------
                Richard T. Kogler


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lake Forest, State of Illinois, on November 30, 1999.

                                       Med-Tech Environmental, Inc.

                                       By: /s/ MARK C. MILLER
                                                Mark C. Miller
                                                President


         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME                                                 TITLE                                       DATE
----                                                 -----                                       ----

               /s/ MARK C. MILLER                    President and a Director                    November 30, 1999
------------------------------------------------     (Principal Executive Officer)
                 Mark C. Miller

            /s/ FRANK J.M. TEN BRINK                 Vice President, Secretary,                  November 30, 1999
------------------------------------------------     Treasurer and a Director
              Frank J.M. Ten Brink                   (Principal Financial and
                                                     Accounting Officer)

              /s/ RICHARD T. KOGLER                  Vice President and a Director               November 30, 1999
------------------------------------------------
                Richard T. Kogler


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lake Forest, State of Illinois, on November 30, 1999.

                                      Med-Tech Environmental (MA), Inc.

                                      By: /s/ MARK C. MILLER
                                               Mark C. Miller
                                               President


         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME                                                 TITLE                                       DATE
----                                                 -----                                       ----

               /s/ MARK C. MILLER                    President and a Director                    November 30, 1999
------------------------------------------------     (Principal Executive Officer)
                 Mark C. Miller

            /s/ FRANK J.M. TEN BRINK                 Vice President, Secretary,                  November 30, 1999
------------------------------------------------     Treasurer and a Director
              Frank J.M. Ten Brink                   (Principal Financial and
                                                     Accounting Officer)

              /s/ RICHARD T. KOGLER                  Vice President and a Director               November 30, 1999
------------------------------------------------
                Richard T. Kogler


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lake Forest, State of Illinois, on November 30, 1999.

                                       Ionization Research Co., Inc.

                                       By: /s/ MARK C. MILLER
                                                Mark C. Miller
                                                President


         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME                                                 TITLE                                       DATE

               /s/ MARK C. MILLER                    President and a Director                    November 30, 1999
------------------------------------------------     (Principal Executive Officer)
                 Mark C. Miller

            /s/ FRANK J.M. TEN BRINK                 Vice President, Secretary,                  November 30, 1999
------------------------------------------------     Treasurer and a Director
              Frank J.M. Ten Brink                   (Principal Financial and
                                                     Accounting Officer)

              /s/ RICHARD T. KOGLER                  Vice President and a Director               November 30, 1999
------------------------------------------------
                Richard T. Kogler


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lake Forest, State of Illinois, on November 30, 1999.

                                       BFI Medical Waste, Inc.

                                       By: /s/ MARK C. MILLER
                                                Mark C. Miller
                                                President


         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME                                                 TITLE                                       DATE


               /s/ MARK C. MILLER                    President and a Director                    November 30, 1999
------------------------------------------------     (Principal Executive Officer)
                 Mark C. Miller

            /s/ FRANK J.M. TEN BRINK                 Vice President, Secretary,                  November 30, 1999
------------------------------------------------     Treasurer and a Director
              Frank J.M. Ten Brink                   (Principal Financial and
                                                     Accounting Officer)

              /s/ RICHARD T. KOGLER                  Vice President and a Director               November 30, 1999
------------------------------------------------
                Richard T. Kogler


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lake Forest, State of Illinois, on November 30, 1999.

                             Browning-Ferris Industries of Connecticut, Inc.

                             By: /s/ MARK C. MILLER
                                      Mark C. Miller
                                      President


         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME                                                 TITLE                                       DATE

               /s/ MARK C. MILLER                    President and a Director                    November 30, 1999
------------------------------------------------     (Principal Executive Officer)
                 Mark C. Miller

            /s/ FRANK J.M. TEN BRINK                 Vice President, Secretary,                  November 30, 1999
------------------------------------------------     Treasurer and a Director
              Frank J.M. Ten Brink                   (Principal Financial and
                                                      Accounting Officer)

              /s/ RICHARD T. KOGLER                  Vice President and a Director               November 30, 1999
------------------------------------------------
                Richard T. Kogler


                                  EXHIBIT INDEX

EXHIBIT
    NO.                                               DESCRIPTION
    ---                                               -----------

2.1*              Stock Purchase Agreement, dated as of April 14, 1999, between
                  Allied Waste Industries, Inc. and Stericycle, Inc.
                  (incorporated by reference to Exhibit 2.1 to the Registrant's
                  Current Report on Form 8-K filed April 23, 1999)
2.2*              Asset Purchase Agreement, dated as of April 14, 1999, between
                  Allied Waste Industries, Inc. and Stericycle, Inc.
                  (incorporated by reference to Exhibit 2.2 of the Registrant's
                  Current Report on Form 8-K filed April 23, 1999)
2.3*              First Amendment to Stock Purchase Agreement, dated as of
                  October 22, 1999, between Allied Waste Industries, Inc. and
                  Stericycle, Inc. (incorporated by reference to Exhibit 2.1 of the Registrant's Current Report on Form 8-K filed October 25,
                  1999)
2.4*              First Amendment to Asset Purchase Agreement, dated as of
                  October 22, 1999, between Allied Waste Industries, Inc. and
                  Stericycle, Inc. (incorporated by reference to Exhibit 2.2 of the Registrant's Current Report on From 8-K filed October 25,
                  1999)
2.5*              Second Amendment to Stock Purchase Agreement, dated as of
                  November 12, 1999, between Allied Waste Industries, Inc. and the Registrant (incorporated by reference to Exhibit 2.1 of the Registrant's Current Report on From 8-K filed November 29,
                  1999)
3.1*              Amended and Restated Certificate of Incorporation of the
                  Registrant (incorporated by reference to Exhibit 3.1 to the
                  Registrant's Registration Statement on Form S-1 (Registration
                  No. 333-05665), effective on August 22, 1996 (the "1996 Form
                  S-1"))
3.2*              First Certificate of Amendment to Amended and Restated
                  certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K filed November 29, 1999)
3.3*              Certificate of Designation Relating to the Series A
                  Convertible Preferred Stock, Par Value $.01 Per Share
                  (incorporated by reference to Exhibit 3.2 to the Registrant's
                  Current Report on Form 8-K filed November 29, 1999)
3.4*              Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's 1996 Form S-1)
4.1               Registration Rights Agreement, dated as of November 12, 1999, among Donaldson, Lufkin & Jenrette Securities Corporation,
                  Bear, Stearns & Co., Inc., Credit Suisse First Boston
                  Corporation, Warburg Dillon Read LLC, the Registrant and the
                  Guarantors named therein
4.2*              Registration Rights Agreement, dated as of November 12, 1999, between the Registrant and certain funds affiliated with Bain
                  Capital, Inc. and Madison Dearborn Partners, Inc.
                  (incorporated by reference to Exhibit 4.1 of the Registrant's
                  Current Report on Form 8-K filed November 29, 1999)
4.3*              Specimen certificate for shares of the Registrant's Common
                  Stock, par value $.01 per share (incorporated by reference to
                  Exhibit 4.1 to the Registrant's 1996 Form S-1)
4.4*              Form of Common Stock Purchase Warrant in connection with July
                  1995 line of credit (incorporated by reference to Exhibit 4.2 to the Registrant's 1996 Form S-1)
4.5*              Form of Common Stock Purchase Warrant in connection with May
                  1996 short-term loan (incorporated by reference to Exhibit 4.3 to the Registrant's 1996 Form S-1)
4.6*              Form of Common Stock Purchase Warrant in connection with
                  December 1998 subordinated loan (incorporated by reference to
                  Exhibit 4.1 to the Registrant's Registration Statement on Form
                  S-3 (Registration Number 333-60591) effective on February 5,
                  1999 (the "1999 Form S-3"))
4.7*              Amended and Restated Registration Agreement dated October 19,
                  1994 between the Registrant and certain of its stockholders, and related First Amendment dated September 30, 1995 and
                  Second Amendment dated July 1, 1996 (incorporated by reference to Exhibit 4.4 to the Registrant's 1996 Form S-1)
5.1               Opinion of McDermott, Will & Emery
10.1              Indenture, dated as of November 12, 1999, among the
                  Registrant, the Guarantors named therein, and State Street
                  Bank and Trust Company, as Trustee
10.2*             Credit Agreement, dated as of November 12, 1999, by and among the Registrant, the various financial institutions from time to time parties thereto, DLJ Capital Funding, Inc., as
                  syndication agent for the financial institutions, lead
                  arranger and sole book running manager, Bank of America, N.A., as administrative agent for the financial institutions and
                  Bankers Trust Company, as documentation agent for the
                  financial institutions. (incorporated by reference to Exhibit
                  10.1 of the Registrant's Current Report on From 8-K filed
                  November 29, 1999)
10.3*             Amended and Restated Series A Convertible Preferred Stock
                  Purchase Agreement, dated September 26, 1999, between the
                  Registrant and certain investors (incorporated by reference to
                  Exhibit 10.1 of the Registrant's Current Report on Form 8-K
                  filed October 15, 1999).
10.3*             Amended and Restated Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Registrant's 1996 Form
                  S-1)
10.4*             First Amendment to Amended and Restated Incentive Compensation
                  Plan (incorporated by reference to Exhibit 10.7 to the
                  Registrant's 1999 Form S-3)
10.5*             Directors Stock Option Plan (incorporated by reference to
                  Exhibit 10.2 to the Registrant's 1996 Form S-1)
10.6*             First and Second Amendments to Directors Stock Option Plan
                  (incorporated by reference to Exhibit 10.8 to the Registrant's
                  1999 Form S-3)
10.7*             1997 Stock Option Plan (incorporated by reference to Exhibit
                  10.3 to the Registrant's Annual Report on Form 10-K for 1997)
10.8*             First Amendment to 1997 Stock Option Plan (incorporated by reference to Exhibit 10.9 to the Registrant's 1999 Form S-3)
10.9*             Industrial Building Lease, dated July 28, 1998, between Curto
                  Reynolds Oelerich, Inc. and the Registrant, relating to the
                  Registrant's lease of office and warehouse space in Lake
                  Forest, Illinois (incorporated by reference to Exhibit 10.3 of the Registrant's 1999 Form S-3)
10.10*            Joint Venture Agreement dated May 16, 1997 among the
                  Registrant, Pennoni Associates, Inc., Conopam, S.A. de C.V.
                  and Controladora Ambiental, S.A. de C.V., relating to the
                  organization of Medam, S.A. de C.V. (incorporated by reference to Exhibit 10.2 of the Registrant's 1999 S-3)
11                Statement re: Computation of Per Share Earnings
12                Statement re: Computation of Ratios
21                Subsidiaries of the Registrant
23.1              Consent of Ernst & Young LLP
23.2              Consent of Arthur Andersen LLP
23.3              Consent of McDermott, Will & Emery (filed as part of Exhibit
                  5.1)
24.1              Powers of Attorney (included on signature page)
25.1              Statement of Eligibility of Trustee on Form T-1
99.1              Letter of Transmittal
99.2              Notice of Guaranteed Delivery
99.3              Form of Letter to Clients
99.4              Form of Letter to Nominees
99.5              Form of Instruction to Registered Holder from Beneficial Owner
-------------------------
*  Previously filed